EXECUTION VERSION

SALE AGREEMENT
entered into between
ANGLOGOLD ASHANTI LIMITED
(Registration No. 1944/017354/06)
and
HARMONY GOLD MINING COMPANY LIMITED
(Registration No. 1950/038232/06)
and
HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED
(Registration No. 2006/039120/07)
and
GOLDEN CORE TRADE AND INVEST PROPRIETARY LIMITED
(Registration No. 2019/547039/07)

law | tax | forensics | IP Edward Nathan Sonnenbergs Incorporated registration number 2006/018200/21

TABLE OF CONTENTS

Clause number and description    Page

Part A.INTERPRETATION AND CONDITIONS PRECEDENT    7
1.INTERPRETATION    7
2.CONDITIONS PRECEDENT    47
3.MERGER NOTIFICATION TO COMPETITION AUTHORITIES    49
4.SECTION 11 APPLICATION AND GENERAL CONDUCT IN RELATION TO REGULATORY ATTENDANCES    52
5.CONVEYANCER    55
6.COVALENT WATER DIRECTIVE    55
7.MATERIAL ADVERSE CHANGE    56
Part B.WW PACKAGE    58
Part B1: WW SALE AND PURCHASE OF THE SALE EQUITY (WW) AND WW MINING BUSINESS58
8.SALE AND PURCHASE OF THE SALE EQUITY (WW)    58
9.SALE AND PURCHASE OF THE WW MINING BUSINESS    59
Part B2: WW DELIVERY AND IMPLEMENTATION60
10.DELIVERY OF THE SALE EQUITY (WW)    60
11.DELIVERY OF THE WW MINING BUSINESS    64
12.GOVERNMENTAL PERMITS    94
13.EMPLOYEES (WW)    100
14.ELECTRICITY SUPPLY    104
15.WATER SUPPLY    105
Part B3: WW PURCHASE CONSIDERATION106
16.CONSIDERATION AND PAYMENT    106
17.VALUE ADDED TAX    109
18.MINERAL ROYALTY    110
Part B4: WW WARRANTIES, UNDERTAKINGS, INDEMNITIES AND LIMITATION OF LIABILITY110
19.INTERIM PERIOD    110
20.PURCHASER WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS    120

21.RELEASE FROM GUARANTEES, SURETYSHIPS AND INDEMNITIES    120
22.WARRANTIES AND UNDERTAKINGS    120
23.LIMITATION OF LIABILITY    122
24.INDEMNITIES    124
25.STEP IN RIGHTS    127
Part C.VR PACKAGE    129
Part C1: VR SALE AND PURCHASE OF THE FUSA SALE EQUITY AND VR REMAINING BUSINESS129
26.SALE AND PURCHASE OF THE FUSA SALE EQUITY    129
27.SALE AND PURCHASE OF THE VR REMAINING BUSINESS    129
Part C2: VR DELIVERY AND IMPLEMENTATION130
28.DELIVERY OF THE FUSA SALE EQUITY    130
29.DELIVERY OF THE VR REMAINING BUSINESS    135
30.GOVERNMENTAL PERMITS    163
31.EMPLOYEES (VR)    168
32.ELECTRICITY SUPPLY    172
33.WATER SUPPLY    173
Part C3: VR PURCHASE CONSIDERATION174
34.CONSIDERATION AND PAYMENT    174
35.VALUE ADDED TAX    177
36.MINERAL ROYALTY    177
Part C4: VR WARRANTIES, UNDERTAKINGS, INDEMNITIES AND LIMITATION OF LIABILITY178
37.INTERIM PERIOD    178
38.PURCHASER WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS    187
39.RELEASE FROM GUARANTEES, SURETYSHIPS AND INDEMNITIES    187
40.WARRANTIES AND UNDERTAKINGS    188
41.LIMITATION OF LIABILITY    190
42.INDEMNITIES    192
43.STEP IN RIGHTS    194
Part D.GENERAL PROVISIONS    196
44.GENERAL WARRANTIES    196

45.PAYMENTS AND INTEREST    197
46.SECTION 34 NOTICE    197
47.INDIVISIBILITY    198
48.PARENT COMPANY GUARANTEE    198
49.EXPERT DETERMINATION    199
50.BREACH AND TERMINATION    199
51.ARBITRATION    201
52.CONFIDENTIALITY    202
53.DOMICILIA CITANDI ET EXECUTANDI    204
54.GOVERNING LAW    205
55.COSTS    205
56.SEVERABILITY    205
57.WHOLE AGREEMENT, NO AMENDMENT    205
58.NO CESSION OR ASSIGNMENT    206
59.STIPULATIO ALTERI    206
60.FURTHER ASSURANCES    207
61.REMEDIES    207
62.COUNTERPARTS    207

Annexure AWarranties (WW)    212
Annexure BWarranties (VR)    247
Annexure CLimitations of Liability    280
Annexure DDisclosure Schedule (WW)    283
Annexure EDisclosure Schedule (VR)    296
Annexure FWW Mining Sale Assets    309
Annexure GVR Remaining Sale Assets    312
Annexure HSLAs (VR)    313
Annexure IContracts (WW)    314
Annexure JContracts (VR)    316
Annexure KLease Agreements (WW)    318

Annexure LLease Agreements (VR)    319
Annexure MMOD (WW)    320
Annexure NMOD (VR)    321
Annexure OTransferring Employees (WW)    322
Annexure PTransferring Employees (VR)    323
Annexure QImmoveable Properties (WW)    324
Annexure RImmoveable Properties (VR)    325
Annexure SServitudes (WW)    326
Annexure TServitudes (VR)    327
Annexure USale Liabilities (WW)    328
Annexure VSale Liabilities (VR)    330
Annexure WWW Region Plan    332
Annexure XVR Region Plan    333
Annexure YSurface Right Permits (WW)    334
Annexure ZSurface Right Permits (VR)    341
Annexure AAWW Mining Business Purchase Price    352
Annexure BBVR Remaining Business Purchase Price    353
Annexure CCTemplate Share Transfer Form    354
Annexure DDTemplate Director Resignation Letter    355
Annexure EETemplate trustee resignation letter    356
Annexure FFTemplate Board of Directors Resolution    357
Annexure GGTemplate Shareholder Resolution    360
Annexure HHTemplate Trustee Resolution    362
Annexure IIRemaining Employees (VR)    364
Annexure JJRemaining Employees (WW)    365
Annexure KKIndex of Data Room Document    366

RECORDAL
WHEREAS:

1.	All capitalised terms in this recordal shall have the meaning attributed thereto in clause 1 of the agreement which follows this recordal (the "Agreement").

2.	AngloGold’s principal operating assets in South Africa comprise of the WW Package and the VR Package.

3.
The WW Package comprises of shares in and claims against certain entities and various other businesses, assets and liabilities (further detailed in paragraphs 6 and 7 below). The primary provisions pertaining to the sale of the WW Package are set out under Part B of this Agreement.

4.
The VR Package comprises of shares in and claims against certain entities and various other businesses, assets and liabilities (further detailed in paragraphs 8 and 9 below). The primary provisions pertaining to the sale of the VR Package are set out under Part C of this Agreement.

5.	AngloGold wishes to sell the Sale Package, comprising the WW Package and the VR Package, to the Purchaser, who wishes to purchase the same, on the terms and conditions of the Agreement.
WW Package

6.	The WW Package is comprised primarily of –

6.1.	the Covalent Sale Equity;

6.2.	the AngloGold Security Services Sale Shares;

6.3.	the Masakhisane Sale Shares; and

6.4.	the WW Mining Business as a going concern.

7.
The WW Mining Business comprises the Sale Assets (WW), Sale Liabilities (WW) and Environmental Obligations (WW). In relation to the Environmental Obligations (WW), the Parties record and agree that the Environmental Obligations (WW) are not a separate and distinct existing liability, but a future unquantified cost inextricably linked with ownership of the Sale Assets (WW) and Sale Equity (WW) and therefore it would not be included in the Sale Liabilities (WW). The Parties further record and agree that, by virtue of the fact that the Purchaser is acquiring the Sale Assets (WW) and Sale Equity (WW), the Purchaser will become liable for the embedded Environmental Obligations (WW) in relation thereto in accordance with Environmental Law.

VR Package

8.	The VR Package is comprised primarily of –

8.1.	the FUSA Sale Equity; and

8.2.	the VR Remaining Business as a going concern.

9.
The VR Remaining Business comprises the Sale Assets (VR), Sale Liabilities (VR) and Environmental Obligations (VR). In relation to the Environmental Obligations (VR), the Parties record and agree that the Environmental Obligations (VR) are not a separate and distinct existing liability, but a future unquantified cost inextricably linked with ownership of the Sale Assets (VR) and FUSA Sale Equity and therefore it would not be included in the Sale Liabilities (VR). The Parties further record and agree that, by virtue of the fact that the Purchaser is acquiring the Sale Assets (VR) and FUSA Sale Equity, the Purchaser will become liable for the embedded Environmental Obligations (VR) in relation thereto in accordance with Environmental Law.

10.	Accordingly the Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto, which the Parties do in the Agreement hereunder.

WHEREBY IT IS AGREED AS FOLLOWS:

Part A.	INTERPRETATION AND CONDITIONS PRECEDENT

1.	INTERPRETATION
In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention -

1.1.	an expression which denotes -

1.1.1.	any gender includes the other genders;

1.1.2.	a natural person includes an artificial or juristic person and vice versa; and

1.1.3.	the singular includes the plural and vice versa;

1.2.
the definitional style used endeavours to use similar terminology for both of the WW Package and the VR Package, but in the case of the WW Package various defined terms incorporate the suffix "(WW)" and in the case of the VR Package various defined terms incorporate the suffix "(VR)".

1.3.	the following expressions shall bear the meanings assigned to them below and cognate expressions bear corresponding meanings -

1.3.1.
"1991 Agreement" means the agreement (included in the Data Room under folder 1.2.5.8.0.1 of the Data Room) concluded between Driefontein Consolidated Limited, Blyvooruitzicht Gold Mining Company Limited, and Western Deep Levels Limited in 1991, and as referred to in Annexure I;

1.3.2.
"Affiliate" means, in relation to any Party, any person Controlled by that Party, or which Controls that Party, or which is Controlled by a person which also Controls that Party, in each case, directly or indirectly and from time to time;

1.3.3.	"AFSA" means the Arbitration Foundation of South Africa (or its successor-in-title);

1.3.4.
"AGA Accounts" means the consolidated financial statements of AngloGold in respect of the VR Businesses, Chemwes Trust, the WW Businesses and the AngloGold Enviro Trust as at and in respect of the 1 (one) year period ended 31 December 2019, unaudited copies of which have been provided to the Purchaser;

1.3.5.	"Aggrieved Party" shall bear the meaning ascribed thereto in clause 50.1;

1.3.6.	"Agreement" means this sale agreement and includes its annexures, as amended from time to time;

1.3.7.	"AngloGold" means AngloGold Ashanti Limited (Registration No. 1944/017354/06), a limited liability public company incorporated under the laws of South Africa;

1.3.8.	"AngloGold Enviro Trust" means the AngloGold Environmental Trust registered at the Master’s Office with IT number 2191/91;

1.3.9.	"AngloGold Indemnified Persons (VR)" shall bear the meaning ascribed thereto in clause 42.1.3;

1.3.10.	"AngloGold Indemnified Persons (WW)" shall bear the meaning ascribed thereto in clause 24.1.3;

1.3.11.	"AngloGold Security Services" means AGA Security Services Proprietary Limited (Registration No. 2016/085046/07), a private company incorporated in accordance with the laws of South Africa;

1.3.12.
"AngloGold Security Services Accounts" means all of the unaudited management accounts of AngloGold Security Services for and during the financial year ended 31 December 2019, copies of which have been provided via the Data Room to the Purchaser prior to the Signature Date;

1.3.13.
"AngloGold Security Services Business" means the business operated by AngloGold Security Services as at the Closing Date being, among other things, the business of holding non-lethal weapons and armoured security vehicles which are used by AngloGold in the WW Region and the VR Region and matters related thereto;

1.3.14.	"AngloGold Security Services Sale Shares" means 1 (one) ordinary no par value share in the issued share capital of AngloGold Security Services;

1.3.15.	"Authorised Employees" shall bear the meaning ascribed thereto in clause 4.6;

1.3.16.	"Authorised Representatives (VR)" shall bear the meaning ascribed thereto in clause 29.3.7.2;

1.3.17.	"Authorised Representatives (WW)" shall bear the meaning ascribed thereto in clause 11.6.7.2;

1.3.18.	"BEE" means broad-based black economic empowerment as contemplated in the BEE Act;

1.3.19.	"BEE Act" means the South African Broad-Based Black Economic Empowerment Act, No.53 of 2003;

1.3.20.
"BEE Amendment Application" means the application in terms of section 102 of the MPRDA lodged by AngloGold at the DMRE on or about 7 March 2019, in terms of which AngloGold has applied for the Minister's consent to amend clause 17 of WW Mining Right 01 MR and WW Mining Right 11 MR to read as set out in the said application and simultaneously to discharge a directive issued in terms of section 93 of the MPRDA and dated 25 February 2019;

1.3.21.
"BEE Amendment Ministerial Consent" means the consent of the Minister in terms of section 102 of the MPRDA to amend clause 17 of WW Mining Right 01 MR and WW Mining Right 11 MR as set out in the BEE Amendment Application;

1.3.22.	"Business Day" means any day other than a Saturday, Sunday or official public holiday in South Africa;

1.3.23.	"Cash Portion (VR)" shall bear the meaning ascribed thereto in clause 34.1.1;

1.3.24.	"Cash Portion (WW)" shall bear the meaning ascribed thereto in clause 16.1.1;

1.3.25.	"CAWMS" means continuation and widow members;

1.3.26.
"CAWMS Liability" means amounts owed by AngloGold required to fund membership contributions and other liabilities in respect of CAWMS in the relevant healthcare schemes in relation to employees of the WW Businesses and/or VR Businesses, who have retired or will retire on or before the Closing Date;

1.3.27.	"Chemwes" means Chemwes Proprietary Limited (Registration No. 1964/002378/07), a private company incorporated in accordance with the laws of South Africa;

1.3.28.
"Chemwes Accounts" means all of the unaudited management accounts of Chemwes for and during the financial year ended 31 December 2019, copies of which have been provided via the Data Room to the Purchaser prior to the Signature Date;

1.3.29.
"Chemwes Business" means the business operated by Chemwes as at the Closing Date being, among other things, the business of processing of tailings storage facilities and matters related thereto in the VR Region;

1.3.30.	"Chemwes Property" means all of the immoveable property owned by Chemwes;

1.3.31.	"Chemwes Trust" means the Chemwes Rehabilitation Trust, registered at the Master’s Office with IT number 2999/97;

1.3.32.
"Chemwes Trust Money" means all money and any other assets held by the Chemwes Trust as at the Closing Date (including all interest accrued on such money during the Interim Period), the value of which amounted to approximately R89 619 474 (eighty nine million six hundred and nineteen thousand and four hundred and seventy four Rand) as at 31 December 2019;

1.3.33.
"Claim" means any claims, actions, demands, proceedings, litigation, audit, citation, summons, subpoena or investigations of any nature (whether civil, criminal, administrative, regulatory or otherwise) which may be instituted, made, threatened, established or alleged against or otherwise involving a Party;

1.3.34.	"Claim Notice" shall bear the meaning ascribed thereto in paragraph 1.1.1 of Annexure C;

1.3.35.	"Closing" means the completion of all of the matters contemplated in clauses 11, 16, 29 and 34 in accordance with this Agreement on the Closing Date;

1.3.36.	"Closing Date" means:

1.3.36.1.	if the CP Fulfilment Date is on or before the 20th (twentieth) calendar day in any calendar month, the last Business Day of such month; or

1.3.36.2.	if the CP Fulfilment Date is after the 20th (twentieth) calendar day in any calendar month, the last Business Day of the month immediately following the month in which the CP Fulfilment Date occurs, or such other date as may be agreed in writing between the Parties;

1.3.37.	"Companies Act" means the Companies Act No. 71 of 2008;

1.3.38.	"Competition Act" means the Competition Act, 1998;

1.3.39.
"Competition Authorities" means the Competition Commission established pursuant to Chapter 4, Part A of the Competition Act, the Competition Tribunal established pursuant to Chapter 4, Part B of the Competition Act or the Competition Appeal Court established pursuant to Chapter 4, Part C of the Competition Act, as the case may be;

1.3.40.	"Compliance Certificate (VR)" shall bear the meaning ascribed thereto in clause 29.3.17;

1.3.41.	"Compliance Certificate (WW)" shall bear the meaning ascribed thereto in clause 11.6.17;

1.3.42.	"Conditions Precedent" means the conditions precedent set out in clauses 2.1.1 to 2.1.7 (inclusive);

1.3.43.	"Confidential Contracts (VR)" shall bear the meaning ascribed thereto in clause 37.5.4;

1.3.44.	"Confidential Contracts (WW)" shall bear the meaning ascribed thereto in clause 19.5.4;

1.3.45.	"Consenting Parties (VR)" shall bear the meaning ascribed thereto in clause 29.1.1.3;

1.3.46.	"Consenting Parties (WW)" shall bear the meaning ascribed thereto in clause 11.1.1.3;

1.3.47.
"Consolidation Application" means the application in terms of section 102 of the MPRDA to be lodged by the WW Purchaser at the DMRE in accordance with clause 4.9 in terms of which the WW Purchaser applies for the Minister's consent to amend WW Mining Right 01 MR in order inter alia to incorporate the WW Mining Right 11 MR into WW Mining Right 01 MR together with such consequential and other amendments, as the WW Purchaser may require to the relevant social and labour plans; mining work programmes and environmental management programme;

1.3.48.
"Consolidation Application Ministerial Consent" means the consent of the Minister granted in terms of section 102 of the MPRDA to amend WW Mining Right 01 MR in accordance with the Consolidation Application;

1.3.49.
"Consumable Stores (VR)" means: (a) the consumable stores dedicated to the VR Remaining Sale Assets as listed in folder 1.3.10.6.0.1/2 of the Data Room; and (b) all other consumable stores related to the VR Remaining Sale Assets and/or VR Remaining Business as at the Closing Date, all of which are located on the Consumable Stores Sites (VR);

1.3.50.
"Consumable Stores (WW)" means: (a) the consumable stores dedicated to the WW Mining Sale Assets as listed in folder 1.2.10.5.0.1 of the Data Room; and (b) all other consumable stores related to the WW Mining Sale Assets and/or the WW Mining Business as at the Closing Date, all of which are located on areas of the Immoveable Properties (WW);

1.3.51.
"Consumable Stores Sites (VR)" means, in respect of the Consumable Stores (VR), those areas in the Kopanang Gold Plant located on the VMR Portions in which the Consumable Stores (VR) in question are situated;

1.3.52.
"Contracts (VR)" means, collectively: (a) the contracts listed in Annexure J; the (b) Lease Agreements (VR); and (c) the contracts (and any rights and obligations contained therein) determined in accordance with clause 37.5 to be ceded, assigned, delegated or otherwise transferred to Harmony Moab (in whole or in part);

1.3.53.
"Contracts (WW)" means, collectively: (a) the contracts listed in Annexure I; (b) the Lease Agreements (WW); and (c) the contracts (and any rights and obligations contained therein) determined in accordance with clause 19.5 to be ceded, assigned, delegated or otherwise transferred to the WW Purchaser (in whole or in part);

1.3.54.	"Control" has the meaning given to it in section 2(2) of the Companies Act and "Controlling" and "Controlled" shall be construed accordingly;

1.3.55.
"Conveyancer" means Norton Rose Fulbright South Africa Inc. and/or such other conveyancers as may be appointed by AngloGold from time to time with the prior written consent of Harmony (acting reasonably);

1.3.56.	"COP" means AngloGold's code of practice in relation to mine residue management as listed in folders 1.2.2.7.1, 1.3.2.7.1 and 1.3.2.7.2 of the Data Room;

1.3.57.	"Covalent" means Covalent Water Company Proprietary Limited (Registration No. 2014/039793/07), a company incorporated in accordance with the laws of South Africa;

1.3.58.
"Covalent Accounts" means all of the unaudited management accounts of Covalent for and during the financial year ended 31 December 2019, copies of which have been provided via the Data Room to the Purchaser prior to the Signature Date;

1.3.59.	"Covalent Business" means the business operated by Covalent as at the Closing Date being, among other things, the business of water pumping activities and matters related thereto;

1.3.60.	"Covalent Indemnified Liability Loss" shall bear the meaning ascribed thereto in clause 24.3.1;

1.3.61.	"Covalent Sale Claims" means 100% (one hundred percent) of AngloGold's claims on loan account against Covalent as at the Closing Date;

1.3.62.	"Covalent Sale Equity" means, collectively, the Covalent Sale Claims and the Covalent Sale Shares;

1.3.63.	"Covalent Sale Shares" means 25 (twenty five) ordinary no par value shares in the issued share capital of Covalent;

1.3.64.
"Covalent Water Directive" means the directive dated 25 November 2014, issued to AngloGold and Covalent by the Acting Provincial Head: Gauteng in terms of section 19 and 20 of the NWA in regard to the dewatering and discharge of water in the Blyvooruitzicht mine shafts 4 and 6;

1.3.65.	"CP Fulfilment Date " means the date on which all of the Conditions Precedent have been fulfilled, or waived, as the case may be;

1.3.66.
"Critical Spares (VR)" means (a) all critical spares dedicated to the VR Remaining Sale Assets, as listed in folder 1.3.2.4.5.0.3 of the Data Room and (b) all other critical spares related to the VR Remaining Sale Assets and/or VR Remaining Business as at the Closing Date, all of which are located on the Critical Spares Sites (VR);

1.3.67.
"Critical Spares (WW)" means (a) all critical spares dedicated to the WW Mining Sale Assets, as listed in folder 1.2.2.4.5.0.3 of the Data Room and (b) all other critical spares related to the WW Mining Sale Assets and/or the WW Mining Business as at the Closing Date, all of which are located on areas of the Immoveable Properties (WW);

1.3.68.
"Critical Spares Sites (VR)" means, in respect of the Critical Spares (VR), those areas situated in the Kopanang Gold Plant located on the VMR Portions in which the Critical Spares (VR) in question are situated;

1.3.69.
"Data Room" means: (a) the electronic data rooms compiled by AngloGold and hosted by: (i) CapLinked Inc. via their website address https://secure.caplinked.com/workspaces/project-prism; and (ii) FileZilla via their website address http://www.filezilla@anglogoldashanti.com (Project Prism folder); and (b) the physical data room, access to which was made available to the Purchasers at 76 Rahima Moose Street, Newtown, Johannesburg, the index of which is uploaded under folders 1.2.9.1.0.1, 1.2.9.1.0.2, 1.3.9.1.0.1, 1.3.9.1.0.2 and 1.3.9.1.0.3, for the purposes of the Due Diligence Investigation, containing the Data Room Documents;

1.3.70.	"Data Room Documents" means the documents in the Data Room as at 05:00 (South African time) on 12 February 2020, an index of which is set out in Annexure KK;

1.3.71.	"Deeds Registry" means the public office responsible for the registration, management and maintenance of the property registry of South Africa;

1.3.72.	"Defaulting Party" shall bear the meaning ascribed thereto in clause 50.1;

1.3.73.
"Designated Party" means: any person or organization (a) whose name is specified in, or a list issued pursuant to, any resolution or legislation of the United Nations, South Africa, United Kingdom or United States relating to the designation of a person as a terrorist or terrorist organisation or blocking any assets of such person; (b) in respect of whom a party to this Agreement has received notice that all financial transactions involving the assets of such person have been, or are to be, blocked under legal authority; or (c) who is or was convicted, found guilty or against whom a judgment or order was entered in a court of competent jurisdiction in any proceedings for violating bribery, money laundering or terrorist financing laws;

1.3.74.	"DG Valuation (VR)" has the meaning set out in clause 34.3.1;

1.3.75.	"DG Valuation (WW)" has the meaning set out in clause 16.3.1;

1.3.76.	"Director General" has the meaning set out in clause 16.3.1;

1.3.77.	"Disclosure Schedule (VR)" means the disclosure schedule set out in Annexure E hereto;

1.3.78.	"Disclosure Schedule (WW)" means the disclosure schedule set out in Annexure D hereto;

1.3.79.
"Dispose" means sell, transfer, assign, cede, make over, give, donate, exchange, dispose of, unbundle, distribute or otherwise alienate or agree to do any of the aforegoing, and "Disposal" shall be construed accordingly;

1.3.80.	"Disputed Claim" shall bear the meaning ascribed thereto in paragraph 1.2 of Annexure C;

1.3.81.	"DMRE" means the South African Department of Mineral Resources and Energy;

1.3.82.	"Dollars" means USD;

1.3.83.	"Due Diligence Investigation" means the due diligence investigation conducted in respect of the Sale Package by the Purchaser and/or the Purchaser's Representative;

1.3.84.	"DWS" means the South African Department of Water, Sanitation and Human Settlements;

1.3.85.	"EIA Regulations" means the Environmental Impact Assessment Regulations, 2014 published under Government Notice No 982 in Gazette No 3822 of 4

December 2014 (as amended) and the National Environmental Management Act, 1998;

1.3.86.
"Encumbrance" means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, suretyship, cession in security, assignment, notarial bond, encumbrance, pledge, right of first refusal or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

1.3.87.	"ENSafrica" means Edward Nathan Sonnenbergs Inc. (Registration No. 2006/018200/21), a law firm conducting business as such in South Africa;

1.3.88.	"Environment" means the environment as defined in section 1 of NEMA and the term "Environmental" and other cognate terms shall be construed accordingly;

1.3.89.
"Environmental Approvals (VR)" means registrations, licences, permits, authorisations, exemptions, permissions, directives, entitlements, consents, waivers and approvals issued by any Environmental Authority pursuant to any Environmental Laws (including environmental authorisations and environmental management programmes) with respect to the VR Remaining Business, FUSA, MWS and Chemwes, including all amendments, variations, modifications or transfers relating thereto from time to time;

1.3.90.
"Environmental Approvals (WW)" means registrations, licences, permits, authorisations, exemptions, permissions, directives, entitlements, consents, waivers and approvals issued by any Environmental Authority pursuant to any Environmental Laws (including environmental authorisations and environmental management programmes) with respect to the WW Mining Business and Covalent, including all amendments, variations, modifications or transfers relating thereto from time to time;

1.3.91.
"Environmental Authority" means any legal person or body of persons (including any Governmental Entity or court or tribunal) having jurisdiction to determine any matter arising under Environmental Laws and/or relating to the Environment;

1.3.92.	"Environmental Indemnified Liability Loss (VR)" shall bear the meaning ascribed thereto in clause 42.1.3;

1.3.93.	"Environmental Indemnified Liability Loss (WW)" shall bear the meaning ascribed thereto in clause 24.1.3;

1.3.94.
"Environmental Laws" means all applicable Laws (including general remedies under the common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions whose purpose is:

1.3.94.1.	to protect, or prevent pollution of, or to remedy damage to, the Environment;

1.3.94.2.	to protect or prevent or compensate harm to human health and safety;

1.3.94.3.	to regulate emissions, discharges or releases of Hazardous Substances into the Environment; or

1.3.94.4.	to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder for such purposes to the extent that the same have force of law;

1.3.95.
"Environmental Obligations (VR)" means all past, present and future embedded Environmental obligations and liabilities of AngloGold, under Environmental Laws relating to the VR Package, whether caused by AngloGold or not and whether known or unknown, including (without limitation) obligations and liabilities of AngloGold relating to such VR Package:

1.3.95.1.
under, in relation to or arising as a consequence of negligence or breach of or liability under Environmental Law, including without limitation all such obligations and liabilities in respect of the rehabilitation of the VR Region (notwithstanding the transfer, cession or delegation from AngloGold to, or appropriation by, the Purchaser of any prescribed financial provision made for the rehabilitation and remediation of any Environmental impacts), including without limitation any and all claims against AngloGold in respect of non-point sources of significant contamination as a result of transboundary migration of significant contamination from the VR Region;

1.3.95.2.
involving any Hazardous Substance, damage or harm to the Environment (irrespective of whether it is actual, latent or residual or whether it arises or is likely to arise at a different time from the actual activity that causes the contamination or whether it arises through an act or activity of any person that results in a change to the pre-existing contamination), site assessment or characterisation, remediation (including operation and maintenance), mine closure, treatment, containment, mitigation, removal, monitoring, assessing, resource damage, harm to a resource, enforcement proceedings, directives, compliance notices, other remediation or administrative orders, citizen suits, property damage, economic loss, personal injury or death of any employee or other individual, occupational or other exposure or actions whether claimed or instituted by one or more private parties (including the Parties hereto) or Governmental Entities);

1.3.95.3.
in relation to the management, pumping and treatment of water in the VR Region, including AngloGold’s obligations arising from any directive issued by the DWS in respect of water pumping costs in the VR Region;

1.3.95.4.	relating to Environmentally related impacts on human health, and/or all Taxes in relation to the aforegoing;

1.3.96.
"Environmental Obligations (WW)" means all past, present and future embedded Environmental obligations and liabilities of AngloGold, under Environmental Laws relating to the WW Package, whether caused by AngloGold or not and whether known or unknown, including (without limitation) any obligations and liabilities of AngloGold relating to such WW Package:

1.3.96.1.
under, in relation to or arising as a consequence of negligence or breach of or liability under Environmental Law, including without limitation all such obligations and liabilities in respect of the rehabilitation of the WW Region (notwithstanding the transfer, cession or delegation from AngloGold to, or appropriation by, the Purchaser of any prescribed financial provision made for the rehabilitation and remediation of any Environmental impacts), including without limitation any and all claims against AngloGold in respect of non-point sources of significant contamination as a result of transboundary migration of significant contamination from the WW Region;

1.3.96.2.
involving any Hazardous Substance, damage or harm to the Environment (irrespective of whether it is actual, latent or residual or whether it arises or is likely to arise at a different time from the actual activity that causes the contamination or whether it arises through an act or activity of any person that results in a change to the pre-existing contamination), site assessment or characterisation, remediation (including operation and maintenance), mine closure, treatment, containment, mitigation, removal, monitoring, assessing, resource damage, harm to a resource, enforcement proceedings, directives, compliance notices, other remediation or administrative orders, citizen suits, property damage, economic loss, personal injury or death of any employee or other individual, occupational or other exposure or actions whether claimed or instituted by one or more private parties (including the Parties hereto) or Governmental Entities);

1.3.96.3.
in relation to the management, pumping and treatment of water in the WW Region, including AngloGold’s obligations arising from any directive issued by the DWS (including the Covalent Water Directive) in respect of water pumping costs in the WW Region;

1.3.96.4.	relating to Environmentally related impacts on human health, and/or all Taxes in relation to the aforegoing;

1.3.97.	"Eskom" means Eskom Holdings SOC (Registration No. 2002/015527/30), a limited liability public company incorporated under the laws of South Africa;

1.3.98.	"Eskom Agreements" means:

1.3.98.1.
in relation to the VR Package: (a) the electricity supply agreement dated 4 November 1994 entered into between AngloGold and Eskom; and (b) the electricity supply agreement dated 28 February 2018 entered into between AngloGold and Eskom;; and

1.3.98.2.	in relation to the WW Package, the electricity supply agreement dated 6 August 2007 entered into between AngloGold and Eskom;;

1.3.99.	"Exchange Control Regulations" means the Exchange Control Regulations, 1961, as amended (including any applicable directive and rulings of the FSD and the National Treasury of South Africa);

1.3.100.
"Excluded Accounts Payable" means all claims by trade creditors of the VR Remaining Business and/or the WW Mining Business against AngloGold as at the Closing Date relating to the period prior to the Closing Date;

1.3.101.	"Excluded Liabilities" means:

1.3.101.1.	the Excluded Accounts Payable;

1.3.101.2.
all Tax obligations and liabilities of AngloGold or any of its Affiliates (excluding the Transferring Affiliates) relating to any of the VR Remaining Business and/or WW Mining Business which arise or are incurred as a result of any matter occurring on or prior to the Closing Date;

1.3.101.3.
all liabilities and obligations arising from, or relating to, any share or security related options or plans, share appreciation rights, performance share rights, retention bonus arrangements, or similar type incentive arrangements or benefits to which any employee of AngloGold or any of its Affiliates is a party or which is otherwise held by or owing to any such employees at any time on or prior to the Closing Date;

1.3.101.4.
all liabilities and obligations (including any related severance payment obligations) arising from, or relating to, any retrenchments or dismissals of employees of AngloGold on or prior to the Closing Date;

1.3.101.5.
all assessment rates, taxes, levies, endowments and/or other municipal charges payable by AngloGold to the relevant local authority or council in connection with either the VR Region and/or WW Region, and all charges and fees payable to the relevant local authority or council for electricity, water, gas, refuse removal, sanitation and domestic and industrial effluent, or any of them, consumed in or at the VR Region and/or WW Region, in each case arising on or prior to the Closing Date;

1.3.101.6.
all liabilities and obligations arising from, or relating to, any debt, borrowing, lending or other financing facilities or commitments to which AngloGold or any of its Affiliates (excluding the FUSA Sale Claims and the Covalent Sale Claims) is a party or otherwise bound, including under or relating to the RCF Agreements;

1.3.101.7.	all liabilities and obligations arising from, or relating to, the CAWMS Liability; and

1.3.101.8.	all liabilities for which AngloGold is liable under the Silicosis Class Action Settlement Agreement;

1.3.102.	"Excluded Matter" means any one or more of the following:

1.3.102.1.	the entering into, compliance with or implementation of this Agreement;

1.3.102.2.	any act or omission of any member of the Group at the written request or with the written consent of the Purchaser;

1.3.102.3.	the Purchaser's failure to enter into an electricity and/or water supply agreement;

1.3.102.4.	any act or omission by the Purchaser;

1.3.102.5.	the operational performance of the Sale Package;

1.3.102.6.	any political event, circumstances, facts or matters;

1.3.102.7.	the effect of any change in:

1.3.102.7.1.
South African or international economic conditions (including specifically metal prices and exchange rates), credit markets, capital markets, macroeconomic factors, interest rates or financial markets in general;

1.3.102.7.2.	South African political environment;

1.3.102.7.3.	Laws (including without limitation any changes to the MPRDA);

1.3.102.7.4.	the Mining Charter;

1.3.102.8.	any war, act of terrorism, civil unrest or similar event which affects the Sale Package;

1.3.102.9.	any effect, circumstances or matters arising or resulting from any act performed or procured in terms of any one or more of the following:

1.3.102.9.1.	service delivery protests;

1.3.102.9.2.	community embargo/s; and/or

1.3.102.9.3.	illegal mining; and

1.3.102.10.
any effect, circumstances, facts or matters arising or resulting from any condition or restriction imposed by any Governmental Entity for the purpose of implementing any of the transactions set out in this Agreement;

1.3.103.	"Expert" means a person appointed in accordance with the provisions of clause 49;

1.3.104.	"FSD" means the Financial Surveillance Department of the South African Reserve Bank, responsible for the administration of exchange control on behalf of the

Minister of Finance or an officer of the National Treasury of South Africa who, by virtue of the division of work in the National Treasury of South Africa, deals with the matter on the authority of the Minister of Finance;

1.3.105.	"FUSA" means First Uranium Proprietary Limited (Registration No. 2005/033680/07), a private company incorporated under the laws of South Africa;

1.3.106.
"FUSA Accounts" means all of the unaudited management accounts of FUSA for and during the financial year ended 31 December 2019, copies of which have been provided via the Data Room to the Purchaser prior to the Signature Date;

1.3.107.	"FUSA Business" means the business operated by FUSA as at the Closing Date being, among other things, the business of an investment holding company and matters related thereto;

1.3.108.	"FUSA Sale Claims" means 100% (one hundred percent) of AngloGold's claims on loan account against each of FUSA, MWS and Chemwes, as at the Closing Date;

1.3.109.	"FUSA Sale Equity" means, collectively, the FUSA Sale Claims and the FUSA Sale Shares;

1.3.110.	"FUSA Sale Shares" means 1 633 (one thousand six hundred and thirty three) ordinary shares having a par value of R 1 (one Rand) per share in the issued share capital of FUSA;

1.3.111.
"Gold In Process (VR)" means, in relation to the Kopanang Gold Plant and the MWS Plant, the gold in process as at the Closing Date relating to the Kopanang Gold Plant and the MWS Plant and includes all material in such plants that can still be converted to gold that can be sold, which includes the gold associated with:

1.3.111.1.	the ore in the silos;

1.3.111.2.	the slime in the thickeners;

1.3.111.3.	the pulp in the leach and CIP (carbon in pulp) circuits; and

1.3.111.4.	carbon in the CIP (carbon in pulp) and elution circuits;

1.3.112.
"Gold In Process (WW)" means, in relation to the Mponeng Mine, WW Gold Plant and the Savuka Gold Plant, the gold in process as at the Closing Date relating to the Mponeng Mine, the WW Gold Plant and the Savuka Gold Plant and includes all material in the Mponeng Mine, the WW Gold Plant and the Savuka Gold Plant

that can still be converted to gold that can be sold, which includes the gold associated with:

1.3.112.1.	the broken ore underground that is still to be hoisted to surface;

1.3.112.2.	the ore in the silos;

1.3.112.3.	the slime in the thickeners;

1.3.112.4.	the pulp in the leach and CIP (carbon in pulp) circuits; and

1.3.112.5.	carbon in the CIP (carbon in pulp) and elution circuits;

1.3.113.
"Gold In Lock Up (VR)" means, in relation to the Kopanang Gold Plant and the MWS Plant the gold that, as at the Closing Date, can be recovered after the end of operations of the Kopanang Gold Plant and the MWS Plant and when such plants are demolished;

1.3.114.
"Gold In Lock Up (WW)" means, in relation to the WW Gold Plant and the Savuka Gold Plant the gold that, as at the Closing Date, can be recovered after the WW Mines life of mine when the WW Gold Plant and the Savuka Gold Plant are demolished;

1.3.115.
"Governmental Approval" means, as applicable, registrations, licenses, permits, authorisations, exemptions, waivers, permissions, directives, entitlements, consents and approvals from any Governmental Entity, including Environmental Approvals;

1.3.116.
"Governmental Entity" means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), or any governmental department, or any agency, regulator, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority or function;

1.3.117.	"Government Official" means:

1.3.117.1.
any official, officer, employee, director, principal, consultant, agent or representative of any government, ministry, body, department, agency, instrumentality or part thereof, any public international organisation (including the United Nations, the International Monetary Fund, the International Finance Corporation and the World Bank), any state-

owned or state-controlled entity, agency or enterprise, or of any political party;

1.3.117.2.	any person acting in an official capacity or exercising a public function for and on behalf of any of the foregoing;

1.3.117.3.	any candidate for political office; and

1.3.117.4.	where the UK Bribery Act 2010 applies, shall include foreign public officials as defined in sections 6(5) and 6(6) of the UK Bribery Act 2010;

1.3.118.	"Group" means AngloGold and its Subsidiaries;

1.3.119.	"Harmony" means Harmony Gold Mining Company Limited (Registration No. 1950/038232/06), a public company incorporated under the laws of South Africa;

1.3.120.
"Harmony Moab" means Harmony Moab Khotsong Operations Proprietary Limited (Registration No. 2006/039120/07) (previously named Coreland Property Investment Company Proprietary Limited), a private company incorporated under the laws of South Africa;

1.3.121.	"Harmony Sale Agreement" means the agreement entered into between AngloGold, Harmony and Harmony Moab on or about 18 October 2017, as amended from time to time;

1.3.122.	"Harmony Servitudes" shall bear the meaning ascribed thereto in clause 29.3.20.1;

1.3.123.
"Hazardous Substances" means any wastes, pollutants, contaminants and any other natural, radioactive or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment;

1.3.124.	"Hotel School Deed of Donation" shall bear the meaning ascribed thereto in clause 29.3.22.1;

1.3.125.	"Hotel School Properties" shall bear the meaning ascribed thereto in clause 29.3.22.1;

1.3.126.
"IFRS" means the International Financial Reporting Standards formulated by the International Accounting Standards Board for the preparation of financial statements, together with any authoritative interpretations issued by the International Financial Reporting Interpretations Committee;

1.3.127.	"Immoveable Property Period (VR)" shall bear the meaning ascribed thereto in clause 29.3.3;

1.3.128.	"Immoveable Property Period (WW)" shall bear the meaning ascribed thereto in clause 11.6.3;

1.3.129.	"Immoveable Properties (VR)" means the properties listed in Annexure R;

1.3.130.	"Immoveable Properties (WW)" means the properties listed in Annexure Q;

1.3.131.	"Income Tax Act" means the Income Tax Act, No. 58 of 1962;

1.3.132.	"Independent Valuer" has the meaning set out in clause 16.3.3;

1.3.133.	"Indemnified Claim (VR)" shall bear the meaning ascribed thereto in clause 43.1;

1.3.134.	"Indemnified Claim (WW)" shall bear the meaning ascribed thereto in clause 25.1;

1.3.135.	"Indemnified Liability Loss (VR)" shall bear the meaning ascribed thereto in clause 42.2.1;

1.3.136.	"Indemnified Liability Loss (WW)" shall bear the meaning ascribed thereto in clause 24.2.1;

1.3.137.	"Indemnified Party (VR)" shall bear the meaning ascribed thereto in clause 43.1;

1.3.138.	"Indemnified Party (WW)" shall bear the meaning ascribed thereto in clause 25.1;

1.3.139.	"Indemnifying Party (VR)" shall bear the meaning ascribed thereto in clause 43.1;

1.3.140.	"Indemnifying Party (WW)" shall bear the meaning ascribed thereto in clause 25.1;

1.3.141.	"Information Requests (VR)" shall bear the meaning ascribed thereto in clause 37.8.9;

1.3.142.	"Information Requests (WW)" shall bear the meaning ascribed thereto in clause 19.7.9;

1.3.143.	"Infrastructure (VR)" shall bear the meaning ascribed thereto in paragraph 1 of Annexure G;

1.3.144.	"Infrastructure (WW)" shall bear the meaning ascribed thereto in paragraph 4 of Annexure F;

1.3.145.	"Infrastructure Period (VR)" shall bear the meaning ascribed thereto in clause 29.3.4.1;

1.3.146.	"Infrastructure Period (WW)" shall bear the meaning ascribed thereto in clause 11.6.4.1;

1.3.147.	"Insolvency Act" means the Insolvency Act No. 24 of 1936;

1.3.148.	"Integration Meeting (VR)" shall bear the meaning ascribed thereto in clause 37.8.4;

1.3.149.	"Integration Meeting (WW)" shall bear the meaning ascribed thereto in clause 19.7.4

1.3.150.	"Integration Work Stream (VR)" shall bear the meaning ascribed thereto in clause 37.8.4;

1.3.151.	"Integration Work Stream (WW)" shall bear the meaning ascribed thereto in clause 19.7.4

1.3.152.	"Interim Payment Arrangement" shall bear the meaning ascribed thereto in clause 11.6.21.5;

1.3.153.	"Interim Period" means the period commencing on the Signature Date and ending on the Closing Date (both dates inclusive);

1.3.154.	"Interim Period Contracts (VR)" shall bear the meaning ascribed thereto in clause 37.5.2;

1.3.155.	"Interim Period Contracts (WW)" shall bear the meaning ascribed thereto in clause 19.5.2;

1.3.156.	"Interim Period Undertakings" means the undertakings and obligations of AngloGold contained in clauses 19.1.1 to 19.1.24 (both inclusive) and 37.1.1 to 37.1.24 (both inclusive);

1.3.157.	"Kopanang Gold Plant" shall bear the meaning ascribed thereto in paragraph 2 of Annexure G;

1.3.158.	"Kopanang Gold Plant Servitude" shall bear the meaning ascribed thereto in clause 29.4.3;

1.3.159.
"Law" means any law (including all statutes and subordinated legislation), constitution, treaty, regulation, rule, directive, rulings, standards, ordinance, by-laws, principle of common law, order or decree of any Governmental Entity

(including any judicial or administrative interpretation thereof) in force, and having the force of law, from time to time;

1.3.160.	"Lease Agreements (VR)" means the lease agreements listed in Annexure L;

1.3.161.	"Lease Agreements (WW)" means the lease agreements listed in Annexure K;

1.3.162.	"Long Stop Date" means 30 September 2020, as may be extended in accordance with clause 2.7;

1.3.163.
"Losses" means all losses, liabilities (including contingent liabilities), costs (including reasonable legal costs and experts', advisers’ and consultants' reasonable fees and expenses), charges, expenses, claims, fees, fines, penalties, damages, demands, reasonable amounts paid in settlement, and Taxes, in each case excluding all indirect, special or consequential losses;

1.3.164.	"LRA" means the Labour Relations Act No. 66 of 1995;

1.3.165.	"MAC Notice" shall bear the meaning ascribed thereto in clause 7.1;

1.3.166.	"MAC Termination Notice" shall bear the meaning ascribed thereto in clause 7.3;

1.3.167.	"Masakhisane" means Masakhisane Investment Proprietary Limited (Registration No. 1998/002655/07), a private company incorporated in accordance with the laws of South Africa;

1.3.168.
"Masakhisane Accounts" means all of the unaudited management accounts of Masakhisane for and during the financial year ended 31 December 2019, copies of which have been provided via the Data Room to the Purchaser prior to the Signature Date;

1.3.169.
"Masakhisane Business" means the business operated by Masakhisane as at the Closing Date being, among other things, the business of investing in small and medium enterprises and matters related thereto;

1.3.170.	"Masakhisane Sale Shares" means 100 (one hundred) ordinary shares with a par value of R1 (one Rand) per share in the issued share capital of Masakhisane;

1.3.171.	"Master’s Office" means the relevant office of the Master of the High Court of South Africa;

1.3.172.
"Material Adverse Change" means any adverse event (including, without limitation, a fire, a seismic event and/or any event that materially affects the ability to use any mine shaft or any of the Tailings Storage Facilities (WW) or Tailings Storage Facilities (VR)), circumstance, effect, occurrence or state of affairs (the

"Event") (other than to the extent caused by or resulting from any Excluded Matter), occurring during the Interim Period, which upon the occurrence thereof will, or is reasonably likely to, at any time on or after the Closing Date:

1.3.172.1.	permanently prevent access to the 123 level and/or 126 level production area of the Mponeng Mine;

1.3.172.2.
result in a loss of gold production of 20% (twenty percent) or more over a period of 12 (twelve) months, measured against AngloGold's aggregate forecasted gold production, in respect of the VR Businesses and the WW Businesses, for such 12 (twelve) month period as declared in AngloGold's business plan which may be in force at the time of the relevant Event;

1.3.172.3.
result in the Purchasers (individually or collectively in aggregate) incurring direct capital costs, in respect of the VR Businesses and/or the WW Businesses, in excess of USD60 000 000 (sixty million Dollars) (such excess hereinafter being the "Excess Amount") to remedy any deficiencies caused by the relevant Event, provided that in such instances:

1.3.172.3.1.
AngloGold shall have the option to provide the relevant Purchaser/s with the Excess Amount, which option may be exercised by AngloGold within 20 (twenty) Business Days after the relevant Event (or, if the relevant Event occurs within 20 (twenty) Business Days before the Closing Date, then within 2 (two) Business Days before the Closing Date) by providing the relevant Purchaser/s with written notice of its intention to provide the Excess Amount, in which case, AngloGold shall promptly, upon written demand by the relevant Purchaser/s from time to time, make payment of the Excess Amount as and when it falls due for payment; and

1.3.172.3.2.	if AngloGold has made payment of the Excess Amount and if:

1.3.172.3.2.1.	any of the Purchasers receives the benefit of any amount in terms of any insurance contract in respect of such Event, the relevant Purchaser must promptly reimburse AngloGold for all amounts paid by AngloGold to the relevant Purchaser up to (and capped at) an amount equal to the Excess Amount from the proceeds it receives in respect of such insurance contract in relation to the relevant Event. In this regard, the relevant Purchaser undertakes to use all reasonable endeavours to lodge and procure a claim from its insurer in respect of such Event and to keep AngloGold informed of the progress in relation to such claim;

1.3.172.3.2.2.
AngloGold receives the benefit of any amount in terms of any insurance contract in respect of such Event, AngloGold shall promptly provide the Purchaser with all amounts in excess of the Excess Amount (and capped at the direct capital costs incurred by the Purchaser to remedy any deficiencies caused by the relevant Event less the Excess Amount already paid by AngloGold) from the proceeds it receives in respect of any insurance contract in relation to such Event;

1.3.172.4.	result in a reduction of the outstanding unutilised tailings storage capacity (as measured as at the Signature Date) in respect of:

1.3.172.4.1.
the following Tailings Storage Facilities (WW): the tailings storage facilities known as New North TSF and/or Mponeng TSF respectively, such that the aggregate outstanding unutilised tailings storage capacity (as measured as at the Signature Date) of the 2 (two) aforesaid Tailings Storage Facilities (WW) decreases by 20% (twenty percent) or more; and/or

1.3.172.4.2.
the Kareerand Tailings Storage Facility, such that the outstanding unutilised tailings storage capacity (as measured as at the Signature Date) of such Kareerand Tailings Storage Facility decreases by 20% (twenty percent) or more, provided that the following shall be deemed to be an "Event", namely a collapse or any failure or rupture of (a) any of the following Tailings Storage Facilities (WW), namely the tailings storage facilities known as New North TSF and/or Mponeng TSF respectively; and/or (b) the Kareerand Tailings Storage Facility, if it meets the requirements of one or more of clauses 1.3.172.1 to 1.3.172.3 (inclusive) above;

1.3.173.	"Matlosana Municipality" shall bear the meaning ascribed thereto in clause 29.3.25.1;

1.3.174.	"Merafong Municipality" shall bear the meaning ascribed thereto in clause 11.6.21.1.1;

1.3.175.	"Merafong Trust Money" shall bear the meaning ascribed thereto in clause 11.6.21.5.2;

1.3.176.	"Merger Notification" shall bear the meaning ascribed thereto in clause 3.1;

1.3.177.	"Mineral and Petroleum Resources Royalty Act" means the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008;

1.3.178.
"Mining Charter" means the Broad-Based Black Socio-Economic Empowerment Charter for the South African Mining and Minerals Industry, 2004 read with the Amendment of the Broad-Based Socio-Economic Empowerment Charter for the South African Mining and Minerals Industry, 2010 and the Broad-Based Black Socio-Economic Empowerment Charter for the South African Mining and Minerals Industry 2018 gazetted by the Minister on 27 September 2018 under Gazette No. 41934 and all and any codes, documentation and/or guidelines related thereto;

1.3.179.	"Mining Titles Office" means the Mineral and Petroleum Titles Registration Office contemplated in section 2 of the MTRA;

1.3.180.	"Minister" means the Minister of Mineral Resources and Energy, and includes any person to whom the Minister has delegated powers and functions in terms of section 103 of the MPRDA;

1.3.181.	"MOD (VR)" means the marginal ore dumps situated on the MOD Sites (VR) labelled MOD 1, MOD 2 pre-sinking, MOD 3, MOD 3 pre-sinking, MOD 4, MOD

4 pre-sinking, MOD 5, MOD 5 pre-sinking, Harties 2 MOD, Harties 2 pre-sinking, Harties 7 MOD, Harties 7 pre-sinking, and Buffels MODs in Annexure N;

1.3.182.	"MOD (WW)" means the marginal ore dumps situated on the MOD Sites (WW) labelled Savuka MOD, TauTona pre-sinking and Mponeng MOD in Annexure M;

1.3.183.	"MOD Sites (VR)" means those areas on the properties on which the MODs (VR) are located as depicted in Annexure N and shown and outlined in Annexure X;

1.3.184.	"MOD Sites (WW)" means those areas on the properties on which the MODs (WW) are located as depicted in Annexure M and shown and outlined in Annexure W;

1.3.185.
"Motor Vehicles (VR)" means: (a) the vehicles listed in folder 1.3.11.2.2.0.11 of the Data Room; and (b) all vehicles used in or otherwise related to the VR Remaining Business as at the Closing Date and which are owned by AngloGold;

1.3.186.
"Motor Vehicles (WW)" means: (a) the vehicles listed in folder 1.2.11.2.2.0.7 of the Data Room; and (b) all vehicles used in or otherwise related to the WW Mining Business as at the Closing Date and which are owned by AngloGold;

1.3.187.	"Mponeng Mine" shall bear the meaning ascribed thereto in paragraph 1.1 of Annexure F;

1.3.188.	"MPRDA" means the South African Mineral and Petroleum Resources Development Act, No. 28 of 2002;

1.3.189.	"MTRA" means the Mining Titles Registration Act, No 16 of 1967;

1.3.190.	"Municipal Appeals (VR)" shall bear the meaning ascribed thereto in clause 29.3.25.1;

1.3.191.	"Municipal Appeals (WW)" shall bear the meaning ascribed thereto in clause 11.6.21.1.3;

1.3.192.	"Municipal New Values (VR)" shall bear the meaning ascribed thereto in clause 29.3.25.1;

1.3.193.	"Municipal New Values (WW)" shall bear the meaning ascribed thereto in clause 11.6.21.1.1;

1.3.194.	"Municipal Objections (VR)" shall bear the meaning ascribed thereto in clause 29.3.25.1;

1.3.195.	"Municipal Objections (WW)" shall bear the meaning ascribed thereto in clause 11.6.21.1.2;

1.3.196.	“Municipal Properties and Infrastructure” shall bear the meaning ascribed thereto in clause 11.6.21.1.2;

1.3.197.	"MWC" means Margaret Water Company NPC (Registration No. 2007/017805/08), a non-profit company duly incorporated under the laws of South Africa;

1.3.198.	"MWS" means Mine Waste Solutions Proprietary Limited (Registration No. 2000/001443/07), a private company incorporated under the laws of South Africa;

1.3.199.
"MWS Accounts" means all of the unaudited management accounts of MWS for and during the financial year ended 31 December 2019, copies of which have been provided via the Data Room to the Purchaser prior to the Signature Date;

1.3.200.
"MWS Business" means the business operated by MWS as at the Closing Date being, among other things, the holding of the issued share capital of Chemwes, the holding of the various licences, permits and authorisations required for the operation of the business of MWS and the Chemwes Business (including the NNRA Certificate, water use licences issued in terms of NWA, an atmospheric emissions licence issued in terms of NEMAQA and the authorisations issued in terms of NEMA) and the management of property and buildings and matters related thereto;

1.3.201.
"MWS Plant" means, as depicted as such in Annexure X, and all other fixed and movable equipment and infrastructure owned and used by Chemwes or MWS in or in connection with the MWS Plant, as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.3.11.2.2.0.9 of the Data Room;

1.3.202.	"NEMA" means the National Environmental Management Act, No. 107 of 1998;

1.3.203.	"NEMAQA" means the National Environmental Management: Air Quality Act No. 39 of 2004;

1.3.204.	"NEMWA" means the National Environmental Management: Waste Act No. 59 of 2008;

1.3.205.	"Net Purchase Price (VR)" shall bear the meaning ascribed thereto in Annexure BB;

1.3.206.	"Net Purchase Price (WW)" shall bear the meaning ascribed thereto in Annexure AA;

1.3.207.	"NNRA" means the National Nuclear Regulator Act, No. 47 of 1999;

1.3.208.
"Non-Transferable Permits (VR)" means all Permits (VR), other than the Transferable Permits (VR), including (without limitation), the certificate of registration COR-2 dated 20 June 2006 issued to AngloGold in terms of the NNRA, which relates to the VR Remaining Business;

1.3.209.
"Non-Transferable Permits (WW)" means all Permits (WW), other than the Transferable Permits (WW), including (without limitation), the certificate of registration COR-3 dated 24 April 2002 issued to AngloGold in terms of the NNRA, which relates to the WW Mining Business;

1.3.210.	"Notarial Deeds of Cession" means the notarial deeds of cession required for the cession of the WW Mining Rights in the Mining Titles Office from AngloGold to the Purchaser;

1.3.211.	"Notice Period" shall bear the meaning ascribed thereto in clause 50.1;

1.3.212.	"NWA" means the National Water Act, No. 36 of 1998;

1.3.213.	"Observers (VR)" shall bear the meaning ascribed thereto in clause 37.7;

1.3.214.	"Observers (WW)" shall bear the meaning ascribed thereto in clause 19.6;

1.3.215.	"Original Closing Date" shall bear the meaning ascribed thereto in clause 7.1;

1.3.216.	"Operative Provisions" shall bear the meaning ascribed thereto in clause 2.1;

1.3.217.	"Parties" means collectively AngloGold, Harmony, Harmony Moab and the WW Purchaser;

1.3.218.	"Pending Applications" means:

1.3.218.1.
the application in terms of section 102 of the MPRDA lodged by AngloGold at the DMRE on or about 28 March 2017 in relation to the consolidation of WW Mining Right 01 MR, a copy of which is listed under folder 1.2.12.2.1 of the Data Room; and

1.3.218.2.
the application in terms of section 24 of the MPRDA lodged by AngloGold at the DMRE on or about 14 April 2016 in relation to the renewal of WW Mining Right 11 MR, a copy of which is listed under folder 1.2.12.2.5.2 of the Data Room;

1.3.219.	"Permits (VR)" means all Governmental Approvals held by AngloGold which are required for or otherwise relate to the operation of the VR Remaining Business;

1.3.220.	"Permits (WW)" means all Governmental Approvals held by AngloGold which are required for or otherwise relate to the operation of the WW Mining Business;

1.3.221.	"PFA" means Pension Funds Act No. 24 of 1956;

1.3.222.
"Post-Retirement Medical Aid Promise (VR)" means the post-retirement medical aid promise that was made by AngloGold to certain employees of the VR Package before the Closing Date, who have not retired on or before the Closing Date, to subsidise those employees’ post-retirement medical aid membership contributions and other liabilities after retirement;

1.3.223.
"Post-Retirement Medical Aid Promise (WW)" means the post-retirement medical aid promise that was made by AngloGold to certain employees of the WW Package before the Closing Date, who have not retired on or before the Closing Date, to subsidise those employees’ post-retirement medical aid membership contributions and other liabilities after retirement;

1.3.224.
"Prime Rate" means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by The Standard Bank of South Africa Limited at the relevant point in time as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;

1.3.225.	"Proposed Contracts (VR)" shall bear the meaning ascribed thereto in clause 37.5.1;

1.3.226.	"Proposed Contracts (WW)" shall bear the meaning ascribed thereto in clause 19.5.1;

1.3.227.	"Purchase Price" means, collectively, the Purchase Price (VR) and the Purchase Price (WW);

1.3.228.	"Purchase Price (VR)" shall bear the meaning ascribed thereto in clause 34.1.1;

1.3.229.	"Purchase Price (WW)" shall bear the meaning ascribed thereto in clause 16.1.1;

1.3.230.	"Purchasers" means, collectively, Harmony, Harmony Moab and the WW Purchaser;

1.3.231.	"Purchaser Claim" shall bear the meaning ascribed thereto in paragraph 1.1 in Annexure C;

1.3.232.	"Purchaser Financial Guarantee" shall bear the meaning ascribed thereto in clause 11.5.4.1;

1.3.233.	"Purchasers' Counsel" means Bowman Gilfillan Inc. (Registration No. 1998/021409/21), a law firm conducting business as such in South Africa;

1.3.234.	"Purchaser’s Group" means Harmony, Harmony Moab, the WW Purchaser and their Subsidiaries for the time being;

1.3.235.	"Purchaser's Integration Representatives (VR)" shall bear the meaning ascribed thereto in clause 37.8;

1.3.236.	"Purchaser's Integration Representatives (WW)" shall bear the meaning ascribed thereto in clause 19.7;

1.3.237.	"Purchaser's Integration Work Stream Representatives (VR)" shall bear the meaning ascribed thereto in clause 37.9.1;

1.3.238.	"Purchaser's Integration Work Stream Representatives (WW)" shall bear the meaning ascribed thereto in clause 19.8.1;

1.3.239.	"Purchaser RCF Agreements" means:

1.3.239.1.
the USD400 000 000 (four hundred million Dollars) term and revolving credit facilities agreement dated 20 August 2019, entered into between Harmony, ABSA Bank Limited and Nedbank Limited, as may be amended from time to time; and

1.3.239.2.
the ZAR2 000 000 000 (two billion Rand) term and revolving credit facilities agreement dated 8 November 2018, entered into between Harmony, ABSA Bank Limited and Nedbank Limited, as may be amended from time to time;

1.3.240.	"Purchaser's Representatives" shall bear the meaning ascribed thereto in clause 22.3.4;

1.3.241.
"Qualifying Employees" means, in respect of a particular entity and a particular business/es, collectively, all employees of such entity (and which includes those persons that are deemed in law to be employees of such entity) who are dedicated or significantly connected to, or employed or used significantly, primarily or exclusively in (or in connection with), such business/es;

1.3.242.	"Rand" or "R" means Rand, the official currency of South Africa;

1.3.243.	"Rates Act" means the Local Government: Municipal Property Rates Act 6 of 2004;

1.3.244.	"Rates Clearance Certificate (VR)" shall bear the meaning ascribed thereto in clause 29.3.8;

1.3.245.	"Rates Clearance Certificate (WW)" shall bear the meaning ascribed thereto in clause 11.6.8;

1.3.246.	"Rates Clearance Figures (VR)" shall bear the meaning ascribed thereto in clause 29.3.5.1;

1.3.247.	"Rates Clearance Figures (WW)" shall bear the meaning ascribed thereto in clause 11.6.5.1;

1.3.248.	"RCF Agreements" means collectively:

1.3.248.1.
the revolving credit facility agreement entered into between, inter alia, AngloGold, Nedbank Limited (acting through its corporate banking division as Agent and Original Bank) and ABSA Bank Limited (as Original Bank) with a maturity date of July 2020;

1.3.248.2.
the revolving credit facility agreement entered into between, inter alia, AngloGold, Nedbank Limited (acting through its corporate banking division as Agent and Original Bank) and ABSA Bank Limited (as Original Bank) with a maturity date of December 2021; and

1.3.248.3.
the revolving credit facility agreement entered into between, inter alia, AngloGold and The Standard Bank Limited (acting through its corporate banking division as Agent and Arranger) with a maturity date of November 2022;

1.3.249.	"Recommendation (VR)" shall bear the meaning ascribed thereto in clause 43.2.6;

1.3.250.	"Recommendation (WW)" shall bear the meaning ascribed thereto in clause 25.2.6;

1.3.251.	"Refining Licence (VR)" the refining licence AP06789 dated 27 October 2009 issued to AngloGold in terms of the Precious Metals Act No. 2005 in so far as it relates to the VR Remaining Business;

1.3.252.	"Refining Licence (WW)" the refining licence AP06789 dated 27 October 2009 issued to AngloGold in terms of the Precious Metals Act No. 2005 which relates to the WW Mining Business;

1.3.253.	"Regional Director" means the DWS Provincial Head: Gauteng;

1.3.254.	"Relevant Liabilities (VR)" shall bear the meaning ascribed thereto in clause 42.2.3;

1.3.255.	"Relevant Liabilities (WW)" shall bear the meaning ascribed thereto in clause 24.4;

1.3.256.	"Relevant Party/ies" shall bear the meaning ascribed thereto in clause 52.2.1;

1.3.257.
"Remaining Employees (VR)" means the employees listed in Annexure II, being those of the Qualifying Employees in respect of the VR Businesses, which the Parties intend to remain in the employ of AngloGold after the Closing Date;

1.3.258.
"Remaining Employees (WW)" means the employees listed in Annexure JJ, being those of the Qualifying Employees in respect of the WW Businesses, which the Parties intend to remain in the employ of AngloGold after the Closing Date;

1.3.259.	"Response Notice" shall bear the meaning ascribed thereto in clause 1.2 of Annexure C;

1.3.260.	"s37 Supporting Valuation (VR)" shall bear the meaning ascribed thereto in clause 34.3.3;

1.3.261.	"s37 Supporting Valuation (WW)" shall bear the meaning ascribed thereto in clause 16.3.3;

1.3.262.	"s37 Valuation Property (VR)" shall bear the meaning ascribed thereto in clause 34.3.1;

1.3.263.	"s37 Valuation Property (WW)" shall bear the meaning ascribed thereto in clause 16.3.1;

1.3.264.	"Sale Assets (VR)" means collectively:

1.3.264.1.	the Consumable Stores (VR);

1.3.264.2.
the Contracts (VR), and all benefits and rights of AngloGold under each of the Contracts (VR) which shall transfer to Harmony Moab. For the avoidance of doubt, the aforegoing does not include any debtors under such Contracts (VR) as at the Closing Date;

1.3.264.3.	the Critical Spares (VR);

1.3.264.4.	all Gold In Lock Up (VR);

1.3.264.5.	all Gold in Process (VR);

1.3.264.6.	the Immoveable Properties (VR) subject to all registered servitudes, Surface Right Permits (VR) and Encumbrances;

1.3.264.7.	all Infrastructure (VR);

1.3.264.8.	the Kopanang Gold Plant Servitude;

1.3.264.9.	the MOD (VR);

1.3.264.10.	the Motor Vehicles (VR);

1.3.264.11.	the Servitudes (VR);

1.3.264.12.	the Surface Right Permits (VR);

1.3.264.13.	Tailings Storage Facilities (VR);

1.3.264.14.	all Transferable Permits (VR);

1.3.264.15.	the VR Remaining Sale Assets;

1.3.264.16.	all geological and engineering information in whatsoever form related to the VR Remaining Sale Assets;

1.3.264.17.	all medical records, medical information and other employee records relating to the Transferring Employees (VR); and

1.3.264.18.
all other assets owned by AngloGold and servitudes and surface right permits held by AngloGold, in each case which are primarily used in connection with the other items listed in clauses 1.3.264.1 to 1.3.264.18 (inclusive);

1.3.265.	"Sale Assets (WW)" means collectively:

1.3.265.1.
the Contracts (WW), and all benefits and rights of AngloGold under each of the Contracts (WW) which shall transfer to the WW Purchaser. For the avoidance of doubt, the aforegoing does not include any debtors under such Contracts (WW) as at the Closing Date;

1.3.265.2.	all Consumable Stores (WW);

1.3.265.3.	the Critical Spares (WW);

1.3.265.4.	all Gold In Lock Up (WW);

1.3.265.5.	all Gold In Process (WW);

1.3.265.6.	the Immoveable Properties (WW) subject to all registered servitudes, Surface Right Permits (WW) and Encumbrances;

1.3.265.7.	all Infrastructure (WW);

1.3.265.8.	the MOD (WW);

1.3.265.9.	the Motor Vehicles (WW);

1.3.265.10.	the Servitudes (WW);

1.3.265.11.	the Surface Right Permits (WW);

1.3.265.12.	the Tailings Storage Facilities (WW);

1.3.265.13.	all Transferable Permits (WW);

1.3.265.14.	the WW Core;

1.3.265.15.	the WW Mining Rights;

1.3.265.16.	the WW Mining Sale Assets;

1.3.265.17.	all geological and engineering information in whatsoever form related to the WW Mining Sale Assets;

1.3.265.18.	all medical records, medical information and other employee records relating to the Transferring Employees (WW);

1.3.265.19.	the tailings storage facilities which qualify as residue stockpiles as defined in the MPRDA which by law transfer with the WW Mining Rights; and

1.3.265.20.
all other assets owned by AngloGold and servitudes and surface right permits held by AngloGold, in each case which are primarily used in connection with the other items listed in clauses 1.3.265.16 to 1.3.265.19 (inclusive);

1.3.266.	"Sale Equity (WW)" means, collectively, the Covalent Sale Equity, the AngloGold Security Services Sale Shares and the Masakhisane Sale Shares;

1.3.267.
"Sale Liabilities (VR)" means all obligations and liabilities (whether actual or contingent) in respect of the Sale Assets (VR) (other than Environmental Obligations (VR), which are dealt with separately in clause 42.1 of this Agreement), including without limitation, the liabilities set out in Annexure V but in each case specifically excluding the Excluded Liabilities;

1.3.268.
"Sale Liabilities (WW)" means all obligations and liabilities (whether actual or contingent) in respect of the Sale Assets (WW) (other than Environmental Obligations (WW), which are dealt with separately in clause 24.1 of this Agreement), including without limitation, the liabilities set out in Annexure U but in each case specifically excluding the Excluded Liabilities;

1.3.269.	"Sale Package" means, collectively, the WW Package and the VR Package;

1.3.270.	"SANRAL" means the South African National Roads Agency SOC Limited (Registration No. 1998/009584/30), a limited liability company incorporated in accordance with the laws of South Africa;

1.3.271.	"SANRAL Portions (WW)" shall bear the meaning ascribed thereto in clause 11.6.20.1;

1.3.272.	"SANRAL Portions (VR)" shall bear the meaning ascribed thereto in clause 29.3.21.1;

1.3.273.	"SARS" means the South African Revenue Service established in terms of the South African Revenue Service Act No. 34 of 1997;

1.3.274.	"Savuka Gold Plant" shall bear the meaning ascribed thereto in paragraph 3 of Annexure F;

1.3.275.	"Section 102 Application" shall bear the meaning ascribed thereto in clause 4.9.2;

1.3.276.	"Section 197(6) Agreements" shall bear the meaning ascribed thereto in clause 13.2.1;

1.3.277.	"Section 11 Application" means the application by AngloGold and the WW Purchaser to the Minister in terms of section 11 of the MPRDA to grant the Section 11 Ministerial Consent;

1.3.278.	"Section 11 Ministerial Consent" means the consent of the Minister in terms of section 11 of the MPRDA for the transfer of the WW Mining Rights from AngloGold to the WW Purchaser;

1.3.279.	"Seller's Integration Representatives (VR)" shall bear the meaning ascribed thereto in clause 37.8.2;

1.3.280.	"Seller's Integration Representatives (WW)" shall bear the meaning ascribed thereto in clause 19.7.2;

1.3.281.	"Seller's Integration Work Stream Representatives (VR)" shall bear the meaning ascribed thereto in clause 37.9.2;

1.3.282.	"Seller's Integration Work Stream Representatives (WW)" shall bear the meaning ascribed thereto in clause 19.8.2;

1.3.283.	"Servitudes (VR)" means the notarial deeds of servitude reflected in Annexure T;

1.3.284.	"Servitudes (WW)" means the notarial deeds of servitude reflected in Annexure S;

1.3.285.	"Signature Date" means the date of signature of this Agreement by the last Party to do so;

1.3.286.
"Silicosis Class Action Settlement Agreement" means the agreement titled “Gold Mineworkers’ Class Action Settlement Agreement” entered into on or about 3 May 2018 by AngloGold, African Rainbow Minerals Limited, Anglo American South Africa Limited, Avgold Limited, Freegold (Harmony) Proprietary Limited, Free State Consolidated Gold Mines (Operations) Limited, Gold Fields Limited, Gold Fields Operations Limited, Newshelf 899 Proprietary Limited, Beatrix Mines Limited, Farworks/682 Limited, Driefontein Consolidated Proprietary Limited, GFL Mining Services Limited, GFI Joint Venture Holdings Proprietary Limited, Harmony Gold Mining Company Limited, Unisel Gold Mines Limited, Loraine Gold Mines Limited, Randfontein Estates Limited, Sibanye Gold Limited, Leslie Gold Mines Limited, Bracken Mines Limited, K2018259017 (South Africa) Proprietary Limited, Richard Spoor Inc. Attorneys, Richard Spoor, Abrahams Kiewitz Incorporated, Charles Abrahams, Legal Resources Centre, Motley Rice LLC, Hausfeld LLP and the Persons Listed in Schedule 1 to the agreement which agreement was approved in the judgment handed down on 26 July 2019 by the High Court of South Africa, Gauteng Local Division under case number 44060/2018 in terms of which, inter alia, the parties thereto settled, inter alia, the class action litigation as defined in the agreement;

1.3.287.	"SLAs (VR)" means the service agreements listed under Annexure H;

1.3.288.	"South Africa" means the Republic of South Africa;

1.3.289.
"Spot Rate" means, in relation to any day, the average of Reuters’ published spot rate of exchange for the sale of USD for the purchase of ZAR in the Johannesburg foreign exchange market at or about 11:00 a.m. (South African time) on each of the 3 (three) Business Days immediately prior to the relevant day;

1.3.290.
"Subsidiary" shall bear the meaning ascribed thereto it in section 3 of the Companies Act, save that all references in section 3 of the Companies Act to “company” shall include an entity incorporated outside of South Africa that, save for its country of incorporation, would also satisfy the definition of "Subsidiary" set out in the Companies Act (as the case may be);

1.3.291.
"Substitutionary Permits (VR)" means the equivalent of the Non-Transferable Permits (VR) to be obtained by Harmony Moab in its own name in relation to the VR Remaining Business, as contemplated in clause 30;

1.3.292.
"Substitutionary Permits (WW)" means the equivalent of the Non-Transferable Permits (WW) to be obtained by the WW Purchaser in its own name in relation to the WW Mining Business, as contemplated in clause 12;

1.3.293.	"Surface Right Permits (VR)" means the surface right permits listed in Annexure Z;

1.3.294.	"Surface Right Permits (WW)" means the surface right permits listed in Annexure Y;

1.3.295.
"Tailings Storage Facilities (VR)" means the tailings storage facilities known as South East, Sulphur Paydam, East TSF, West Extension and West Complex (including comp 4), situated on the Tailings Storage Facilities Sites (VR) as depicted in Annexure X, together with all tailings contained on and all minerals deposited at such facilities, and all related infrastructure and equipment including, but not limited to, all pipelines interlinking the Chemwes Business and the Kopanang Gold Plant, as applicable as at the Closing Date;

1.3.296.
"Tailings Storage Facilities (WW)" means the tailings storage facilities known as New North TSF, Old North TSF and Mponeng TSF, situated on the Tailings Storage Facilities Sites (WW) as depicted in Annexure W, together with all tailings contained on and all minerals deposited at such facilities (whether or not such tailings relate to the WW Mines and their operations), and all related infrastructure and equipment including, but not limited to, all pipelines interlinking the Mponeng Gold Plant and the Savuka Gold Plant, as applicable as at the Closing Date, but excluding tailings storage facilities which qualify as residue stockpiles as defined in the MPRDA which by law transfer with the WW Mining Rights;

1.3.297.
"Tailings Storage Facilities Sites (VR)" means, in respect of each Tailings Storage Facility (VR), those areas on the properties on which the Tailings Storage Facility (VR) in question is situated, all of which areas are shown and outlined in Annexure X and labelled with reference to each Tailings Storage Facilities (VR) in question;

1.3.298.	"Tailings Storage Facilities Sites (WW)" means, in respect of each Tailings Storage Facility (WW), those areas on the properties on which the Tailings Storage

Facility (WW) in question is situated, all of which areas are shown and outlined in Annexure W and labelled with reference to each Tailings Storage Facility (WW) in question;

1.3.299.
"Tax" means all income tax, capital gains tax, dividends tax, mineral royalties tax, carbon tax, securities transfer tax, PAYE, donations tax, customs duty, levies, assessments, deductions, charges, interest, penalties and withholdings whatsoever in terms of any South African tax legislation and the terms "Taxes" and "Taxation" and other cognate terms shall have corresponding meanings;

1.3.300.	"Transactions" means, collectively, the WW Transaction and VR Transaction;

1.3.301.	"Transfer" means, collectively, Transfer (VR) and Transfer (WW);

1.3.302.	"Transfer (VR)" means the registration of transfer in the relevant Deeds Registry of Immoveable Properties (VR), or any one of them, in the name of Harmony Moab;

1.3.303.	"Transfer (WW)" means the registration of transfer in the relevant Deeds Registry of Immoveable Properties (WW), or any one of them, in the name of the WW Purchaser;

1.3.304.	"Transfer Date" means in respect of a particular Transfer, the date of that Transfer;

1.3.305.	"Transferable Permits (VR)" means those Permits (VR) which are identified as a "Transferable Permit (VR)" in terms of clause 30.3, including (without limitation):

1.3.305.1.	water use licence no. 01/C24J/BFJ/2000 issued to AngloGold in terms of the NWA in so far as it relates to the VR Remaining Business;

1.3.305.2.	the atmospheric emissions license reference FDDM-MQQ-2013-16 dated July 2014 issued to AngloGold in terms of the NEMAQA in so far as it relates to the VR Remaining Business; and

1.3.305.3.	the atmospheric emission licence AEL NWPG/ANGLOGOLD ASHANTI/ AEL 4.13/FEB 14 dated 27 February 2014 issued to AngloGold in terms of NEMAQA in so far as it relates to the VR Remaining Business;

1.3.306.	"Transferable Permits (WW)" means those Permits (WW) which are identified as a "Transferable Permit (WW)" in terms of clause 12.1, including (without limitation):

1.3.306.1.	the water use licence 08/C23E/AEFGJ/1250 dated 8 September 2011 issued to AngloGold in terms of the NWA;

1.3.306.2.	the water use licence 10/C23E/AFJ/4787 dated 1 December 2016 issued to AngloGold in terms of the NWA;

1.3.306.3.	the atmospheric emissions licence WR/ 16-17/AEL9/3 dated 2 October 2018 issued to AngloGold in terms of NEMAQA;

1.3.307.	"Transferring Affiliates" means, collectively, the WW Companies, the VR Companies, the AngloGold Enviro Trust, the Wonderfontein Trust and the Chemwes Trust;

1.3.308.
"Transferring Employees (VR)" means all those Qualifying Employees (but specifically excluding the Remaining Employees (VR)) of AngloGold in respect of the VR Businesses and who, as at the Signature Date, are listed in Annexure P and who still are Qualifying Employees of AngloGold in respect of the VR Businesses as at the Closing Date, as well as all other persons: (a) who become Qualifying Employees of AngloGold in respect of the VR Businesses, in the ordinary course thereof during the Interim Period, and who still are Qualifying Employees of AngloGold in respect of the VR Businesses as at the Closing Date; and (b) who are reinstated after the Closing Date as a Qualifying Employee of the VR Businesses by virtue of any order of a competent employment tribunal or court ;

1.3.309.
"Transferring Employees (WW)" means all those Qualifying Employees (but specifically excluding the Remaining Employees (WW)) of AngloGold in respect of the WW Businesses and who, as at the Signature Date, are listed in Annexure O and who are Qualifying Employees of AngloGold in respect of the WW Businesses as at the Closing Date, as well as all other persons : (a) who become Qualifying Employees of AngloGold in respect of the WW Businesses, in the ordinary course thereof during the Interim Period, and who still are Qualifying Employees of AngloGold in respect of the WW Businesses as at the Closing Date; and (b) who are reinstated after the Closing Date as a Qualifying Employee of the WW Businesses by virtue of any order of a competent employment tribunal or court;

1.3.310.	"Traxtion" means Traxtion Sheltam Proprietary Limited (Registration No. 2004/028215/07), a private company incorporated in accordance with the laws of South Africa;

1.3.311.	"Traxtion Agreement" shall bear the meaning ascribed thereto in clause 29.3.23.1;

1.3.312.	"Traxtion Rail Link Servitude" shall bear the meaning ascribed thereto in clause 29.3.24.1;

1.3.313.	"Traxtion Rail Link Servitude Properties" shall bear the meaning ascribed thereto in clause 29.3.24.1;

1.3.314.	"Traxtion Railway Workshop Property" shall bear the meaning ascribed thereto in clause 29.3.23.1;

1.3.315.
"Trust Money" means all money, equities, bonds and any other assets held by the AngloGold Enviro Trust as at the Closing Date in relation to AngloGold's rehabilitation obligations in respect of the WW Mining Business and the VR Remaining Business (including all interest accrued on such money during the Interim Period), the value of which amounted to approximately R1,156,226,541.25 (one billion one hundred and fifty six million two hundred and twenty six thousand and five hundred and forty one Rand and twenty five cents) as at 31 December 2019;

1.3.316.	"USD" or "US$" means United States dollars, the official currency of the United States of America;

1.3.317.	"VAT" means value - added tax in terms of the VAT Act;

1.3.318.	"VAT Act" means the Value-Added Tax Act, No. 89 of 1991;

1.3.319.	"VMR" shall bear the meaning ascribed thereto in clause 29.4.2;

1.3.320.	"VMR Portions" shall bear the meaning ascribed thereto in clause 29.4.2;

1.3.321.	"VR Businesses" means, collectively, the VR Sale Equity Businesses and the VR Remaining Business;

1.3.322.	"VR Companies" means, collectively, FUSA, MWS and Chemwes;

1.3.323.	"VR Companies Accounts" means, collectively, the FUSA Accounts, the MWS Accounts and the Chemwes Accounts;

1.3.324.
"VR EA Application" means, collectively, an application to be submitted, after the Closing Date, by MWS under regulation 31 of the EIA Regulations to include the Sale Assets (VR) within the scope of one of MWS’s environmental authorisations; a new environmental authorisation application to be submitted by MWS, after the Closing Date, under the EIA Regulations in respect of the Sale Assets (VR); or any other application to be submitted by MWS, after the Closing Date, as may be required by the competent authority in respect of the Sale Assets (VR); and/or or any studies, filings, reports, submissions, applications or other documents which are required as part of, or in connection with, the VR EA Application;

1.3.325.	"VR Package" means collectively the FUSA Sale Equity and the VR Remaining Business;

1.3.326.
"VR Region" means the areas over which the VR Remaining Business, the FUSA Business, the MWS Business or the Chemwes Business (as the case may be) are conducted, which include (without limitation) the Immoveable Properties (VR), the Chemwes Property and the areas covered by the Surface Right Permits (VR), the Kopanang Gold Plant Servitude and Servitudes (VR);

1.3.327.	"VR Remaining Business" means the business being sold, transferred and ceded to Harmony Moab in terms of this Agreement, comprising the Sale Assets (VR) and Sale Liabilities (VR);

1.3.328.	"VR Remaining Sale Assets" means the assets listed in Annexure G;

1.3.329.	"VR Sale Equity Businesses" means, collectively, the FUSA Business, the MWS Business and the Chemwes Business;

1.3.330.
"VR Transaction" means the sale, purchase, cession and assignment of the VR Package, as set out in Part C of this Agreement (as read with the provisions of Part A and Part D of this Agreement, as applicable);

1.3.331.	"Warranties (VR)" means, collectively, the warranties in Annexure B1, Annexure B2, Annexure B3 and Annexure B4;

1.3.332.	"Warranties (WW)" means, collectively, the warranties in Annexure A1, Annexure A2, Annexure A3 and Annexure A4;

1.3.333.	"Warranties" means, collectively, the Warranties (VR) and Warranties (WW);

1.3.334.	"Water Supplier (VR)" means Midvaal Water Company NPC;

1.3.335.	"Water Supplier (WW)" means Rand Water Board;

1.3.336.	"Wonderfontein Trust" means the Wonderfontein Trust registered at the Master’s Office with IT number IT2607/2009;

1.3.337.	"WW Businesses" means, collectively, the WW Equity Businesses and the WW Mining Business;

1.3.338.
"WW Business Deferred Consideration Agreement" means the agreement entered into, or to be entered into, between Harmony, the WW Purchaser and AngloGold in terms of which, inter alia, the application and determination of that portion of the Purchase Price (WW) which results from future gold production from the WW Mines by the WW Purchaser is agreed between the WW Purchaser and AngloGold, on the further terms and conditions set out therein;

1.3.339.	"WW Business Deferred Consideration Agreements" means, collectively, the WW Business Deferred Consideration Agreement and the WW Business Deferred Consideration Extension Agreement;

1.3.340.
"WW Business Deferred Consideration Extension Agreement" means the agreement entered into, or to be entered into, between Harmony, the WW Purchaser and AngloGold in terms of which, inter alia, the application and determination of that portion of the Purchase Price (WW) which results from future gold production from the extension of the WW Mines by the WW Purchaser is agreed between the WW Purchaser and AngloGold, on the further terms and conditions set out therein;

1.3.341.	"WW Deferred Consideration" shall have the meaning ascribed thereto in clause 16.1.1;

1.3.342.	"WW Companies" means, collectively, Covalent, AngloGold Security Services and Masakhisane;

1.3.343.	"WW Core" means the portions of the geological core relating to Mponeng Mine, Savuka Mine and the Tau Tona Mine stored, as at the Closing Date, at Mponeng Mine;

1.3.344.	"WW Equity Businesses" means, collectively, the AngloGold Security Services Business, the Covalent Business and the Masakhisane Business;

1.3.345.	"WW Financial Guarantees" means the financial guarantee/s in place in relation to AngloGold's rehabilitation obligations in respect of the WW Mining Business as at the Closing Date;

1.3.346.	"WW Gold Plant" shall bear the meaning ascribed thereto in paragraph 2 of Annexure F;

1.3.347.	"WW Mines" shall bear the meaning ascribed thereto in paragraph 1 of Annexure F;

1.3.348.	"WW Mining Areas" shall bear the meaning ascribed thereto in section 1 of the MPRDA in respect of the WW Mining Rights and WW Mining Right 11 MR;

1.3.349.	"WW Mining Business" means the business being sold, transferred and ceded to the WW Purchaser in terms of this Agreement, comprising the Sale Assets (WW) and Sale Liabilities (WW);

1.3.350.	"WW Mining Rights" means, collectively, WW Mining Right 01 MR and WW Mining Right 248 MR;

1.3.351.
"WW Mining Right 01 MR" means the mining right (DMRE reference: GP 30/5/1/2/2/01 MR) converted in terms of Item 7 of Schedule II to the MPRDA, held in respect of gold in respect of the portions of the farm Elandsfontein 115 IQ, district Potchefstroom; Elandsfontein 135 IQ, District Potchefstroom; Elandsfontein 144 IQ, District Potchefstroom; Elandsfontein 146 IQ, District Potchefstroom; Elandsfontein 147 IQ, District Potchefstroom; Buffelsdoorn 143 IQ, District Potchefstroom; Oog van Elandsfontein 114 IQ, District Potchefstroom; Driefontein 113 IQ, District Oberholzer and Blyvooruitzicht 116, IQ, District Oberholzer, Gauteng Province measuring 5 289,7537 hectares (five thousand two hundred and eighty nine point seven five three seven hectares) in extent, amended by notarial deed of amendment MPT No. 04/2012 to include silver, nickel and uranium in the description of mineral and to extent the mining area to include various portions of the farms Elandsfontein 115 IQ; Elandsfontein 135 IQ; Elandsfontein 140 IQ; Elandsfontein 144 IQ; Elandsfontein 145 IQ, the additional areas measuring 1187,5940 hectares (one thousand one hundred and eighty seven point five nine four zero hectares) in extent, registered in the Mining Titles Office on 14 February 2006 under MPT No. 10/2006;

1.3.352.
"WW Mining Right 11 MR" means the mining right (DMRE reference: GP 30/5/1/2/2/11 MR) granted in terms of section 23 of the MPRDA, held in respect of gold in respect of the Mineral Area No. 5 on the Remaining Extent of the Farm Oog van Elandsfontein 114 IQ and Mineral Area No. 11 of the Remaining Extent of Portion 2 of the Farm Driefontein 113 IQ, in the magisterial district of Oberholzer and Potchefstroom, Gauteng Province measuring 30,9283 hectares (thirty point nine two eight three hectares) in extent, amended by notarial deed of amendment MPT No. 15/2011 to include silver, nickel and uranium in the description of mineral, registered in the Mining Titles Offices on 18 July 2006 under MPT No. 30/2006;

1.3.353.
"WW Mining Right 248 MR" means the mining right (DMRE reference: GP 30/5/1/2/2/248 MR) converted in terms of Item 7 of Schedule II to the MPRDA, held in respect of sand in respect of the remaining extent of portions 12 and 13 of the farm Doornfontein (Magnum Farm) IQ, in the magisterial district of Oberholzer, Gauteng Province measuring 195,8147 hectares (one hundred and ninety five point eight one four seven hectares) in extent, registered in the Mining Titles Office on 6 December 2012 under MPT No. 169/2012;

1.3.354.	"WW Mining Sale Assets" means the assets listed in Annexure F;

1.3.355.	"WW Package" means collectively the Sale Equity (WW) and the WW Mining Business;

1.3.356.	"WW Purchaser" means Golden Core Trade and Invest Proprietary Limited (Registration No. 2019/547039/07), a company incorporated under the laws of South Africa;

1.3.357.
"WW Region" means the areas over which the WW Mining Business and the Covalent Business are conducted which include (without limitation) the WW Mining Areas, the Immoveable Properties (WW) and the areas covered by the Surface Right Permits (WW) and the Servitudes (WW);

1.3.358.
"WW Transaction" means the sale, purchase, cession and assignment of the WW Package, as set out in Part B of this Agreement (as read with the provisions of Part A and Part D of this Agreement, as applicable); and

1.3.359.	"ZAR" or "R" or "Rand" means South African rand, the official currency of South Africa;

1.4.
if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.5.
any reference to any statute, regulation, rules or other legislation shall be a reference to that statute, rules, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time and any reference to a statute or legislation shall include a reference to any regulations or rules promulgated thereunder;

1.6.
if any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

1.7.
where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding day which is a Business Day;

1.8.	any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, months or years, as the case may be;

1.9.	expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions;

1.10.
the use of any expression in this Agreement covering a process available under South African law such as winding up (without limitation eiusdem generis) shall, if any of the Parties is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such defined jurisdiction;

1.11.
the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.12.
any reference in this Agreement to a Party shall include a reference to that Party’s assigns expressly permitted under this Agreement and, if such Party is liquidated or sequestrated or placed under Business Rescue in terms of Chapter 6 of the Companies Act, be applicable also to and binding upon that Party’s liquidator, trustee or Business Rescue practitioner, as the case may be;

1.13.
any reference in this Agreement to any other agreement or document shall be construed as a reference to such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.14.	any term in this clause 1 that is defined using the word "collectively" in regard to a list of two or more items, shall include a reference to any one or more of such items as the context may require;

1.15.
the words "include", "including" and "in particular" shall be construed as being by way of example or emphasis only and shall not be construed, nor shall they take effect, as limiting the generality of any preceding word/s;

1.16.	any reference in this Agreement to an amount shall be construed as excluding VAT unless specified otherwise; and

1.17.	the terms of this Agreement having been negotiated, the contra proferentem rule shall not be applied in the interpretation of this Agreement.

2.	CONDITIONS PRECEDENT

2.1.
The whole of this Agreement, save for the provisions of Part A, clauses 12 (save for 12.4, 12.5 and 12.6), 13, 14.1, 15.1, 17, 18, 19, 22, 23, 30 (save for 30.4, 30.5 and 30.6), 31, 32.1, 33.1, 35, 36, 37, 40, 41 and Part D (the "Operative Provisions") which shall be of immediate force and effect on the Signature Date, is subject to the following conditions precedent (as read with clause 2.10):

2.1.1.
by not later than 30 April 2020 (or such other date as may be agreed in writing by AngloGold and the Purchasers), all necessary consents for the sale by the Group of the Sale Package under the RCF Agreements shall have been obtained;

2.1.2.
by not later than 30 April 2020 (or such other date as may be agreed in writing by AngloGold and the Purchasers), Harmony having obtained all consents and waivers under the Purchaser RCF Agreements necessary for each of the Purchasers and/or all of their relevant Affiliates (as applicable): (a) to enter into and perform its obligations under this Agreement; and (b) to use the funds available in terms of the Purchaser RCF Agreements to make the payments contemplated under clauses 16 and 34;

2.1.3.
by no later than 15 May 2020 (or such other date as may be agreed in writing by AngloGold and the Purchasers), the FSD providing in writing in accordance with all applicable legal requirements any and all exchange control approvals required in terms of the Exchange Control Regulations for each of the Purchasers and/or all of their relevant Affiliates (as applicable): (a) to enter into and perform its obligations under this Agreement; and (b) to use the funds available in terms of the Purchaser RCF Agreements to make the payments contemplated under clauses 16 and 34;

2.1.4.
by no later than the Long Stop Date, the Regional Director takes such decision and/or actions in relation to the Covalent Water Directive (including by way of a waiver, amendment, substitution, new directive or otherwise) such that AngloGold ceases (from no later than the Closing Date) to have any obligation or liability in terms of the Covalent Water Directive (whether such obligation or liability arises prior to or after the Closing Date);

2.1.5.
on or prior to the date on which the Condition Precedent in clause 2.1.6 below is fulfilled, the BEE Amendment Ministerial Consent is granted either unconditionally or subject to such conditions as the relevant Parties to whom such conditions apply may agree in writing are acceptable to them, provided that no Party may withhold its agreement unreasonably;

2.1.6.
by not later than the Long Stop Date, the Section 11 Ministerial Consent is granted either unconditionally or subject to such conditions as the relevant Parties to whom such conditions apply may agree in writing are acceptable to them, provided that no Party may withhold its agreement unreasonably; and

2.1.7.
by not later than the Long Stop Date, the relevant Competition Authorities approve, in writing, the implementation of the Transactions contemplated in this Agreement either unconditionally or subject to such conditions as the relevant Parties to whom such conditions apply may agree in writing are acceptable to them, provided that no Party may withhold its agreement unreasonably.

2.2.	In relation to the Section 11 Ministerial Consent, the Purchasers confirm that they are aware of the requirements stipulated in the MPRDA for the grant of the Section 11 Ministerial Consent.

2.3.
Each of the Parties shall use their respective reasonable endeavours and co-operate in good faith and do everything reasonably required of it, including the furnishing of all such information as may be so required, to procure the fulfilment of the Conditions Precedent, to the extent that it is within their power to do so, as expeditiously as reasonably possible; provided that if any Party designates that any information to be provided in terms of this clause 2.3 or clause 3 is confidential or otherwise proprietary to such Party or any of its Affiliates, such information may be disclosed to the other Parties’ attorneys but may not be shared by such attorneys with the other Parties themselves. Without limiting anything in this clause 2.3, the Parties undertake to use their respective reasonable endeavours to obtain, as soon as practicable following the Signature Date, all regulatory inputs, guidance, consents, approvals or authorisations that may be required in connection with the implementation of the transactions contemplated in this Agreement.

2.4.	The Conditions Precedent contained in clauses 2.1.6 and 2.1.7 may not be waived.

2.5.
Each of the Conditions Precedent set out in clauses 2.1.1 and 2.1.4have been inserted for the sole benefit of AngloGold and, accordingly, AngloGold shall be entitled to unilaterally waive fulfilment of any one or more of the aforesaid Conditions Precedent (in whole or in part), by written notice to the Purchasers prior to the expiry of the relevant time period set out in such clauses for fulfilment of the relevant Condition Precedent (or such extended time period as may be agreed in writing between AngloGold and the Purchaser).

2.6.
Each of the Conditions Precedent set out in clauses 2.1.2, 2.1.3 and 2.1.5have been inserted for the sole benefit of the Purchasers and, accordingly, the Purchasers shall be entitled to unilaterally waive fulfilment of any one or more of the aforesaid Conditions Precedent (in whole or in part), by written notice to AngloGold prior to the expiry of the relevant time period set out in such clauses for fulfilment of the relevant Condition Precedent (or such extended time period as may be agreed in writing between AngloGold and the Purchasers).

2.7.	Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Long Stop Date can be extended at any time prior to the expiry thereof:

2.7.1.	once, by AngloGold unilaterally on written notice to the Purchasers, to 31 December 2020;

2.7.2.	once, by any one (but not more than one) of the Purchasers unilaterally on written notice to AngloGold, to 31 December 2020; and

2.7.3.
by AngloGold and the Purchasers expressly agreeing to any extension of the Long Stop Date in writing (on one or more occasions) prior to the lapsing thereof, to such later date/s as AngloGold and the Purchasers agree.

2.8.
For the avoidance of doubt, the Parties agree and acknowledge that in the event that the Long Stop Date is extended under clause 2.7.1 and/or 2.7.2 to 31 December 2020, then the Long Stop Date shall not be capable of further extension under clause 2.7.1 or 2.7.2 and thereafter will only be capable of being extended by the written agreement of AngloGold and the Purchasers in accordance with clause 2.7.2.

2.9.
On the CP Fulfilment Date, all of the provisions of this Agreement (other than the Operative Provisions which shall take effect as at the Signature Date in terms of clause 2.1) shall take effect and become operative.

2.10.
Unless each of the Conditions Precedent has been fulfilled or waived by not later than the relevant date for fulfilment thereof set out in clause 2.1 (or such later date or dates as may be agreed in writing between AngloGold and the Purchasers, or as may be extended in accordance with clause 2.7, on or before the aforesaid date or dates): (a) the provisions of this Agreement (save for clause 2, clause 1, and clauses 50 to 62 (both inclusive), which will remain of full force and effect and binding on the Parties) will never become of any force or effect; (b) the provisions of this Agreement (save for clause 2, clause 1 and clauses 50 to 62 (both inclusive)), shall terminate (with each Party being relieved of its duties and obligations arising in terms of all such provisions of this Agreement from and after the relevant date); (c) the status quo ante in respect of the Transactions will be restored by the Parties as near as may be possible; and (d) none of the Parties will have any claim against any other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of any of the Operative Provisions.

3.	MERGER NOTIFICATION TO COMPETITION AUTHORITIES

3.1.
It is recorded that both of the Transactions will result in an acquisition of control as contemplated by Chapter 3 of the Competition Act, which requires the approval of the relevant Competition Authorities prior to this Agreement being implemented.

3.2.
Harmony shall, as soon as reasonably possible after the Signature Date, instruct the Purchasers’ Counsel for the purpose of preparing, in reasonable consultation with ENSafrica (acting on behalf of AngloGold), all submissions, applications and documents which are required to be furnished to the relevant Competition Authorities in order to obtain the approval for the Transactions (the "Merger Notification") as contemplated in clause 3.1 and for the purpose of the presentation and argument of any such application. In this regard, the Parties shall co-operate with each other and timeously provide the aforesaid advisors with all documents and information as the advisors may reasonably require.

3.3.
AngloGold and Harmony shall use their reasonable endeavours to procure that the Merger Notification is submitted to the relevant Competition Authorities by no later than 30 (thirty) calendar days after the Signature Date.

3.4.
The Purchasers agree, and will procure, that neither the Merger Notification nor any other submissions, applications or documents which are required to be furnished to the relevant Competition Authorities will be submitted to the relevant Competition Authorities without AngloGold first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed. Any approaches to, liaison with, or documents filed with, the Competition Authorities shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

3.5.
The Purchasers shall, and shall procure that the Purchasers’ Counsel shall, ensure that AngloGold is promptly provided with copies of any and all notices and correspondence received from the Competition Authorities which relate to the transactions contemplated in this Agreement.

3.6.	Each of AngloGold and the relevant Purchaser shall –

3.6.1.	sign all documents and expeditiously provide all necessary information upon being required to do so for the purposes of completing and submitting the Merger Notification;

3.6.2.
use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary to procure that the Merger Notification is properly prepared and duly submitted; and

3.6.3.	provide all such assistance to the Competition Authorities as may be required including providing all information and responding to all queries in order for the Merger Notification to be dealt with, in each case, to procure that the Merger Notification is properly prepared and duly submitted within the time period specified in clause 3.3.

3.7.	Pending the decision of the Competition Authorities pursuant to the submission of the Merger Notification, no Party shall –

3.7.1.	directly or indirectly, perform or fail to perform any act which will or is likely to diminish the prospects of success of the Merger Notification; or

3.7.2.	lodge, or authorise any other Party to lodge, any further information or documents required by the Competition Authorities as contemplated in clause 3.4, pertaining to the sale contemplated in any of the Transactions, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Competition Authorities make a specific request to a specific Party that requires a response or the lodging of information only from that specific Party, in which case, such Party shall notify the other Parties after it has provided its response to or lodged information with the Competition Authorities.

3.8.
If either the Competition Authorities and/or the Purchasers’ Counsel request any further information or documents in respect of the Merger Notification, the Party to or on behalf of whom such request is addressed shall use its reasonable endeavours to respond fully thereto to the Purchasers’ Counsel (or through the Purchasers’ Counsel), as the case may be, as soon as is reasonably practicable after the request is received by or on behalf of such Party.

3.9.
If the Competition Tribunal prohibits the implementation of any of the Transactions or approves the implementation of one of the Transactions and not the other or approves the implementation of any of the Transactions subject to a condition or conditions, neither AngloGold nor Harmony shall be entitled to appeal and/or review the Competition Tribunal’s decision to the Competition Appeal Court unless AngloGold and Harmony both agree in writing prior thereto within the time period set out in clause 3.10. In the event of such agreement within such time period, either AngloGold or the Purchasers may appeal and/or review the Competition Tribunal’s decision to the Competition Appeal Court. Each Party shall bear its own costs for any appeal or review proceedings against a decision of any Competition Authority.

3.10.
In the event that AngloGold and Harmony are unable to agree in writing to appeal and/or review the Competition Tribunal’s decision to the Competition Appeal Court within 10 (ten) Business Days after a written request by either of them to reach such agreement and the Party affected by a condition imposed by the Competition Authorities does not (as contemplated in clause 2.1.7) accept such condition, then the Condition Precedent referred to in clause 2.1.7 will fail.

3.11.
The Parties shall bear their own costs in relation to the merger proceedings, including all costs associated with the preparation and filing of the proposed merger application (including but not limited to such costs incurred prior to the Signature Date), save that the statutory merger filing fee payable to the Competition Authorities associated with the submission of the Merger Notification will be shared equally between AngloGold and Harmony.

3.12.
The Parties shall, with reasonable notice, invite the other of them (and the advisors appointed by the Parties) to all meetings with, or hearings in front of, the Competition Authorities (to the extent requested) for purposes of obtaining approval from the Competition Authorities.

3.13.
For the purposes of this clause 3 only, if in terms of this clause 3 the written consent, approval or agreement of any of the Parties is required, or there is an obligation to provide any document, notice or correspondence to any of the Parties, then the: (a) written consent, approval or agreement provided by ENSafrica (in the case of AngloGold) or the Purchasers’ Counsel (in the case of any of the Purchasers) shall constitute the written consent, approval or agreement of the Party in question; or (b) delivery of the document, notice or correspondence to ENSafrica (in the case of AngloGold) or the Purchasers’ Counsel (in the case of any of the Purchasers) shall constitute the delivery to the Party in question.

4.	SECTION 11 APPLICATION AND GENERAL CONDUCT IN RELATION TO REGULATORY ATTENDANCES

4.1.
AngloGold shall, as soon as reasonably possible after the Signature Date, instruct ENSafrica, for the purpose of preparing, in consultation with the Purchasers’ Counsel (acting on behalf of the Purchasers), all submissions, applications and documents (including the Section 11 Application) which are required to be furnished to the DMRE in order to obtain the Section 11 Ministerial Consent. In this regard, the Parties shall co-operate with each other and timeously provide ENSafrica with all documents and information as ENSafrica may reasonably require.

4.2.
It is agreed that AngloGold shall at all times permit Harmony to review and comment on any written submissions, applications and documents (including the Section 11 Application to be made to the DMRE and any responses to correspondence or DMRE queries regarding the BEE Amendment Application currently being processed by the DMRE). AngloGold agrees, and will procure, that no submissions, applications and documents (including the Section 11 Application and any representations, comments, submissions or responses which are required to be furnished to the DMRE in order to obtain the Section 11 Ministerial Consent and/or the BEE Amendment Ministerial Consent) in respect of the WW Mining Rights will be submitted to the DMRE without Harmony first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed. Any approaches to, liaison with, or documents filed with, the DMRE in connection with the Section 11 Application and/or the BEE Amendment Application shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

4.3.
The Section 11 Application shall be submitted by AngloGold to the DMRE on the basis that the means of submission may include submission electronically via the website of the DMRE and/or manual lodgement, together with any further documents as may be required to be submitted in connection with the Section 11 Application.

4.4.
Harmony shall use its reasonable endeavours to prepare and deliver to AngloGold, within 20 (twenty) calendar days after the Signature Date, such documents which are required to support the Section 11 Application. AngloGold and Harmony shall use their reasonable endeavours to procure that the Section 11 Application is submitted to the DMRE within 30 (thirty) calendar days after the Signature Date.

4.5.	Each of AngloGold and the relevant Purchaser shall –

4.5.1.	sign all documents and expeditiously provide all necessary information upon being required to do so;

4.5.2.	use its reasonable endeavours and shall take all such steps and render all such assistance to each other as may be reasonably necessary from a process point of view; and

4.5.3.	do everything reasonably required by the DMRE from a process point of view, in each case, to procure that the Section 11 Application is properly prepared and duly submitted within the time period specified in clause 2.1.

4.6.
Harmony and AngloGold will each nominate appropriate employees (the "Authorised Employees") to jointly act on behalf of Harmony and AngloGold and to make all representations to the Minister and/or the DMRE solely for the purpose of obtaining the Section 11 Ministerial Consent under the Section 11 Application and the BEE Amendment Ministerial Consent under the BEE Amendment Application. For purposes of this clause 4.6 "jointly" shall mean one or more of the Authorised Employees of AngloGold acting together with one or more of the Authorised Employees of Harmony. The Parties shall be entitled to substitute their Authorised Employees if necessary and the initial Authorised Employees of each Party shall be:

4.6.1.	in the case of AngloGold, Nicki Strydom and Moses Madondo; and

4.6.2.	in the case of Harmony, Neil Terblanche and Phillip Tobias.

4.7.
At least one of the Authorised Employees of each of AngloGold and Harmony shall be invited by the Parties to attend all meetings in connection with procuring the Section 11 Ministerial Consent and BEE Amendment Ministerial Consent between any of the Parties respectively and any Party and the Minister and/or the DMRE.

4.8.
Harmony and AngloGold shall bear the filing fees payable to the DMRE in connection with the submission of the Section 11 Application in equal shares. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the Section 11 Application, including the legal fees and costs of its advisors in the preparation of the Section 11 Application and engagement with the DMRE (including but not limited to such costs incurred prior to the Signature Date).

4.9.	The Parties agree that:

4.9.1.
the WW Purchaser shall take transfer of the WW Mining Rights pursuant to the Section 11 Ministerial Consent and in accordance with AngloGold’s relevant social and labour plans, mining work programmes and environmental management programme. It is recorded that, after the Closing Date, the WW Purchaser shall be entitled but not obliged, whether as part of any Consolidation Application or otherwise, to apply in terms of section 102 of the MPRDA to amend the aforementioned plans and programmes;

4.9.2.
in respect of the social and labour plans, mining work programmes and environmental management programmes relating to the WW Mining Rights, the WW Purchaser may after Signature Date prepare draft application/s in terms of section 102 of the MPRDA to amend or consolidate the social and labour plans, mining work programmes and environmental management programmes relating to the WW Mining Rights (the "Section 102 Application"). However, the WW Purchaser shall only be entitled to lodge the Section 102 Application after Closing (whether on a stand-alone basis or as part of the Consolidation Application);

4.9.3.
the WW Purchaser shall be obliged to make a Consolidation Application after Closing on or after the Closing Date (but shall not make a Consolidation Application before the Closing Date) and as the holder of the WW Mining Rights in accordance with the provisions of clause 11.4.2. The WW Purchaser shall be solely responsible for paying all costs of and incidental to the lodgement of any such Consolidation Application (including but not limited to the compilation of any relevant plans and programmes) and the execution and registration of the deeds of amendment. The WW Purchaser shall use all reasonable endeavours to ensure that the Consolidation Application is approved and implemented as soon as reasonably possible after the Closing Date; and

4.9.4.
AngloGold, on the request from the WW Purchaser from time to time, shall cooperate and use its reasonable endeavours to assist the WW Purchaser in making the Section 102 Application or the Consolidation Application.

4.10.
AngloGold shall only withdraw the Pending Applications on the earlier of: (a) a written request of the WW Purchaser; or (b) the Consolidation Application Ministerial Consent having been granted by the DMRE. AngloGold shall be solely responsible for paying all costs of and incidental to the withdrawal of the Pending Applications including but not limited to any correspondence, documents or notices that AngloGold may be required to submit to the DMRE in relation to the Pending Applications until the withdrawal of the Pending Applications.

4.11.
For the purposes of this clause 4 only, if in terms of this clause 4 the written consent, approval or agreement of any of the Parties is required, or there is an obligation to provide any document, notice or correspondence to any of the Parties, then the: (a) written consent, approval or agreement provided by ENSafrica (in the case of AngloGold) or the Purchasers’ Counsel (in the case of any of the Purchasers) shall constitute the written consent, approval or agreement of the Party in question; or (b) delivery of the document, notice or correspondence to ENSafrica

(in the case of AngloGold) or the Purchasers’ Counsel (in the case of any of the Purchasers) shall constitute the delivery to the Party in question.

5.	CONVEYANCER

5.1.
AngloGold shall, as soon as reasonably possible after the Signature Date, instruct the Conveyancer, for the purpose of preparing, in consultation with the Purchaser's Counsel (acting on behalf of the Purchasers), all registrations, submissions, applications and documents which are required to be furnished, on or after the Closing Date, to any Deeds Registry or Governmental Entity to procure the: (a) Transfer of the Immoveable Properties (WW) and Immoveable Properties (VR); (b) registration in the Deeds Registry of the Kopanang Gold Plant Servitude and each of the notarial deeds of cession of servitude in respect of the Servitudes (WW) and Servitudes (VR); and (c) registration of the consents or deeds of transfer of the Surface Right Permits (WW) and Surface Right Permits (VR) in the Mining Titles Office, in the name of the relevant Purchaser. In this regard the Parties shall co-operate with each other and timeously provide the Conveyancer, in consultation with the Purchaser's Counsel (acting on behalf of the Purchasers), with all documents and information as the Conveyancer may reasonably require.

5.2.
AngloGold shall, and shall procure that the Conveyancer shall, ensure that the Purchasers are promptly provided with copies of any and all notices and correspondence received from the relevant Governmental Entity and/or Deed Registry which relate to the Transfers and registrations contemplated in clause 5.1.

6.	COVALENT WATER DIRECTIVE

6.1.
AngloGold shall, as soon as reasonably possible after the Signature Date, prepare all submissions, applications and documents which are required to be furnished to the Regional Director and arrange all meetings as may be necessary in order to reasonably attempt to procure the fulfilment of the Condition Precedent in clause 2.1.4.

6.2.
It is agreed that AngloGold shall at all times permit Harmony to review and comment on any written submissions, applications and documents to be made to the Regional Director. AngloGold agrees, and will procure, that no submissions, applications and documents which are required to be furnished to the Regional Director in order to procure the fulfilment of the Condition Precedent in clause 2.1.4 will be submitted to the Regional Director without Harmony first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed (it being agreed that written approval provided by the Purchasers' Counsel, on behalf of Harmony, shall also constitute the aforesaid written approval). Any approaches to, liaison with, or documents filed with, the Regional Director in connection with the Condition Precedent in clause 2.1.4 shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

6.3.
AngloGold and Harmony shall use all reasonable endeavours to procure that all submissions, applications and documents which are required to be submitted to the Regional Director are submitted by no later than 30 (thirty) calendar days after the Signature Date.

6.4.
AngloGold shall ensure that Harmony is promptly provided with copies of any and all notices and correspondence received from the Regional Director which relate to the Condition Precedent in clause 2.1.4.

6.5.	Each of AngloGold and the relevant Purchaser shall –

6.5.1.	sign all documents and expeditiously provide all necessary information upon being required to do so;

6.5.2.	use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary from a process point of view; and

6.5.3.	do everything reasonably required by the Regional Director from a process point of view, in each case, to procure the release of AngloGold from all past, present and future obligations and liabilities in terms of the Covalent Water Directive (including that the relevant Purchaser shall, if the Regional Director so requires, agree to be bound by the Covalent Water Directive or any amended or substituted version thereof whether to replace AngloGold or otherwise).

6.6.
If the Condition Precedent in clause 2.1.4 is waived by AngloGold in terms of clause 2.5, then the WW Purchaser and AngloGold hereby agree that, with effect from the Closing Date, as between them, all benefit and risk of the Covalent Water Directive that would (but for this clause 6.6) vest in and be borne by AngloGold shall vest in and be borne by the WW Purchaser and, as a result: (a) the WW Purchaser shall be obliged, at its cost, but (to the extent necessary) in AngloGold’s name to discharge on the respective due dates therefore AngloGold’s obligations under the Covalent Water Directive after the Closing Date; and (b) (without derogating from the provisions of clause 24.3) the WW Purchaser hereby indemnifies AngloGold against any Loss which may arise as a result of the WW Purchaser failing to comply with its obligations under this clause 6.6.

7.	MATERIAL ADVERSE CHANGE

7.1.
At any time after the Signature Date, but prior to the earlier of the date on which the Closing Date would occur but for this clause 7 (the "Original Closing Date") and the 10th (tenth) Business Day after either Harmony or AngloGold (as applicable) becomes aware of a Material Adverse Change, Harmony or AngloGold, as the case may be, shall, upon becoming aware of a Material Adverse Change, notify the other in writing (the "MAC Notice") that it is of the view that a Material Adverse Change has occurred. The MAC Notice shall contain a detailed description of the alleged Material Adverse Change, as well as all such details as Harmony or AngloGold, as the case may be, is in possession of or has access to relating to the effect of such Material Adverse Change.

7.2.
AngloGold and Harmony shall meet within 10 (ten) Business Days after the delivery of any such MAC Notice in order to attempt to agree whether a Material Adverse Change has occurred, provided that if AngloGold and Harmony are unable to agree within 10 (ten) Business Days after such first meeting, the matter shall be referred to an Expert for determination in accordance with clause 49.

7.3.
If AngloGold and Harmony agree (or the Expert determines) that a Material Adverse Change has occurred, Harmony shall have the right to terminate the Transactions by giving written notice (a "MAC Termination Notice") of same to AngloGold within 10 (ten) Business Days after such agreement (or determination), provided that if Harmony does not so timeously deliver a MAC Termination Notice, the Purchasers shall have no Claim of any nature whatsoever against AngloGold in relation to the subject matter of the Material Adverse Change. Upon timeous delivery of any MAC Termination Notice, the Transactions and this Agreement shall immediately terminate, and AngloGold and the Purchasers shall have no claim of whatsoever nature against each other as a result thereof.

7.4.
In the event that a MAC Notice has been delivered and the subsequent process contemplated in this clause 7 has not been completed in accordance therewith prior to the date falling 5 (five) Business Days prior to the Original Closing Date, the Closing Date shall be postponed from the Original Closing Date and shall occur (unless the Transactions are terminated in accordance with clause 7.3): (a) if such process is completed on or before the 20th (twentieth) calendar day in any subsequent calendar month, on the last Business Day of such month; or (b) if such process is completed after the 20th (twentieth) calendar day in any subsequent calendar month, on the last Business Day of the month immediately following the month in which such process is completed.

7.5.
If the Closing Date is postponed in accordance with clause 7.4, and pursuant to the process contemplated in this clause 7, the Expert determines (or AngloGold and Harmony agree) that a Material Adverse Change has not occurred, the relevant Purchasers shall be liable for interest on all amounts of which they are required to make payment on the Closing Date at the Prime Rate plus 200 basis points and capitalised monthly in arrears, from the Original Closing Date to the date of the actual Closing Date, both dates inclusive.

7.6.
Notwithstanding anything to the contrary contained herein, if and to the extent that AngloGold has, in respect of a particular Material Adverse Change, exercised its option contemplated in clause 1.3.172.3.1 and provided the relevant Purchaser/s with written notice of its intention to provide the Excess Amount then, (i) irrespective of whether or not AngloGold has made payment of the Excess Amount prior to the Closing Date, the Purchasers shall not be entitled to terminate this Agreement in terms of this clause 7 (as read with clause 50.4.1) as a result of the aforesaid Material Adverse Change, but (ii) AngloGold shall remain at all times (including after the Closing Date) liable to promptly, upon written demand by the relevant Purchaser/s from time to time, make payment of the Excess Amount.

7.7.
For the avoidance of doubt, to the extent that a MAC Notice has not been delivered by either Harmony or AngloGold in accordance with clause 7.1 prior to the Original Closing Date, this clause 7 shall cease to be of any force and effect and no Party shall be entitled to allege the occurrence of a Material Adverse Change.

Part B.	WW PACKAGE
Part B1: WW SALE AND PURCHASE OF THE SALE EQUITY (WW) AND WW MINING BUSINESS

8.	SALE AND PURCHASE OF THE SALE EQUITY (WW)

8.1.	With effect from the Closing Date, AngloGold hereby sells and cedes to:

8.1.1.
the WW Purchaser, and the WW Purchaser hereby purchases and accepts such cession as an indivisible transaction, subject to the terms and conditions set out in this Agreement, the Covalent Sale Shares and the Covalent Sale Claims; and

8.1.2.	Harmony, and Harmony hereby purchases and accepts such cession as an indivisible transaction, subject to the terms and conditions set out in this Agreement:

8.1.2.1.	the AngloGold Security Services Sale Shares; and

8.1.2.2.	the Masakhisane Sale Shares.

8.2.
The Covalent Sale Shares, AngloGold Securities Services Sale Shares and Masakhisane Sale Shares, as applicable, shall be sold free and clear of any and all Encumbrances, with all rights attaching to them at the Closing Date, including the right to receive all distributions and dividends declared, paid or made in respect of the Covalent Sale Shares, the AngloGold Security Services Sale Shares and the Masakhisane Sale Shares at or after the Closing Date. The aforegoing sentence applies mutatis mutandis to the Covalent Sale Claims.

8.3.
Notwithstanding the Signature Date (or anything to the contrary contained herein), the sales and cessions referred to in clause 8.1.1 will take place on the Closing Date and ownership of and risk in, and benefit attaching to:

8.3.1.	the Sale Equity (WW) (except the Covalent Sale Equity) will, against payment of the Cash Portion (WW) in terms of clause 16.2.2, pass to Harmony; and

8.3.2.	the Covalent Sale Equity will, against payment of the Cash Portion (WW) in terms of clause 16.2.2, pass to the WW Purchaser, as applicable, on the Closing Date.

9.	SALE AND PURCHASE OF THE WW MINING BUSINESS

9.1.
With effect from the Closing Date, AngloGold hereby sells, transfers and cedes to the WW Purchaser, and the WW Purchaser hereby purchases and accepts such transfer and cession, the WW Mining Business, as an indivisible transaction and as a going concern, subject to the terms and conditions set out in this Agreement and excluding the Excluded Liabilities.

9.2.	Notwithstanding the Signature Date (or anything to the contrary contained herein) –

9.2.1.
the risk in and benefit attaching to the WW Mining Business shall vest in the WW Purchaser with effect on and as from the Closing Date and AngloGold shall cease to have operational control of the WW Mining Business on and as from the Closing Date;

9.2.2.
subject to clause 9.2.6, ownership of the WW Mining Business (other than the WW Mining Rights and the WW Mining Right 11 MR, the Immoveable Properties (WW), the Servitudes (WW), the Infrastructure (WW) and the Surface Right Permits (WW)) shall pass to the WW Purchaser on and with effect from the Closing Date;

9.2.3.	ownership of the WW Mining Rights shall pass to the WW Purchaser upon notarial execution of the Notarial Deeds of Cession in respect of the WW Mining Rights (as contemplated in clause 11.3);

9.2.4.	ownership of the WW Mining Right 11 MR shall pass to the WW Purchaser upon the Consolidation Application Ministerial Consent being granted (as contemplated in clause 11.4);

9.2.5.
ownership of each of the Immoveable Properties (WW) shall pass to the WW Purchaser on and with effect from the Transfer Date of each of the respective Immoveable Properties (WW) (as contemplated in clause 11.6) and ownership of the Servitudes (WW) shall pass upon the date of registration in the Deeds Registry of each of the notarial deeds of cession of servitude in respect of the Servitudes (WW) (as contemplated in clause 11.7);

9.2.6.
if the Infrastructure (WW): (a) accedes to the Immoveable Properties (WW), then ownership of such Infrastructure (WW) shall pass to the WW Purchaser on and with effect from the Transfer Date of each of the respective Immoveable Properties (WW); or (b) does not accede to the Immoveable Properties (WW), then ownership of such Infrastructure (WW) shall pass to the WW Purchaser on and with effect from the Closing Date (as contemplated in clause 11.6); and

9.2.7.
ownership of the Surface Right Permits (WW) shall pass to the WW Purchaser upon registration of the consents or deeds of transfer of the Surface Right Permits (WW) in the Mining Titles Office (as contemplated in clause 11.8).

Part B2: WW DELIVERY AND IMPLEMENTATION

10.	DELIVERY OF THE SALE EQUITY (WW)

10.1.
On the Closing Date the representatives of AngloGold, Harmony and the WW Purchaser shall meet at 10h00 at the offices of ENSafrica at 129 Rivonia Road, Sandton, Johannesburg, South Africa, or at such other time and/or place as AngloGold, Harmony and the WW Purchaser may agree, where AngloGold shall, against payment of the Cash Portion (WW) in terms of clause 16.2.2, deliver to Harmony and the WW Purchaser, as applicable –

10.1.1.
the original share certificates in respect of the Covalent Sale Shares, AngloGold Security Services Sale Shares and the Masakhisane Sale Shares, together with duly executed cession and transfer forms (in a form attached hereto as Annexure CC) for the transfer of ownership in respect thereof (blank as to the transferee);

10.1.2.
all of the books, records, documents and assets of the WW Companies in the possession of AngloGold and/or under its control immediately before the Closing Date (including, without limiting the generality of the aforegoing, the certificates of incorporation, memoranda of incorporation, minute books, tax records, securities register and other registers of the WW Companies), or alternatively place Harmony in effective control of such books, records, documents and assets;

10.1.3.
(a) the written resignation/s (in a form attached hereto as Annexure DD), with effect from the Closing Date, of all of the directors of each of the WW Companies, together with (b) an originally certified copy of the South African identity document (if South African) or valid passport (if not South African) of each resigning director, in each case certified within the 2 (two) months prior to the Closing Date;

10.1.4.	certified copies of duly passed resolutions (in a form attached hereto as Annexure FF) of the board of directors of:

10.1.4.1.
Covalent: (a) approving the transfer of the Covalent Sale Shares to the WW Purchaser; (b) noting the cession of the Covalent Sale Claims to the WW Purchaser; (c) approving the issue of appropriate new share certificates in respect of the Covalent Sale Shares to the WW Purchaser which reflect the WW Purchaser as the registered owner of the Covalent Sale Shares; (d) directing the company secretary or any one director of Covalent to cancel the existing share certificate/s, which reflect AngloGold as the registered owner of the Covalent Sale Shares, and issue new share certificate/s to the WW Purchaser which reflect the WW Purchaser as the registered owner of the Covalent Sale Shares and to update the securities register of Covalent to reflect the WW Purchaser as the registered holder of the Covalent Sale Shares; (e) approving the appointment of the WW Purchaser's nominees to the board of directors of Covalent (provided that the WW Purchaser provides the names and identity/passport (as applicable) numbers of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date), subject to the terms and conditions of this Agreement and with effect from the Closing Date; and (f) noting the resignations of the persons referred to in clause 10.1.3;

10.1.4.2.
AngloGold Security Services: (a) approving the transfer of the AngloGold Security Services Sale Shares to Harmony; (b) approving the issue of appropriate new share certificates in respect of the AngloGold Security Services Sale Shares to Harmony which reflect Harmony as the registered owner of the AngloGold Security Services Sale Shares; (c) directing the company secretary or any one director of AngloGold Security Services to cancel the existing share certificate/s, which reflect AngloGold as the registered owner of the AngloGold Security Services Sale Shares, and issue new share certificate/s to Harmony which reflect Harmony as the registered owner of the AngloGold Security Services Sale Shares and to update the securities register of AngloGold Security Services to reflect Harmony as the registered holder of the AngloGold Security Services Sale Shares; (d) approving the appointment of Harmony's nominees to the board of directors of AngloGold Security Services (provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date), subject to the terms and conditions of this

Agreement and with effect from the Closing Date; and (e) noting the resignations of the persons referred to in clause 10.1.3; and

10.1.4.3.
Masakhisane: (a) approving the transfer of the Masakhisane Sale Shares to Harmony; (b) approving the issue of appropriate new share certificates in respect of the Masakhisane to Harmony which reflect Harmony as the registered owner of the Masakhisane Sale Shares; (c) directing the company secretary or any one director of Masakhisane to cancel the existing share certificate/s, which reflect Masakhisane as the registered owner of the Masakhisane Sale Shares, and issue new share certificate/s to Harmony which reflect Harmony as the registered owner of the Masakhisane Sale Share and to update the securities register of Masakhisane to reflect Harmony as the registered holder of the Masakhisane Sale Shares; (d) approving the appointment of Harmony nominees to the board of directors of Masakhisane (provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date), subject to the terms and conditions of this Agreement and with effect from the Closing Date; and (e) noting the resignations of the persons referred to in clause 10.1.3;

10.1.5.
certified copies of duly passed resolutions (in a form attached hereto as Annexure GG) of AngloGold appointing Harmony and the WW Purchaser's nominees to the board of directors of each of the WW Companies, as applicable, provided that Harmony and the WW Purchaser provides the name and identity/passport numbers (as applicable) of such nominees, as applicable, to AngloGold at least 15 (fifteen) Business Days before the Closing Date, subject to the terms and conditions of this Agreement and with effect from the Closing Date; and

10.1.6.	the documents, in respect of the Wonderfontein Trust, referred to in clause 10.2.2.

10.2.	Wonderfontein Trust

10.2.1.
It is recorded that: (a) the Wonderfontein Trust was established (inter alia) for purposes of acquiring, procuring the transfer of and holding property, transferring property to any public benefit organisation established in terms of section 30 of the Income Tax Act and to undertake such environmental rehabilitation of Farm Adma No. 354 and the Adma Dam as determined by the trustees of the Wonderfontein Trust, in their sole discretion; and (b) the property so held by the Wonderfontein Trust is the Farm Adma No 354 Registration Division I.Q, Province of Gauteng.

10.2.2.	In accordance with (and subject to) clauses 10.1 and 10.1.6, the following documents, in respect of the Wonderfontein Trust, shall be delivered to the WW Purchaser on the Closing Date, namely –

10.2.2.1.
all of the books, records, documents and assets of the Wonderfontein Trust in the possession of AngloGold and/or under its control immediately before the Closing Date in relation to the Wonderfontein Trust (including, without limiting the generality of the aforegoing, minute books, tax records, and other registers of the Wonderfontein Trust), or alternatively place the WW Purchaser in effective control of such books, records, documents and assets (it being recorded that AngloGold is not aware of any such books, records, documents and assets being in its possession or under its control);

10.2.2.2.
copies of the trust deed and letters of authority and affidavits which are required to be submitted to the Master of the High Court in place of the aforesaid original trust deed and letters of authority of the Wonderfontein Trust;

10.2.2.3.
the original written resignation/s of AngloGold’s appointees to the board of trustees of the Wonderfontein Trust (in a form attached hereto as Annexure EE), with effect from the date on which the new letters of authority in respect of the Wonderfontein Trust are to be issued as contemplated in clause 10.2.3;

10.2.2.4.
the original resolutions (in a form attached hereto as Annexure HH) of the trustees of the Wonderfontein Trust authorising and approving (subject to the terms and conditions of this Agreement and with effect from the Closing Date):

10.2.2.4.1.
the appointment of the WW Purchaser's nominees to the board of trustees of the Wonderfontein Trust with effect from the date on which the new letters of authority in respect of the Wonderfontein Trust are to be issued as contemplated in clause 10.2.3, provided that the WW Purchaser provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date; and

10.2.2.4.2.	the resignations of the persons referred to in clause 10.2.2.3.

10.2.3.
The Parties record and agree that, as soon as reasonably possible after the Closing Date, the WW Purchaser shall do all such things as may be necessary to procure the issuance of new letters of authority to effect the resignation and appointments contemplated in clauses 10.2.2.3 and 10.2.2.4 in respect of the Wonderfontein Trust and AngloGold shall use all reasonable endeavours to assist the WW Purchaser to obtain such new letters of authority and any other amendments to the deed of trust of the Wonderfontein Trust as reasonably requested by the WW Purchaser.

10.2.4.
With effect from the Closing Date, AngloGold cedes, assigns and delegates all of its rights and obligations in relation to the Wonderfontein Trust (if any) including such obligations as are recorded in the trust deed of the Wonderfontein Trust and any obligations that AngloGold may have undertaken by virtue of its nominee/s being trustees of the Wonderfontein Trust, in relation to or in connection with the Wonderfontein Trust, which cession, assignment and delegation the WW Purchaser accepts.

10.2.5.
If and to the extent that AngloGold is unable to cede, assign and delegate all of its rights and obligations in relation to the Wonderfontein Trust to the WW Purchaser as contemplated in clause 10.2.4 above, then the WW Purchaser and AngloGold hereby agree that, with effect from the Closing Date, as between them, all benefit arising from or relating to the Wonderfontein Trust that (but for this clause 10.2.5) would vest in and be borne by AngloGold shall vest in and be borne by the WW Purchaser and, as a result: (a) the WW Purchaser shall be obliged, at its cost, but (to the extent necessary) in AngloGold’s name to discharge AngloGold’s obligations in respect of the Wonderfontein Trust after the Closing Date; and (b) the WW Purchaser hereby indemnifies AngloGold against any Loss which may arise as a result of the WW Purchaser failing to comply with its obligations under this clause 10.2.5.

10.2.6.
The Parties record and agree that, as soon as reasonably possible after the Closing Date, the WW Purchaser and AngloGold shall, to the extent required, use their reasonable endeavours to attend to any necessary updates (including, if applicable, the contact, address, banking and trustee details) of the Wonderfontein Trust where required on the Registration, Amendments and Verification Form (RAV01) and that, if required, a IT77TR is duly completed and timeously submitted with SARS).

10.3.
AngloGold and Harmony may, by agreement in writing, dispense with a meeting on the Closing Date and may instead provide for the delivery of the documents referred to in clause 10 in such other manner as they may agree.

11.	DELIVERY OF THE WW MINING BUSINESS

11.1.	Primary Delivery Provisions
On the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, AngloGold shall attend to the following:

11.1.1.	The Contracts (WW):

11.1.1.1.
AngloGold hereby assigns, cedes and delegates (with effect from the Closing Date) to the WW Purchaser all of its rights, title and interests in and to all prospective obligations in respect of the Contracts (WW), and the WW Purchaser hereby accepts such assignment, cession and delegation, to the extent that: (a) the other parties to the Contracts (WW) consent thereto; or (b) the consents of the other parties to the Contracts (WW) are not required. AngloGold undertakes (subject to the remaining provisions of this clause 11.1.1) to use all reasonable endeavours to procure, as soon as reasonably practicable following the Signature Date (and, to the extent not completed on the Closing Date, as soon as reasonably possible after the Closing Date) the assignment of the Contracts (WW), and the related cession and delegation of rights, title, interests and obligations, to the WW Purchaser as aforesaid with effect on and from the Closing Date, including to obtain all consents, approvals and waivers that may be required from any third parties for such assignment.

11.1.1.2.
If the WW Purchaser identifies any material Contract (WW) which, in the reasonable opinion of the WW Purchaser, necessarily requires an amendment (which amendment shall take effect on or after the Closing Date) in order for such Contract (WW) to be valid and binding and/or to properly serve the legitimate and reasonable requirements of the WW Purchaser in operating the WW Businesses after the Closing Date, then AngloGold shall: (a) co-operate with the WW Purchaser; and (b) (to the extent that AngloGold is in possession or control of same) provide any documentation, information and support, at the WW Purchaser's cost, to assist the WW Purchaser in endeavouring to procure the amendment in question, provided that compliance with such request shall not require AngloGold to act in any manner contrary to its interests nor to expend material time and resources.

11.1.1.3.	To the extent that the consent of any other third parties to any of the Contracts (WW) is required to effect the assignment, cession and delegation contemplated in this clause 11.1.1 (the "Consenting Parties (WW)"), then –

11.1.1.3.1.
at the cost of the WW Purchaser and for a period of 4 (four) calendar months following the later of: (a) the Closing Date; and (b) the date on which a copy of the Contract (WW) is provided to the WW Purchaser in terms of this Agreement (provided that this item (b) shall apply only to Confidential Contracts (WW) (only to the extent that AngloGold has obtained approval from the relevant third party to disclose the relevant Confidential Contract (WW) to the WW Purchaser, as contemplated in clause 19.5.4), Proposed Contracts (WW) and Interim Period Contracts (WW) (or such longer period as the Parties may agree in writing), AngloGold shall use its reasonable endeavours to procure the aforesaid consent of the relevant Consenting Parties (WW) for such Contract (WW). On termination of the aforesaid 4 (four) calendar month period, and to the extent that a Consenting Party (WW) fails to provide their aforesaid consent in relation to the relevant Contract (WW), AngloGold shall be entitled, in its sole and absolute discretion, in respect of such Contract (WW), to: (a) use its reasonable endeavours (for so long, and from time to time, as AngloGold may choose) to procure the aforesaid consent of such Consenting Party (WW); (b) exercise any rights that it has under such Contract (WW), to terminate such Contract (WW) in respect of which the consent of the Consenting Parties (WW) has not yet been obtained (WW) (whereafter AngloGold shall forthwith notify the WW Purchaser in writing thereof); and/or (c) terminate the provisions of clause 11.1.1.3.2 on written notice to the Purchaser insofar as they relate to such Contract (WW) named in such notice; and

11.1.1.3.2.
in respect of each such Contract (WW), from the Closing Date until the earlier of the date on which: (a) all Consenting Parties (WW) (whose consent is so required) provide their consent to the assignment, cession and delegation of such Contract (WW) to the WW Purchaser and such assignment, cession and delegation is implemented; (b) such Contract (WW) is terminated (as contemplated in and in accordance with clause 11.1.1.3.2(b)); and/or (c) AngloGold terminates the provisions of this clause 11.1.1.3.2 (as contemplated in clause 11.1.1.3.1(c)) in respect of such Contract (WW), the WW Purchaser and AngloGold reciprocally undertake the following obligations for such period –

11.1.1.3.2.1.
as between the WW Purchaser and AngloGold, the benefit and risk of such Contracts (WW) shall vest in and be borne by AngloGold prior to the Closing Date and by the WW Purchaser from the Closing Date and thereafter. In particular but without limiting the aforegoing, if the Consenting Parties (WW) do not perform their obligations under such Contracts (WW) after the Closing Date, AngloGold shall take all such reasonable steps, at the cost of the WW Purchaser, as shall be available to enforce such obligations;

11.1.1.3.2.2.
AngloGold shall exercise all its rights under such Contracts (WW) for the benefit, at the direction and for the cost of the WW Purchaser and AngloGold shall collect and pay to the WW Purchaser promptly all amounts due to be paid to AngloGold under such Contracts (WW);

11.1.1.3.2.3.	AngloGold shall be obliged, at its cost, to discharge on the respective due dates therefor any obligations under such Contracts (WW) in respect of the period prior to the Closing Date;

11.1.1.3.2.4.	the WW Purchaser shall be obliged, at its cost, but in AngloGold's name to discharge on the respective due dates therefor AngloGold's obligations under such Contracts (WW) after the Closing Date; and

11.1.1.3.2.5.	the Parties hereby indemnify each other against any Loss which may arise as a result of the other of them failing to comply with their obligations under this clause 11.1.1, provided that, if the terms of any Contract (WW) do not permit the above provisions of this clause 11.1.1.3.2 to be carried into effect, the WW Purchaser and AngloGold shall co-operate with each other in good faith to enable the object of this clause 11.1.1.3.2 to be achieved in relation to such Contract (WW) insofar as it is possible to do so lawfully.

11.1.1.4.
Notwithstanding the other provisions of this clause 11.1.1 or the provisions of clause 19.5, the following provisions shall apply in regard to the 1991 Agreement: (a) it is recorded: (i) by AngloGold that based solely on correspondence received from Sibanye Gold Limited t/a Sibanye Stillwater dated 5 July 2019 and on the information which has been made available to AngloGold which has been disclosed to the Purchasers, AngloGold believes that the reference to “5 Shaft-west” in the 1991 Pumping Agreement refers to the mine shaft complex now known as Driefontein 10 shaft complex and is not aware of any information that contradicts this view ; and (ii) that AngloGold has disclosed to the Purchasers that AngloGold disputes that the 1991 Agreement is valid and binding at all, or alternatively disputes that the 1991 Agreement is valid and binding on AngloGold; (b) nevertheless, whilst AngloGold continues to dispute as aforesaid, AngloGold and the WW Purchaser agree that the provisions of clauses 11.1.1.1 to 11.1.1.3 shall apply to the 1991 Agreement and that AngloGold hereby assigns, cedes and delegates to the WW Purchaser, in terms of clauses 11.1.1.1 to 11.1.1.3, such of the rights and obligations of AngloGold, under, to, in respect of and/or relating to the 1991 Agreement, as AngloGold may have (if any); (c) AngloGold contends that the 1991 Agreement shall only have any valid and binding effect if and when it is finally determined to be valid and binding by a court of competent jurisdiction and/or under the provisions of the Arbitration Act, No. 42 of 1965; and (d) nothing in this clause 11.1.1.4 shall be construed as an admission by AngloGold that the 1991 Agreement is valid and binding generally or on AngloGold in whole or in part. Notwithstanding anything to the contrary in this paragraph a, c and d of this clause 11.1.1.4, nothing in such paragraphs shall be construed as a confirmation or acceptance by any of the Purchasers regarding the accuracy of the recordal and statements contained in such paragraphs.

11.1.2.
The Sale Assets (WW): Subject to clause 11.2, AngloGold shall deliver to the WW Purchaser the Sale Assets (WW) by such mode of actual or constructive delivery as shall be appropriate in the circumstances, with the intent that legal title to all such Sale Assets (WW) shall pass by and upon such mode of delivery. AngloGold shall sign and execute, promptly upon receiving a written request from the WW Purchaser, all documents as may be reasonably required to procure the delivery and transfer, and to the extent necessary or possible, the registration of the transfer, of the Sale Assets (WW) into the name of the WW Purchaser;

11.1.3.
The Motor Vehicles (WW): AngloGold shall deliver to the WW Purchaser all such documents, duly completed, as may be necessary to enable the Motor Vehicles (WW) to be registered in the name of the WW Purchaser and to enable the WW Purchaser to obtain the necessary certificate of roadworthiness in respect thereof (provided that any costs having been incurred in obtaining such certificates shall be paid by the WW Purchaser);

11.1.4.	The books and records:

11.1.4.1.
AngloGold shall place the WW Purchaser in possession of the originals of all books, documents (including Contracts (WW), engineering manuals, drawings and designs) and records to the extent that it is in possession of same (irrespective of the medium in which such records are stored) which relate to the WW Package; provided that to the extent that AngloGold is required by law to retain any such original AngloGold shall instead be entitled to deliver a true and accurate copy thereof, and to the extent that any such records are kept on computer hardware which is not included within the WW Package, AngloGold shall instead be required to deliver electronic copies thereof (in a format acceptable to the WW Purchaser, acting reasonably) or allow reasonable access to such computer hardware in order to enable the WW Purchaser to make electronic copies thereof. Notwithstanding anything to the contrary contained herein, to the extent that any documents or records also relate to operations other than the Sale Package, then: (a) if such documents or records are material to the Sale Package, such documents or records shall (if AngloGold so requires) be redacted so as to remove all references and information in relation to such other operations, prior to the WW Purchaser being placed in possession of same on the Closing Date or within a reasonable period after the Closing Date; (b) if such documents or records are immaterial to the Sale Package, the WW Purchaser shall not be placed in possession of same; and (c) to the extent that the WW Purchaser receives possession of documents or records which relate to operations other than the Sale Package, the WW Purchaser shall make such documents or records available for collection by AngloGold for a period of 90 (ninety) calendar days following the Closing Date; and

11.1.4.2.
the WW Purchaser acknowledges that AngloGold may: (a) be requested by a Government Entity to provide such entity with; or (b) require, for the purposes of any litigation proceedings, an original or copy of any of the books, documents and/or records delivered to the WW Purchaser by AngloGold under this clause 11.1.4. Accordingly, AngloGold may request access to and/or copies of all books, documents and records delivered to the WW Purchaser under this clause 11.1.4 from time to time and at any time. The WW Purchaser shall use its reasonable endeavours to provide AngloGold with access to and/or copies of such records and documents within 20 (twenty) Business Days after written notice thereof by AngloGold, at the cost of AngloGold. AngloGold irrevocably undertakes to the WW Purchaser it shall treat all such records and documents as private, strictly confidential and safeguard them accordingly, and to use each and every effort (including, without limitation, at least those steps as it applies in protecting its own proprietary, secret and confidential information) to ensure that such records and documents are protected against theft and/or unauthorised access and that no-one receives such records and documents unless authorised by the WW Purchaser in writing (which authorisation shall not be unreasonably withheld or delayed).

11.1.5.	The Sale Liabilities (WW):

11.1.5.1.
AngloGold hereby delegates to the WW Purchaser, to the extent that the creditors concerned consent thereto, and the WW Purchaser hereby accepts such delegation of the Sale Liabilities (WW). To the extent applicable, AngloGold undertakes to use all reasonable endeavours to procure the delegation of the Sale Liabilities (WW) to the WW Purchaser as aforesaid with effect from the Closing Date. To the extent that any such creditor does not agree thereto, the WW Purchaser shall be obliged after the Closing Date to discharge the Sale Liabilities (WW) on behalf of AngloGold on the respective due dates therefor and indemnifies AngloGold against any Claims of whatsoever nature that may be made against AngloGold in respect of the Sale Liabilities (WW) or the WW Purchaser’s failure to comply with its obligations in terms of this clause 11.1.5. The Parties record and agree that the WW Purchaser shall, with effect from the Closing Date, duly assume or punctually pay, satisfy, discharge, perform or fulfil (as the case may be) all of the Sale Liabilities (WW).

11.1.5.2.	Notwithstanding anything to the contrary in this Agreement, the Parties record and agree that AngloGold shall remain fully and solely liable and responsible for all Excluded Liabilities.

11.2.	Additional Delivery Provisions
In addition to the provisions of clause 11.1, AngloGold and the WW Purchaser agree that, on the Closing Date and against payment of the Cash Portion (WW) in terms of clause 16.2.2:

11.2.1.	in respect of the WW Mining Rights, the provisions of clause 4 and clause 11.3 below shall apply;

11.2.2.	in respect of the WW Mining Right 11 MR, the provisions of clause 4 and clause 11.4 below shall apply;

11.2.3.	in respect of the Wonderfontein Trust, the AngloGold Enviro Trust (and the Trust Money) and the WW Financial Guarantees, the provisions of clause 10.2 and 11.4 below shall apply;

11.2.4.	in respect of the Immoveable Properties (WW) and Infrastructure (WW) the provisions of clause 11.6 below shall apply;

11.2.5.	in respect of the Servitudes (WW), the provisions of clause 11.7 below shall apply;

11.2.6.	in respect of the Surface Right Permits (WW), the provisions of clause 11.8 below shall apply;

11.2.7.	in respect of the Consumable Stores (WW), the provisions of clause 11.9 below shall apply;

11.2.8.	in respect of the Critical Spares (WW), the provisions of clause 11.10 below shall apply;

11.2.9.	in respect of the WW Core, the provisions of clause 11.11 below shall apply;

11.2.10.	in respect of the Tailings Storage Facilities (WW) and the Tailings Storage Facilities Sites (WW), the provisions of clause 11.12 below shall apply;

11.2.11.	in respect of the MOD (WW), the provisions of clause 11.13 below shall apply;

11.2.12.	in respect of the Gold in Lock Up (WW) and Gold In Process (WW), the provisions of clause 11.14 below shall apply;

11.2.13.	in respect of AngloGold’s rights under all Permits (WW), the provisions of clause 12 below shall apply; and

11.2.14.	in respect of the Environmental Obligations (WW), the provisions of clause 24.1 below shall apply.

11.3.	WW Mining Rights

11.3.1.	On the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2 and to the extent that it has not already done so:

11.3.1.1.
AngloGold shall deliver to the WW Purchaser: (a) the originals or certified copies of such board resolution/s and other documents, in its possession or under its control, as may be necessary in order to procure the transfer of the WW Mining Rights from AngloGold to the WW Purchaser; and (b) copies of (or to the extent that AngloGold is in possession of same on the Closing Date, the originals of) the WW Mining Rights and Section 11 Ministerial Consent; and

11.3.1.2.	the parties shall execute the Notarial Deeds of Cession.

11.3.2.
The WW Purchaser shall lodge or procure the lodgement of the Notarial Deeds of Cession, for registration at the Mining Titles Office in terms of the MTRA, within the 60‑day period contemplated in section 11(4) of the MPRDA.

11.3.3.
AngloGold shall, upon written request by the WW Purchaser, give all reasonable assistance and take all such action as may be reasonably required by the WW Purchaser to give effect to the provisions of this clause 11.3.

11.3.4.
The Parties record that some of the Infrastructure (WW) has been valued and rated by the local authority in terms of Section 17(1)(f) of the Rates Act as part of the WW Mining Rights, in respect of which no clearance certificates may be issued and to which the Interim Payment Arrangement referred to in clause 11.6.21.5 applies. The WW Purchaser shall, subject to AngloGold providing the WW Purchaser with such documentation evidencing amounts that may be due and payable by the WW Purchaser, refund AngloGold in respect of that part of any payment made by AngloGold to the local authority that relates to the period between the Closing Date and the date of registration of the Notarial Deeds of Cession in the Mining Titles Office, and in relation to the period after the relevant date of registration of the Notarial Deeds of Cession in the Mining Titles Office, to the extent that the WW Purchaser is credited with such advance payments by the relevant local authority concerned and such amounts are not refunded by the relevant local authority concerned to AngloGold.

11.3.5.
In relation to the period from the Closing Date until the date of registration of the Notarial Deeds of Cession in the Mining Titles Office (both dates inclusive), the WW Purchaser shall, without limitation, be liable for:

11.3.5.1.
all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the buildings and infrastructure erected on the WW Mining Rights areas (including any deposits payable in connection therewith);

11.3.5.2.	all costs in relation to the maintenance and upkeep of the buildings and infrastructure erected on the WW Mining Rights areas; and

11.3.5.3.	all rates and taxes and other imposts levied by any Governmental Entity in respect of the WW Mining Rights areas;
and the WW Purchaser hereby indemnifies AngloGold and holds AngloGold harmless for the period between the Closing Date and the date of registration of the Notarial Deeds of Cession in the Mining Titles Office, against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto.

11.3.6.	With effect from the Closing Date the WW Purchaser shall be responsible for taking out any insurance it requires in relation to the buildings and infrastructure erected on the WW Mining Areas.

11.3.7.
The Parties record that the buildings constructed within the WW Mining Areas were constructed for mining purposes and that there are no approved building plans or electricity compliance certificates in respect thereof.

11.4.	WW Mining Right 11 MR

11.4.1.
The WW Mining Right 11 MR shall be delivered to the WW Purchaser by virtue of AngloGold providing the WW Purchaser with the assistance contemplated in clause 4.9, and the WW Purchaser being granted the Consolidation Application Ministerial Consent.

11.4.2.
On the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, AngloGold will use its reasonable endeavours to prepare and deliver to Harmony, on the Closing Date (failing which as soon as reasonably possible after the Closing Date), such documents which are required to support the Consolidation Application, including but not limited to a conditional deed of abandonment of the WW Mining Right 11 MR specifying that AngloGold abandons the WW Mining Right 11 MR on condition that the Consolidation Application Ministerial Consent is obtained in order to inter alia incorporate it into WW Mining Right 01.

11.5.	AngloGold Enviro Trust (and the Trust Money) and the WW Financial Guarantees

11.5.1.	It is recorded that AngloGold has made provision for the rehabilitation of the WW Mining Areas in the amounts and by way of the methods detailed below:

11.5.1.1.
a contribution to the AngloGold Enviro Trust of the Trust Money. It is recorded that contributions made by AngloGold to the AngloGold Enviro Trust are in respect of AngloGold’s rehabilitation obligations for both the WW Mining Areas and the VR Region; and

11.5.1.2.	the provision of the WW Financial Guarantees.

11.5.2.	It is recorded that the AngloGold Enviro Trust is a trust registered for purposes of section 37A of the Income Tax Act.

11.5.3.	The AngloGold Enviro Trust and Trust Money

11.5.3.1.	On the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2 and to the extent that it has not already done so, AngloGold shall deliver to the WW Purchaser:

11.5.3.1.1.
all of the books, records, documents and assets of the AngloGold Enviro Trust in the possession of AngloGold and/or under its control immediately before the Closing Date in relation to the AngloGold Enviro Trust (including, without limiting the generality of the aforegoing, minute books, tax records, and other registers of the AngloGold Enviro Trust), or alternatively place the WW Purchaser in effective control of such books, records, documents and assets;

11.5.3.1.2.	the original trust deed and letters of authority in respect of the AngloGold Enviro Trust;

11.5.3.1.3.
the original written resignation/s of AngloGold’s appointees to the board of trustees of the AngloGold Enviro Trust (in a form attached hereto as Annexure EE), with effect from the date on which the new letters of authority in respect of the AngloGold Enviro Trust are to be issued as contemplated in clause 11.5.3.2;

11.5.3.1.4.
the original resolutions (in a form attached hereto as Annexure HH) of the trustees of the AngloGold Enviro Trust authorising and approving (subject to the terms and conditions of this Agreement and with effect from the Closing Date):

11.5.3.1.4.1.
the appointment of the WW Purchaser’s nominees to the board of trustees of the AngloGold Enviro Trust with effect from the date on which the new letters of authority in respect of the AngloGold Enviro Trust are to be issued as contemplated in clause 11.5.3.2, provided that the WW Purchaser provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date; and

11.5.3.1.4.2.	the resignations of the persons referred in clause 11.5.3.1.3.

11.5.3.2.
The Parties record and agree that, as soon as reasonably possible after the Closing Date, the WW Purchaser shall do all such things as may be necessary to procure the issuance of new letters of authority in respect of the AngloGold Enviro Trust and AngloGold shall use all reasonable endeavours to assist the WW Purchaser to obtain such new letters of authority and any other amendments to the deed of trust of the AngloGold Enviro Trust as reasonably requested by the WW Purchaser.

11.5.3.3.
With effect from the Closing Date, AngloGold cedes, assigns and delegates all of its rights and obligations in relation to the AngloGold Enviro Trust (if any) including such obligations as are recorded in the trust deed of the AngloGold Enviro Trust and any obligations that AngloGold may have undertaken by virtue of its nominee/s being trustees of the AngloGold Enviro Trust, in relation to or in connection with the AngloGold Enviro Trust, which cession, assignment and delegation the WW Purchaser accepts.

11.5.3.4.
If and to the extent that AngloGold is unable to cede, assign and delegate all of its rights and obligations in relation to the AngloGold Enviro Trust to the WW Purchaser as contemplated in clause 11.5.3.3 above, then the WW Purchaser and AngloGold hereby agree that, with effect from the Closing Date, as between them, all benefit arising from or relating to the AngloGold Enviro Trust that (but for this clause 11.5.3.4) would vest in and be borne by AngloGold shall vest in and be borne by the WW Purchaser and, as a result: (a) the WW Purchaser shall be obliged, at its cost, but (to the extent necessary) in AngloGold’s name to discharge AngloGold’s obligations in respect of the AngloGold Enviro Trust after the Closing Date; and (b) the WW Purchaser hereby indemnifies AngloGold against any Loss which may arise as a result of the WW Purchaser failing to comply with its obligations under this clause 11.5.3.4.

11.5.3.5.
The Parties record and agree that, as soon as reasonably possible after the Closing Date, the WW Purchaser and AngloGold shall attend to the necessary updates (including, the contact, address, banking and trustee details) of the AngloGold Enviro Trust where required on the Registration, Amendments and Verification Form (RAV01) and that the IT77TR is duly completed and timeously submitted with SARS.

11.5.4.	WW Financial Guarantees

11.5.4.1.
On the Closing Date, the WW Purchaser shall deliver to ENSafrica, the original financial guarantee/s it intends to submit at the Gauteng Regional Office of the DMRE for the rehabilitation of the WW Mining Areas, which are consistent with the Minister's requirements in terms of the Section 11 Ministerial Consent (the "Purchaser Financial Guarantee"), which Purchaser Financial Guarantee ENSafrica shall hold in escrow until such time as the WW Purchaser and AngloGold attend the Gauteng Regional Office of the DMRE.

11.5.4.2.
As soon as reasonably possible (and no later than 2 (two) Business Days) after the Closing Date, ENSafrica shall release the Purchaser Financial Guarantee from escrow and the WW Purchaser and AngloGold will attend at the Gauteng Regional Office of the DMRE to uplift the original WW Financial Guarantees and replace them with the original Purchaser Financial Guarantee, after which AngloGold shall cancel the WW Financial Guarantees. If AngloGold is unable to uplift the original WW Financial Guarantees:

11.5.4.2.1.	the WW Purchaser shall nevertheless submit the original Purchaser Financial Guarantee at the Gauteng Regional Office of the DMRE; and

11.5.4.2.2.
with effect from the Closing Date and until such time as the original WW Financial Guarantees are uplifted, the WW Purchaser hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the DMRE bringing a claim against AngloGold and/or enforcing the WW Financial Guarantees but only to the extent that such claim and/or enforcement relates to any portion of the WW Financial Guarantees that relates to the WW Mining Business.

11.5.4.3.
Notwithstanding anything to the contrary contained herein, AngloGold shall use all reasonable endeavours to procure the upliftment of the original WW Financial Guarantees and the WW Purchaser shall provide all assistance required by AngloGold in this regard.

11.6.	Immoveable Properties (WW) and Infrastructure (WW)

11.6.1.
Occupation and possession of the Immoveable Properties (WW) and the Infrastructure (WW) will be provided to the WW Purchaser by AngloGold on the Closing Date against payment of the Cash Portion (WW) in terms of clause 16.2.2.

11.6.2.
All risk in and benefit attaching to such Immoveable Property (WW) and the Infrastructure (WW) shall vest in the WW Purchaser on the Closing Date against payment of the Cash Portion in terms of clause 16.2.2.

11.6.3.
The WW Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.6, and be entitled to use and occupy the Immoveable Properties (WW) from the Closing Date until the Transfer Date of each of the respective Immoveable Properties (WW) (both dates inclusive) (the "Immoveable Property Period (WW)").

11.6.4.	To the extent that the Infrastructure (WW):

11.6.4.1.
accedes to immoveable property which forms part of the Immoveable Properties (WW), then such Infrastructure (WW) shall transfer to the WW Purchaser with each respective Immoveable Property (WW) on the Transfer Date of such Immoveable Properties (WW) and the WW Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.6, and be entitled to use and occupy such Infrastructure (WW) from the Closing Date until the Transfer Date of each of the respective Immoveable Properties (WW) (both dates inclusive) (the "Infrastructure Period (WW)"); or

11.6.4.2.
does not accede to immoveable property which forms part of the Immoveable Properties (WW), then AngloGold shall on the Closing Date deliver such Infrastructure (WW) to the WW Purchaser by such mode of actual or constructive delivery as shall be appropriate in the circumstances, with the legal intent that legal title to all such Infrastructure (WW) shall pass by and upon such mode of delivery on the Closing Date. AngloGold shall sign and execute, upon receiving a written request from the WW Purchaser, all documents as may be reasonably required to procure the delivery and transfer, and to the extent necessary or possible, the registration of the transfer, of such Infrastructure (WW) into the name of the WW Purchaser.

11.6.5.	It is the intention of the Parties that the Transfer (WW) of each Immoveable Property (WW) takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of all of the Parties to and shall during the Interim Period and after the Closing Date, if necessary:

11.6.5.1.	take all steps as may be necessary to apply to the relevant local authority for rates clearance figures in respect of each of the Immoveable Properties (WW) (the "Rates Clearance Figures (WW)"); and

11.6.5.2.	prepare all documents necessary for lodgement of the Transfers (WW) in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

11.6.6.
The Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 11.6.4, including but not limited to providing and signing the relevant documentation to authorise the Conveyancer to apply to the relevant local authority for the Rates Clearance Figures (WW) and providing such documentation to the Conveyancer which is necessary to prepare all documents to give effect to the Transfers (WW). All costs associated with the applications for Rates Clearance Figures (WW) shall be for the account of the WW Purchaser.

11.6.7.	On the Closing Date and against payment of the Cash Portion (WW) in terms of clause 16.2.2:

11.6.7.1.
and to the extent that it has not already done so, AngloGold shall hand over to the Conveyancer all the original title deeds in its possession or under its control in respect of the Immoveable Properties (WW), alternatively, the particulars of title deeds that have been permanently filed at the Deeds Registry, in respect of the Immoveable Properties (WW), alternatively signed applications for the issue of substituting copies of all lost deeds, and all other documentation, as requested by the Conveyancer, to give effect to the provisions of this clause 11.6; and

11.6.7.2.
the Parties shall each nominate 2 (two) or more appropriate representatives employed by AngloGold and the WW Purchaser (or any of its Affiliates) respectively (the "Authorised Representatives (WW)") to act on their behalf to complete and/or sign all documents necessary to effect the Transfers (WW) and the execution of the notarial deeds of cession and assignment of the Servitudes (WW) and registration of cession and assignment of the Servitudes (WW) in the relevant Deeds Registry, or the notarial execution of the notarial deeds of cession and assignment of the Servitudes (WW), as applicable, as contemplated in clause 11.7. The Parties will on the Closing Date each provide their respective Authorised Representatives (WW) with a power of attorney or delegation of authority to act on their behalf for purposes of completing and/or signing all documents necessary to effect the Transfers (WW) and the execution of the notarial deeds of cession and assignment of the Servitude (WW) and registration of the cession and assignment of the Servitudes (WW), or the notarial execution of the notarial deeds of cession and assignment of the Servitude (WW), as applicable in the relevant Deeds Registry. The Authorised Representative (WW) of each Party shall be:

11.6.7.2.1.	in the case of AngloGold, Lizelle Marwick or Ryan Webb; and

11.6.7.2.2.	in the case of the WW Purchaser, Neil Terblanche or Phillip Tobias.

11.6.8.
AngloGold shall, on request by the Conveyancer, pay in full the relevant Rates Clearance Figures (WW) in respect of the period up to and including the Closing Date, in order for a rates clearance certificate to be issued to the Conveyancer, in respect of each of the Immoveable Properties (WW) as well as the Infrastructure (WW) (if necessary), in terms of section 118 of the Local Government: Municipal Systems Act, No. 32 of 2000 (the "Rates Clearance Certificate (WW)"). AngloGold undertakes to the WW Purchaser that when obtaining the Rates Clearance Figures (WW) for the period up to and including the Closing Date, from the relevant local authority for purposes of the Transfer (WW), it shall effect payment of the full debt due (in respect of the aforesaid period) to the relevant local authority as at such date and shall not limit this to the 2 (two) years preceding the issue of the relevant Rates Clearance Certificate (WW).

11.6.9.
The WW Purchaser shall, on request by the Conveyancer, pay the relevant Rates Clearance Figures (WW) that relate to the period after the Closing Date, in order for the Rates Clearance Certificate to be issued to the Conveyancer.

11.6.10.
The WW Purchaser shall, subject to AngloGold providing the WW Purchaser with such documentation evidencing amounts that may be due and payable by the WW Purchaser in respect of the Rates Clearance Figures (WW) paid by AngloGold, refund AngloGold in respect of that part of any payment made by AngloGold to the local authority that relates to the period between the Closing Date and the relevant Transfer Date, and only in relation to the period after the relevant Transfer

Date to the extent that the WW Purchaser is credited with such advance payments by the relevant local authority concerned and such amounts are not refunded by the relevant local authority concerned to AngloGold. AngloGold shall, subject to the WW Purchaser providing AngloGold with such documentation evidencing amounts that may be due and payable by AngloGold in respect of the Rates Clearance Figures (WW) paid by the WW Purchaser, refund the WW Purchaser in respect of that part of any payment made by the WW Purchaser in respect of the Rates Clearance Figures (WW) that relates to the period between the Closing Date and the relevant Transfer Date, to the extent that , after the relevant Transfer Date, AngloGold is refunded such amounts by the relevant local authority and such amounts are actually received by AngloGold.

11.6.11.
The WW Purchaser shall, on written request by AngloGold refund AngloGold for any and all deposits made by AngloGold in relation to the Immoveable Properties (WW) and/or the Infrastructure (WW), to the extent that WW Purchaser is credited with and has received such deposits by the relevant local authority concerned and such amounts are not refunded by the relevant local authority concerned to AngloGold.

11.6.12.
AngloGold undertakes to the WW Purchaser that it shall, at its cost, do all such things as may be necessary (including providing relevant documentation for the Transfer (WW)) to obtain all consents and/or approval, as registered owner of the Immoveable Properties (WW), that are required to give effect to the Transfers (WW) contemplated in this clause 11.6, including (without limitation), procuring the consent and/or approval of the relevant local authority or any third party to the Transfers (WW).

11.6.13.	The Parties undertake in favour of each other that:

11.6.13.1.
the Parties shall procure that 1 (one) of their Authorised Representatives (WW) signs all documents required to give effect to the Transfer (WW) without delay and to provide all documents and information and do all things necessary in order to effect the Transfer (WW); and

11.6.13.2.
each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancer in a position to, and to ensure that the Conveyancer, effect Transfer (WW) in the relevant Deed Registry without unnecessary delay or hindrance.

11.6.14.
All costs, taxes, fees and disbursements (including transfer duty and VAT, if any) incurred to effect the transfer of the Immoveable Properties (WW) and Infrastructure (WW) to the WW Purchaser shall be paid by the WW Purchaser within 7 (seven) calendar days after being requested to do so by the Conveyancer in writing and on receipt of a VAT invoice from the Conveyancers.

11.6.15.
Subject to the Warranties, the Parties agree that the Immoveable Properties (WW), as well as the Infrastructure (WW), are sold to the extent as they now lie, voetstoots, subject to all conditions, servitudes, Surface Right Permits (WW) and any Encumbrances, and further subject to the provisions of clause 11.6.20 in relation to the subdivision and transfer of the SANRAL Portions (WW) to SANRAL .

11.6.16.
The Parties record that the Infrastructure (WW) was erected for mining purposes pursuant to surface right permits and/or mining rights granted to AngloGold and that there are no approved building plans or electricity compliance certificates in terms of the Electrical Installation Regulations promulgated under the Occupational Health and Safety Act No. 85 of 1993 in respect thereof.

11.6.17.
AngloGold shall be obliged to procure the issue of a valid and up to date certificate of compliance in respect of each of the freehold residential properties included in the Immovable Properties (WW) as referred to in Annexure Q as contemplated in terms of the Electrical Installation Regulations 2009 promulgated under the Occupational Health and Safety Act No. 85 of 1993, (the "Compliance Certificate (WW)") (to the extent that AngloGold is not already in possession of a valid Compliance Certificate (WW) which is less than 2 (two years old)) and deliver the valid and up to date Compliance Certificates (WW) for each such freehold residential property to the WW Purchaser on or before the Closing Date (and, to the extent not delivered on the Closing Date, as soon as reasonably possible after the Closing Date but before the respective Transfer Date). AngloGold shall be liable for the cost of procuring the issue of the said Compliance Certificates (WW) (to the extent that it is necessary to procure the issue of an updated Compliance Certificate (WW)), including without limitation the cost of any necessary electrical work.

11.6.18.	In relation to the Immoveable Property Period (WW), the WW Purchaser shall, without limitation, be liable for:

11.6.18.1.
all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the: (a) Immoveable Properties (WW), for the Immoveable Property Period (WW); and (b) Infrastructure (WW), for the Infrastructure Period (WW), (including any deposits payable in connection therewith);

11.6.18.2.
all costs in relation to the maintenance and upkeep of: (a) the Infrastructure (WW), for the Infrastructure Period (WW); and (b) all other improvements and structures on the Immoveable Properties (WW), for the Immoveable Property Period (WW), to the extent that such maintenance and upkeep is required by the WW Purchaser; and

11.6.18.3.
all rates and taxes and other imposts levied by any local authority in respect of the: (a) Immoveable Properties (WW), for the Immoveable Property Period (WW); and (b) Infrastructure (WW), for the Infrastructure Period (WW),

and the WW Purchaser hereby indemnifies AngloGold and holds AngloGold harmless for the Immoveable Property Period (WW), against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

11.6.19.
During the Immovable Property Period (WW), the WW Purchaser shall be responsible for taking out any insurance it requires in relation to the Immoveable Properties (WW) or the Infrastructure (WW) with effect from the Closing Date.

11.6.20.	SANRAL:

11.6.20.1.	AngloGold concluded an agreement with SANRAL on or about 10 September 2018 to transfer at no consideration to SANRAL the subdivided portions, namely:

11.6.20.1.1.	Portion 107 (a portion of Portion 62) Blyvooruitzicht 116 IQ; and

11.6.20.1.2.	Portion 29 (a portion of Portion 12) Elandsfontein 115 IQ,
on which the national road is located, (the "SANRAL Portions (WW)").

11.6.20.2.
The WW Purchaser acquires the Remainder of Portion 62 Blyvooruitzicht 116 IQ and Remainder of Portion 12 Elandsfontein 115 IQ, as two of the Immovable Properties (WW), subject to AngloGold’s agreement with SANRAL in relation to the SANRAL Portions (WW), the subdivision to create the SANRAL Portions (WW) and subsequent registration of transfer by AngloGold of the SANRAL Portions (WW) into the name of SANRAL. The Parties agree that registration of transfer of the SANRAL Portions (WW) to SANRAL shall be registered before or simultaneously with the registration of transfer in the name of the WW Purchaser of the Remainder of Portion 62 Blyvooruitzicht 116 IQ and Remainder of Portion 12 Elandsfontein 115 IQ as contemplated in this clause 11.6 and that all costs and disbursements associated with the subdivision and transfer of the SANRAL Portions (WW) to SANRAL shall be borne by AngloGold or SANRAL as agreed between them.

11.6.20.3.
AngloGold shall pay in full the relevant rates clearance figures in order for a rates clearance certificate to be issued to the conveyancer attending to the transfer of the SANRAL Portions (WW) to SANRAL, in respect of Portion 62 Blyvooruitzicht 116 IQ and Portion 12 Elandsfontein 115 IQ, in terms of section 118 of the Local Government: Municipal Systems Act, No. 32 of 2000 and the WW Purchaser shall refund AngloGold, subject to AngloGold providing the WW Purchaser with such documentation evidencing amounts that may be due and payable by the WW Purchaser, in respect of any payment made as aforesaid that relates to the Remainder of Portion 62 Blyvooruitzicht 116 IQ and Remainder of Portion 12 Elandsfontein 115 IQ as from the Closing Date and the period thereafter.

11.6.21.	Municipal Valuations, Objections and Appeals

11.6.21.1.	The Parties record that:

11.6.21.1.1.
the Merafong City Local Municipality ("Merafong Municipality") has published a general municipal valuation roll effective from 1 July 2019, and may thereafter cause and may publish (or may have caused and published since) supplementary valuation rolls, in which new municipal values have been, or may be, accorded to the Immoveable Properties (WW) and the Infrastructure (WW) (all such new municipal values published at any time up to the Closing Date are hereinafter referred to as the "Municipal New Values (WW)");

11.6.21.1.2.	AngloGold has lodged, or may in the future lodge, in terms of section 50 of the Rates Act, objections against the Municipal New Values (WW) (the "Municipal Objections (WW)"). It is recorded that

AngloGold has already lodged the following Municipal Objections (WW), namely those published: (a) against 14 (fourteen) of the mining properties comprising the Immoveable Properties (WW); and (b) against certain of the Infrastructure (WW) valued as part of the WW Mining Rights and WW Mining Right 11 MR (collectively, the "Municipal Properties and Infrastructure"); and

11.6.21.1.3.
AngloGold may already have lodged, or may in the future lodge, an appeal in terms of section 54(1)(a) of the Rates Act to the valuation appeal board against any decision of the municipal valuer regarding the Municipal Objections (WW) (the "Municipal Appeals (WW)").

11.6.21.2.
With effect from the Closing Date (including, for the avoidance of doubt, any period on and after the Transfer (WW)), in respect of all Municipal Objections (WW) and Municipal Appeals (WW), the following provisions shall apply:

11.6.21.2.1.
the WW Purchaser shall, from the Closing Date, if in its sole discretion it so chooses (but without limiting the rights of AngloGold under clause 11.6.21.2.2): (a) lodge all and any Municipal Objections (WW) and Municipal Appeals (WW) that have not yet been lodged; and (b) diligently prosecute, administer and pursue (in all respects) all and any Municipal Objections (WW) and Municipal Appeals (WW) to finality, at its cost, until no further objections, reviews and appeals are possible. The aforegoing actions by the WW Purchaser shall be performed in its own name or, in those cases where AngloGold has already lodged Municipal Objections (WW) and Municipal Appeals (WW), operating under power of attorney granted by AngloGold where applicable; and

11.6.21.2.2.
notwithstanding the foregoing, and whilst AngloGold shall have no obligation to do so whatsoever, AngloGold shall be entitled (but not obliged), during the Immoveable Property Period, to: (a) lodge all and any Municipal Objections (WW) and Municipal

Appeals (WW) as it may, in its sole discretion, so choose; and (b) prosecute, administer and pursue (in all or any respects) all or any Municipal Objections (WW) and Municipal Appeals (WW) to finality, at its cost, until no further objections, reviews and appeals are possible.

11.6.21.3.
The WW Purchaser hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to legal costs and costs awarded against it), charges, compensation, awards, fines, actions and demands arising after the Closing Date in relation to any Municipal Objections (WW) and/or Municipal Appeals (WW) (and the processes relating thereto) contemplated in clause 11.6.21.2.1 which are incurred by AngloGold during the Immoveable Property Period (WW) as a result of any action pursued after the Closing Date by the WW Purchaser as contemplated in clause 11.6.21.2.1 from the Closing Date, whether under power of attorney granted by AngloGold or in its own name.

11.6.21.4.
The WW Purchaser shall provide AngloGold with, or will procure that AngloGold is promptly provided with, copies of any and all notices and correspondence received from the relevant Government Entity which relate to any Municipal Objections (WW) and/or Municipal Appeals (WW) (and the processes relating thereto) contemplated in clause 11.6.21.2.2 which are received by the WW Purchaser after the Closing Date.

11.6.21.5.	It is recorded that AngloGold and Merafong Municipality entered into an interim payment arrangement (the "Interim Payment Arrangement") with effect from 1 July 2019 in terms whereof:

11.6.21.5.1.
AngloGold pays rates in a sum of ZAR8 128 686 (eight million one hundred and twenty eight thousand six hundred and eighty six Rand) per annum (being an amount of ZAR677 390 (six hundred and seventy seven thousand three hundred and ninety Rand) monthly) in respect of the Municipal Properties and Infrastructure categorised as mining properties;

11.6.21.5.2.	50% (fifty percent) of the aforesaid monthly rates payments in the sum of ZAR338 695 (three hundred and thirty eight thousand six hundred and ninety five Rands) is to be paid by AngloGold to the Merafong Municipality and held in an interest bearing trust investment by the duly appointed attorney of the Merafong Municipality (the "Merafong Trust Money") pending final determinations of values in the appeal processes, whereupon the rates obligation of AngloGold in accordance with the rulings will be calculated, and the Merafong Trust Money be utilised towards its rates payment obligations for such period, and any balance to be refunded to AngloGold; and

11.6.21.5.3.
the interest on the Merafong Trust Money will accrue to Merafong Municipality, but be taken into account as payment by AngloGold towards its rates obligations in respect of the rates on the Municipal Properties and Infrastructure.

11.6.21.6.
As contemplated in clause 11.6.21.7 AngloGold undertakes (subject to the remaining provisions of this clause 11.6) to use all reasonable endeavours to procure in writing from the Merafong Municipality, as soon as reasonably practicable following the Signature Date (and, to the extent not completed on the Closing Date, as soon as reasonably possible after the Closing Date) the cession and assignment of the Interim Payment Arrangement, and the related cession and delegation of rights, title, interests and obligations, to the WW Purchaser as aforesaid with effect on and from the Closing Date, including to obtain all consents, approvals and waivers that may be required from the Merafong Municipality for such assignment.

11.6.21.7.
Without derogating from any other provisions in this Agreement, if and to the extent that any Municipal Objection (WW) or Municipal Appeal (WW) is successful and the result thereof is that any portion of any rates or taxes paid by AngloGold prior to the Closing Date are to either be reimbursed by the relevant Governmental Entity and/or are to be refunded to AngloGold in terms of the Interim Payment Arrangement and/or are to result in a credit or set off (in an amount equal to such portion) being granted by the relevant Government Entity, then: (a) the WW Purchaser shall, forthwith upon the Municipal Objection (WW) or Municipal Appeal (WW) (as the case may be) being successful as aforesaid, pay, provided such amount has been paid to and actually received by the WW Purchaser, an amount equal to the aforesaid portion to AngloGold; and (b) AngloGold hereby, with effect from the date of receipt of the aforesaid payment, cedes and assigns to the WW Purchaser all and any rights which AngloGold may have to recover such portion from the Governmental Entity (and the WW Purchaser hereby accepts such cession and assignment).

11.6.22.	Merafong Litigation

11.6.22.1.
In relation to the litigation under case numbers 23558/2011 and 47019/2014, copies of which are filed under folder 1.2.12.1.2 of the Data Room, (the "Merafong Litigation"), AngloGold shall notify the WW Purchaser in writing no later than the Closing Date, whether or not the WW Purchaser must pursue the Merafong Litigation. Should AngloGold elect that the WW Purchaser must pursue the Merafong Litigation then in order to give effect to the aforesaid AngloGold will either grant the WW Purchaser a power of attorney to conduct the Merafong Litigation in AngloGold’s name, in which case AngloGold shall provide such power of attorney to the WW Purchaser or the WW Purchaser and AngloGold shall bring an application to the relevant Governmental Entity for substitution of AngloGold with the WW Purchaser in respect of the Merafong Litigation, in which case the WW Purchaser shall do all such things as AngloGold may reasonably require in order to achieve the aforesaid substitution.

11.6.22.2.
Should AngloGold elect as aforesaid that the WW Purchaser shall pursue the Merafong Litigation , the WW Purchaser shall, at its own cost, diligently administer and pursue (in all respects) the Merafong Litigation to finality until no further applications, actions, reviews and/or appeals are possible.

11.6.22.3.
The WW Purchaser hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to legal costs and costs awarded against it), charges, compensation, awards, fines, actions and demands arising after the Closing Date in relation to the Merafong Litigation (and the processes relating thereto) and pursued after the Closing Date by the WW Purchaser.

11.6.22.4.	The WW Purchaser shall provide AngloGold with, or will procure that AngloGold is promptly provided with, copies of any judgements and/

or awards which relate to the Merafong Litigation which are received by the WW Purchaser after the Closing Date.

11.6.22.5.
Without derogating from any other provisions in this Agreement, if and to the extent that the Merafong Litigation is successful and the result thereof is that any portion of any costs (including, but not limited to, legal costs), surcharges, rates or taxes paid by AngloGold prior to the Closing Date are either reimbursed by the relevant Governmental Entity and/or result in a credit or set off (in an amount equal to such portion) being granted by the relevant Government Entity, then the WW Purchaser shall, forthwith upon the Merafong Litigation being successful as aforesaid, pay an amount equal to the aforesaid portion to AngloGold.

11.7.	Servitudes (WW)

11.7.1.
With effect from the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, AngloGold cedes, assigns and delegates, to the extent that it has not already occurred, to the WW Purchaser all of its rights, title and interests in and to and all prospective obligations in respect of the Servitudes (WW), and the WW Purchaser hereby accepts such assignment, cession and delegation, to the extent that: (a) the other parties to such Servitudes (WW) consent thereto; or (b) the consents of the other parties to such Servitudes (WW) are not required. AngloGold undertakes to use all reasonable endeavours to procure the registration in the Deeds Registry of the notarial deeds of cession of servitudes in respect of the Servitudes (WW), and the related cession and delegation of rights, title, interests and obligations, to the WW Purchaser as aforesaid as well as registration thereof in the Deeds Registry.

11.7.2.
On the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, occupation and possession of the servitude areas of the Servitudes (WW) shall be granted by AngloGold to the WW Purchaser to the extent that it has not already done so. From the Closing Date until the date of registration of the notarial deeds of cession and assignment in the relevant Deeds Registry in respect of each of the respective Servitudes (WW) (both dates inclusive), all risk in and benefit attaching to such Servitudes (WW) shall vest in the WW Purchaser and the WW Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions of the respective servitudes as well as those terms and conditions set out in this clause 11.7.2, to use and occupy the servitude areas of the Servitudes (WW).

11.7.3.
It is the intention of the Parties that the registration of the notarial deeds of cession and assignment of Servitudes (WW) in the relevant Deeds Registry takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of both Parties to and shall during the Interim Period prepare all documents necessary for the notarial execution and lodgement of the notarial deeds of cession and assignment of Servitudes (WW) in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

11.7.4.	On the Closing Date and against payment of the Cash Portion (WW) in terms of clause 16.2.2:

11.7.4.1.
and to the extent that it has not already done so, AngloGold shall hand over to the Conveyancer all the original notarial deeds of servitude in respect of the Servitudes (WW), or signed applications for substituting copies in respect of all lost deeds and all other documentation, as requested by the Conveyancer, to give effect to the provisions of this clause 11.7.4; and

11.7.4.2.
the Parties shall each provide their respective Authorised Representatives (WW) with a power of attorney or delegation of authority to act on their behalf for purposes of completing and/or signing all documents necessary to effect the execution of the notarial deeds of cession and assignment of the Servitudes (WW) and registration thereof in the relevant Deeds Registry.

11.7.5.
AngloGold shall furnish to the registered landowner/s of the servient properties under the Servitudes (WW) the required notices of cession and assignment, to the extent required in terms of the provisions of the relevant deeds of servitude of the Servitudes (WW).

11.7.6.	The Parties undertake in favour of each other that:

11.7.6.1.
the Parties shall procure that 1 (one) of their Authorised Representatives (WW) signs all documents required to give effect to the cession and assignment of the Servitudes (WW) without delay and to provide all documents and information and do all things necessary in order to effect the registration thereof in the relevant Deeds Registry; and

11.7.6.2.
each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancer in a position to, and to ensure that the

Conveyancer, effect registration of the notarial deeds of cession and assignment of the Servitudes (WW) in the relevant Deeds Registry without unnecessary delay or hindrance.

11.7.7.
All costs, taxes, fees and disbursements (including transfer duty and VAT, if any) incurred in order to effect the execution and registration of the notarial deeds of cession and assignment of the Servitudes (WW) in the relevant Deeds Registry to the WW Purchaser shall be paid by the WW Purchaser within 7 (seven) calendar days after being requested to do so by the Conveyancer in writing and on receipt of a VAT invoice from the Conveyancers.

11.7.8.
In relation to the period from the Closing Date until the date of registration of the notarial deeds of cession and assignment in the relevant Deeds Registry for each of the respective Servitudes (WW) (both dates inclusive), the WW Purchaser shall, without limitation, be liable for:

11.7.8.1.	all cost of compliance with the obligations of AngloGold in terms of the deeds of servitude of the Servitudes (WW);

11.7.8.2.	all costs of any services provided in respect of the Servitudes (WW); and

11.7.8.3.
all costs in relation to the maintenance and upkeep of the improvements and structures, to the extent that such maintenance and upkeep is required by the WW Purchaser, on the servitude areas of the Servitudes (WW), and the WW Purchaser hereby indemnifies AngloGold and holds AngloGold harmless for the period between the Closing Date and the date of registration of the notarial deeds of cession and assignment in the relevant Deeds Registry for each of the respective Servitudes (WW), against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

11.8.	Surface Right Permits (WW)

11.8.1.	On the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2 and to the extent that it has not already done so:

11.8.1.1.	AngloGold shall provide the WW Purchaser with all documents, in its possession or under its control or, alternatively, signed applications for the issue of substituting guarantee copies of all lost Surface Right Permits (WW), necessary in order to procure the transfer of the Surface Right Permits (WW) from AngloGold to the WW Purchaser; and

11.8.1.2.
the Parties will on the Closing Date each provide their respective Authorised Representatives (WW) with a power of attorney or delegation of authority to act on their behalf for purposes of completing and/or signing all documents necessary to effect the transfer of the Surface Right Permits (WW) in the Mining Titles Office.

11.8.2.
Within 30 (thirty) Business Days after the Closing Date or as soon as possible thereafter, the Conveyancer shall on behalf of the WW Purchaser, at the WW Purchaser’s cost, lodge, or procure the lodgement of, all necessary documents to procure the registration of such transfers at the Mining Titles Office within the 90‑day period contemplated in item 9(3) to Schedule II of the MPRDA.

11.8.3.
AngloGold shall, upon written request by the WW Purchaser, give all reasonable assistance and take all such action as may be reasonably required by the WW Purchaser to give effect to the provisions of this clause 11.8.

11.8.4.
Occupation and possession of the Surface Right Permit (WW) areas will be provided to the WW Purchaser on the Closing Date against payment of the Cash Portion (WW) in terms of clause 16.2.2. From the Closing Date until the date of registration of transfer of the Surface Right Permits (WW) in the Mining Titles Office (both dates inclusive), all risk in and benefit attaching to the Surface Right Permit (WW) areas and all and any structures erected pursuant thereto (inclusive of the Environmental Obligations (WW)), shall vest in the WW Purchaser and the WW Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.8, to use and occupy the Surface Right Permit (WW) areas and the structures erected pursuant thereto.

11.8.5.
In relation to the period from the Closing Date until the date of registration of transfer of each of the Surface Right Permits (WW) in the Mining Titles Office (both dates inclusive), the WW Purchaser shall, without limitation, be liable for–

11.8.5.1.
all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the buildings and infrastructure erected on the Surface Right Permit (WW) areas (including any deposits payable in connection therewith);

11.8.5.2.	all costs in relation to the maintenance and upkeep of the buildings and infrastructure erected on the Surface Right Permit (WW) areas; and

11.8.5.3.	all rates and taxes and other imposts levied by any Governmental Entity in respect of the Surface Right Permits (WW), and the WW Purchaser hereby indemnifies AngloGold and holds AngloGold harmless for the period between the Closing Date and the date of registration of transfer of each of the Surface Right Permits (WW) in the Mining Titles Office, against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

11.8.6.
With effect from the Closing Date the WW Purchaser shall be responsible for taking out any insurance it requires in relation to the buildings and infrastructure erected on the Surface Right Permit (WW) areas.

11.8.7.
The Parties record that the buildings constructed within the Surface Right Permit (WW) areas were constructed for mining purposes and that there are no approved building plans or electricity compliance certificates in respect thereof.

11.9.	Consumable Stores (WW)
Ownership and possession in respect of all Consumable Stores (WW) shall transfer to and be acquired by the WW Purchaser on the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, by such mode of actual or constructive delivery as shall be appropriate in the circumstances, including by virtue of the WW Purchaser taking occupation and possession of the Immoveable Properties (WW) and the Infrastructure (WW).

11.10.	Critical Spares (WW)
With effect from the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, ownership and possession in respect of all Critical Spares (WW) shall transfer to and be acquired by the WW Purchaser by such mode of actual or constructive delivery as shall be appropriate in the circumstances, including by virtue of the Purchaser taking occupation and possession of the Immoveable Properties (WW) and the Infrastructure (WW).

11.11.	WW Core
Ownership and possession in respect of the WW Core shall transfer to and be acquired by the WW Purchaser on the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2. AngloGold shall deliver the WW Core to the WW Purchaser by such mode of actual or constructive delivery as shall be appropriate in the circumstances, including by virtue of the WW Purchaser taking occupation and possession of the Immoveable Properties (WW) and the Infrastructure (WW).

11.12.	Tailings Storage Facilities (WW)

11.12.1.
With effect from the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16 to the extent that it has not already occurred, ownership and possession in respect of the Tailings Storage Facilities (WW) shall transfer to and be acquired by the WW Purchaser and accordingly, AngloGold shall deliver the Tailings Storage Facilities (WW) to the WW Purchaser by constructive delivery, by providing the WW Purchaser with ongoing access to and use of the Tailings Storage Facilities Sites (WW) (including by providing the WW Purchaser with a key, if any, to gain such access and continued use), and, thereby, ownership and possession of the Tailings Storage Facilities (WW) shall pass from AngloGold to the WW Purchaser.

11.12.2.	The Parties hereby record and agree that the Tailings Storage Facilities (WW) constitute moveable property in that:

11.12.2.1.	the Tailings Storage Facilities (WW) are clearly identifiable;

11.12.2.2.	the Parties intention is to deliver the Tailings Storage Facilities (WW) from AngloGold to the WW Purchaser by means of constructive delivery as contemplated in clause 11.12.1; and

11.12.2.3.
with effect from the Closing Date, the WW Purchaser will be capable of exercising physical control over the Tailings Storage Facilities (WW) and has the intention to be the owner of the Tailings Storage Facilities (WW).

11.13.	MOD (WW)

11.13.1.
With effect from the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, ownership and possession in respect of the MOD (WW) shall transfer to and be acquired by the WW Purchaser. AngloGold shall deliver the MOD (WW) to the WW Purchaser by constructive delivery, by providing the WW Purchaser with ongoing access to the MOD (WW) Sites (including by providing the WW Purchaser with a key, if any, to gain such access), and, thereby, ownership and possession of the MOD (WW) shall pass from AngloGold to the WW Purchaser.

11.13.2.	The Parties hereby record and agree that the MOD (WW) constitute moveable property in that:

11.13.2.1.	the MOD (WW) are clearly identifiable;

11.13.2.2.	the Parties intention is to deliver the MOD (WW) from AngloGold to the WW Purchaser by means of constructive delivery as contemplated in clause 11.13.1; and

11.13.2.3.	with effect from the Closing Date, the WW Purchaser will be capable of exercising physical control over the MOD (WW) and has the intention to be the owner of the MOD (WW).

11.14.	Gold In Lock Up (WW) and Gold In Process (WW)
Ownership of all Gold In Lock Up (WW) and Gold In Process (WW) shall transfer to the WW Purchaser on the Closing Date, against payment of the Cash Portion (WW) in terms of clause 16.2.2, by such mode of actual or constructive delivery as shall be appropriate in the circumstances, including by virtue of the WW Purchaser taking occupation and possession of the WW Gold Plant and Savuka Gold Plant.

11.15.	Wrong Pockets

11.15.1.
If, after the Closing Date, any person makes any payment to: (a) AngloGold and if the payment is in respect of any amount due to the relevant Purchaser in terms of this Agreement relating to the WW Package, AngloGold shall, as soon as reasonably possible thereafter, notify the relevant Purchaser thereof and transfer an amount equal to such payment into a bank account to be nominated by the relevant Purchaser in writing; or (b) the relevant Purchaser and if the payment is in respect of any amount due to AngloGold in terms of this Agreement relating to the WW Package, then the relevant Purchaser shall, as soon as reasonably possible thereafter, notify AngloGold thereof and transfer an amount equal to such payment into a bank account to be nominated by AngloGold in writing.

11.15.2.
Without derogating from the generality of clause 11.15.1, if AngloGold: (a) has paid to any municipality (or other Governmental Entity) any amount prior to the Closing Date which pertains to a period after the Closing Date, then the relevant Purchaser shall reimburse AngloGold an amount limited to the pro rata portion for the period after the Closing Date; or (b) has overpaid any amount to any municipality (or other Governmental Entity) prior to the Closing Date, then the relevant Purchaser shall reimburse AngloGold an amount limited to any such excess payment, in each case on written demand by AngloGold.

11.16.	Remaining Delivery

11.16.1.
If any of the Parties at any time after the Closing Date, becomes aware that any Sale Asset (WW) (including any books, documents and records in relation to the WW Mining Business), Sale Liability (WW) or Environmental Obligation (WW) has

not been duly transferred to the WW Purchaser for whatsoever reason, such Party shall be entitled (but not obliged) to notify the other Parties in writing accordingly and, upon delivery of any such written notice, the Parties undertake to use their respective reasonable endeavours to procure the due and valid transfer of the relevant Sale Asset (WW) (as well as all books, documents and records in relation thereto in the manner contemplated in clause 11.1.4.1), Sale Liability (WW) and/or Environmental Obligation (WW), to the WW Purchaser, at no additional cost over and above what would have been payable by the WW Purchaser in terms of this Agreement had the relevant Sale Asset (WW), Sale Liability (WW) and/or Environmental Obligation (WW) duly transferred to the WW Purchaser on the Closing Date, as soon as reasonably practicable following the delivery of such written notice; provided that no such written notice may be delivered by any Party later than the date falling: (a) 365 (three hundred and sixty five) calendar days following the Closing Date in the case of Surface Right Permits (WW) and Servitudes (WW) held by AngloGold; and (b) 180 (one hundred and eighty) calendar days following the Closing Date in respect of all other Sale Assets (WW), Sale Liabilities (WW) or Environmental Obligations (WW) not contemplated in (a) above.

11.16.2.
If AngloGold at any time after the Closing Date becomes aware that any Sale Asset (WW), Sale Liability (WW), or Environmental Obligation (WW) has not been duly transferred to the WW Purchaser for whatsoever reason, AngloGold shall be required to notify the WW Purchaser promptly in writing accordingly within the aforementioned 365 (three hundred and sixty five) calendar day period, or 180 (one hundred and eighty) calendar day period, as the case may be, as referred to clause 11.16.1 above, to enable, amongst other things, the WW Purchaser to exercise its rights under this clause 11.16.

11.16.3.
Notwithstanding anything to the contrary contained in this Agreement, if the Parties are unable to procure the due and valid transfer of the relevant Sale Asset (WW), Sale Liability (WW) and/or Environmental Obligation (WW) (as applicable) to the WW Purchaser, the Parties undertake to meet and negotiate in good faith to determine a mechanism in terms of which the risk and benefit in respect of the relevant Sale Asset (WW), Sale Liability (WW) and/or Environmental Obligation (WW) vests in the WW Purchaser.

11.16.4.
Without limiting anything in clause 11.16.3, in the event that: (a) any Sale Asset (WW), Sale Liability (WW) and/or Environmental Obligation (WW) has not been duly transferred to the WW Purchaser for whatsoever reason on and with effect from the Closing Date, notwithstanding the provisions of this Agreement; and (b) AngloGold intends to Dispose of such Sale Asset (WW), Sale Liability (WW) and/

or Environmental Obligation (WW) to any third party at any time during the 365 (three hundred and sixty five) calendar day period, or 180 (one hundred and eighty) calendar day period, as the case may be, as referred to in clause 11.16.2 above, AngloGold shall not be entitled to Dispose of the relevant Sale Asset (WW), Sale Liability (WW) and/or Environmental Obligation (WW) without obtaining the WW Purchaser’s prior written consent and in such circumstances AngloGold shall be required to notify the WW Purchaser promptly in writing of the intended Disposal.

11.16.5.
Notwithstanding anything to the contrary contained in this Agreement, if no written notice is delivered by the WW Purchaser or AngloGold, as contemplated in clause 11.16.2 above, during the aforementioned 365 (three hundred and sixty five) calendar day period or 180 (one hundred and eighty) calendar day period (as the case may be) as contemplated in clause 11.16.2, the provisions of clause 11.16.2 shall cease to apply and the WW Purchaser shall have no claims against AngloGold as a result of any Sale Asset (WW), Sale Liability (WW) and/or Environmental Obligation (WW) that has not been duly transferred to the WW Purchaser for whatsoever reason.

11.16.6.
Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer and/or use of any Environmental Approvals (WW) in respect of the WW Mining Business has not expressly been dealt with in this Agreement, AngloGold shall have no liability in respect of this Agreement as a result of the Purchaser requiring the transfer and/or use of such Environmental Approvals (WW) and such Environmental Approvals (WW) not being valid and subsisting in full force and effect or having been suspended, cancelled, revoked, varied or surrendered in favour of any third party.

12.	GOVERNMENTAL PERMITS

12.1.
As soon as reasonably possible (and no later than 20 (twenty) Business Days) following the Signature Date, the WW Purchaser shall provide AngloGold with a detailed list of all Permits (WW) it requires to operate the WW Mining Business and AngloGold will use all reasonable endeavours to assist the WW Purchaser with preparing such list and provide copies of such Permits (WW) to the WW Purchaser. The WW Purchaser and AngloGold shall work together in good faith and use reasonable endeavours to determine and agree in writing as soon as reasonably possible (and no later than 20 (twenty) Business Days) after the Signature Date whether each such Permit (WW) is legally capable of being transferred (whether by endorsement or otherwise) from AngloGold to the WW Purchaser and, therefore, constitutes as a: (a) "Transferable Permit (WW)" failing which it shall be deemed to constitute a (b) "Non-Transferable Permit (WW)".

12.2.	Non-Transferable Permits (WW)

12.2.1.
The WW Purchaser (or any agent appointed by it) shall, as soon as reasonably possible after the Signature Date, prepare with the assistance and cooperation of AngloGold (or any agent appointed by AngloGold), all submissions, applications and documents which are required to be furnished to the relevant Governmental Entities, in order to obtain Substitutionary Permits (WW) with effect from or after the Closing Date for each of the Non-Transferable Permits (WW), in regard to which the WW Purchaser may procure the assistance of any technical consultants where required at the WW Purchaser's expense.

12.2.2.
The WW Purchaser shall at all times permit AngloGold to review and comment on any written submissions, applications and documents (including the applications for the Substitutionary Permits (WW)) to be made to the relevant Governmental Entities in connection with obtaining the Substitutionary Permits (WW). Any approaches to, liaison with, or documents filed with, the relevant Governmental Entities in connection with the Non-Transferable Permits (WW) and/or the related Substitutionary Permits (WW) shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis, which shall include the submission of letters of partial and conditional surrenders of the Non-Transferable Permits (WW) by AngloGold, with effect from the Closing Date, to the relevant Government Entities; in order to facilitate the WW Purchaser obtaining the Substitutionary Permits (WW).

12.2.3.
All filing fees payable in connection with the submission of the applications for the Substitutionary Permits (WW) shall be borne by the WW Purchaser. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the applications, including the legal fees and costs of its advisors in the preparation of the applications and engagement with the relevant Governmental Entities.

12.2.4.
AngloGold undertakes to use its reasonable endeavours to provide all such documents and information (to the extent that it is in possession or control of same), sign all documents and to do everything that may be required from time to time to facilitate the compilation, lodgement, registration and implementation of the applications for the Substitutionary Permits (WW) to be obtained by the WW Purchaser in relation to the Non-Transferable Permits (WW), as soon as reasonably required after the Signature Date.

12.2.5.	AngloGold and the WW Purchaser shall use their reasonable endeavours to:

12.2.5.1.
procure that all written submissions, applications and documents to be made to the relevant Governmental Entities in connection with any Substitutionary Permits (WW) are submitted to the relevant Governmental Entity as soon as possible after the Signature Date, but no later than 80 (eighty) Business Days after the Signature Date; and

12.2.5.2.
do everything reasonably required by the relevant Governmental Entities in order to enable the applications in respect of the Substitutionary Permits (WW) to be dealt with as soon as reasonably possible after the Signature Date, to the extent that it is within their power to do so.

12.2.6.
The WW Purchaser agrees to keep AngloGold informed of the progress in relation to the applications for the Substitutionary Permits (WW) in relation to the WW Mining Business and to provide updates as and when reasonably requested by AngloGold or its representatives.

12.2.7.
Upon any Substitutionary Permit (WW) being issued to the WW Purchaser in relation to any of the Non-Transferable Permits (WW), the WW Purchaser shall immediately inform AngloGold thereof in writing, at which point AngloGold may deal with the relevant Non-Transferable Permit (WW) as it pleases.

12.3.	Transferable Permits (WW)

12.3.1.
The WW Purchaser (or any agent appointed by it) shall, as soon as reasonably possible after the Signature Date, prepare in consultation with AngloGold (or any agent appointed by it) all submissions, applications and documents (including any applications for any new Governmental Approvals) which are required to be furnished to the relevant Governmental Entities in order to transfer each Transferable Permit (WW) (and its associated rights) from AngloGold to the WW Purchaser (including, if applicable, by way of endorsement) with effect from the Closing Date (such rights being hereby agreed to be transferred to the WW Purchaser at no additional cost). In this regard, the Parties shall co-operate with each other and AngloGold shall timeously provide the WW Purchaser with all documents and information (to the extent that it is in possession or control of same), as the WW Purchaser may reasonably require. To the extent that any technical experts are reasonably required for purposes of transferring any of the Transferable Permits (WW) to the WW Purchaser, such technical experts shall be appointed by the WW Purchaser and any fees or costs charged by any such technical expert shall be paid by the WW Purchaser.

12.3.2.
The WW Purchaser shall at all times permit AngloGold to review and comment on any written submissions, applications and documents (including any applications for the cession, assignment and/or transfer of any rights held by AngloGold under any of the Transferable Permits (WW)) to be made to the relevant Governmental Entities in connection with transferring each Transferable Permit (WW) from AngloGold to the WW Purchaser with effect from the Closing Date. Each of the WW Purchaser and AngloGold agrees, and shall procure, that no submissions, applications and documents (including any applications for the cession, assignment and/or transfer of any rights held by AngloGold under any of the Transferable Permits (WW)) which are required to be furnished to any Governmental Entity in order to transfer each Transferable Permit (WW) from AngloGold to the WW Purchaser with effect from the Closing Date as contemplated in clause 12.3.1 will be submitted to any Governmental Entity without both the WW Purchaser and AngloGold first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed.

12.3.3.
Any approaches to, liaison with, or documents filed with, the relevant Governmental Entities in connection with the Transferable Permits (WW) and the transfer thereof shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

12.3.4.
AngloGold and the WW Purchaser shall use their reasonable endeavours to procure that all written submissions, applications and documents (including any applications for the cession, assignment, endorsement and/or transfer of any rights held by AngloGold under any of the Transferable Permits (WW)) to be made to the relevant Governmental Entities in connection with transferring each Transferable Permit from AngloGold to the WW Purchaser with effect from the Closing Date as contemplated in clause 12.3.1 are submitted to the relevant Governmental Entity as soon as possible after the Signature Date, but no later than 80 (eighty) Business Days after the Signature Date.

12.3.5.
All filing fees payable in connection with the submission of the applications for transferring each Transferable Permit (WW) from AngloGold to the WW Purchaser with effect from the Closing Date as contemplated in clause 12.3.1 shall be borne by the WW Purchaser. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the applications, including the legal fees and costs of its advisors in the preparation of the applications and engagement with the relevant Governmental Entities.

12.3.6.	Each of AngloGold and the relevant Purchaser shall –

12.3.6.1.	provide all such documents and information (to the extent that it is in possession or control of same), sign all documents and do everything that may be required from time to time;

12.3.6.2.	use its reasonable endeavours and shall take all such steps and render all such assistance to each other as may be reasonably necessary from a process point of view; and

12.3.6.3.	do everything reasonably required by any relevant Governmental Entity from a process point of view, in each case, to procure that (a) all necessary approvals and consents required for the transfer of each Transferable Permit (WW) from AngloGold to the WW Purchaser with effect from the Closing Date as contemplated in clause 12.3.1 are obtained from each relevant Governmental Entity and (b) all such transfers are duly implemented and (if applicable) registered (with effect from the Closing Date), in each case as soon as reasonably possible following the Signature Date.

12.4.
It is recorded and agreed that in the event that: (a) any application for, or granting of, any Substitutionary Permit (WW) has not been granted or obtained (as applicable) prior to the Closing Date; and/or (b) any transfer of any Transferable Permit (WW) to the WW Purchaser and/or transfer or endorsement of the Refining Licence (WW) (as applicable), has not been duly implemented and (if applicable), registered prior to the Closing Date; and/or (c) AngloGold and the WW Purchaser have been unable in terms of clause 12.1 to agree and determine whether any Permit (WW) is (and should be treated for purposes of this clause 12 as) a Non-Transferrable Permit (WW) or Transferrable Permit (WW)), then for the relevant period of time from the Closing Date until such time as the earlier of: (a) the WW Purchaser being granted the relevant Substitutionary Permit (WW) and/or new refining licence (as applicable); or (b) the transfer of the relevant Transferable Permit (WW) and/or the transfer or endorsement of the Refining Licence (WW) (as applicable) has been duly implemented and (if applicable) registered, provided that the aforesaid period shall not be longer than:

12.4.1.
in the event that the WW Purchaser has not obtained, prior to the Closing Date, a new water use licence/s to the extent required to operate the WW Mining Business, the 2nd (second) anniversary of the Closing Date; or

12.4.2.	in relation to the Refining Licence (WW), the 1st (first) anniversary of the Closing Date; or

12.4.3.	in every other case, the 1st (first) anniversary of the Closing Date, the WW Purchaser shall (and AngloGold shall use reasonable endeavours to ensure that the WW Purchaser is entitled to) operate the WW Mining Business under the relevant Non-Transferable Permit (WW) or Transferable Permit (WW) (as applicable) held by AngloGold, provided that the aforegoing shall only apply to the extent that: (a) the WW Purchaser is lawfully entitled to operate the WW Mining Business under the relevant Permit (WW) held by AngloGold; and (b) the WW Purchaser's operations of the WW Mining Business under the relevant Permit (WW) held by AngloGold is consistent with the manner in which the WW Mining Business operated under the relevant Permit (WW) held by AngloGold as at the Closing Date and in accordance with Law. For the aforesaid relevant period of time, during which period of time the WW Purchaser is entitled to operate the WW Mining Business after the Closing Date under the applicable Permit (WW) held by AngloGold, AngloGold shall not be entitled to give effect to any statutory surrender of such Permit (WW) at any time or to allow such Permit (WW) to lapse, provided that (a) the WW Purchaser shall be primarily responsible for, as duly authorised by AngloGold, and AngloGold undertakes (at the cost of the WW Purchaser) to reasonably co-operate with the WW Purchaser (and AngloGold hereby duly authorises and directs the WW Purchaser, in the name of AngloGold) to take any actions reasonably necessary to maintain the validity, currency and good standing of such Permit (WW); and (b) AngloGold shall at the cost of the WW Purchaser) co-operate with the WW Purchaser in good faith and use its reasonable endeavours to facilitate the WW Purchaser to take such actions. After the aforesaid relevant period of time prescribed has lapsed, AngloGold reserves the right to give effect to any statutory surrender of such Permit (WW) at any time or to allow such Permit (WW) to lapse.

12.5.	To the extent (and for the period) that the WW Purchaser after the Closing Date operates the WW Mining Business under any Permit (WW) held by AngloGold (as contemplated in clause

12.4), and provided the WW Purchaser is given a copy of such Permit (WW) (together with all related amendments, rulings and conditions) in accordance with clause 12.1, the WW Purchaser hereby undertakes that it shall, in all respects, adhere to and comply with the provisions of such Permit (WW) and any related Environmental Law, and if the WW Purchaser breaches such undertaking, and does not remedy such breach within: (a) any reasonable time period stipulated by AngloGold (or such later date as the Parties may agree in writing) in the case of a material breach; or (b) 30 (thirty) Business Days (or such later date as the Parties may agree in writing) in the case of a non-material breach, after AngloGold delivers written notice thereof, AngloGold shall be entitled to immediately withdraw the right granted to the WW Purchaser in terms of clause 12.4 in relation to the relevant Permit (WW) without further action or liability to AngloGold and the WW Purchaser hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

12.6.
The WW Purchaser hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with any breach of the WW Purchaser’s undertaking in clause 12.5. Subject to the Warranties, it is recorded and agreed that the WW Purchaser shall have no claim against AngloGold on the basis that the Permits (WW) issued to AngloGold in relation to the WW Mining Business do not adequately cover the operations conducted by the WW Mining Business or the operations to be conducted by the WW Purchaser.

13.	EMPLOYEES (WW)

13.1.
It is hereby recorded and agreed that the Transferring Employees (WW) are dedicated to, primarily employed by or significantly connected to the WW Businesses. Accordingly, the Parties acknowledge that because the sale of the WW Mining Business (and the indirect sale of the WW Equity Businesses, through the sale of the Sales Equity (WW)) by AngloGold to the WW Purchaser constitutes the transfer of the whole or part of a business, trade or undertaking as a going concern, as defined in section 197(1) of the LRA, the provisions of section 197 of the LRA apply to the Transferring Employees (WW).

13.2.	Remaining Employees (WW)

13.2.1.
Notwithstanding clause 13.1, AngloGold shall, prior to the Closing Date, utilise its reasonable endeavours to conclude agreements, in terms of section 197(2) read with section 197(6) of the LRA (the "Section 197(6) Agreements"), with the Remaining Employees (WW) and in terms of which (inter alia) –

13.2.1.1.	the WW Purchaser will not be substituted in the place of AngloGold in respect of the Remaining Employees' (WW) contracts of employment and the Remaining Employees' (WW) employment will not transfer to the WW Purchaser on the Closing Date in accordance with the provisions of section 197 of the LRA; and

13.2.1.2.	the Remaining Employees (WW) will remain employed by AngloGold after the Closing Date.

13.2.2.
If AngloGold is unable to conclude a Section 197(6) Agreement with any of the Remaining Employees (WW) prior to the Closing Date, then the WW Purchaser shall automatically be substituted as the employer of those Remaining Employees (WW) on the Closing Date and the provisions of clause 13.3 below shall then apply thereto.

13.3.	Transferring Employees (WW)

13.3.1.
It is recorded and agreed that those Remaining Employees (WW) that concluded Section 197(6) Agreements will remain employees of AngloGold after the Closing Date (as contemplated in clause 13.2). Those Remaining Employees (WW) who do not conclude Section 197(6) Agreements prior to the Closing Date will then transfer with the Transferring Employees (WW) on the basis contemplated in this clause 13.3 and shall, for the purposes of this Agreement, be dealt with as "Transferring Employees (WW)").

13.3.2.	The WW Purchaser and AngloGold therefore acknowledge and agree that with effect from the Closing Date –

13.3.2.1.	the WW Purchaser shall be automatically substituted in the place of AngloGold in respect of the Transferring Employees (WW) contracts of employment in existence immediately prior to the Closing Date;

13.3.2.2.
all the rights and obligations between AngloGold and the Transferring Employees (WW) as at the Closing Date shall continue in force as if they had been rights and obligations between the WW Purchaser and the Transferring Employees (WW);

13.3.2.3.
anything done before the transfer by AngloGold in relation to a Transferring Employee (WW), including the dismissal of any Transferring Employee (WW) or the commission of any unfair labour practice or act of unfair discrimination in respect of a Transferring Employee (WW), will be considered to have been done by or in relation to the WW Purchaser.

13.3.2.4.	the transfer does not interrupt the Transferring Employees (WW) continuity of employment and the Transferring Employees (WW)

contracts of employment continue with the WW Purchaser as if with AngloGold;

13.3.2.5.
the WW Purchaser shall employ the Transferring Employees (WW) on terms and conditions of employment that are on the whole not less favourable to the Transferring Employees (WW) than those on which they were employed by AngloGold. If any Transferring Employee’s (WW) terms and conditions of employment are governed by a collective agreement, then the WW Purchaser shall comply with the terms of that collective agreement; and

13.3.2.6.	no agreement as contemplated in section 197(6) of the LRA has been concluded in respect of the Transferring Employees (WW).

13.3.3.
The WW Purchaser shall honour the terms of and be bound by all collective agreements to which AngloGold is, immediately before the Closing Date and in respect of the Transferring Employees (WW), bound in terms of section 23 of the LRA and/or in terms of section 32 of the LRA, unless a commissioner acting in terms of section 62 of the LRA decides otherwise.

13.3.4.
On or before the Closing Date, AngloGold shall prepare a schedule reflecting the number of years of service of the Transferring Employees (WW) as at the Closing Date, annual leave pay accrued to the Transferring Employees (WW) at the Closing Date, the estimated value of the Post-Retirement Medical Aid Promise (WW) of the Transferring Employees (WW) at the Closing Date, the hypothetical severance pay amounts that would have been payable to the Transferring Employees (WW) had they been retrenched by AngloGold on the Closing Date and any other amounts accrued to the Transferring Employees (WW) as at the Closing Date which have not been paid to the Transferring Employees (WW) by AngloGold on the Closing Date.

13.3.5.
The Parties agree that, pursuant to section 197(7)(b)(i) of the LRA, the WW Purchaser shall be solely liable to the Transferring Employees (WW) for the payment of all and any amounts referred to in clause 13.3.4 (other than any Excluded Liabilities) with effect from the Closing Date and shall pay those amounts as and when they fall due for payment to the Transferring Employees (WW). For the sake of clarity, AngloGold has no obligation to pay any amount contemplated in clause 13.3.4 to the Transferring Employees (WW) or the WW Purchaser in respect of any of the Transferring Employees (WW) other than in respect of any Excluded Liabilities.

13.3.6.
AngloGold undertakes to discharge its obligations to the Transferring Employees (WW) up to the Closing Date. Without limiting the generality of the aforegoing, AngloGold shall, after the Closing Date, remain responsible for ensuring that all share or security related options and plans, share appreciation rights, performance share rights, retention bonus arrangements, or similar arrangements or benefits to which any employee of AngloGold is a party or which is otherwise held by or owing to any such employees at any time on or prior to the Closing Date are dealt with in accordance with the rules and terms applicable to such options, plans, rights and arrangements (as applicable), and the WW Purchaser shall have no obligations or liability for or in connection with the aforegoing.

13.3.7.
The Parties record that the Transferring Employees (WW) are in service and contributing members of either the MineWorkers Provident Fund, the Sentinel Retirement Fund or the Old Mutual Superfund Pension Fund.

13.3.8.
Subject to the rules of the Sentinel Retirement Fund and the MineWorkers Provident Fund, those Transferring Employees (WW) who are members of these funds shall remain members thereof on and after the Closing Date and the WW Purchaser shall pay the required contributions to these funds on behalf of those Transferring Employees (WW).

13.3.9.
Subject to the rules of the Old Mutual Superfund Pension Fund, AngloGold shall use its reasonable endeavours to procure that the Transferring Employees (WW) who are members of the Old Mutual Superfund Pension Fund as at the Closing Date become members of a retirement fund registered in terms of the PFA nominated by the WW Purchaser with effect from the Closing Date, and as soon as practically possible after the Closing Date. AngloGold undertakes to use its reasonable endeavours to procure that the Old Mutual Superfund Pension Fund permits the Transferring Employees (WW) to remain members of it pending the commencement of their membership in the fund nominated by the WW Purchaser.

13.3.10.
AngloGold undertakes to cooperate with the WW Purchaser and to do all such things and to sign and provide all such documents as may reasonably be required by the WW Purchaser to: (a) ensure the continuous membership of the Transferring Employees (WW) who are members of the Sentinel Retirement Fund and the Mineworkers Provident Fund; and (b) to use its reasonable endeavours to procure, if applicable, the transfer after the Closing Date of all the Transferring Employees (WW) who are members of the Old Mutual Superfund Pension Fund to the retirement fund nominated by the WW Purchaser and to ensure their continuous membership of the Old Mutual Superfund Pension Fund until such time as the Transferring Employees (WW) are transferred to the retirement fund nominated by the WW Purchaser, as the case may be.

13.3.11.
The Parties record that certain of the Transferring Employees (WW) are members of the Discovery Health Medical Scheme. Subject to the rules of the Discovery Health Medical Scheme, such Transferring Employees (WW) will remain members thereof on and after the Closing Date and the WW Purchaser shall pay the required contributions to the Discovery Health Medical Scheme on behalf of the Transferring Employees (WW), if any.

13.3.12.
AngloGold and the WW Purchaser shall, during the Interim Period, inform and consult with the Transferring Employees (WW) and/or their representative bodies (if any), as may be required in terms of the LRA.

13.3.13.
The WW Purchaser indemnifies AngloGold and holds AngloGold harmless against any and all Claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands which AngloGold may suffer or incur arising out of or in connection with:

13.3.13.1.
any claim by any Transferring Employee (WW) (whether in contract or in delict or under statute for any remedy including, without limitation, for breach of contract, unfair dismissal, equal pay, unfair discrimination, deduction of wages, or of any other nature) as a result of the liability contemplated in clause 13.3.4;

13.3.13.2.	anything done or omitted to be done by the WW Purchaser in relation to the Transferring Employees (WW) employment on and as from the Closing Date; or

13.3.13.3.	a breach of any employment legislation after the Closing Date.

14.	ELECTRICITY SUPPLY

14.1.
The WW Purchaser shall, as soon as reasonably possible after the Signature Date, use its reasonable endeavours to negotiate and enter into an electricity supply agreement with Eskom for the supply of electricity. AngloGold shall use reasonable endeavours in supporting the WW Purchaser to conclude such electricity supply agreement with Eskom.

14.2.
It is recorded and agreed that, in the event that the WW Purchaser has not entered into an electricity supply agreement with Eskom by the Closing Date, then, subject to the prior written consent of Eskom being obtained, for a period of 3 (three) months from the Closing Date or until such time as the WW Purchaser has entered into an electricity supply agreement with Eskom, whichever is the earlier, AngloGold shall supply the WW Purchaser, at cost, with such quantity of electricity as the WW Purchaser may reasonably require, provided that AngloGold shall not be required to provide the WW Purchaser with any quantity in excess of that which it receives in respect of the WW Businesses in the ordinary and regular course prior to the Closing Date, from the electricity AngloGold receives in terms of the Eskom Agreements. AngloGold hereby undertakes to use reasonable endeavours to obtain and/or procure the consent of Eskom in this regard as soon as reasonably possible after the Signature Date, provided that any terms and conditions imposed by Eskom shall be for the WW Purchaser's account and cost, including the cost of electricity. For the avoidance of doubt, to the extent that Eskom's consent is subject to the provision of an additional guarantee or the like, the WW Purchaser shall be required to provide same.

14.3.
AngloGold shall supply the WW Purchaser with electricity on the same terms and conditions contained in the Eskom Agreements (the provisions of which apply to the supply of electricity by AngloGold to the WW Purchaser mutatis mutandis) as well as on any additional terms and conditions imposed by Eskom. The WW Purchaser hereby warrants, represents and undertakes that it is aware of the provisions of the Eskom Agreements and that it will, at all times in all respects: (a) adhere to and comply with the provisions of such Eskom Agreements; and (b) if AngloGold has breached a provision of the Eskom Agreements as a result of any action or omission of the WW Purchaser, that it will rectify and cure such breach within: (i) a reasonable time period stipulated by AngloGold, or such later date as the Parties may agree in writing, in the case of a material breach; or (ii) 20 (twenty) Business Days of its occurrence, or such later date as the Parties may agree in writing, in the case of a non-material breach, failing which AngloGold will be entitled to immediately withdraw the right granted to the WW Purchaser in terms of clause 14.2 above without further action or liability to AngloGold and the WW Purchaser hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

14.4.
Upon receipt by AngloGold of an invoice from Eskom pursuant to the Eskom Agreements in relation to the WW Businesses, AngloGold shall provide a valid tax invoice to the WW Purchaser for all costs incurred by AngloGold in relation to the supply of electricity to the WW Purchaser in relation to the WW Businesses, including without limitation, the WW Purchaser's pro rata portion of the cost of electricity plus VAT at the applicable rate. The WW Purchaser undertakes to settle such invoice within 7 (seven) Business Days upon receipt from AngloGold of such invoice. For the avoidance of doubt, it is recorded and agreed that AngloGold supplies the WW Purchaser with electricity under the Eskom Agreements at cost and AngloGold and/or its Affiliate charge no additional margin for this service.

14.5.
The WW Purchaser hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the supply by AngloGold of electricity to the WW Purchaser from the electricity AngloGold receives in terms of the Eskom Agreement in relation to the WW Businesses.

15.	WATER SUPPLY

15.1.
The WW Purchaser shall, as soon as reasonably possible after the Signature Date, use its reasonable endeavours to negotiate and enter into a water supply agreement for the supply of water to the WW Businesses and for such water supply agreement to take effect on or as soon as reasonably possible after the Closing Date.

15.2.
It is recorded and agreed that, in the event that the WW Purchaser has not entered into a water supply agreement by the Closing Date, then, subject to the prior written consent of the Water Supplier (WW) being obtained, for a period of 3 (three) months from the Closing Date or until such time as the WW Purchaser has entered into a water supply agreement with the Water Supplier (WW) or any other water supplier, whichever is the earlier, AngloGold shall supply the WW Purchaser, at cost, with such quantity of water as the WW Purchaser may reasonably require, provided that AngloGold shall not be required to provide the WW Purchaser with any quantity in excess of that which it receives in respect of the WW Businesses in the ordinary and regulator prior to the Closing Date, from the water AngloGold receives in terms of its existing water supply agreements. AngloGold hereby undertakes to use all reasonable endeavours to obtain the consent of the Water Supplier (WW) in this regard as soon as reasonably possible after the Signature Date, provided that any terms and conditions imposed by the Water Supplier (WW) shall be for the WW Purchaser's account and cost, including the costs of water. For the avoidance of doubt, to the extent that the Water Supplier's (WW) consent is subject to the provision of an additional guarantee or the like, the WW Purchaser shall be required to provide same.

15.3.
AngloGold shall supply the WW Purchaser with water on the same terms and conditions contained in its water supply agreement with the Water Supplier (WW) (the provisions of which apply to the supply of water by AngloGold to the WW Purchaser mutatis mutandis) as well as on any additional terms and conditions imposed by the Water Supplier (WW). The WW Purchaser hereby warrants, represents and undertakes that it is aware of the provisions of the relevant existing water supply agreements between AngloGold and the Water Supplier (WW) and that it will, at all times in all respects: (a) adhere to and comply with the provisions of such agreements; and (b) if AngloGold has breached a provision of such agreements as a result of any action or omission of the WW Purchaser, that it will rectify and cure such breach within: (i) a reasonable time period stipulated by AngloGold, or such later date as the Parties may agree in writing, in the case of a material breach; or (ii) 20 (twenty) Business Days of its occurrence, or such later date as the Parties may agree in writing, in the case of a non-material breach, failing which AngloGold will be entitled to immediately withdraw the right granted to the WW Purchaser in terms of clause 15.2 above without further action or liability to AngloGold and the WW Purchaser hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

15.4.	Upon receipt by AngloGold of an invoice from the Water Supplier (WW), AngloGold shall provide a valid tax invoice to the WW Purchaser for all costs incurred by AngloGold in relation to the supply of water to the WW Purchaser in relation to the WW Businesses, including without limitation, the WW Purchaser's pro rata portion of the cost of water plus VAT at the applicable rate. The WW Purchaser undertakes to settle such invoice within 7 (seven) Business Days upon receipt from AngloGold of such invoice. For the avoidance of doubt, it is recorded and agreed that AngloGold supplies the WW Purchaser with water under the existing water supply agreements with the Water Supplier (WW) cost and AngloGold charge no additional margin for this service.

15.5.
The WW Purchaser hereby indemnifies and holds AngloGold, harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the supply by AngloGold of water to the WW Purchaser from the water AngloGold receives in terms of its existing water supply agreements with the Water Supplier (WW) in relation to the WW Businesses.

Part B3: WW PURCHASE CONSIDERATION

16.	CONSIDERATION AND PAYMENT

16.1.	Purchase Price (WW)

16.1.1.
The aggregate purchase price (the "Purchase Price (WW)") payable by Harmony and the WW Purchaser for the WW Package is: (a) an amount equal to the ZAR equivalent of US$180 000 000 (one hundred and eighty million Dollars) (calculated in terms of the Spot Rate as at the date falling 2 (two) Business Days immediately prior to the Closing Date) (the "Cash Portion (WW)"); plus (b) an amount equal to the face value of the Sale Liabilities (WW) (or as such Sale Liabilities (WW) are otherwise accounted for in accordance with IFRS) (the "Sale Liability Portion (WW)"); plus (c) an amount equal to the deferred consideration (if any), which deferred consideration will be calculated, and discharged by the WW Purchaser, in accordance with the provisions of the WW Business Deferred Consideration Agreements (the "WW Business Deferred Consideration").

16.1.2.	The aggregate of the Cash Portion (WW) and the Sale Liability Portion (WW), will be apportioned as follows:

16.1.2.1.	to the Covalent Sale Claims, the face value thereof as at the Closing Date;

16.1.2.2.
to the Covalent Sale Shares, an amount equal to the ZAR equivalent of US$1 (one Dollar) (calculated in terms of the Spot Rate as at the date falling 2 (two) Business Days immediately prior to the Closing Date);

16.1.2.3.
to the AngloGold Security Services Sale Shares, an amount equal to the ZAR equivalent of US$1 (one Dollar) (calculated in terms of the Spot Rate as at the date falling 2 (two) Business Days immediately prior to the Closing Date);

16.1.2.4.
to the Masakhisane Sale Shares, an amount equal to the ZAR equivalent of US$1 (one Dollar) (calculated in terms of the Spot Rate as at the date falling 2 (two) Business Days immediately prior to the Closing Date); and

16.1.2.5.
to the Sale Assets (WW), the aggregate of the Cash Portion (WW) and the Sale Liability Portion (WW) of the Purchase Price (WW) less the aggregate of the amounts contemplated in clauses 16.1.2.1 to 16.1.2.4 (inclusive) (the "Remaining Purchase Price"), provided that if the face value of the Covalent Sale Claims is equal to or exceeds the aggregate of the Cash Portion (WW) and the Sale Liability Portion (WW), then an amount equal to US$1 (one Dollar) of the aggregate of the Cash Portion (WW) and the Sale Liability Portion (WW) shall be attributable to each of the Covalent Sale Shares, the AngloGold Security Services Sale Shares, the Masakhisane Sale Shares and the Sale Assets (WW) and the remaining balance of the aggregate of the Cash Portion (WW) and the Sale Liability Portion (WW) shall be allocated to the Covalent Sale Claims.

16.1.3.
The WW Business Deferred Consideration will only be apportioned to the relevant Sale Assets (WW) and in the same proportions as the Net Purchase Price (WW) has been apportioned to those relevant Sale Assets (WW) in Annexure AA.

16.1.4.	No amount will be allocated to the unknown and non-quantifiable Sale Liabilities (WW) or for other rights acquired, or obligations assumed, by the WW Purchaser under this Agreement.

16.2.	Discharge of the Purchase Price (WW)
The Purchase Price (WW) shall be discharged as follows by Harmony and the WW Purchaser (as applicable):

16.2.1.
in respect of the Sale Liability Portion (WW), the WW Purchaser shall assume the Sale Liabilities (WW) in accordance with the provisions of clause 11.1.5. It is specifically recorded that in consideration for assuming the Sale Liabilities (WW) by the WW Purchaser, AngloGold transfers an equal amount of Sale Assets (WW) to the WW Purchaser;

16.2.2.
in respect of the Cash Portion (WW), Harmony and the WW Purchaser shall pay an amount equal to the Cash Portion (WW) in ZAR on the Closing Date, by electronic funds transfer of same day immediately available funds, free of any deductions or set-off whatsoever, into a ZAR denominated bank account in South Africa nominated in writing by AngloGold no later than 5 (five) Business Days prior to the Closing Date; and

16.2.3.	in respect of the balance of the Purchase Price (WW), being the WW Business Deferred Business Consideration, same shall be paid in accordance with the WW Business Deferred Consideration Agreements.

16.3.	DMRE Effective Valuation

16.3.1.
The WW Purchaser and AngloGold acknowledge that, given the nature of the WW Mining Business, the Director General: Mineral Resources and Energy (the "Director General") will be required, pursuant to the provisions of section 37 of the Income Tax Act, to determine the values as at the Closing Date (such valuation, the "DG Valuation (WW)") for the mining property and capital assets (as defined in section 37 of the Income Tax Act) forming part of the WW Mining Business (the "s37 Valuation Property (WW)") and that this process will take place after the Closing Date.

16.3.2.
The Parties agree and acknowledge that the valuation of the s37 Valuation Property (WW) and related allocation, in each case as reflected in Annexure AA, is as at the Closing Date. The Parties agree and acknowledge that the aforesaid values and allocations, as they relate to the s37 Valuation Property (WW), are for purposes of assisting the Parties to calculate any amount of Tax in the event that the DG Valuation (WW) is not finalised by the time that the Parties need to pay any amount of Tax following the Closing Date. The Parties acknowledge that these values will be updated to accord with the decision of the Independent Valuer.

16.3.3.
In order to assist with obtaining the DG Valuation (WW), the WW Purchaser and AngloGold hereby agree to appoint, as soon as possible after the Signature Date, George Lennox, or, if George Lennox is not willing or is unable to accept the mandate, another suitably qualified independent valuer (agreed between the WW Purchaser and AngloGold or failing such agreement, within 10 (ten) Business Days after the WW Purchaser or AngloGold requests such agreement on written notice to the other of them, selected and appointed by the auditor of AngloGold on written request by the WW Purchaser and AngloGold, as an independent valuer in respect of the valuation of mining property and associated capital assets (the "Independent Valuer") to undertake a valuation of the s37 Valuation Property(WW) (the "s37 Supporting Valuation (WW)") as at the Closing Date for

purposes of allocation of the Net Purchase Price (WW). The Independent Valuer shall determine the s37 Supporting Valuation (WW) and such allocation in the Independent Valuer’s discretion duly exercised and his determination shall be final and binding on the Parties. The WW Purchaser and AngloGold undertake to use their reasonable endeavours to assist the Independent Valuer in this regard.

16.3.4.
Once the s37 Supporting Valuation (WW) and allocation is complete, and following the Closing Date, the WW Purchaser and AngloGold shall apply to the Director General for the DG Valuation (WW) and will provide the s37 Supporting Valuation (WW) to the Director General. The WW Purchaser and AngloGold undertake to use their reasonable endeavours to assist the Director General in this regard and shall make appropriate submissions to the effect that the effective value of the s37 Valuation Property is as determined by the Independent Valuer in terms of clause 16.3.3.

16.3.5.
The DG Valuation (WW) will be final and binding on the WW Purchaser and AngloGold for the purposes of section 37 of the Income Tax Act. If the DG Valuation (WW) results in allocations which differ from those allocated in Annexure AA, the relevant amounts and percentages allocated in Annexure AA will be adjusted automatically to accord with those in the DG Valuation (WW), and Annexure AA updated accordingly.

16.3.6.
To the extent that applicable Law requires that: notice of the s37 Supporting Valuation (WW) and the DG Valuation (WW) must be provided to SARS; approval must be obtained from SARS or SARS must be consulted in relation to anything set out in this clause 16.3, then AngloGold and the WW Purchaser shall comply with such requirement.

16.4.	Securities Transfer Tax
The WW Purchaser shall be liable for any securities transfer tax which arises as a consequence of the transactions contemplated in clause 8.1.1 of this Agreement.

17.	VALUE ADDED TAX

17.1.	AngloGold and the WW Purchaser agree that the WW Mining Business is disposed of as a going concern and, for the purposes of section 11(1)(e) of the VAT Act, agree that:

17.1.1.	the WW Mining Business constitutes, as at the Signature Date, and will constitute as at the Closing Date, an income-earning activity and will be transferred as such;

17.1.2.	the transfer of the WW Mining Business constitutes the sale of an enterprise which is capable of separate operation;

17.1.3.	the assets which are necessary for carrying on such WW Mining Business have been disposed of by AngloGold to the WW Purchaser in terms of this Agreement; and

17.1.4.
the Purchase Price (WW) payable in respect of the WW Mining Business (including the WW Business Deferred Consideration), as contemplated in clause 16.1.2.5, is inclusive of VAT at the rate of 0% (zero per cent).

17.2.	AngloGold and the WW Purchaser each warrant that they will, at the Closing Date, be registered vendors under the VAT Act.

17.3.
If, notwithstanding the aforegoing or for any other reason, VAT is payable in respect of the WW Business or any of the assets sold in terms hereof at a rate exceeding 0%, then the Purchase Price (WW) (including the WW Business Deferred Consideration) in respect of the WW Mining Business (or any of the assets sold in terms hereof) shall be deemed to be exclusive of VAT and the WW Purchaser shall, within 10 (ten) Business Days after receiving a written demand from AngloGold for payment, pay such VAT to AngloGold.

17.4.
AngloGold and the WW Purchaser undertake to furnish all such information as the Commissioner for SARS may require in terms of section 9(15) of the Transfer Duty Act No. 40 of 1949 in order to ensure that the disposal of the Sale Assets (WW) in respect of the WW Mining Business is exempt from transfer duty.

18.	MINERAL ROYALTY

18.1.	AngloGold and the WW Purchaser agree that the WW Mining Business is disposed of as a going concern for the purposes of section 9(1) of the Mineral and Petroleum Resources Royalty Act.

18.2.	AngloGold and the WW Purchaser agree that they are each "extractors" and are registered for royalties’ tax in accordance with the Mineral and Petroleum Resources Royalty Act.
Part B4: WW WARRANTIES, UNDERTAKINGS, INDEMNITIES AND LIMITATION OF LIABILITY

19.	INTERIM PERIOD

19.1.
AngloGold shall procure during the Interim Period: (a) that it shall, and shall procure that the WW Companies shall, carry on the WW Businesses in the ordinary and regular course of business in a manner consistent with past practice; and (b) that it shall not, in relation to the WW Companies and/or the WW Businesses, enter into any contract or commitment, whether or not conditional, or do anything (including as set out in this clause 19.1) which, in any such case, is out of the ordinary course of business. In particular, but without limitation to the generality of the aforegoing, and subject to clause 19.2, AngloGold undertakes that during the Interim

Period it shall, and shall procure that the WW Companies shall, save as otherwise provided in this Agreement or as required to comply with applicable Laws:

19.1.1.	continue to maintain the WW Businesses as a going concern, without materially altering the nature or scope of any such businesses;

19.1.2.
preserve ownership of those Sale Assets (WW) which it owns as at the Signature Date (other than Sale Assets (WW) Disposed of in the ordinary and regular course) and continue to maintain development and capital expenditure levels in the ordinary and regular course so as to maintain a level of development mineable ore reserves consistent with past practice, at all times in compliance with all material applicable Laws;

19.1.3.
procure that existing insurance policies in relation to the WW Businesses shall be maintained (without material adverse or prejudicial modification) in force at all times, and not do or allow to be done anything which would render such insurance void or voidable;

19.1.4.
preserve ownership of the Sale Assets (WW) that it owns as at the Signature Date and use reasonable endeavours to: (a) maintain the Sale Assets (WW) in accordance with reasonable standards, in working condition for their purpose (fair wear and tear excepted) as required in the ordinary and regular course of business; and (b) remedy any structural or other material deficiencies or failings in any of the Tailings Storage Facilities (WW) to the extent that such Tailings Storage Facilities (WW) are in breach of any applicable Law and the COP;

19.1.5.	continue to manage the WW Businesses in accordance with its business and trading policies and practices up to the Signature Date, except as may be necessary to comply with any changes in Law;

19.1.6.	pay all creditors and Taxes of the WW Businesses in the ordinary course of business;

19.1.7.
maintain and/or use its reasonable efforts to apply for, obtain, amend or renew (as applicable) any and all material Governmental Approvals which the WW Businesses are obliged to have in place from time to time (including without limitation, the WW Mining Rights, WW Mining Rights 11 MR, Permits (WW), Surface Right Permits (WW) and all Environmental Approvals (WW)) and act promptly to rectify any non-compliance with any applicable Laws;

19.1.8.	not create, or agree or permit to be created, any Encumbrance over the whole or any part of the WW Businesses or any of the Sale Assets (WW);

19.1.9.	not alter any of the constitutional documents of any of the WW Companies in a manner prejudicial to the Purchaser’s Group;

19.1.10.	incur or assume, or agree to incur or assume, any new or increased material Sale Liabilities (WW), other than in the ordinary and regular course of business;

19.1.11.	not alter any of the rights attaching to the Sale Equity (WW);

19.1.12.	not alter the number of any of the authorised or issued shares of any of the WW Companies, or create any obligation (contingent or otherwise) to do so;

19.1.13.
not, in respect of the WW Companies, acquire or enter into any agreement to acquire (whether by one transaction or a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other persons if and to the extent that such business, undertaking or asset would be material to the WW Companies;

19.1.14.
not Dispose of (or remove from the WW Mining Areas or any Immoveable Properties (WW), as applicable) or enter into any agreement to Dispose of (or remove from the WW Mining Areas or any Immoveable Properties (WW), as applicable) (whether by one transaction or by a series of transactions) any Sale Assets (WW) (other than, in relation to such Disposals, in the ordinary and regular course) or the whole or any substantial or material part of any of the WW Businesses;

19.1.15.	not incur or agree to incur any capital or operational expenditure other than in the normal and ordinary course of business of the WW Businesses in a manner consistent with past practice;

19.1.16.	not waive any material rights under any of the Contracts (WW);

19.1.17.
not enter into or commit to entering into any material transaction, agreement or arrangement in connection with the WW Businesses other than on arms' length terms and for full and proper consideration;

19.1.18.
(i) procure that each of the Transferring Employees (WW) transfers to the WW Purchaser as at the Closing Date (other than in circumstances where such Transferring Employee (WW) resigns, or are dismissed with cause, during the Interim Period); and (ii) not terminate the employment of any Transferring Employees (WW) without cause, or otherwise change the terms of employment, remuneration or benefits of any of the Transferring Employees (WW);

19.1.19.	not enter into or agree to enter into any new death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of the

Transferring Employees (WW) or make any amendment (including, but without limitation, any increase in the rates of contribution) to any such existing scheme;

19.1.20.
not clean any of the mills or replace any of the liners used in or relating to any Sale Assets (WW) or any of the WW Businesses, other than in accordance with existing schedules in the ordinary and regular course of business;

19.1.21.	commence, compromise, discontinue, settle or agree to settle any Claim (other than routine debt collection) in connection with any Sale Assets (WW) or any of the Businesses;

19.1.22.
incur any new, additional or increased debt, borrowing, lending or other financing facilities or commitments (or similar arrangements) in whatsoever form, relating to any of the WW Companies, other than in accordance with the ordinary and regular course of business;

19.1.23.	not make any changes to the accounting policies and procedures of the WW Companies, unless required to do so under any applicable Laws or applicable accounting rules; and

19.1.24.
not declare, authorise, make or pay any dividend or other distribution (as such term is defined in the Companies Act) by any of the WW Companies, or reduce, purchase or redeem any share capital of any of the WW Companies.

19.2.	Clause 19.1 shall not apply in respect of and shall not operate so as to restrict or prevent:

19.2.1.	any act which relates to "Project Omega" as referred to in page 20 and 21 of the management presentation provided to Harmony by AngloGold on or about 10 July 2019 and 25 October 2019;

19.2.2.	any act or omission or other matter as may be required to give effect to any provision of this Agreement or otherwise provided for in this Agreement;

19.2.3.	any action taken to comply with any order or obligation of any Governmental Entity;

19.2.4.	any act or matter listed in and/or ancillary to the matters listed in the business plan included in the Data Room under folders 1.2.1.1 and 1.2.1.2;

19.2.5.	any action taken to comply with AngloGold’s health, environmental or safety related legal obligations; or

19.2.6.
any other matter that is outside of the ordinary and regular course of business in respect of which the relevant Purchaser has given its prior written consent (such consent not to be unreasonably withheld or delayed), provided that prior to seeking any written consent from the relevant Purchaser, AngloGold shall obtain advice from South African legal counsel that the relevant action will not result in any Party acting in a manner which is contrary to Chapter 3 of the Competition Act, and as such, for the avoidance of doubt, any act or omission referred to in this clause 19.2 shall not constitute a breach of clause 19.1.

19.3.
Nothing in this clause 19 will compel or be construed as compelling AngloGold to do anything, or refrain from doing anything, which AngloGold may be advised by its legal advisors constitutes any act or omission in contravention of any anti-trust or competition legislation and, to the extent that AngloGold’s legal advisors do so advise, such provision in this clause 19 will be deemed to be pro non scripto.

19.4.	During the Interim Period, and without limiting the generality of clause 19.1, AngloGold shall:

19.4.1.
provide Harmony promptly with monthly management accounts in respect of each of the WW Businesses, provided that, to the extent that any of these documents and information referred to in this clause 19.4 contains any competitively sensitive and/or legally privileged information, such information will be redacted prior to such documents and information being provided to Harmony and its authorised representatives; and

19.4.2.
prepare (or cause to be prepared) and deliver to the WW Purchaser as soon as possible following the Signature Date and no later than the Closing Date: (a) the unaudited financial statements of AngloGold Security Services as at and in respect of the financial year ended 31 Decemebr 2019; (b) the unaudited financial statements of Masakhisane as at and in respect of the financial year ended 31 December 2019; and (c) the unaudited financial statements of Covalent as at and in respect of the financial year ended 31 Decemebr 2019.

19.5.	Contracts (WW)

19.5.1.
Within a period of, and not later than, 5 (five) Business Days after the Signature Date, AngloGold (to the extent not already provided) shall provide to the WW Purchaser, in addition to the contracts listed in Annexure I, a detailed list and copies of all contracts concluded by AngloGold on or before the Signature Date which, in AngloGold's opinion (acting reasonably), are material to the WW Businesses (and any other contracts relating to the WW Businesses which AngloGold would prefer the WW Purchaser to take assignment of) (the "Proposed Contracts (WW)"), including without limitation all utility contracts and all material lease agreements which relate to any immovable property owned or used in connection with the WW Businesses (in each case, to the extent permitted under the Competition Act). The WW Purchaser agrees that it shall be obliged to take assignment of all Contracts (WW) listed in Annexure I and all Lease Agreements (WW) listed in Annexure K and that the provisions of clause 11.1.1 shall apply thereto and that the remaining provisions of this clause 19.5 shall not apply thereto. The WW Purchaser and AngloGold shall work together in good faith and use reasonable endeavours to:

19.5.1.1.
determine and agree in writing, in respect of each Proposed Contract (WW) to be provided to the WW Purchaser in terms of clause 19.5.1, within a period of 40 (forty) Business Days following the later of: (a) the Signature Date; and (b) the date on which a copy of such contract is provided to the WW Purchaser in terms of clause 19.5.1, whether such Proposed Contract (WW) (and the rights and obligations contained therein) will: (i) be retained by AngloGold; or (ii) be ceded, assigned and transferred to the WW Purchaser with effect from the Closing Date; provided that (save for the Contracts (WW) listed in Annexure I) none of the Purchasers shall be required to accept any cession, assignment, delegation or transfer of any contract (or any rights or obligations relating thereto) unless it has expressly agreed in writing to such cession, assignment, delegation or transfer (as applicable); and

19.5.1.2.
implement the actions determined by: (a) the WW Purchaser and AngloGold in accordance with clause 19.5.1.1; and (b) the WW Purchaser in accordance with clause 19.5.2 (including in such circumstances to procure the assignment, cession and delegation of such contracts to the WW Purchaser with effect from the Closing Date, in which case the provisions of clause 11.1.1.1 shall apply), in each case as soon as reasonably possible after the Signature Date.

19.5.2.
Notwithstanding the aforegoing, in relation to any contracts which are material to the WW Businesses, the WW Purchaser shall be entitled in its discretion, by notice in writing to AngloGold within 40 (forty) Business Days following the later of: (a) the Signature Date; and (b) the date on which the last of the copies of contracts to be provided to the WW Purchaser in terms of clause 19.5.1 has been received by the WW Purchaser, to determine whether such material contracts will be ceded, assigned and delegated to the WW Purchaser with effect from the Closing Date.

19.5.3.
AngloGold shall notify the WW Purchaser, and provide the WW Purchaser with a copy, of any new contract entered into by AngloGold during the Interim Period which relates to the WW Businesses (each an "Interim Period Contract (WW)") (such copy to be provided within 10 (ten) Business Days after such Interim Period Contract (WW) has been entered into by AngloGold), and the Parties agree that clauses 19.5.1 and 19.5.2 shall apply mutatis mutandis; provided that no Purchaser shall be required to accept any cession, assignment, delegation or transfer of any Interim Period Contract (WW) (or any rights or obligations relating thereto) unless it has expressly agreed in writing to such cession, assignment, delegation or transfer (as applicable).

19.5.4.
Notwithstanding any provision in this clause 19.5, should any contract to which this clause 19.5 relates contain a confidentiality undertaking such that AngloGold is only entitled to disclose such contract to the WW Purchaser following obtaining approval from any third party (a "Confidential Contract (WW)"), AngloGold will use reasonable endeavours to obtain all such approvals as soon as reasonably possible after the Signature Date.

19.6.	Observer
Subject to all applicable Laws, Harmony shall, during the Interim Period, be entitled to appoint 2 (two) appropriate representatives employed by Harmony (the "Observers (WW)"), who have the authority, right and power to act for and on its behalf, to observe the affairs and the day‑to‑day activities of the WW Businesses in order to plan the integration of the WW Businesses into the Purchaser’s Group after the Closing Date, and to monitor compliance with the obligations of AngloGold contained in this Agreement. Those Observers (WW) shall:

19.6.1.	be entitled to conduct telephone discussions and/or hold meetings with the management of AngloGold in respect of the WW Businesses on a monthly basis; and

19.6.2.	be entitled, upon reasonable written request, to have reasonable access (during normal business hours) to, ‑

19.6.2.1.
and retain copies of, any and all documents and information relating to the WW Businesses and their affairs provided that, in the event that the WW Transaction lapses due to the non-fulfilment of any Condition Precedent or is cancelled or terminated for any other reason whatsoever, Harmony shall destroy and/or erase or procure the destruction and/or erasing of all electronic and/or printed versions or copies of any information in its possession or control pursuant to this clause 19.6.2, and shall not retain any copies, extracts or other reproductions, in whole or in part, of such information;

19.6.2.2.	the premises and areas on which the WW Businesses are conducted, subject at all times to AngloGold policies and procedures; and

19.6.2.3.	the officers and senior employees of the WW Businesses,

provided that the Observers (WW) shall not be entitled to receive commercially sensitive or legally privileged information if such information cannot be shared with Harmony prior to the Closing Date in compliance with applicable Law.

19.7.	Integration Meetings

19.7.1.
Subject to all applicable Laws, Harmony shall be entitled to appoint 2 (two) appropriate representatives employed by Harmony ("Purchaser's Integration Representatives (WW)"), who each have the authority, right and power to act for and on Harmony's behalf in respect of all the matters contemplated under clauses 19.7.1 to 19.7.10 (both inclusive).

19.7.2.
AngloGold shall be entitled to appoint 2 (two) appropriate representatives employed by Harmony ("Seller's Integration Representatives (WW)") who each have the authority, right and power to act for and on AngloGold's behalf in respect of all the matters contemplated under clauses 19.7.1 to 19.7.10 (both inclusive).

19.7.3.
Harmony or AngloGold may change their respective representatives at any time and from time to time provided (a) it gives prior written notice to the other Party of such change and (b) such change is acceptable to the other Party (acting reasonably).

19.7.4.
During the Interim Period until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Purchaser’s Integration Representatives (WW) shall meet once each calendar month, or at any other time as reasonably requested by any Purchaser’s Integration Representative (WW) (on an exception only basis), (each an "Integration Meeting (WW)") with the Seller’s Integration Representatives (WW) (or other appropriate persons) at which meetings AngloGold and Harmony shall co-operate and work together in good faith, and provide the necessary resources, to agree, oversee and manage the preparation of an overall operational migration plan and timetable (with appropriate milestone deliverables) to enable the complete implementation of the overall integration, migration and transition of the WW Mining Business to the relevant Purchasers, by no later than the Closing Date, limited to the following operational migration work streams (each an "Integration Work Stream (WW)"): operational finance; human resources and payroll (including administration); procurement and logistics (including warehousing); information technology (all systems, hardware and software); mining, metallurgy, reserves, resources and engineering (underground and surface); transport; financial and management accounting; taxation; legal and regulatory; electricity access and supply; water access and supply; communication; health, safety and medical; environmental; social and labour; and housing and accommodation, as well as any additional operational migration work streams AngloGold agrees to, acting reasonably.

19.7.5.
The first Integration Meeting (WW) shall be held within 14 (fourteen) calendar days following the Signature Date. The Parties hereby agree that no competitively sensitive information and/or legally privileged information will be shared with the Purchaser’s Integration Representatives (WW) at any Integration Meeting (WW).

19.7.6.
To the extent that Harmony requires AngloGold's assistance with the preparation and implementation of the operational migration plan and the Integration Work Streams (WW), AngloGold undertakes to use reasonable endeavours, at Harmony's cost, to provide any assistance reasonably requested by Harmony, provided that such assistance does not place any unreasonable resource constraints on AngloGold’s ability to run its business and operations during the Interim Period.

19.7.7.
To the extent that AngloGold incurs any costs in this regard, not relating to time spent, it will provide a valid tax invoice to Harmony for such costs plus VAT at the applicable rate. Harmony undertakes to settle such invoice within 30 (thirty) calendar days upon receipt from AngloGold of such invoice.

19.7.8.
Each request for an Integration Meeting (WW) will be accompanied by a clear and ascertainable agenda that will be delivered to AngloGold at least 10 (ten) Business Days prior to the relevant Integration Meeting (WW). For the avoidance of doubt, Harmony shall not be entitled to materially deviate from the agenda for each Integration Meeting (WW) once same has been delivered to AngloGold.

19.7.9.
The Purchaser’s Integration Representatives (WW) may from time to time ask the Seller's Integration Representatives (WW) questions in relation to, or request information from the Seller's Integration Representatives (WW) regarding matters related to the WW Mining Business to the extent that it reasonably requires same in order to plan the integration of the WW Mining Business into the Purchaser's Group with effect from the Closing Date by submitting such requests in writing to the Seller's Integration Representatives (the "Information Requests (WW)").

19.7.10.
The Seller's Integration Representatives (WW) shall use reasonable endeavours to obtain responses to any Information Request (WW) as soon as practicable and such responses shall be forwarded to the Purchaser’s Integration Representatives (WW) as soon as practicable, provided that no competitively sensitive and/or legally privileged information will be shared with the Purchaser’s Integration Representatives (WW) or with any other representatives of Harmony.

19.7.11.
Notwithstanding anything to the contrary contained herein, Harmony acknowledges that AngloGold has a business to conduct and agree that Information Requests (WW) shall be reasonable and shall not be unnecessarily overbearing or frequent.

19.8.	Integration Work Streams

19.8.1.
Harmony shall nominate 1 (one) person as its representative for each Integration Work Stream (WW) (each a "Purchaser’s Integration Work Stream Representative (WW)") who shall each have the authority, right and power to act for and on Harmony's behalf in respect of all the matters contemplated under this clause 19.8 in relation to such Integration Work Stream (WW).

19.8.2.
AngloGold shall nominate 1 (one) person as its representative for each Integration Work Stream (WW) (each a "Seller’s Integration Work Stream Representative (WW)") who each have the authority, right and power to act for and on AngloGold's behalf in respect of all the matters contemplated under this clause 19.8 in relation to such Integration Work Stream (WW).

19.8.3.
Harmony or AngloGold may change their respective representatives at any time and from time to time provided (a) it gives prior written notice to the other Party of such change; and (b) such change is acceptable to the other Party (acting reasonably).

19.8.4.
Harmony and AngloGold shall use reasonable endeavours to ensure that the Purchaser’s Integration Work Stream Representative (WW) and the Seller’s Integration Work Stream Representative (WW) nominated for each Integration Work Stream shall meet every two weeks during the Interim Period or more frequently subject to AngloGold's consent (which consent cannot be unreasonably withheld or delayed) and use reasonable endeavours to oversee, manage, prepare and effect the implementation of the components of the operational migration plan and timetable that relate to the relevant Integration Work Stream (WW) (including where appropriate, by conducting a gaps analysis and assessment of AngloGold’s systems against those of Harmony and the relevant Purchaser, implementing a solution to address any such gaps identified and installing any systems to the extent reasonably required to ensure a smooth transition with effect from the Closing Date, and provide regular updates to the Seller’s Integration Representatives (WW) and the Purchaser’s Integration Representatives (WW) (including by providing formal feedback at each Integration Meeting (WW)) in reasonable detail such that such Persons can reasonably monitor and oversee the implementation of the relevant Integration Work Stream (WW) against the overall operational migration plan and timetable (with appropriate milestone deliverables) agreed in terms of clause 19.7.4.

19.8.5.
Harmony and AngloGold shall use reasonable endeavours to ensure that, as soon as reasonably possible following the Signature Date, but in no event later than 1 (one) calendar month following the Signature Date, the Purchaser’s Integration Work Stream Representative (WW) and the Seller’s Integration Work Stream Representative of each Integration Work Stream (WW) have (a) agreed on a transition plan (including a timetable (with appropriate milestone deliverables)) setting out all of the material steps necessary to ensure the complete integration and transition of the WW Mining Business to the relevant Purchasers, by no later than the Closing Date, with respect to the specific responsibilities of the respective Integration Work Stream (WW). Harmony and AngloGold shall use reasonable endeavours to ensure the complete and timely implementation of the relevant transition plan for each Integration Work Stream (WW), as may be amended jointly from time to time in writing by the Purchaser’s Integration Work Stream Representative (WW) and the Seller’s Integration Work Stream Representative (WW) relating to such Integration Work Stream (WW), by no later than the Closing Date.

20.	PURCHASER WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS
The Purchasers hereby warrant, represent and undertake in favour of AngloGold that they shall not, without AngloGold's prior written consent, amend any of the Purchasers’ names in such a manner so as to incorporate any, or a combination, of the following words: "AngloGold Ashanti", "Ashanti", "Anglo" and/or "AngloGold".

21.	RELEASE FROM GUARANTEES, SURETYSHIPS AND INDEMNITIES

21.1.
Save in respect of the release of the WW Financial Guarantees which shall be released in accordance with clause 11.4, the relevant Purchaser shall, as soon as practicable after the Closing Date, procure the release of AngloGold as well as any of its Affiliates (as applicable), from their obligations under all of the guarantees, suretyships and indemnities given by AngloGold and/or its relevant Affiliates (as applicable) for, or in relation to, the WW Package. Without limiting anything in this clause 21, the relevant Purchaser shall furnish any substitute guarantees, suretyships, indemnities and undertakings necessary or reasonably required to procure such release and discharge of AngloGold and its Affiliates.

21.2.	The relevant Purchaser shall indemnify AngloGold and each of its Affiliates, with effect from the Closing Date, against:

21.2.1.	any liabilities which AngloGold or the relevant Affiliate may incur under any such guarantee, suretyship or indemnities in question; and

21.2.2.
all costs, losses, liabilities, Claims, demands, damages, fines and expenses reasonably and necessarily incurred by AngloGold and/or the relevant Affiliate in connection with any such liability or Claim, including costs awarded against it.

21.3.
This clause 21 constitutes a stipulatio alteri in favour of each relevant Affiliate of AngloGold capable of acceptance in writing at any time by such Affiliate on written notice to the relevant Purchaser.

22.	WARRANTIES AND UNDERTAKINGS

22.1.	AngloGold gives to each of the Purchasers:

22.1.1.	the Warranties in Annexure A1 in respect of the Covalent Sale Equity;

22.1.2.	the Warranties in Annexure A2 in respect of the AngloGold Security Services Sale Shares;

22.1.3.	the Warranties in Annexure A3 in respect of the Masakhisane Sale Shares; and

22.1.4.	the Warranties in Annexure A4 in respect of the WW Mining Business.
in each case on the basis that each such Warranty –

22.1.1.	is a separate Warranty and is not limited or restricted by reference to or inference from the terms of any other Warranty;

22.1.2.	save where any Warranty is expressly limited to a particular date, is given, as at the Signature Date, CP Fulfilment Date and Closing Date; and

22.1.1.	shall continue and remain in force notwithstanding the completion of one or more of the Transactions.

22.2.
Any Warranty given in terms of this Agreement as at the Signature Date or the CP Fulfilment Date (as the case may be) which is breached as at the Signature Date or the CP Fulfilment Date (as the case may be) shall (subject to, and without limiting, the rights of the Purchasers at any time (whether before or after the CP Fulfilment Date) to terminate in terms of clause 50.4.3), nevertheless be deemed not to have been breached if it is not breached as at the Closing Date.

22.3.
AngloGold’s liability for any Claim by any of the Purchasers in respect of any Warranty under this Agreement, is limited and qualified to the extent to which disclosure of any fact or circumstance concerning such Claim has been made in –

22.3.1.	this Agreement;

22.3.2.	the Data Room Documents;

22.3.3.	the Disclosure Schedule (WW) in Annexure D;

22.3.4.
any other document or written material provided by AngloGold, any member of the Group, and/or any of their officers, employees, representatives, agents or advisers to any of the Purchasers or any of the Purchasers' Affiliates, officers, employees, directors, representatives, agents or advisers (the "Purchaser's Representatives") before 05h00 (South African time) on 12 February 2020, or that forms part of the Data Room Documents;

22.3.5.	any written presentation made to Harmony or any of the Purchaser’s Representatives before the Signature Date; and

22.3.6.
any written responses provided by AngloGold, any member of the Group, and/or any of their officers, employees, agents or advisers to any queries raised by Harmony or any of the Purchaser’s Representatives during the course of the Due Diligence Investigation (WW), provided that, in each case, no fact, circumstance or information disclosed as referred to in any of the clauses 22.3.1 to 22.3.6 (both inclusive) shall be regarded as constituting an exception to, or limitation or qualification of, any of the Warranties under this Agreement, unless it is sufficiently detailed in such manner and detail so as to enable a reasonable buyer to make an informed and accurate assessment (from the information being disclosed and not form other sources) of the matter concerned.

22.4.	AngloGold’s liability in respect of any Warranty (WW) under this Agreement is further limited and qualified by -

22.4.1.	anything which arises as a result of any change in any applicable Law or its interpretation; and/or

22.4.2.	anything to the extent that it is within the actual knowledge of Harmony, the relevant Purchaser and/or any of the Purchaser's Representatives as at the Signature Date.

22.5.
Save for those warranties or indemnities expressly given or made by AngloGold in this Agreement or in Annexure A1, Annexure A2, Annexure A3 or Annexure A4 hereto; (a) no other warranties or indemnities and no representations whatsoever are given or made by AngloGold in respect of the WW Package or otherwise, whether express, tacit or implied, and; (b) the WW Package is sold on a voetstoots basis.

23.	LIMITATION OF LIABILITY

23.1.
In addition to the limitations set out below and elsewhere in this Agreement, AngloGold's liability in respect of a Warranty (WW) is further limited by the limitations set out in Annexure C in respect of the WW Transaction and the WW Package.

23.2.	Reductions
Any Claim by any of the Purchasers in respect of a Warranty (WW) under this Agreement shall be reduced by the aggregate of –

23.2.1.
any amount recovered by the Purchasers, the Purchasers’ Affiliates and/or the WW Companies from any third party in respect thereof, less (a) any portion thereof that the WW Companies, the Purchasers and/or the Purchasers’ Affiliates may, in terms of any insurance contract, be obliged to pay to any insurer, (b) any reasonable out of pocket expenses incurred by the Purchasers, the Purchasers’ Affiliates, and/or the WW Companies in recovering the sum and (c) any Tax attributable to or suffered in respect of the sum recovered; and

23.2.2.	any amount by which the Purchasers, the Purchasers’ Affiliates or the WW Companies have otherwise been compensated for without cost to the Purchasers, the Purchasers’ Affiliates or the WW Companies.

23.3.	Contingent liabilities
AngloGold shall not be liable for any Claim in respect of a Warranty (WW) which is contingent unless and until such contingent claim becomes an actual Claim and is due and payable provided that any of the Purchasers shall not be precluded by anything in this clause 23 or Annexure C if any Purchaser has: (a) prior to the expiry of the relevant Claims period referred to in paragraph 1.1 of Annexure C given AngloGold written notice of the existence of such potential Claim; and (b) instituted legal or arbitration proceedings in respect of such Claim within 6 (six) months of providing written notice of the existence of such potential Claim.

23.4.	Losses
AngloGold shall not be liable in respect of a Warranty (WW) under this Agreement in respect of any indirect, special or consequential losses.

23.5.	Matters Arising
AngloGold shall not be liable in respect of a Warranty under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance or any losses arising therefrom, to the extent that it is a result of:

23.5.1.	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchasers;

23.5.2.	any act, omission or transaction of the Purchasers or the WW Companies or each of their respective directors, officers, employees or agents or successors in title, after the Closing Date;

23.5.3.
the passing of, or any change in, after the Signature Date, any Law or administrative practice of any Governmental Entity (and in the case of any Environmental Law or mining Law, any change in any generally accepted interpretation or application thereof) including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the Signature Date; or

23.5.4.	any change in internationally accepted accounting policy, bases or practice introduced or having effect after the Signature Date.

23.6.	Mitigation of losses
Nothing in this Agreement shall in any way diminish the Purchasers’ common law obligation to mitigate its loss.

23.7.	No double recovery
Notwithstanding anything to the contrary contained in this Agreement, a Claim by a Purchaser arising out of any breach by AngloGold of any of the Warranties given by it shall not entitle the Purchasers to make a Claim against AngloGold in respect of more than one such breach where such additional breach or Claim arises from or is attributable to the same cause of action, such that no Purchaser shall obtain reimbursement or restitution from AngloGold more than once in respect of the same breach or Claim.

23.8.	Fraud
None of the limitations contained in this clause 23 or in Annexure C shall apply to any Claim in respect of a Warranty (WW) under this Agreement to the extent that the Claim (or the delay in discovery of it) arises from or is the consequence of, or is increased as a consequence of, any fraud by AngloGold. For the avoidance of doubt, where a Claim is increased as a consequence of any fraud, the relevant Purchaser will only be entitled to a Claim in respect of such increase.

23.9.	Projections, Forward Looking Statements and Financial Estimates
AngloGold shall not be liable in respect of a Warranty (WW) under this Agreement for any projections, forward looking statements or financial estimates provided.

23.10.	Financial provisions
AngloGold shall not be liable under this Agreement for failing to make adequate financial provisions for the remediation of any Environmental damage to the Immoveable Properties (WW) or arising from the conduct of the WW Businesses or the construction and maintenance of the Infrastructure (WW).

23.11.	Environmental Approvals
Subject to the Warranties, AngloGold shall not be liable under this Agreement:

23.11.1.
if the WW Purchaser requires the transfer and/or use of any Environmental Approvals (WW) in respect of the WW Mining Business which has not been dealt with in this Agreement and such Environmental Approval (WW) is not valid and subsisting in full force and effect or has been suspended, cancelled, revoked, varied or surrendered in favour of any third party; or

23.11.2.
on the basis that the Environmental Approvals (WW) issued to AngloGold in relation to the WW Businesses do not adequately cover the operations conducted by the WW Businesses or the operations to be conducted by the relevant Purchaser.

24.	INDEMNITIES

24.1.	Environmental Obligations (WW)

24.1.1.
Notwithstanding anything to the contrary contained herein, AngloGold, Harmony and the WW Purchaser record and agree that, by virtue of the fact that Harmony and the WW Purchaser are acquiring the WW Package, Harmony or the WW Purchaser, as applicable, shall become liable for the embedded Environmental Obligations (WW) in relation thereto in accordance with Environmental Law.

24.1.2.
The Parties record and agree that Harmony and the WW Purchaser, as applicable, shall, with effect from the Closing Date, duly assume or punctually pay, satisfy, discharge, perform or fulfil (as the case may be) all of the Environmental Obligations

(WW) and that AngloGold shall have no further obligation in respect of the Environmental Obligations (WW).

24.1.3.
Harmony hereby, with effect from the Closing Date, indemnifies AngloGold (and any of its Affiliates, directors and/or employees) (collectively the "AngloGold Indemnified Persons (WW)") against and holds them harmless from any and all: (a) Claims of whatsoever nature (including legal costs on the scale as between attorney and own client) that may be made against the AngloGold Indemnified Persons (WW) as a result of Harmony or the WW Purchaser’s failure, as applicable, to comply with their obligations in terms of this clause 24.1; and (b) Environmental Obligations (WW), as applicable (an "Environmental Indemnified Liability Loss (WW)").

24.1.4.
Harmony shall be obliged to pay the AngloGold Indemnified Person (WW) the amount of any Environmental Indemnified Liability Loss (WW), as applicable, suffered or incurred by such AngloGold Indemnified Person (WW) as soon as: (a) the AngloGold Indemnified Person (WW) is obliged to pay the amount thereof (in the case of any Environmental Indemnified Liability Loss (WW) which involves a payment by the AngloGold Indemnified Persons (WW) to any third party) or the AngloGold Indemnified Person (WW) incurs the Environmental Indemnified Liability Loss (WW) (in the case of an Environmental Indemnified Liability Loss (WW) which does not involve a payment by the AngloGold Person (WW) to any third party) and (b) Harmony has received a written notice from the AngloGold Indemnified Person (WW) demanding payment with respect to an Environmental Indemnified Liability Loss (WW).

24.2.	Sale Liabilities (WW) indemnity by the WW Purchaser

24.2.1.
The WW Purchaser hereby, with effect from the Closing Date, indemnifies each of the AngloGold Indemnified Persons (WW) and holds it harmless against all Sale Liabilities (WW) and all and any Losses incurred or suffered by such AngloGold Indemnified Person (WW)) (including all reasonable disbursements and fees of legal advisors incurred in connection with the investigation of, preparation for, defence and/or settlement of, any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not the AngloGold Indemnified Person (WW) is a party) by reason of, or arising directly or indirectly out of, or in connection with the Sale Liabilities (WW) (the "Indemnified Liability Loss (WW)").

24.2.2.
The WW Purchaser shall be obliged to pay to the AngloGold Indemnified Person (WW) the amount of any Indemnified Liability Loss (WW) incurred or suffered by the AngloGold Indemnified Person (WW) as soon as: (a) the AngloGold Indemnified Person (WW) is obliged to pay the amount thereof (in the case of any

Indemnified Liability Loss (WW) that involves a payment by the AngloGold Indemnified Person (WW)), or as soon as the AngloGold Indemnified Person (WW) incurs or suffers the Indemnified Liability Loss (WW) (in the case of an Indemnified Liability Loss (WW) that does not involve a payment by the AngloGold Indemnified Person (WW)) and (b) the Purchaser has received a written notice from the AngloGold Indemnified Person (WW) demanding payment with respect to an Indemnified Liability Loss (WW).

24.3.	Covalent indemnity by the WW Purchaser

24.3.1.
The WW Purchaser hereby, with effect from the Closing Date, indemnifies each of the AngloGold Indemnified Persons (WW) and holds them harmless against all and any Losses incurred or suffered by such AngloGold Indemnified Person (WW) (including all disbursements and fees of legal advisors incurred in connection with the investigation of, preparation for, defence and/or settlement of, any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not the AngloGold Indemnified Person (WW) is a party) by reason of, or arising out of, or in connection with Covalent and/or the operations of the Covalent Business (including without limitation any obligation to pay an amount of money relating to the Covalent Business and/or implementation of the Covalent Water Directives or any amendment, revision or reissuance thereof or subsequent Covalent Water Directive) (the "Covalent Indemnified Liability Loss").

24.3.2.
The WW Purchaser shall be obliged to pay to the AngloGold Indemnified Person (WW) the amount of any Covalent Indemnified Liability Loss incurred or suffered by such AngloGold Indemnified Person (WW) as soon as: (a) AngloGold is obliged to pay the amount thereof (in the case of any Covalent Indemnified Liability Loss that involves a payment by any AngloGold Indemnified Person (WW)), or as soon as any AngloGold Indemnified Person (WW) incurs or suffers the Covalent Indemnified Liability Loss (in the case of a Covalent Indemnified Liability Loss that does not involve a payment by the AngloGold Indemnified Person (WW)); and (b) the WW Purchaser has received a written notice from AngloGold demanding payment with respect to a Covalent Indemnified Liability Loss.

24.4.
Should any Party fail to discharge any of the liabilities for which it indemnifies any other Party in terms of clause 24.1, 24.2 or 24.3 (as applicable) (the "Relevant Liabilities (WW)") as and when they fall due for payment and the other indemnified Party is held liable therefor, such indemnified Party shall, when it becomes aware thereof, without prejudice to its other rights in applicable Law or in terms of this Agreement, be entitled ‑

24.4.1.	to require the relevant indemnifying Party which will be obliged, to immediately settle such Relevant Liabilities (WW); or

24.4.2.
should the relevant indemnifying Party fail to settle any of the Relevant Liabilities (WW), to settle such Relevant Liabilities (WW) and to recover the amount of any such Relevant Liabilities (WW) so settled on behalf of the indemnified Party, and all reasonable costs incurred in so doing, from the relevant indemnifying Partying in terms of clause 24.1, 24.2 or 24.3 (as the case may be).

24.5.
The provisions of this clause 24 shall constitute a stipulatio alteri in favour of each of the AngloGold Indemnified Persons (WW), which shall be capable of acceptance by the AngloGold Indemnified Persons (WW) at any time on written notice to the WW Purchaser.

25.	STEP IN RIGHTS

25.1.
AngloGold shall, in respect of any Claim by it (of any other person constituting an AngloGold Indemnified Person (WW)) under any of the indemnities in clauses 24.1, 24.2 or 24.3, and each of the Purchasers shall, in respect of any Claim by it or under a breach of any of the Warranties contemplated in this Agreement, (AngloGold or the relevant Purchaser, as aforesaid, being the "Indemnified Party (WW)") shall promptly notify the other of AngloGold or the relevant Purchaser (as the case may be) (the "Indemnifying Party (WW)") in writing of the Claim in question (the "Indemnified Claim (WW)") within a reasonable time of the Indemnified Party (WW) becoming aware thereof, to enable the Indemnifying Party (WW) to take steps to contest it.

25.2.
The Indemnifying Party (WW) shall have the right, at its sole option and expense, within 10 (ten) Business Days after the receipt of written notice under clause 25.1, to elect in writing to contest (which shall include an appeal) any Indemnified Claim (WW) and shall be entitled to control the defence against, negotiate, settle or otherwise deal with the Indemnified Claim (WW) provided that:

25.2.1.
it delivers a written indemnity to the Indemnified Party (WW), indemnifying the Indemnified Party (WW) against all charges and all legal costs which may be incurred or awarded as a consequence of such steps;

25.2.2.
the Indemnifying Party (WW) shall defend the Indemnified Claim (WW) on the same basis as it would act in circumstances where it were defending a dispute in its own name and shall at all stages and in all respects act in the best interests of the Indemnified Party (WW) (as if the relevant indemnity contemplated in this clause 25 did not exist) when defending the Indemnified Claim (WW), taking into account, without limitation, the effect of the dispute on the Indemnified Party (WW), the Indemnified Party’s (WW) reasonable input and the advice of the Indemnified Party’s (WW) and the Indemnifying Party’s (WW) professional advisers;

25.2.3.	the Indemnified Party (WW) shall give all reasonable assistance and information to the Indemnifying Party (WW) in the efforts of the Indemnifying Party (WW) to defend the Indemnified Claim (WW). The Indemnified Party (WW) will allow the Indemnifying Party’s (WW) authorised representatives reasonable access to its accounts, documents and records limited to the issues concerned to the extent that they are available, on the basis that all relevant copies may be made by the Indemnifying Party (WW) of the documents concerned so as to enable it to pursue any course of action appropriately;

25.2.4.
the Indemnifying Party (WW) shall deliver to the Indemnified Party (WW) all correspondence and court documents relating to the dispute prior to submitting same and shall consider all reasonable comments of the Indemnified Party (WW) in relation to the content and sending of any written communications in respect of the Indemnified Claim (WW);

25.2.5.
the Indemnified Party (WW) shall be entitled on reasonable notice to meet or have calls with the Indemnifying Party (WW) and its professional advisers when it deems fit in order to obtain an update on the progress in respect of the Indemnified Claim (WW);

25.2.6.
the Indemnifying Party (WW) may not concede, settle, compromise and/or abandon the Indemnified Claim (WW) without the prior written approval of the Indemnified Party (WW) (not to be unreasonably withheld or delayed), provided that where: (a) the Indemnifying Party (WW) has recommended that the Indemnified Party (WW) concede, settle, compromise and/or abandon the Indemnified Claim (the "Recommendation (WW)"); and (b) the Indemnified Party (WW) does not approve the Recommendation (WW), and thereafter the matter proceeds, the liability of Indemnifying Party (WW) in respect of the Indemnified Claim (WW) shall be proportionately reduced in respect of any amount of actual Loss suffered by the Indemnified Party (WW) which it can be established would not have been suffered had the Indemnified Party (WW) approved the Recommendation (WW); and

25.2.7.
the Indemnifying Party (WW) shall not be liable to the extent that the relevant liability arises as a result of or is increased by any action or omission by the Indemnified Party (WW) or the management of the Indemnified Party (WW). For the avoidance of doubt, to the extent that the relevant liability does not arise as a result of any action or omission by the Indemnified Party (WW) or the management of the Indemnified Party (WW) and is only increased by such action or omission, the Indemnifying Party (WW) shall remain liable in respect of the relevant liability but shall not be liable in respect of such increase.

25.3.	If the Indemnifying Party (WW) elects not to control the defence against, negotiate, settle or otherwise deal with any Indemnified Claim (WW) (including by not delivering to the Indemnified

Party (WW) the necessary written election within the 10 (ten) Business Day period contemplated in clause 25.2), which relates to any matter indemnified against by it or any matter in relation to which it has provided any Warranties under this Agreement, the Indemnified Party (WW) may control the defence against, negotiate, settle or otherwise deal with such Indemnified Claim (WW), provided that the Indemnified Party (WW) shall take all reasonable steps to ensure that: (a) any such defence, negotiation, settlement or other dealings shall be conducted at all times by the Indemnified Party (WW) in joint consultation with the Indemnifying Party (WW); and that (b) all material decisions and actions in relation to any such defence, negotiation, settlement or other dealings are taken with the prior consent of the Indemnifying Party (WW) (such consent not to be unreasonably withheld or delayed). If the Indemnified Party (WW) elects in such circumstances to defend against, negotiate, settle or otherwise deal with such Indemnified Claim (WW), the Indemnified Party (WW) shall deal with all such matters as expeditiously as is reasonably practicable. The Indemnifying Party’s (WW) election not to defend against, negotiate, settle or otherwise deal with any Indemnified Claim (WW), shall not absolve the Indemnifying Party (WW) from its liability in respect of any such Indemnified Claim (WW).

Part C.	VR PACKAGE
Part C1: VR SALE AND PURCHASE OF THE FUSA SALE EQUITY AND VR REMAINING BUSINESS

26.	SALE AND PURCHASE OF THE FUSA SALE EQUITY

26.1.
With effect from the Closing Date, AngloGold hereby sells and cedes to Harmony, and Harmony hereby purchases and accepts such cession of the FUSA Sale Shares and the FUSA Sale Claims as an indivisible transaction subject to the terms and conditions set out in this Agreement.

26.2.
The FUSA Sale Shares, as applicable, shall be sold free and clear of any and all Encumbrances, with all rights attaching to them at the Closing Date, including the right to receive all distributions and dividends declared, paid or made in respect of the FUSA Sale Shares at or after the Closing Date. The aforegoing sentence applies mutatis mutandis to the FUSA Sale Claims.

26.3.
Notwithstanding the Signature Date (or anything to the contrary contained herein), the sales and cessions referred to in clause 26.1 will take place on the Closing Date and ownership of and risk in, and benefit attaching to, the FUSA Sale Equity will, against payment of the Cash Portion (VR) in terms of clause 34.2.2, pass to Harmony.

27.	SALE AND PURCHASE OF THE VR REMAINING BUSINESS

27.1.
With effect from the Closing Date, AngloGold hereby sells, transfers and cedes to Harmony Moab, and Harmony Moab hereby purchases and accepts such transfer and cession, the VR Remaining Business as an indivisible transaction and as a going concern, subject to the terms and conditions set out in this Agreement and excluding the Excluded Liabilities.

27.2.	Notwithstanding the Signature Date (or anything to the contrary contained herein) –

27.2.1.
the risk in and benefit attaching to the VR Remaining Business shall vest in Harmony Moab with effect on and as from the Closing Date and AngloGold shall cease to have operational control of the VR Remaining Business on and as from the Closing Date;

27.2.2.
subject to clause 27.2.4, ownership of the VR Remaining Business (other than the Immoveable Properties (VR), the Kopanang Gold Plant Servitude, the Servitudes (VR), Infrastructure (VR) and the Surface Right Permits (VR)) shall pass to Harmony Moab on and with effect from the Closing Date;

27.2.3.
ownership of each of the Immoveable Properties (VR) shall pass to Harmony Moab on and with effect from the Transfer Date of each of the respective Immoveable Properties (VR) and ownership of the Kopanang Gold Plant Servitude and the Servitudes (VR) shall pass upon the date of registration in the Deeds Registry of the Kopanang Gold Plant Servitude and each of the notarial deeds of cession of servitudes in respect of the Servitudes (VR) (as contemplated in clauses 29.3 and 29.4 respectively);

27.2.4.
if the Infrastructure (VR): (a) accedes to the Immoveable Properties (VR), then ownership of such Infrastructure (VR) shall pass to Harmony Moab on and with effect from the Transfer Date of each of the respective Immoveable Properties (VR); or (b) does not accede to the Immoveable Properties (VR), then ownership of such Infrastructure (VR) shall pass to Harmony Moab on and with effect from the Closing Date (as contemplated in clause 29.3); and

27.2.5.
ownership of the Surface Right Permits (VR) shall pass to Harmony Moab upon registration of the consents or deeds of transfer of the Surface Right Permits (VR) in the Mining Titles Office (as contemplated in clause 29.5).

Part C2: VR DELIVERY AND IMPLEMENTATION

28.	DELIVERY OF THE FUSA SALE EQUITY

28.1.
On the Closing Date the representatives of AngloGold and Harmony shall meet at 10h00 at the offices of ENSafrica at 129 Rivonia Road, Sandton, Johannesburg, South Africa, or at such other time and/or place as AngloGold and Harmony may agree, where AngloGold shall, against payment of the Cash Portion (VR) in terms of clause 34.2.2, deliver to Harmony –

28.1.1.
the original share certificates in respect of the FUSA Sale Shares, together with duly executed cession and transfer forms (in a form attached hereto as Annexure CC) for the transfer of ownership in respect thereof (blank as to the transferee);

28.1.2.	the original title deeds and original notarial deeds of servitude in respect of the Chemwes Property;

28.1.3.
all of the books, records, documents and assets of the VR Companies in the possession of AngloGold and/or under its control immediately before the Closing Date (including, without limiting the generality of the aforegoing, the certificates of incorporation, memoranda of incorporation, minute books, tax records, securities register and other registers of the VR Companies), or alternatively place Harmony in effective control of such books, records, documents and assets;

28.1.4.
(a) the written resignation/s (in a form attached hereto as Annexure DD), with effect from the Closing Date, of all of the directors of each of the VR Companies, together with (b) an originally certified copy of the South African identity document (if South African) or valid passport (if not South African) of each resigning director in each case certified within the 2 (two) months prior to the Closing Date;

28.1.5.	certified copies of duly passed resolutions (in a form attached hereto as Annexure FF) of the board of directors of:

28.1.5.1.
FUSA: (a) approving the transfer of the FUSA Sale Shares; (b) noting the cession of that portion of the FUSA Sale Claims which AngloGold has on loan account against FUSA to Harmony; (c) approving the issue of appropriate new share certificates in respect of the FUSA Sale Shares to Harmony which reflect Harmony as the registered owner of the FUSA Sale Shares; (d) directing the company secretary or any one director of FUSA to cancel the existing share certificate/s, which reflect AngloGold as the registered owner of the FUSA Sale Shares and issue new share certificate/s to Harmony which reflect Harmony as the registered owner of the FUSA Sale Shares and to update the securities register of FUSA to reflect Harmony as the registered holder of the FUSA Sale Shares; (e) approving the appointment of Harmony's nominees to the board of directors of FUSA, provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date, subject to the terms and conditions of this Agreement and with effect from the Closing Date; and (f) noting the resignations of the persons referred to in clause 28.1.4;

28.1.5.2.
MWS: (a) noting the cession of that portion of the FUSA Sale Claims which AngloGold has on loan account against MWS to Harmony; (b) approving the appointment of Harmony's nominees to the board of directors of MWS, provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date, subject to the terms and conditions of this Agreement and with effect from the Closing Date; and (c) noting the resignations of the persons referred to in clause 28.1.4; and

28.1.5.3.
Chemwes: (a) noting the cession of that portion of the FUSA Sale Claims which AngloGold has on loan account against Chemwes to Harmony; (b) approving the appointment of Harmony's nominees to the board of directors of Chemwes, provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date, subject to the terms and conditions of this Agreement and with effect from the Closing Date; and (c) noting the resignations of the persons referred to in clause 28.1.4;

28.1.6.
certified copies of duly passed resolutions (in a form attached hereto as Annexure GG) of AngloGold appointing Harmony's nominees to the board of directors of FUSA, provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date, subject to the terms and conditions of this Agreement and with effect from the Closing Date;

28.1.7.
certified copies of duly passed resolutions (in a form attached hereto as Annexure GG) of FUSA appointing Harmony's nominees to the board of directors of MWS, provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to FUSA at least 15 (fifteen) Business Days before the Closing Date, subject to the terms and conditions of this Agreement and with effect from the Closing Date;

28.1.8.
certified copies of duly passed resolutions (in a form attached hereto as Annexure GG) of MWS appointing Harmony's nominees to the board of directors of Chemwes, provided that Harmony provides the names and identity/passport numbers (as applicable) of such nominees to MWS at least 15 (fifteen) Business Days before the Closing Date, subject to the terms and conditions of this Agreement and with effect from the Closing Date; and

28.1.9.	the documents, in respect of the Chemwes Trust, referred to in clause 28.2.2.

28.2.	Chemwes Trust (and the Chemwes Trust Money)

28.2.1.	It is recorded that: (a) FUSA; and (b) AngloGold have made contributions to the Chemwes Trust by way of, inter alia, the Chemwes Trust Money.

28.2.2.	It is recorded that the Chemwes Trust is a trust registered for purposes of section 37A of the Income Tax Act.

28.2.3.	In accordance with (and subject to) clauses 28.1 and 28.1.7, the following documents, in respect of the Chemwes Trust, shall be delivered to Harmony Moab on the Closing Date, namely –

28.2.3.1.
all of the books, records, documents and assets of the Chemwes Trust in the possession of AngloGold and/or under its control immediately before the Closing Date in relation to the Chemwes Trust (including, without limiting the generality of the aforegoing, minute books, tax records, and other registers of the Chemwes Trust), or alternatively place the WW Purchaser in effective control of such books, records, documents and assets;

28.2.3.2.	the original trust deed and letters of authority in respect of the Chemwes Trust;

28.2.3.3.
the original written resignation/s of AngloGold’s appointees to the board of trustees of the Chemwes Trust (in a form attached hereto as Annexure EE), with effect from the date on which the new letters of authority in respect of the Chemwes Trust are to be issued as contemplated in clause 28.2.4;and

28.2.3.4.
the original resolutions (in a form attached hereto as Annexure HH) of the trustees of the Chemwes Trust authorising and approving (subject to the terms and conditions of this Agreement and with effect from the Closing Date):

28.2.3.4.1.
the appointment of Harmony Moab's nominees to the board of trustees of the Chemwes Trust with effect from the date on which the new letters of authority in respect of the Chemwes Trust are to be issued as contemplated in clause 28.2.4, provided that Harmony Moab provides the names and identity/passport numbers (as applicable) of such nominees to AngloGold at least 15 (fifteen) Business Days before the Closing Date; and

28.2.3.4.2.	the resignations of the persons referred to in clause 28.2.3.3.

28.2.4.
The Parties record and agree that, as soon as reasonably possible after the Closing Date, Harmony Moab shall do all such things as may be necessary to procure the issuance of new letters of authority to effect the resignations and appointments contemplated in clauses 28.2.3.3 and 28.2.3.4 in respect of the Chemwes Trust and AngloGold shall use all reasonable endeavours to assist Harmony Moab to obtain such new letters of authority and any other amendments to the deed of trust of Chemwes Trust as reasonably requested by Harmony Moab.

28.2.5.
With effect from the Closing Date, AngloGold cedes, assigns and delegates all of its rights and obligations in relation to the Chemwes Trust (if any) including such obligations as are recorded in the trust deed of the Chemwes Trust and any obligations that AngloGold may have undertaken by virtue of its nominee/s being trustees of the Chemwes Trust, in relation to or in connection with the Chemwes Trust, which cession, assignment and delegation Harmony Moab accepts.

28.2.6.
If and to the extent that AngloGold is unable to cede, assign and delegate all of its rights and obligations in relation to the Chemwes Trust to Harmony Moab as contemplated in clause 28.2.5 above, then Harmony Moab and AngloGold hereby agree that, with effect from the Closing Date, as between them, all benefit arising from or relating to the Chemwes Trust that (but for this clause 28.2.6) would vest in and be borne by AngloGold shall vest in and be borne by Harmony Moab and, as a result: (a) Harmony Moab shall be obliged, at its cost, but (to the extent necessary) in AngloGold’s name to discharge AngloGold’s obligations in respect of the Chemwes Trust after the Closing Date; and (b) Harmony Moab hereby indemnifies AngloGold against any Loss which may arise as a result of Harmony Moab failing to comply with its obligations under this clause 28.2.6.

28.2.7.
The Parties record and agree that, as soon as reasonably possible after the Closing Date, Harmony Moab and AngloGold shall attend to the necessary updates (including, the contact, address, banking and trustee details) of the Chemwes Trust where required on the Registration, Amendments and Verification Form (RAV01) and that the IT77TR is duly completed and timeously submitted with SARS.

28.3.
AngloGold and Harmony may, by agreement in writing, dispense with a meeting on the Closing Date and may instead provide for the delivery of the documents referred to in clause 28.1 in such other manner as they may agree.

28.4.	MWC / Chemwes Water Offtake Agreement

It is recorded and agreed that the agreement entered into between Chemwes and MWC on or about 25 November 2008 in terms of which, inter alia, Chemwes undertakes to take a minimum quantity of water from MWC of approximately 9Ml/day at an agreed price, will remain in operation and be maintained in accordance with its terms and that neither MWS nor any member of the Group will enter into any agreements with MWC as part of the transaction contemplated in this Agreement.

29.	DELIVERY OF THE VR REMAINING BUSINESS

29.1.	Primary Delivery Provisions
On the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, AngloGold shall attend to the following:

29.1.1.	The Contracts (VR):

29.1.1.1.
AngloGold hereby assigns, cedes and delegates (with effect from the Closing Date) to Harmony Moab all of its rights, title and interests in and to all prospective obligations in respect of the Contracts (VR), and Harmony Moab hereby accepts such assignment, cession and delegation, to the extent that: (a) the other parties to the Contracts (VR) consent thereto; or (b) the consents of the other parties to the Contracts (VR) are not required. AngloGold undertakes (subject to the remaining provisions of this clause 29.1.1) to use all reasonable endeavours to procure, as soon as reasonably practicable following the Signature Date (and, to the extent not completed on the Closing Date, as soon as reasonably possible after the Closing Date) the assignment of the Contracts (VR), and the related cession and delegation of rights, title, interests and obligations, to Harmony Moab as aforesaid) the assignment of the Contracts (VR), and the related cession and delegation of rights, title, interests and obligations, to Harmony Moab as aforesaid with effect on and from the Closing Date, including to obtain all consents, approvals and waivers that may be required from any third parties for such assignment.

29.1.1.2.
If Harmony Moab identifies any material Contract (VR) which, in the reasonable opinion of Harmony Moab, necessarily requires an amendment (which amendment shall take effect on or after the Closing Date) in order for such Contract (VR) to be valid and binding and/or to properly serve the legitimate and reasonable requirements of Harmony Moab in operating the VR Businesses after the Closing Date, then AngloGold shall: (a) co-operate with Harmony Moab; and (b) (to the extent that AngloGold is in possession or control of same) provide any documentation, information and support, at Harmony Moab's cost, to assist Harmony Moab in endeavouring to procure the amendment in question, provided that compliance with such request shall not require AngloGold to act in any manner contrary to its interests nor to expend material time and resources.

29.1.1.3.
To the extent that the consent of any other third parties to any of the Contracts (VR) is required to effect the assignment, cession and delegation contemplated in this clause 29.1.1 (the “Consenting Parties (VR)”) then –

29.1.1.3.1.
at the cost of Harmony Moab and for a period of 4 (four) calendar months following the later of: (a) the Closing Date; and (b) the date on which a copy of the Contract (VR) is provided to Harmony Moab in terms of this Agreement (provided that this item (b) shall apply only to Confidential Contracts (VR) (only to the extent that AngloGold has obtained approval from the relevant third party to disclose the relevant Confidential Contract (VR) to Harmony Moab, as contemplated in clause 37.5.4),Proposed Contracts (VR) and Interim Period Contracts (VR) (or such longer period as the Parties may agree in writing), AngloGold shall use its reasonable endeavours to procure the aforesaid consent of the relevant Consenting Parties (VR). On termination of the aforesaid 4 (four) calendar month period, and to the extent that a Consenting Party (VR) fails to provide their aforesaid consent in relation to the relevant Contract (VR), AngloGold shall be entitled, in its sole and absolute discretion, in respect of such Contract (VR), to: (a) use its reasonable endeavours (for so long, and from time to time, as AngloGold may choose) to procure the aforesaid consent of such Consenting Party (VR); (b) exercise any rights that it has under such Contract (VR), to terminate such Contract in respect of which the consent of the Consenting Parties (VR) has not yet been obtained (whereafter AngloGold shall forthwith notify Harmony Moab in writing thereof); and/or (c) terminate the provisions of clause 29.1.1.3.2 on written notice to the Purchaser insofar as they relate to such Contract (VR) named in such notice and

29.1.1.3.2.
in respect of such Contract (VR), from the Closing Date until the earlier of the date on which: (a) all Consenting Parties (VR) (whose consent is so required) provide their consent to the assignment, cession and delegation of such Contract (VR) to Harmony Moab and such assignment, cession and delegation is implemented; (b) such Contract (VR) is terminated (as contemplated in and in accordance with clause 29.1.1.3.2 (b)); and/or (c) AngloGold terminates the provisions of this clause 29.1.1.3.2 (as contemplated in clause 29.1.1.1(c)) in respect of such Contract (VR), Harmony Moab and AngloGold reciprocally undertake the following obligations for such period –

29.1.1.3.2.1.
as between Harmony Moab and AngloGold, the benefit and risk of such Contracts (VR) shall vest in and be borne by AngloGold prior to the Closing Date and by Harmony Moab from the Closing Date and thereafter. In particular but without limiting the aforegoing, if the Consenting Parties (VR) do not perform their obligations under such Contracts (VR) after the Closing Date, AngloGold shall take all such reasonable steps, at the cost of Harmony Moab, as shall be available to enforce such obligations;

29.1.1.3.2.2.	AngloGold shall exercise all its rights under such Contracts (VR) for the benefit, at the direction and for the cost of Harmony Moab and AngloGold shall collect and pay to

Harmony Moab promptly all amounts due to be paid to AngloGold under such Contracts (VR);

29.1.1.3.2.3.	AngloGold shall be obliged, at its cost, to discharge on the respective due dates therefor any obligations under such Contracts (VR) in respect of the period prior to the Closing Date;

29.1.1.3.2.4.	Harmony Moab shall be obliged, at its cost, but in AngloGold's name to discharge on the respective due dates therefor AngloGold's obligations under such Contracts (VR) after the Closing Date; and

29.1.1.3.2.5.	the Parties hereby indemnify each other against any Loss which may arise as a result of the other of them failing to comply with their obligations under this clause 29.1.1.3.2, provided that, if the terms of any Contract (VR) do not permit the above provisions of this clause 29.1.1.3.2 to be carried into effect, Harmony Moab and AngloGold shall co-operate with each other in good faith to enable the object of this clause 29.1.1.3.2 to be achieved in relation to such Contract (VR) insofar as it is possible to do so lawfully;

29.1.2.	The SLAs (VR): The provisions of clause 29.1.1 shall apply, mutatis mutandis, to each of the SLAs;

29.1.3.
The Sale Assets (VR): Subject to clause 29.2, AngloGold shall deliver, or shall procure the delivery of, the Sale Assets (VR) to Harmony Moab by such mode of actual or constructive delivery as shall be appropriate in the circumstances, with the intent that legal title to all such Sale Assets (VR) shall pass by and upon such mode of delivery. AngloGold shall, promptly upon receiving a written request from Harmony Moab, sign and execute (or procure the signature and execution of) all documents as may be reasonably required to procure the delivery and transfer, and to the extent necessary or possible, the registration of the transfer, of the Sale Assets (VR) into the name of Harmony Moab;

29.1.4.
The Motor Vehicles (VR): AngloGold shall deliver to Harmony Moab all such documents, duly completed, as may be necessary to enable the Motor Vehicles (VR) to be registered in the name of Harmony Moab and to enable Harmony Moab to obtain the necessary certificate of roadworthiness in respect thereof (provided that any costs having been incurred in obtaining such certificates shall be paid by Harmony Moab). AngloGold shall deliver to Harmony Moab all such documents, duly completed, as may be necessary to enable any aircraft included in the Sale Assets (VR) to be registered in the name of Harmony Moab;

29.1.5.	The books and records:

29.1.5.1.
AngloGold shall place Harmony Moab in possession of the originals of all books, documents (including Contracts (VR) engineering manuals, drawings and designs) and records to the extent that it is in possession of same (irrespective of the medium in which such records are stored) which relate to the VR Package; provided that to the extent that AngloGold is required by law to retain any such original AngloGold shall instead be entitled to deliver a true and accurate copy thereof, and to the extent that any such records are kept on computer hardware which is not included within the VR Package, AngloGold shall instead be required to deliver electronic copies thereof (in a format acceptable to Harmony Moab, acting reasonably) or allow reasonable access to such computer hardware in order to enable Harmony Moab to make electronic copies thereof. Notwithstanding anything to the contrary contained herein, to the extent that any documents or records also relate to operations other than the Sale Package, then: (a) if such documents or records are material to the Sale Package, such documents or records shall (if AngloGold so requires) be redacted so as to remove all references and information in relation to such other operations, prior to Harmony Moab being placed in possession of same on the Closing Date or within a reasonable period after the Closing Date; (b) if such documents or records are immaterial to the Sale Package, Harmony Moab shall not be placed in possession of same; and (c) to the extent that Harmony Moab receives possession of documents or records which relate to operations other than the Sale Package, Harmony Moab shall make such documents or records available for collection by AngloGold for a period of 90 (ninety) calendar days following the Closing Date by AngloGold; and

29.1.5.2.
Harmony Moab acknowledges that AngloGold may: (a) be requested by a Government Entity to provide such entity with; or (b) require, for the purposes of any litigation proceedings, an original or copy of any of the books, documents and/or records delivered to Harmony Moab by AngloGold under this clause 29.1.5. Accordingly, AngloGold may request access to and/or copies of all books, documents and records delivered to Harmony Moab under this clause 29.1.5 from time to time and at any time. Harmony Moab shall use its reasonable endeavours to provide AngloGold with access to and/or copies of such records and documents within 20 (twenty) Business Days after written notice thereof by AngloGold, at the cost of AngloGold. AngloGold irrevocably undertakes to Harmony Moab it shall treat all such records and documents as private, strictly confidential and safeguard them accordingly, and to use each and every effort (including, without limitation, at least those steps as it applies in protecting its own proprietary, secret and confidential information) to ensure that such records and documents are protected against theft and/or unauthorised access and that no-one receives such records and documents unless authorised by Harmony Moab in writing (which authorisation shall not be unreasonably withheld or delayed).

29.1.6.	The Sale Liabilities (VR):

29.1.6.1.
AngloGold hereby delegates to Harmony Moab, to the extent that the creditors concerned consent thereto, and Harmony Moab hereby accepts such delegation of the Sale Liabilities (VR). To the extent applicable, AngloGold undertakes to use all reasonable endeavours to procure the delegation of the Sale Liabilities (VR) to Harmony Moab as aforesaid with effect from the Closing Date. To the extent that any such creditor does not agree thereto, Harmony Moab shall be obliged after the Closing Date to discharge the Sale Liabilities (VR) on behalf of AngloGold on the respective due dates therefor and indemnifies AngloGold against any Claims of whatsoever nature that may be made against AngloGold in respect of the Sale Liabilities (VR) or Harmony Moab’s failure to comply with its obligations in terms of this clause 29.1.6. The Parties record and agree that Harmony Moab shall, with effect from the Closing Date, duly assume or punctually pay, satisfy, discharge, perform or fulfil (as the case may be) all of the Sale Liabilities (VR).

29.1.6.2.	Notwithstanding anything to the contrary in this Agreement, the Parties record and agree that AngloGold shall remain fully and solely liable and responsible for all Excluded Liabilities.

29.2.	Additional Delivery Provisions

29.2.1.	In addition to the provisions of clause 29.1, AngloGold and Harmony Moab agree that, on the Closing Date and against payment of the Cash Portion (VR) in terms of clause 34.2.2:

29.2.1.1.	in respect of the Immoveable Properties (VR) and Infrastructure (VR), the provisions of clause 29.3 below shall apply;

29.2.1.2.	in respect of the Servitudes (VR) and the Kopanang Gold Plant Servitude, the provisions of clause 29.4 below shall apply;

29.2.1.3.	in respect of the Surface Right Permits (VR), the provisions of clause 29.5 below shall apply;

29.2.1.4.	in respect of the Consumable Stores (VR), the provisions of clause 29.6 below shall apply;

29.2.1.5.	in respect of the Critical Spares (VR), the provisions of clause 29.7 below shall apply;

29.2.1.6.	in respect of the Tailings Storage Facilities (VR) and the Tailings Storage Facilities Sites (VR), the provisions of clause 29.8 below shall apply;

29.2.1.7.	in respect of the MOD (VR), the provisions of clause 29.9 below shall apply;

29.2.1.8.	in respect of the Gold in Lock Up (VR) and Gold In Process (VR), the provisions of clause 29.10 below shall apply;

29.2.1.9.	in respect of AngloGold’s rights under all Permits (VR), the provisions of clause 30 below shall apply; and

29.2.1.10.	in respect of the Environmental Obligations (VR), the provisions of clause 42.1 below shall apply.

29.3.	Immoveable Properties (VR) and Infrastructure (VR)

29.3.1.
Occupation and possession of the Immoveable Properties (VR) and the Infrastructure (VR) will be provided to Harmony Moab by AngloGold on the Closing Date and against payment of the Cash Portion (VR) in terms of clause 34.2.2.

29.3.2.
All risk in and benefit attaching to such Immoveable Property (VR) and Infrastructure (VR) shall vest in Harmony Moab on the Closing Date against payment of the Cash Portion (VR) in terms of clause 34.2.2.

29.3.3.
Harmony Moab shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 29.3, and be entitled to use and occupy the Immoveable Properties (VR) from the Closing Date until the Transfer Date of each of the respective Immoveable Properties (VR) (both dates inclusive) (the "Immoveable Property Period (VR)").

29.3.4.	To the extent that the Infrastructure (VR):

29.3.4.1.
accedes to immoveable property which forms part of the Immoveable Properties (VR), then such Infrastructure (VR) shall transfer to Harmony Moab with each respective Immoveable Property (VR) on the Transfer Date of each such Immoveable Properties (VR) and Harmony Moab shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 29.3, and be entitled to use and occupy such Infrastructure (VR) from the Closing Date until the Transfer Date of each of the respective Immoveable Properties (VR) (both dates inclusive) (the "Infrastructure Period (VR)"); or

29.3.4.2.
does not accede to immoveable property which forms part of the Immoveable Properties (VR), then AngloGold shall on the Closing Date deliver such Infrastructure (VR) to Harmony Moab by such mode of actual or constructive delivery as shall be appropriate in the circumstances, with the legal intent that legal title to all such Infrastructure (VR) shall pass by and upon such mode of delivery on the Closing Date. AngloGold shall sign and execute, upon receiving a written request from Harmony Moab, all documents as may be reasonably required to procure the delivery and transfer, and to the extent necessary or possible, the registration of the transfer, of such Infrastructure (VR) into the name of Harmony Moab.

29.3.5.	It is the intention of the Parties that the Transfer (VR) of each Immoveable Property (VR) takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of all of the Parties to and shall during the Interim Period and after the Closing Date, if necessary:

29.3.5.1.	take all steps as may be necessary to apply to the relevant local authority for rates clearance figures in respect of each of the Immoveable Properties (VR) (the "Rates Clearance Figures (VR)"); and

29.3.5.2.	prepare all documents necessary for lodgement of the Transfers (VR) in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

29.3.6.
The Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 29.3.5, including but not limited to providing and signing the relevant documentation to authorise the Conveyancer to apply to the relevant local authority for the Rates Clearance Figures (VR) and providing such documentation to the Conveyancer which is necessary to prepare all documents to give effect to the Transfers (VR). All costs associated with the applications for Rates Clearance Figures (VR) shall be for the account of Harmony Moab.

29.3.7.	On the Closing Date and against payment of the Cash Portion (VR) in terms of clause 34.2.2:

29.3.7.1.
and to the extent that it has not already done so, AngloGold shall hand over to the Conveyancer all the original title deeds in its possession or under its control in respect of the Immoveable Properties (VR) alternatively, the particulars of title deeds that have been permanently filed at the Deeds Registry, in respect of the Immoveable Properties (VR), alternatively signed applications for the issue of substituting copies of all lost deeds, and all other documentation, as requested by the Conveyancer, to give effect to the provisions of this clause 29.3; and

29.3.7.2.
the Parties shall each nominate 2 (two) or more appropriate representatives employed by AngloGold and Harmony Moab (or any of its Affiliates) respectively (the "Authorised Representatives (VR)") to act on their behalf to complete and/or sign all documents necessary to effect the Transfers (VR) and the execution of the Kopanang Gold Plant Servitude and notarial deeds of cession and assignment of the Servitudes (VR) and registration of Kopanang Gold Plant Servitude and cession and assignment of the Servitudes (VR) in the relevant Deeds Registry, or the notarial execution of the Kopanang Gold Plant Servitude and the notarial deeds of cession and assignment of the Servitudes (VR) in respect of the cession and assignment of the Servitudes (VR), as applicable, as contemplated in clause 29.4. The Parties will on the Closing Date each provide their respective Authorised Representatives (VR) with a power of attorney or delegation of authority to act on their behalf for purposes of completing and/or signing all documents necessary to effect the Transfers (VR) and the execution of the Kopanang Gold Plant Servitude and the notarial deeds of cession and assignment of the Servitudes (VR) and registration of Kopanang Gold Plant Servitude and the cession and assignment of the Servitudes (VR) in the relevant Deeds Registry, or the notarial execution of the Kopanang Gold Plant Servitude and the notarial deeds of cession and assignment of the Servitudes (VR), as applicable. The Authorised Representative (VR) of each Party shall be:

29.3.7.2.1.	in the case of AngloGold, Lizelle Marwick or Ryan Webb; and

29.3.7.2.2.	in the case of Harmony Moab, Neil Terblanche or Phillip Tobias.

29.3.8.
AngloGold shall, on request by the Conveyancer, pay in full the relevant Rates Clearance Figures (VR) in respect of the period up to and including the Closing Date, in order for a rates clearance certificate to be issued to the Conveyancer, in respect of each of the Immoveable Properties (VR) as well as the Infrastructure (VR) (if necessary), in terms of section 118 of the Local Government: Municipal Systems Act, No. 32 of 2000 (the "Rates Clearance Certificate (VR)"). AngloGold undertakes to Harmony Moab that when obtaining the Rates Clearance Figures (VR) for the period up to and including the Closing Date, from the relevant local authority for purposes of the Transfer, it shall effect payment of the full debt due (in respect of the aforesaid period) to the relevant local authority as at such date and shall not limit this to the 2 (two) years preceding the issue of the relevant Rates Clearance Certificate (VR).

29.3.9.
Harmony Moab shall, on request by the Conveyancer, pay the relevant Rates Clearance Figures (VR) that relate to the period after the Closing Date in order for the Rates Clearance Certificates (VR) to be issued to the Conveyancer.

29.3.10.
Harmony Moab shall, subject to AngloGold providing Harmony Moab with such documentation evidencing amounts that may be due and payable by Harmony Moab in respect of the Rates Clearance Figures (VR) paid by AngloGold, refund AngloGold in respect of that part of any payment made by AngloGold to the local authority that relates to the period between the Closing Date and the relevant Transfer Date, and only in relation to the period after the relevant Transfer Date to the extent that Harmony Moab is credited with such advance payments by the relevant local authority concerned and such amounts are not refunded by the relevant local authority concerned to AngloGold. AngloGold shall, subject to Harmony Moab providing AngloGold with such documentation evidencing amounts that may be due and payable by Harmony Moab in respect of the Rates Clearance Figures (VR) paid by Harmony Moab, shall refund Harmony Moab in respect of that part of any payment made by Harmony Moab in respect of the Rates Clearance Figures (VR) that relates to the period between the Closing Date and the relevant Transfer Date, to the extent that, after the relevant Transfer Date, AngloGold is refunded such amounts by the relevant local authority and such amounts are actually received by AngloGold.

29.3.11.
Harmony Moab shall, on written request by AngloGold, refund AngloGold for any and all deposits made by AngloGold in relation to the Immoveable Properties (VR) and/or the Infrastructure (VR) to the extent that Harmony Moab is credited with and has received such deposits by the relevant local authority concerned and such amounts are not refunded by the relevant local authority concerned to AngloGold.

29.3.12.
AngloGold undertakes to Harmony Moab that it shall, at its cost, do all such things as may be necessary (including providing relevant documentation for the Transfer (VR)) to obtain all consents and/or approval, as registered owner of the Immoveable Properties (VR), that are required to give effect to the Transfers (VR) contemplated in this clause 29.3, including (without limitation), procuring the consent and/or approval of the relevant local authority or any third party to the Transfers (VR).

29.3.13.	The Parties undertake in favour of each other that:

29.3.13.1.
the Parties shall procure that 1 (one) of their Authorised Representatives (VR) signs all documents required to give effect to the Transfer (VR) without delay and to provide all documents and information and do all things necessary in order to effect the Transfer (VR); and

29.3.13.2.	each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancer in a position to, and to ensure that the Conveyancer, effect Transfer (VR) in the relevant Deed Registry without unnecessary delay or hindrance.

29.3.14.
All costs, taxes, fees and disbursements (including transfer duty and VAT, if any) incurred to effect the transfer of the Immoveable Properties (VR) and Infrastructure (VR) to Harmony Moab shall be paid by Harmony Moab within 7 (seven) calendar days after being requested to do so by the Conveyancer in writing and on receipt of a VAT invoice from the Conveyancers.

29.3.15.
Subject to the Warranties, the Parties agree that the Immoveable Properties (VR) and Infrastructure (VR) are sold to the extent as they now lie, voetstoots, subject to all conditions, servitudes, Surface Right Permits (VR) and any Encumbrances mentioned or referred to in the current and/or prior title deeds of the Immoveable Properties (VR) and any town planning scheme applicable thereto and further, without limitation, subject to –

29.3.15.1.	all rights that Harmony Moab or Harmony already have to, in respect of or affecting the Immovable Properties (VR), whether pursuant to the Harmony Sale Agreement or otherwise;

29.3.15.2.	the subdivision and transfer to SANRAL of the SANRAL Portions (VR) for purposes of the national road as more fully dealt with in clause 29.3.20 hereof;

29.3.15.3.	the subdivision and transfer to the North West Tourism Board of the Hotel School Property as more fully dealt with in clause 29.3.22 hereof;

29.3.15.4.	the subdivision and transfer to Traxtion of the Traxtion Railway Workshop as more fully dealt with in clause 29.3.23 hereof;

29.3.15.5.	the execution of the notarial deed of servitude and registration of the Traxtion Rail Link Servitude as more fully dealt with in clause 29.3.24 hereof.

29.3.15.6.	the execution of the notarial deeds of servitude and registration of the Harmony Servitudes as more fully dealt with in clause 29.3.20 hereof.

29.3.16.
The Parties record that the Infrastructure (VR) was erected for mining purposes pursuant to surface right permits and/or mining rights granted to AngloGold and that there are no approved building plans or electricity compliance certificates in terms of the Electrical Installation Regulations promulgated under the Occupational Health and Safety Act No. 85 of 1993 in respect thereof.

29.3.17.
AngloGold shall be obliged to procure the issue of a valid and up to date certificate of compliance in respect of each of the freehold residential properties included in the Immoveable Properties (VR) referred to in Annexure Pas contemplated in terms of the Electrical Installation Regulations 2009 promulgated under the Occupational Health and Safety Act No. 85 of 1993, (the "Compliance Certificate (VR)") (to the extent that AngloGold is not already in possession of a valid Compliance Certificate (VR) which is less than 2 (two) years old)) and deliver the valid and up to date Compliance Certificates (VR) for each such freehold residential property to Harmony Moab on or before the Closing Date (and, to the extent not delivered on the Closing Date, as soon as reasonably possible after the Closing Date but before the respective Transfer Date). AngloGold shall be liable for the cost of procuring the issue of the said Compliance Certificates (VR) (to the extent that it is necessary to procure the issue of an updated Compliance Certificate (VR)), including without limitation the cost of any necessary electrical work.

29.3.18.	In relation to the Immoveable Property Period (VR), Harmony Moab shall, without limitation, be liable for:

29.3.18.1.
all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of: (a) the Immoveable Properties (VR), for the Immoveable Property Period (VR); and (b) Infrastructure (VR), for the Infrastructure Period (VR), (including any deposits payable in connection therewith);

29.3.18.2.
all costs in relation to the maintenance and upkeep of: (a) the Infrastructure (VR), for the Infrastructure Period (VR); and (b) all other improvements and structures on the Immoveable Properties (VR), for the Immoveable Properties Period (VR), to the extent that such maintenance and upkeep is required by Harmony Moab; and

29.3.18.3.
all rates and taxes and other imposts levied by any local authority in respect of the: (a) Immoveable Properties (VR) for the Immoveable Property Period (VR); and (b) Infrastructure (VR), for the Infrastructure Period (VR),

and Harmony Moab hereby indemnifies AngloGold and holds AngloGold harmless for the Immoveable Property Period (VR), against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

29.3.19.
During the Immovable Property Period (VR), Harmony Moab shall be responsible for taking out any insurance it requires in relation to the Immoveable Properties (VR) or the Infrastructure (VR) with effect from the Closing Date.

29.3.20.	Harmony Servitudes

29.3.20.1.	The Parties record that AngloGold has pursuant to the Harmony Sale Agreement granted to Harmony Moab the following servitudes (the "Harmony Servitudes"):

29.3.20.1.1.
a perpetual right of use and access servitude for core yard purposes over Portion 200 of the farm Nooitgedacht 434 IP on the terms and conditions set out in the draft deed of servitude with draft servitude diagram, filed under folder 1.3.9.6.2.0.4 in the Data Room;

29.3.20.1.2.
a perpetual right of use and access servitude for transport yard purposes over RE Portion 3 of the farm Vaalkop 439 IP on the terms and conditions set out in the draft deed of servitude with draft servitude diagram, filed under folder 1.3.9.6.2.0.8 in the Data Room;

29.3.20.1.3.
a perpetual right of use and access servitude for mine garage purposes over RE Portion 3 of the farm Vaalkop 439 IP on the terms and conditions set out in the draft deed of servitude with draft servitude diagram, filed under folder 1.3.9.6.2.0.5 in the Data Room;

29.3.20.1.4.
a perpetual right of use and access servitude for waste disposal site purposes over RE Portion 3 of the farm Vaalkop 439 IP and RE Portion 4 of the farm Modderfontein 440 IP on the terms and conditions set out in the draft deed of servitude with draft servitude diagram, filed under folder 1.3.9.6.2.0.6 in the Data Room; and

29.3.20.1.5.
a perpetual right of use and access servitude for mining purposes over RE Portion 4 of the farm Modderfontein 440 IP on the terms and conditions set out in the draft deed of servitude with draft servitude diagram, filed under folder 1.3.9.6.2.0.7 in the Data Room.

29.3.20.2.	It is recorded that:

29.3.20.2.1.	the Harmony Servitudes are awaiting registration in the Deeds Registry; and

29.3.20.2.2.
upon registration of transfer of the relevant properties set out in clause 29.3.20.1.1 to 29.3.20.1.5 which are included in the Immovable Properties (VR), in the name of Harmony Moab, the Harmony Servitudes will lapse by merger.

29.3.20.3.
The Parties agree that, whilst the Harmony Servitudes should be registered without unreasonable delay, in the event that any of the Harmony Servitudes fail to be registered before the registration of transfer in the name of Harmony Moab of the relevant properties reflected in clauses 29.3.20.1.1 to 29.3.20.1.5, it will not be possible, nor feasible, to proceed with the registration of the Harmony Servitudes as the aforesaid properties will be registered in the name of Harmony Moab pursuant to this Agreement.

29.3.21.	SANRAL Portions (VR):

29.3.21.1.	AngloGold concluded agreements with SANRAL to transfer at no consideration to SANRAL the following subdivided portions on which the national road is located:

29.3.21.1.1.	Portion 224 (a portion of Portion 39) of the farm Nooitgedacht 434 IP;

29.3.21.1.2.	Portion 226 (a portion of Portion 41) of the farm Nooitgedacht 434 IP;

29.3.21.1.3.	Portion 227 (a portion of Portion 42) of the farm Nooitgedacht 434 IP;

29.3.21.1.4.	Portion 228 (a portion of Portion 40) of the farm Nooitgedacht 434 IP; and

29.3.21.1.5.	Portion 229 (a portion of Portion 216) of the farm Nooitgedacht 434 IP;

(the "SANRAL Portions (VR)").

29.3.21.2.
Harmony Moab acquires the Remainder of Portion 39, 41, 42, 40 and Portion 216 of the farm Nooitgedacht 434 IP, which are included in the Immoveable Properties (VR), subject to AngloGold’s agreement with SANRAL in relation to the SANRAL Portions (VR), the subdivisions to create the SANRAL Portions (VR) and the subsequent registration of transfer by AngloGold of the SANRAL Portions (VR) into the name of SANRAL. The Parties agree that registration of transfer of the SANRAL Portions (VR) to SANRAL shall be registered before or simultaneously with the registration of transfer in the name of Harmony Moab of Remainder of the farm Nooitgedacht 434 IP as contemplated in this clause 29.3 and that all costs and disbursements associated with the subdivisions and transfers of the SANRAL Portions (VR) to SANRAL shall be borne by AngloGold or SANRAL as agreed between them.

29.3.22.	North West Tourism Board:

29.3.22.1.
AngloGold concluded a deed of donation with the North West Tourism Board and the Provincial Government: North West Province Department: Tourism, filed under folder 1.3.9.11.0.1 in the Data Room (the "Hotel School Deed of Donation"), in terms whereof AngloGold, together with other property, donated to the North West Tourism Board:

29.3.22.1.1.	Portion 2 of the Remaining Extent of Erf 1290 Orkney Township, Registration Division IP;

29.3.22.1.2.	Portion 3 of Erf 2 Orkney Township, Registration Division IP; and

29.3.22.1.3.
Portion 105 (a portion of Portion 2) of Erf 2 Orkney Township, Registration Division IP as more fully reflected on subdivision diagram SG No 38/2019 hereto filed under folder 1.3.9.11.0.1 in the Data Room,

(the "Hotel School Properties").

29.3.22.2.
Harmony Moab acquires the Remaining Extent of Erf 1290 Orkney Township, Portion 3 of Erf 2 Orkney Township and Portion 2 of Erf 2 Orkney Township, which are included in the Immoveable Properties (VR), subject to the disposal of the Hotel School Properties to the North West Tourism Board and the obligation to subdivide the aforesaid properties to create the said Portion 2 of Erf 1290 Orkney Township and Portion 105 (a portion of Portion 2) of Erf 2 Orkney Township.

29.3.22.3.
With effect from the Closing Date AngloGold cedes, assigns and delegates to Harmony Moab all of its rights, title and interests in and to and all prospective obligations in respect of the Hotel School Deed of Donation, and Harmony Moab hereby accepts such assignment, cession and delegation, to the extent that: (a) the other parties to the Hotel School Deed of Donation consent thereto; or (b) the consents of the other parties to the Hotel School Deed of Donation are not required. AngloGold undertakes to use all reasonable endeavours to procure the assignment of the Hotel School Deed of Donation, and the related cession and delegation of rights, title, interests and obligations, to Harmony Moab as aforesaid.

29.3.22.4.	The Parties:

29.3.22.4.1.	record that the Provincial Government: North West Province Department: Tourism has at its cost obtained the required consents to subdivision and approved subdivisional diagrams;

29.3.22.4.2.
record that the Provincial Government: North West Province Department: Tourism shall be liable for all costs relative to the subdivision and registration of transfer of the Hotel School Properties in the name of the North West Tourism Board, all arrear rates, municipal water and electricity accounts and all sums required to obtain the relevant rates clearance certificates from the local authority;

29.3.22.4.3.
record that registration of transfer of the Hotel School Properties will be effected as soon as practicable after the North West Tourism Board (as assisted by the North West Province Department of Tourism) at their sole cost: (a) have secured the direct supply by relevant local municipality of all external bulk services, including water, electricity and sewer to the Hotel School Properties; (b) have secured the required municipal connections of all services to the Hotel School Properties; and (c) installed or arranged for the use of an additional mini sub-station to re-route electrical supply so that the electrical supply to the Hotel School Properties will no longer feed through the existing substation of AngloGold; and

29.3.22.4.4.
agree that Harmony Moab shall, to the extent that the registration of the Hotel School Properties has not occurred prior to the Closing Date, effect registration of transfer of the Hotel School Properties in the name of the North West Tourism Board after or simultaneously with the registration of transfer in the name of Harmony Moab of Erf 1290 Orkney Township, Portion 3 of Erf 2 Orkney Township and Portion 2 of Erf 2 Orkney Township.

29.3.23.	Traxtion Railway Workshop:

29.3.23.1.
AngloGold concluded a sale agreement with Traxtion on or about 27 November 2018 (the "Traxtion Agreement"), filed under folder 1.3.12.4.5 in the Data Room, in terms of which, inter alia, AngloGold sold a portion of the Remaining Extent of Portion 3 of the farm Vaalkop 439 IP, which is still to be subdivided, as depicted on the sketch plan annexed to the Traxtion Agreement (the "Traxtion Railway Workshop Property").

29.3.23.2.
Harmony Moab acquires Remaining Extent of Portion 3 of the farm Vaalkop 439 IP, which is included in the Immoveable Properties (VR), subject to the disposal thereof to Traxtion and the obligation to subdivide it to create the Traxtion Railway Workshop Property.

29.3.23.3.
With effect from the Closing Date AngloGold cedes, assigns and delegates to Harmony Moab all of its rights, title and interests in and to and all prospective obligations in respect of the Traxtion Agreement, and Harmony Moab hereby accepts such assignment, cession and delegation, to the extent that: (a) the other parties to the Traxtion Agreement consent thereto; or (b) the consents of the other parties to the Traxtion Agreement are not required. AngloGold undertakes to use all reasonable endeavours to procure the assignment of the Traxtion Agreement, and the related cession and delegation of rights, title, interests and obligations, to Harmony Moab as aforesaid.

29.3.23.4.	The Parties:

29.3.23.4.1.	record that Traxtion has already been placed in occupation of the Traxtion Railway Workshop Property;

29.3.23.4.2.
record that registration of transfer of the Traxtion Railway Workshop Property in the name of Traxtion will be effected as soon as practicable after the approval by the local authority of the subdivision, the fulfilment of all conditions of subdivision and the approval by the Surveyor General of the subdivision diagram;

29.3.23.4.3.
agree that registration of transfer of the Traxtion Railway Workshop Property shall be registered simultaneously with or after the registration of transfer in the name of Harmony Moab of the remainder of the Remaining Extent of Portion 3 of the farm Vaalkop 439 IP; and

29.3.23.4.4.	if the local authority does not approve of the aforesaid subdivision, Traxtion is entitled to conclude a long term lease in respect of the Traxtion Railway Workshop Property.

29.3.24.	Traxtion Rail Link Servitude:

29.3.24.1.
AngloGold has, by virtue of the Traxtion Agreement referred to in clause 29.3.23.1, granted to Traxtion a perpetual right of way, use and access servitude not exceeding 15 (fifteen) metres in width, for purposes of a railway line along the existing location of the railway line (the "Traxtion Rail Link Servitude") over:

29.3.24.1.1.	Portion 200 of the farm Nooitgedacht 434, Registration Division IP;

29.3.24.1.2.	Remaining Extent of Portion 1 of the farm Witkop 438, Registration Division IP;

29.3.24.1.3.	Remaining Extent of Portion 2 of the farm Witkop 438, Registration Division IP;

29.3.24.1.4.	Remaining Extent of Portion 4 (a portion of Portion 1) of the farm Witkop 438, Registration Division IP;

29.3.24.1.5.	Remaining Extent of the farm Vaalkop 439, Registration Division IP;

29.3.24.1.6.	Remaining Extent of Portion 3 of the farm Vaalkop 439, Registration Division IP; and

29.3.24.1.7.	Remaining Extent of Portion 4 of the farm Modderfontein 440, Registration Division IP,
(the "Traxtion Rail Link Servitude Properties").

29.3.24.2.
Harmony Moab shall take transfer of the Traxtion Rail Link Servitude Properties, which are included in Immovable Properties (VR), subject to the grant of the Traxtion Rail Link Servitude, which servitude is still to be registered in the Deeds Registry. The Parties agree that registration of the Traxtion Rail Link Servitude shall be registered before or simultaneously with the registration of transfer in the name of Harmony Moab of the Traxtion Rail Link Servitude Properties.

29.3.25.	Municipal Valuations, Objections and Appeals

29.3.25.1.
In the event that the City of Matlosana Local Municipality ("Matlosana Municipality") publishes a general municipal valuation roll, and thereafter causes and publishes supplementary valuations, in which new municipal values may be accorded to the Immoveable Properties (VR), Surface Right Permits (VR) and/or the Infrastructure (VR) (all such new municipal values are hereinafter referred to as the "Municipal New Values (VR)") AngloGold in respect of Municipal New Values (VR) accorded before Closing Date may lodge in terms of section 50 of the Rates Act objections against the Municipal New Values (VR) (the "Municipal Objections (VR)") and may lodge an appeal, in terms of section 54(1)(a) of the Rates Act, to the valuation appeal board against any decision of the municipal valuer regarding the Municipal Objections (VR) (the "Municipal Appeals (VR)").

29.3.25.2.
With effect from the Closing Date (including, for the avoidance of doubt, any period on and after the Transfer (VR)), in respect of all Municipal Objections (VR) and Municipal Appeals (VR), the following provisions shall apply:

29.3.25.2.1.	Harmony Moab shall, from the Closing Date if in its sole discretion it so chooses (but without limiting the rights of AngloGold under clause 29.3.25.2.2),:

(a) lodge all and any Municipal Objections (VR) and Municipal Appeals (VR) that have not yet been lodged; and (b) diligently prosecute, administer and pursue (in all respects) all and any Municipal Objections (VR) and Municipal Appeals (VR) to finality, at its cost, until no further objections, reviews and appeals are possible. The aforegoing actions by Harmony Moab shall be performed in its own name or, in those cases where AngloGold has already lodged Municipal Objections (VR) and Municipal Appeals (VR), operating under power of attorney granted by AngloGold where applicable; and

29.3.25.2.2.
notwithstanding the foregoing, and whilst AngloGold shall have no obligation to do so whatsoever, AngloGold shall be entitled (but not obliged), during the Immoveable Property Period (VR) to: (a) lodge all and any Municipal Objections (VR) and Municipal Appeals (VR) as it may, in its sole discretion, so choose; and (b) prosecute, administer and pursue (in all or any respects) all or any Municipal Objections (VR) and Municipal Appeals (VR) to finality, at its cost, until no further objections, reviews and appeals are possible.

29.3.25.3.
Harmony Moab hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to legal costs and costs awarded against it), charges, compensation, awards, fines, actions and demands arising after the Closing Date in relation to any Municipal Objections (VR) and/or Municipal Appeals (VR) (and the processes relating thereto) contemplated in clause 29.3.25.2 which are incurred by AngloGold during the Immovable Property Period (VR) as a result of any action pursued after the Closing Date by Harmony Moab as contemplated in clause 29.3.25.2from the Closing Date, whether under power of attorney granted by AngloGold or in its own name.

29.3.25.4.
Without derogating from any other provisions in this Agreement, if and to the extent that any Municipal Objection (VR) or Municipal Appeal (VR) is successful and the result thereof is that any portion of any rates or taxes paid by AngloGold prior to the Closing Date are to either be reimbursed by the relevant Governmental Entity and/or are to result in a credit or set off (in an amount equal to such portion) being granted by the relevant Government Entity, then: (a) Harmony Moab shall, forthwith upon the Municipal Objection (VR) or Municipal Appeal (VR) (as the case may be) being successful as aforesaid, pay, provided such amount has been paid to and actually received by Harmony Moab, an amount equal to the aforesaid portion to AngloGold; and (b) AngloGold hereby, with effect from the date of receipt of the aforesaid payment, cedes and assigns to Harmony Moab all and any rights which AngloGold may have to recover such portion from the Governmental Entity (and Harmony Moab hereby accepts such cession and assignment).

29.4.	Servitudes (VR)

29.4.1.
With effect from the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, AngloGold hereby cedes, assigns and delegates, to the extent that it has not already occurred, to Harmony Moab all of its rights, title and interests in and to and all prospective obligations in respect of the Servitudes (VR), and the Purchaser hereby accepts such assignment, cession and delegation, to the extent that: (a) the other parties to such Servitudes (VR) consent thereto; or (b) the consents of the other parties to such Servitudes (VR) are not required. AngloGold undertakes to use all reasonable endeavours to procure the registration in the Deeds Registry of the notarial deeds of cession of servitude in respect of the Servitudes (VR), and the related cession and delegation of rights, title, interests and obligations, to Harmony Moab as aforesaid as well as registration thereof in the Deeds Registry.

29.4.2.
AngloGold concluded an agreement with Kopanang Gold Mining Company Proprietary Limited (the "VMR") to sell and transfer a portion of Portion 27 Pretorius Kraal 53 Viljoenskroon RD Free State (the "VMR Portions") to VMR subject to simultaneously granting to AngloGold rights of use and access to those parts of the VMR Portions, on which, amongst others, the Kopanang Gold Plant, the Consumable Stores (VR) and the Critical Spares (VR) are located.

29.4.3.
The Parties agree that AngloGold shall on registration of transfer the VMR Portions to VMR ensure that, as a condition of transfer of the VMR Portions to VMR, VMR simultaneously grants, and registers in the Deeds Registry, in favour of Harmony Moab a perpetual right of use and access servitude over the VMR Portions (the "Kopanang Gold Plant Servitude"). The Kopanang Gold Plant Servitude shall grant to Harmony Moab, its employees, agents, contractors and other invitees the right in perpetuity to use and access the VMR Portions for any purpose related, directly or indirectly, to the VR Remaining Business, and such ancillary rights for reasonable access to, the use of and the right to enter and be upon the VMR Portions and the right to use existing roads giving access to the VMR Portions for any purpose related, directly or indirectly, to the VR Remaining Business.

29.4.4.
It is the intention of the Parties that the registration of the Kopanang Gold Plant Servitude in the Deeds Registry takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of both Parties to and shall immediately after the Signature Date prepare the notarial deed of servitude in respect of the Kopanang Gold Plant Servitude on terms and conditions consistent with this clause 29.4.12 and all other documents necessary for the lodgement of the Kopanang Gold Plant Servitude in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

29.4.5.
On the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, occupation and possession of the servitude areas of the Servitudes (VR) and the VMR Portions will be granted by AngloGold to Harmony Moab on the Closing Date, to the extent that it has not already occurred. From the Closing Date until the date of registration of the notarial deeds of cession and assignment in respect of each of the respective Servitudes (VR) and the Kopanang Gold Plant Servitude in the relevant Deeds Registry (both dates inclusive), all risk in and benefit attaching to such Servitudes (VR) and the VMR Portions shall vest in Harmony Moab and Harmony Moab shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions of the respective servitudes as well as those terms and conditions set out in this clause 29.4 to use and occupy the servitude areas of the Servitudes (VR) and the VMR Portions.

29.4.6.
It is the intention of the Parties that the registration of the notarial deeds of cession and assignment of the Servitude (VR) in the relevant Deeds Registry takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of all of the Parties to and shall during the Interim Period prepare all documents necessary for the notarial execution and lodgement of the notarial deeds of cession and assignment of the Servitude (VR) in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

29.4.7.	On the Closing Date and against payment of the Cash Portion (VR) in terms of clause 34.2.2:

29.4.7.1.
and to the extent that it has not already done so, AngloGold shall hand over to the Conveyancer all the original notarial deeds of servitude in respect of the Servitudes (VR) and the Kopanang Gold Plant Servitude, or signed applications for substituting copies in respect of all lost deeds and all other documentation, as requested by the Conveyancer, to give effect to the provisions of this clause 29.3.20; and

29.4.7.2.
AngloGold and Harmony shall each provide their respective Authorised Representatives (VR) with a power of attorney or delegation of authority to act on their behalf for purposes of completing and/or signing all documents necessary to effect the execution of the notarial deeds of cession and assignment of the Servitudes (VR) and the Kopanang Gold Plant Servitude and registration thereof in the relevant Deeds Registry.

29.4.8.	As soon as possible after the Closing Date, AngloGold shall furnish to the registered landowner/s of the servient properties under the Servitudes (VR) the required notices of cession and assignment, to the extent required in terms of the provisions of the relevant deeds of servitude of the Servitudes (VR);

29.4.9.	VMR the required notices under its agreement with VMR in relation to the VMR Portions to procure the notarial execution and registration of the Kopanang Gold Plant Servitude.

29.4.10.	AngloGold and Harmony undertake in favour of each other that:

29.4.10.1.
each of them shall procure that 1 (one) of their Authorised Representatives (VR) signs all documents required to give effect to the cession and assignment of the Servitudes (VR) and the registration of the Kopanang Gold Plant Servitude without delay and to provide all documents and information and do all things necessary in order to effect the registration thereof in the relevant Deeds Registry; and

29.4.10.2.
each of them shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancer in a position to, and to ensure that the Conveyancer, effect registration of the notarial deeds of cession and assignment and the Kopanang Gold Plant Servitude in the relevant Deeds Registry without unnecessary delay or hindrance.

29.4.11.
All costs, taxes, fees and disbursements (including transfer duty and VAT, if any) incurred in order to effect the execution and registration of the notarial deeds of cession and assignment of the Servitudes (VR) and the Kopanang Gold Plant Servitude in the relevant Deeds Registry to Harmony Moab shall be paid by Harmony Moab within 7 (seven) calendar days after being requested to do so by the Conveyancer in writing and on receipt of a VAT invoice from the Conveyancers.

29.4.12.
In relation to the period from the Closing Date until the date of registration of the notarial deeds of cession and assignment for each of the respective Servitudes (VR) (both dates inclusive), Harmony Moab shall, without limitation, be liable for:

29.4.12.1.	all cost of compliance with the obligations of AngloGold in terms of the deeds of servitude of the Servitudes (VR);

29.4.12.2.	all costs of any services provided in respect of the Servitudes (VR); and

29.4.12.3.
all costs in relation to the maintenance and upkeep of the improvements and structures, to the extent that such maintenance and upkeep is required by Harmony Moab, on the servitude areas of the Servitudes (VR);

and Harmony Moab hereby indemnifies AngloGold and holds AngloGold harmless for the period between the Closing Date and the date of registration of the notarial deeds of cession and assignment in the relevant Deeds Registry for each of the respective Servitudes (VR), against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

29.5.	Surface Right Permits (VR)

29.5.1.	On the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, to the extent that it has not already done so:

29.5.1.1.
AngloGold shall provide Harmony Moab with all documents, in its possession or under its control or, alternatively, signed applications for the issue of substituting guarantee copies of all lost Surface Right Permits (VR), necessary in order to procure the transfer of the Surface Right Permits (VR) from AngloGold to Harmony Moab; and

29.5.1.2.
the Parties will on the Closing Date each provide their respective Authorised Representatives (VR) with a power of attorney or delegation of authority to act on their behalf for purposes of completing and/or signing all documents necessary to effect the transfer of the Surface Right Permits (VR) in the Mining Titles Office.

29.5.2.
Within 30 (thirty) Business Days after the Closing Date or as soon as possible thereafter,, the Conveyancer shall on behalf of Harmony Moab, at Harmony Moab’s cost, lodge, or procure the lodgement of, all necessary documents to procure the registration of such transfers at the Mining Titles Office within the 90‑day period contemplated in item 9(3) to Schedule II of the MPRDA.

29.5.3.
AngloGold shall, upon written request by Harmony Moab, give all reasonable assistance and take all such action as may be reasonably required by Harmony Moab to give effect to the provisions of this clause 29.5.

29.5.4.
Occupation and possession of the Surface Right Permits (VR) areas will be provided to Harmony Moab on the Closing Date against payment of the Cash Portion (VR) in terms of clause 34.2.2. From the Closing Date until the date of registration of transfer of the Surface Right Permits (VR) in the Mining Titles Office (both dates inclusive), all risk in and benefit attaching to the Surface Right Permit (VR) areas and all and any structures erected pursuant thereto (inclusive of the Environmental Obligations (VR)), shall vest in Harmony Moab and Harmony Moab shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 29.5, to use and occupy the Surface Right Permit (VR) areas and the structures erected pursuant thereto.

29.5.5.
In relation to the period from the Closing Date until the date of registration of transfer of each of the Surface Right Permits (VR) in the Mining Titles Office (both dates inclusive), Harmony Moab shall, without limitation, be liable for–

29.5.5.1.
all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the buildings and infrastructure erected on the Surface Right Permit (VR) areas (including any deposits payable in connection therewith);

29.5.5.2.	all costs in relation to the maintenance and upkeep of the buildings and infrastructure erected on the Surface Right Permit (VR) areas; and

29.5.5.3.	all rates and taxes and other imposts levied by any Governmental Entity in respect of the Surface Right Permits (VR).

and Harmony Moab hereby indemnifies AngloGold and holds AngloGold harmless for the period between the Closing Date and the date of registration of transfer of each of the Surface Right Permits (VR) in the Mining Titles Office, against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

29.5.6.
With effect from the Closing Date Harmony Moab shall be responsible for taking out any insurance it requires in relation to the buildings and infrastructure erected on the Surface Right Permit (VR) areas.

29.5.7.
The Parties record that the buildings constructed within the Surface Right Permit (VR) areas were constructed for mining purposes and that there are no approved building plans or electricity compliance certificates in respect thereof.

29.6.	Consumable Stores (VR)
Ownership and possession in respect of all Consumable Stores (VR) shall transfer to and be acquired by Harmony Moab on the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, by such mode of actual or constructive delivery as shall be appropriate in the circumstances, including by virtue of Harmony Moab taking occupation and possession of the Immoveable Properties (VR) and the Infrastructure (VR).

29.7.	Critical Spares (VR)
With effect from the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, ownership and possession in respect of all Critical Spares (VR) shall transfer to and be acquired by Harmony Moab by such mode of actual or constructive delivery as shall be appropriate in the circumstances, including by virtue of Harmony Moab taking occupation and possession of the Immoveable Properties (VR) and the Infrastructure (VR).

29.8.	Tailings Storage Facilities (VR)

29.8.1.
With effect from the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2 to the extent that it has not already occurred, ownership and possession in respect of the Tailings Storage Facilities (VR) shall transfer to and be acquired by Harmony Moab and accordingly, AngloGold shall deliver the Tailings Storage Facilities (VR) to Harmony Moab by constructive delivery, by providing Harmony Moab with ongoing access and use of to the VR Storage Facilities Sites (including by providing Harmony Moab with a key, if any, to gain such access and continued use), and, thereby, ownership and possession of the Tailings Storage Facilities (VR) shall pass from AngloGold to Harmony Moab.

29.8.2.	The Parties hereby record and agree that the Tailings Storage Facilities (VR) constitute moveable property in that:

29.8.2.1.	the Tailings Storage Facilities (VR) are clearly identifiable;

29.8.2.2.	the Parties intention is to deliver the Tailings Storage Facilities (VR) from AngloGold to Harmony Moab by means of constructive delivery as contemplated in clause 29.8.1; and

29.8.2.3.
with effect from the Closing Date, Harmony Moab will be capable of exercising physical control over the Tailings Storage Facilities (VR) and has the intention to be the owner of the Tailings Storage Facilities (VR).

29.9.	MOD (VR)

29.9.1.
With effect from the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, ownership and possession in respect of the MOD (VR) shall transfer to and be acquired by Harmony Moab. AngloGold shall deliver the MOD (VR) to Harmony Moab by constructive delivery, by providing Harmony Moab with ongoing access to the MOD (VR) Sites (including by providing Harmony Moab with a key, if any, to gain such access), and, thereby, ownership and possession of the MOD (VR) shall pass from AngloGold to Harmony Moab.

29.9.2.	The Parties hereby record and agree that the MOD (VR) constitute moveable property in that:

29.9.2.1.	the MOD (VR) are clearly identifiable;

29.9.2.2.	the Parties intention is to deliver the MOD (VR) from AngloGold to Harmony Moab by means of constructive delivery as contemplated in clause 29.9.1; and

29.9.2.3.	with effect from the Closing Date, Harmony Moab will be capable of exercising physical control over the MOD (VR) and has the intention to be the owner of the MOD (VR).

29.10.	Gold In Lock Up (VR) and Gold In Process (VR)

29.10.1.
Ownership of all Gold In Lock Up (VR) and Gold In Process (VR) shall transfer to Harmony Moab on the Closing Date, against payment of the Cash Portion (VR) in terms of clause 34.2.2, by such mode of actual or constructive delivery as shall be appropriate in the circumstances, including by virtue of Harmony Moab taking occupation and possession of the Kopanang Gold Plant.

29.11.	Wrong Pockets

29.11.1.
If, after the Closing Date, any person makes any payment to: (a) AngloGold and if the payment is in respect of any amount due to the relevant Purchaser in terms of this Agreement relating to the VR Package, AngloGold shall, as soon as reasonably possible thereafter, notify the relevant Purchaser thereof and transfer an amount equal to such payment into a bank account to be nominated by the relevant Purchaser in writing; or (b) the relevant Purchaser and if the payment is in respect of any amount due to AngloGold in terms of this Agreement relating to the VR Package, then the relevant Purchaser shall, as soon as reasonably possible thereafter, notify AngloGold thereof and transfer an amount equal to such payment into a bank account to be nominated by AngloGold in writing.

29.11.2.
Without derogating from the generality of clause 29.11.1, if AngloGold: (a) has paid to any municipality (or other Governmental Entity) any amount prior to the Closing Date which pertains to a period after the Closing Date, then the relevant Purchaser shall reimburse AngloGold an amount limited to the pro rata portion for the period after the Closing Date; or (b) has overpaid any amount to any municipality (or other Governmental Entity) prior to the Closing Date, then the relevant Purchaser shall reimburse AngloGold an amount limited to any such excess payment, in each case on written demand by AngloGold.

29.12.	Remaining Delivery

29.12.1.
If any of the Parties at any time after the Closing Date, becomes aware that any Sale Asset (VR) (including any books, documents and records in relation to the VR Remaining Business), Sale Liability (VR) or Environmental Obligation (VR) has not been duly transferred to Harmony Moab for whatsoever reason, such Party shall be entitled (but not obliged) to notify the other Parties in writing accordingly and, upon delivery of any such written notice, the Parties undertake to use their respective reasonable endeavours to procure the due and valid transfer of the relevant Sale Asset (VR) (as well as all books, documents and records in relation thereto in the manner contemplated in clause 29.1.5), Sale Liability (VR) and/or Environmental Obligation (VR), to Harmony Moab, at no additional cost over and above what would have been payable by Harmony Moab in terms of this Agreement had the relevant Sale Asset (VR), Sale Liability (VR) and/or Environmental Obligation (VR) duly transferred to Harmony Moab on the Closing Date, as soon as reasonably practicable following the delivery of such written notice; provided that no such written notice may be delivered by any Party later than the date falling: (a) 365 (three hundred and sixty five) calendar days following the Closing Date in the case of Surface Right Permits (VR) and Servitudes (VR) held by AngloGold; and (b) 180 (one hundred and eighty) calendar days following the Closing Date in respect of all other Sale Assets (VR), Sale Liabilities (VR) or Environmental Obligations (VR) not contemplated in (a) above.

29.12.2.
If AngloGold at any time after the Closing Date becomes aware that any Sale Asset (VR), Sale Liability (VR), or Environmental Obligation (VR) has not been duly transferred to Harmony Moab for whatsoever reason, AngloGold shall be required to notify Harmony Moab promptly in writing accordingly within the aforementioned 365 (three hundred and sixty five) calendar day period, or 180 (one hundred and eighty) calendar day period, as the case may be, as referred to clause 29.12.1 above, to enable, amongst other things, Harmony Moab to exercise its rights under this clause 29.12.

29.12.3.
Notwithstanding anything to the contrary contained in this Agreement, if the Parties are unable to procure the due and valid transfer of the relevant Sale Asset (VR), the Sale Liabilities (VR) and/or Environmental Obligation (VR) to Harmony Moab, the Parties undertake to meet and negotiate in good faith to determine a mechanism in terms of which the risk and benefit in respect of the relevant Sale Asset (VR), Sale Liability (VR) and/or Environmental Obligation (VR) vests in Harmony Moab.

29.12.4.
Without limiting anything in clause 29.12.3, in the event that: (a) any Sale Asset (VR), Sale Liability (VR) and/or Environmental Obligation (VR) has not been duly transferred to Harmony Moab for whatsoever reason on and with effect from the Closing Date, notwithstanding the provisions of this Agreement; and (b) AngloGold intends to Dispose of such Sale Asset (VR), Sale Liability (VR) and/or Environmental Obligation (VR) to any third party at any time during the 365 (three hundred and sixty five) calendar day period, or 180 (one hundred and eighty) calendar day period, as the case may be, as referred to clause 29.12.1 above, AngloGold shall not be entitled to Dispose of the relevant Sale Asset (WW), Sale Liability (VR) and/or Environmental Obligation (VR) without obtaining Harmony Moab’s prior written consent and in such circumstances AngloGold shall be required to notify Harmony Moab promptly in writing of the intended Disposal.

29.12.5.
Notwithstanding anything to the contrary contained in this Agreement, if no written notice is delivered by Harmony Moab or AngloGold as contemplated in clause 29.12.1 during the aforementioned 180 (one hundred and eighty) or 365 (three hundred and sixty five) calendar day period (as the case may be) as contemplated in clause 29.12.1, the provisions of clause 29.12.1 will cease to apply and Harmony Moab shall have no claims against AngloGold as a result of any Sale Asset (VR), Sale Liability (VR) and/or Environmental Obligation (VR) that has not been duly transferred to Harmony Moab for whatsoever reason.

29.12.6.
Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer and/or use of any Environmental Approvals (VR) in respect of the VR Remaining Business has not expressly been dealt with in this Agreement, AngloGold shall have no liability in respect of this Agreement as a result of the Purchaser requiring the transfer and/or use of such Environmental Approvals (VR) and such Environmental Approvals (VR) not being valid and subsisting in full force and effect or having been suspended, cancelled, revoked, varied or surrendered in favour of any third party.

30.	GOVERNMENTAL PERMITS

30.1.
As soon as reasonably possible (and no later than 20 (twenty) Business Days) following the Signature Date, Harmony Moab shall provide AngloGold with a detailed list of all Permits (VR) it requires to operate the VR Remaining Business and AngloGold will use all reasonable endeavours to assist Harmony Moab with preparing such list and provide copies of such Permits (VR) to Harmony Moab. Harmony Moab and AngloGold shall work together in good faith and use reasonable endeavours to determine and agree in writing as soon as reasonably possible (and no later than 20 (twenty) Business Days) after the Signature Date whether each such Permit (VR) is legally capable of being transferred (whether by endorsement or otherwise) from AngloGold to Harmony Moab and, therefore, constitutes as a: (a) "Transferable Permit (VR)" failing which it shall be deemed to constitute a (b) a "Non-Transferable Permit (VR)".

30.2.	Non-Transferable Permits (VR)

30.2.1.
Harmony Moab (or any agent appointed by it) shall, as soon as reasonably possible after the Signature Date, prepare with the assistance and cooperation of AngloGold (or any agent appointed by AngloGold), all submissions, applications and documents which are required to be furnished to the relevant Governmental Entities in order to obtain Substitutionary Permits (VR) with effect from or after the Closing Date for each of the Non-Transferable Permits (VR), in regard to which Harmony Moab may procure the assistance of any technical consultants where required at Harmony Moab's expense.

30.2.2.
Harmony Moab shall at all times permit AngloGold to review and comment on any written submissions, applications and documents (including the applications for the Substitutionary Permits (VR)) to be made to the relevant Governmental Entities in connection with obtaining the Substitutionary Permits (VR). Any approaches to, liaison with, or documents filed with, the relevant Governmental Entities in connection with the Non-Transferable Permits (VR) and/or the related Substitutionary Permits (VR) shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis, which shall include the submission of letters of partial and conditional surrenders of the Non-Transferable Permits (VR) by AngloGold with effect from the Closing Date, to the relevant Government Entities; in order to facilitate Harmony Moab obtaining the Substitutionary Permits (VR).

30.2.3.
All filing fees payable in connection with the submission of the applications for the Substitutionary Permits (VR) shall be borne by Harmony Moab. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the applications, including the legal fees and costs of its advisors in the preparation of the applications and engagement with the relevant Governmental Entities.

30.2.4.
AngloGold undertakes to use its reasonable endeavours to provide all such documents and information (to the extent that it is in possession or control of same), sign all documents and to do everything that may be required from time to time to facilitate the compilation, lodgement, registration and implementation of the applications for the Substitutionary Permits (VR) to be obtained by Harmony Moab in relation to the Non-Transferable Permits (VR), as soon as reasonably required after the Signature Date.

30.2.5.	AngloGold and Harmony Moab shall use their reasonable endeavours to:

30.2.5.1.
procure that all written submissions, applications and documents to be made to the relevant Governmental Entities in connection with any Substitutionary Permits (VR) are submitted to the relevant Governmental Entity, as soon as possible after the Signature Date, but no later than 80 (eighty) Business Days after the Signature Date; and

30.2.5.2.
do everything reasonably required by the relevant Governmental Entities in order to enable the applications in respect of the Substitutionary Permits (VR) to be dealt with as soon as reasonably possible after the Signature Date, to the extent that it is within their power to do so.

30.2.6.
Harmony Moab agrees to keep AngloGold informed of the progress in relation to the applications for the Substitutionary Permits (VR) in relation to the VR Remaining Business and to provide updates as and when reasonably requested by AngloGold or its representatives.

30.2.7.	Upon any Substitutionary Permit (VR) being issued to Harmony Moab in relation to any of the Non-Transferable Permits (VR), Harmony Moab shall immediately inform AngloGold thereof in writing at which point AngloGold may deal with the relevant Non-Transferable Permit (VR) as it pleases.

30.3.	Transferable Permits (VR)

30.3.1.
Harmony Moab (or any agent appointed by it) shall, as soon as reasonably possible after the Signature Date, prepare in consultation with AngloGold (or any agent appointed by it) all submissions, applications and documents (including any applications for any new Governmental Approvals) which are required to be furnished to the relevant Governmental Entities in order to transfer each Transferable Permit (VR) (and its associated rights) from AngloGold to Harmony Moab (including, if applicable, by way of endorsement) with effect from the Closing Date (such rights being hereby agreed to be transferred to Harmony Moab at no additional cost). In this regard, the Parties shall co-operate with each other and AngloGold shall timeously provide Harmony Moab with all documents and information (to the extent that it is in possession or control of same) as Harmony Moab may reasonably require. To the extent that any technical experts are reasonably required for purposes of transferring any of the Transferable Permits (VR) to Harmony Moab, such technical experts shall be appointed by Harmony Moab and any fees or costs charged by any such technical expert shall be paid by Harmony Moab.

30.3.2.
Harmony Moab shall at all times permit AngloGold to review and comment on any written submissions, applications and documents (including any applications for the cession, assignment and/or transfer of any rights held by AngloGold under any of the Transferable Permits (VR)) to be made to the relevant Governmental Entities in connection with transferring each Transferable Permit (VR) from AngloGold to Harmony Moab with effect from the Closing Date. Each of Harmony Moab and AngloGold agrees, and shall procure, that no submissions, applications and documents (including any applications for the cession, assignment and/or transfer of any rights held by AngloGold under any of the Transferable Permits (VR)) which are required to be furnished to any Governmental Entity in order to transfer each Transferable Permit (VR) from AngloGold to Harmony Moab with effect from the Closing Date as contemplated in clause 30.3.1 will be submitted to any Governmental Entity without both Harmony Moab and AngloGold first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed.

30.3.3.
Any approaches to, liaison with, or documents filed with, the relevant Governmental Entities in connection with the Transferable Permits (VR) and the transfer thereof shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

30.3.4.
AngloGold and Harmony Moab shall use their reasonable endeavours to procure that all written submissions, applications and documents (including any applications for the cession, assignment, endorsement and/or transfer of any rights held by AngloGold under any of the Transferable Permits (VR)) to be made to the relevant Governmental Entities in connection with transferring each Transferable Permit from AngloGold to Harmony Moab with effect from the Closing Date as contemplated in clause 30.3.1 are submitted to the relevant Governmental Entity within as soon as possible after the Signature Date, but no later than 80 (eighty) Business Days after the Signature Date.

30.3.5.
All filing fees payable in connection with the submission of the applications for transferring each Transferable Permit (VR) from AngloGold to Harmony Moab with effect from the Closing Date as contemplated in clause 30.3.1 shall be borne by Harmony Moab. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the applications, including the legal fees and costs of its advisors in the preparation of the applications and engagement with the relevant Governmental Entities.

30.3.6.	Each of AngloGold and Harmony Moab shall –

30.3.6.1.	provide all such documents and information (to the extent that it is in possession or control of same), sign all documents and do everything that may be required from time to time;

30.3.6.2.	use its reasonable endeavours and shall take all such steps and render all such assistance to each other as may be reasonably necessary from a process point of view; and

30.3.6.3.	do everything reasonably required by any relevant Governmental Entity from a process point of view, in each case, to procure that (a) all necessary approvals and consents required for the transfer of each Transferable Permit (VR) from AngloGold to Harmony Moab with effect from the Closing Date as contemplated in clause 30.3.1 are obtained from each relevant Governmental Entity and (b) all such transfers are duly implemented and (if applicable) registered (with effect from the Closing Date), in each case as soon as reasonably possible following the Signature Date).

30.4.	It is recorded and agreed that, in the event that: (a) any application for, or granting of, any Substitutionary Permit (VR) has not been granted or obtained (as applicable) prior to the Closing

Date; and/or (b) any transfer of any Transferable Permit (VR) to Harmony Moab and/or transfer or endorsement of the Refining Licence (VR) (as applicable), registered prior to the Closing Date; and/or (c) AngloGold and Harmony Moab have been unable in terms of clause 30.1 to agree and determine whether any Permit (VR) is (and should be treated for purposes of this clause 30 as) a Non-Transferrable Permit (VR) or Transferrable Permit (VR)), then for a period from the Closing Date until such time as the earlier of: (a) Harmony Moab being granted the relevant Substitutionary Permit (VR) and/or new refining licence (as applicable); or (b) the transfer of the relevant Transferable Permit (VR) and/or the transfer or endorsement of the Refining Licence (VR) (as applicable) has been duly implemented and (if applicable) registered, provided that the aforesaid period shall not be longer than:

30.4.1.
in the event that Harmony Moab has not obtained, prior to the Closing Date, a new water use licence/s to the extent required to operate the VR Remaining Assets, the 2nd (second) anniversary of the Closing Date; or

30.4.2.	in relation to the Refining Licence (VR), the 1st (first) anniversary of the Closing Date; or

30.4.3.	in every other case, the 1st (first) anniversary of the Closing Date,
Harmony Moab shall (and AngloGold shall use reasonable endeavours to ensure that Harmony Moab is entitled to) operate the VR Remaining Business under the relevant Non-Transferable Permit (VR) or Transferable Permit (VR) (as applicable) held by AngloGold, provided that the aforegoing shall only apply to the extent that: (i) Harmony Moab is lawfully entitled to operate the VR Remaining Business under the relevant Permit (VR) held by AngloGold; and (ii) Harmony Moab's operations of the VR Remaining Business under the relevant Permit (VR) held by AngloGold is consistent with the manner in which the VR Remaining Business operated under the relevant Permit (VR) held by AngloGold as at the Closing Date and in accordance with Law. For the aforesaid relevant period of time, during which period of time, Harmony Moab is entitled to operate the VR Remaining Business after the Closing Date under the applicable Permit (VR) held by AngloGold, AngloGold shall not be entitled to give effect to any statutory surrender of such Permit (VR) at any time or to allow such Permit (VR) to lapse, provided that: (a) Harmony Moab shall be primarily responsible for, as duly authorised by AngloGold, and AngloGold undertakes (at the cost of Harmony Moab) to reasonably co-operate with Harmony Moab (and AngloGold hereby duly authorises and directs the Harmony Moab, in the name of AngloGold) to take any actions reasonably necessary to maintain the validity, currency and good standing of such Permit (VR); and (b) AngloGold shall (at the cost of Harmony Moab) co-operate with Harmony Moab in good faith and use its reasonable endeavours to facilitate Harmony Moab to take such actions. After the aforesaid relevant period of time prescribed has lapsed, AngloGold reserves the right to give effect to any statutory surrender of such Permit (VR) at any time or to allow such Permit (VR) to lapse.

30.5.
To the extent (and for the period) that Harmony Moab after the Closing Date operates the VR Remaining Business under any Permit (VR) held by AngloGold (as contemplated in clause 30.4), and provided Harmony Moab is given a copy of such Permit (VR) (together with all related amendments, rulings and conditions) in accordance with clause 30.1, Harmony Moab hereby undertakes that it shall, in all respects, adhere to and comply with the provisions of such Permit (VR) and any related Environmental Law (VR), and if Harmony Moab breaches such undertaking, and does not remedy such breach within: (a) any reasonable time period stipulated by AngloGold (or such later date as the Parties may agree in writing) in the case of a material breach; or (b) 30 (thirty) Business Days (or such later date as the Parties may agree in writing) in the case of a non-material breach, after AngloGold delivers written notice thereof, AngloGold shall be entitled to immediately withdraw the right granted to Harmony Moab in terms of clause 30.4 in relation to the relevant Permit (VR) without further action or liability to AngloGold and Harmony Moab hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

30.6.
Harmony Moab hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with any breach of Harmony Moab’s undertaking in clause 30.5. Subject to the Warranties, it is recorded and agreed that Harmony Moab shall have no claim against AngloGold on the basis that the Permits (VR) issued to AngloGold in relation to the VR Remaining Business do not adequately cover the operations conducted by the VR Remaining Business or the operations to be conducted by Harmony Moab.

31.	EMPLOYEES (VR)

31.1.
It is hereby recorded and agreed that the Transferring Employees (VR) are dedicated to, primarily employed by or significantly connected to the VR Businesses. Accordingly, the Parties acknowledge that because the sale of the VR Remaining Business (and the indirect sale of the VR Equity Businesses, through the sale of the FUSA Equity) by AngloGold to Harmony Moab constitutes the transfer of the whole or part of a business, trade or undertaking as a going concern, as defined in section 197(1) of the LRA, the provisions of section 197 of the LRA apply to the Transferring Employees (VR).

31.2.	Remaining Employees (VR)

31.2.1.
Notwithstanding clause 31.2, AngloGold shall, prior to the Closing Date, utilise its reasonable endeavours to conclude Section 197(6) Agreements, with the Remaining Employees (VR) and in terms of which (inter alia) –

31.2.1.1.	Harmony Moab will not be substituted in the place of AngloGold in respect of the Remaining Employees' (VR) contracts of employment and the Remaining Employees' (VR) employment will not transfer to

Harmony Moab Purchaser on the Closing Date in accordance with the provisions of section 197 of the LRA; and

31.2.1.2.	the Remaining Employees (VR) will remain employed by AngloGold after the Closing Date.

31.2.2.
If AngloGold is unable to conclude a Section 197(6) Agreement with any of the Remaining Employees (VR) prior to the Closing Date, then Harmony Moab shall automatically be substituted as the employer of those Remaining Employees (VR) on the Closing Date and the provisions of clause 31.2 below shall then apply thereto.

31.3.	Transferring Employees (VR)

31.3.1.
It is recorded and agreed that those Remaining Employees (VR) that concluded Section 197(6) Agreements will remain employees of AngloGold after the Closing Date (as contemplated in clause 13.2). Those Remaining Employees (VR) who do not conclude Section 197(6) Agreements prior to the Closing Date will then transfer with the Transferring Employees (VR) on the basis contemplated in this clause 31.3.1 and shall, for the purposes of this Agreement, be dealt with as "Transferring Employees (VR)").

31.3.2.	Harmony Moab and AngloGold therefore acknowledge and agree that with effect from the Closing Date –

31.3.2.1.	Harmony Moab shall be automatically substituted in the place of AngloGold in respect of the Transferring Employees (VR) contracts of employment in existence immediately prior to the Closing Date;

31.3.2.2.
all the rights and obligations between AngloGold and the Transferring Employees (VR) as at the Closing Date shall continue in force as if they had been rights and obligations between Harmony Moab and the Transferring Employees (VR);

31.3.2.3.
anything done before the transfer by AngloGold in relation to a Transferring Employee (VR), including the dismissal of any Transferring Employee (VR) or the commission of any unfair labour practice or act of unfair discrimination in respect of a Transferring Employee (VR), will be considered to have been done by or in relation to Harmony Moab;

31.3.2.4.	the transfer does not interrupt the Transferring Employees (VR) continuity of employment and the Transferring Employees (VR)

contracts of employment continue with Harmony Moab as if with AngloGold;

31.3.2.5.
Harmony Moab shall employ the Transferring Employees (VR) on terms and conditions of employment that are on the whole not less favourable to the Transferring Employees (VR) than those on which they were employed by AngloGold. If any Transferring Employee’s (VR) terms and conditions of employment are governed by a collective agreement, then Harmony Moab shall comply with the terms of that collective agreement; and

31.3.2.6.	no agreement as contemplated in section 197(6) of the LRA has been concluded in respect of the Transferring Employees (VR).

31.3.3.
Harmony Moab shall honour the terms of and be bound by all collective agreements to which AngloGold is, immediately before the Closing Date and in respect of the Transferring Employees (VR), bound in terms of section 23 of the LRA and/or in terms of section 32 of the LRA, unless a commissioner acting in terms of section 62 of the LRA decides otherwise.

31.3.4.
On or before the Closing Date, AngloGold shall prepare a schedule reflecting the number of years of service of the Transferring Employees (VR) as at the Closing Date, annual leave pay accrued to the Transferring Employees (VR) at the Closing Date, the estimated value of the Post-Retirement Medical Aid Promise (VR) of the Transferring Employees (VR) at the Closing Date, the hypothetical severance pay amounts that would have been payable to the Transferring Employees (VR) had they been retrenched by AngloGold on the Closing Date and any other amounts accrued to the Transferring Employees (VR) as at the Closing Date which have not been paid to the Transferring Employees (VR) by AngloGold on the Closing Date.

31.3.5.
The Parties agree that, pursuant to section 197(7)(b)(a) of the LRA, Harmony Moab shall be solely liable to the Transferring Employees (VR) for the payment of all and any amounts referred to in clause 31.3.4 (other than any Excluded Liabilities) with effect from the Closing Date and shall pay those amounts as and when they fall due for payment to the Transferring Employees (VR). For the sake of clarity, AngloGold has no obligation to pay any amount contemplated in clause 31.3.4 to the Transferring Employees (VR) or Harmony Moab in respect of any of the Transferring Employees (VR) (other than in respect of any Excluded Liabilities).

31.3.6.	AngloGold undertakes to discharge its obligations to the Transferring Employees (VR) up to the Closing Date. Without limiting the generality of the aforegoing,

AngloGold shall, after the Closing Date, remain responsible for ensuring that all share or security related options and plans, share appreciation rights, performance share rights, retention bonus arrangements, or similar arrangements or benefits to which any employee of AngloGold is a party or which is otherwise held by or owing to any such employees at any time on or prior to the Closing Date are dealt with in accordance with the rules and terms applicable to such options, plans, rights and arrangements (as applicable), and Harmony Moab shall have no obligations or liability for or in connection with the aforegoing.

31.3.7.
The Parties record that the Transferring Employees (VR) are in service and contributing members of either the MineWorkers Provident Fund, the Sentinel Retirement Fund or the Old Mutual Superfund Pension Fund.

31.3.8.
Subject to the rules of the Sentinel Retirement Fund and the MineWorkers Provident Fund, those Transferring Employees (VR) who are members of these funds shall remain members thereof on and after the Closing Date and Harmony Moab shall pay the required contributions to these funds on behalf of those Transferring Employees (VR).

31.3.9.
Subject to the rules of the Old Mutual Superfund Pension Fund, AngloGold shall use its reasonable endeavours to procure that the Transferring Employees (VR) who are members of the Old Mutual Superfund Pension Fund as at the Closing Date become members of a retirement fund registered in terms of the PFA nominated by Harmony Moab with effect from the Closing Date, and as soon as practically possible after the Closing Date. AngloGold undertakes to use its reasonable endeavours to procure that the Old Mutual Superfund Pension Fund permits the Transferring Employees (VR) to remain members of it pending the commencement of their membership in the fund nominated by Harmony Moab.

31.3.10.
AngloGold undertakes to cooperate with Harmony Moab and to do all such things and to sign and provide all such documents as may reasonably be required by Harmony Moab to: (a) ensure the continuous membership of the Transferring Employees (VR) who are members of the Sentinel Retirement Fund and the Mineworkers Provident Fund; and (b) to use its reasonable endeavours to procure, if applicable, the transfer after the Closing Date of all the Transferring Employees (VR) who are members of the Old Mutual Superfund Pension Fund to the retirement fund nominated by Harmony Moab and to ensure their continuous membership of the Old Mutual Superfund Pension Fund until such time as the relevant Transferring Employees (VR) are transferred to the retirement fund nominated by Harmony Moab, as the case may be.

31.3.11.
The Parties record that certain of the Transferring Employees (VR) are members of the Discovery Health Medical Scheme. Subject to the rules of the Discovery Health Medical Scheme, such Transferring Employees (VR) will remain members thereof on and after the Closing Date and Harmony Moab shall pay the required contributions to the Discovery Health Medical Scheme on behalf of the Transferring Employees (VR), if any.

31.3.12.
AngloGold and Harmony Moab shall, during the Interim Period, inform and consult with the Transferring Employees (VR) and/or their representative bodies (if any), as may be required in terms of the LRA.

31.3.13.
Harmony Moab indemnifies AngloGold and holds AngloGold harmless against any and all Claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands which AngloGold may suffer or incur arising out of or in connection with:

31.3.13.1.
any claim by any Transferring Employee (VR) (whether in contract or in delict or under statute for any remedy including, without limitation, for breach of contract, unfair dismissal, equal pay, unfair discrimination, deduction of wages, or of any other nature) as a result of the liability contemplated in clauses 31.3.5;

31.3.13.2.	anything done or omitted to be done by Harmony Moab in relation to the Transferring Employees (VR) employment on and as from the Closing Date; or

31.3.13.3.	a breach of any employment legislation after the Closing Date.

32.	ELECTRICITY SUPPLY

32.1.
Harmony Moab shall, as soon as reasonably possible after the Signature Date, use its reasonable endeavours to negotiate and enter into an electricity supply agreement with Eskom for the supply of electricity. AngloGold shall use reasonable endeavours in supporting Harmony Moab to conclude such electricity supply agreement with Eskom.

32.2.
It is recorded and agreed that, in the event that Harmony Moab has not entered into an electricity supply agreement with Eskom by the Closing Date, then, subject to the prior written consent of Eskom being obtained, for a period of 3 (three) months from the Closing Date or until such time as Harmony Moab has entered into an electricity supply agreement with Eskom, whichever is the earlier, AngloGold shall supply Harmony Moab, at cost, with such quantity of electricity as which Harmony Moab may reasonably require, provided that AngloGold shall not be required to provide Harmony Moab with any quantity in excess of that which it receives in respect of the

VR Businesses in the ordinary and regular course prior to the Closing Date, from the electricity AngloGold receives in terms of the Eskom Agreements. AngloGold hereby undertakes to use reasonable endeavours to obtain and/or procure the consent of Eskom in this regard as soon as reasonably possible after the Signature Date, provided that any terms and conditions imposed by Eskom shall be for Harmony Moab's account and cost, including the cost of electricity. For the avoidance of doubt, to the extent that Eskom's consent is subject to the provision of an additional guarantee or the like, Harmony Moab shall be required to provide same.

32.3.
AngloGold shall supply Harmony Moab with electricity on the same terms and conditions contained in the Eskom Agreements (the provisions of which apply to the supply of electricity by AngloGold to Harmony Moab mutatis mutandis) as well as on any additional terms and conditions imposed by Eskom. Harmony Moab hereby warrants, represents and undertakes that it is aware of the provisions of the Eskom Agreements and that it will, at all times in all respects: (a) adhere to and comply with the provisions of such Eskom Agreements; and (b) if AngloGold has breached a provision of the Eskom Agreements as a result of any action or omission of Harmony Moab, that it will rectify and cure such breach within: (i) a reasonable time period stipulated by AngloGold, or such later date as the Parties may agree in writing, in the case of a material breach; or (ii) 20 (twenty) Business Days of its occurrence, or such later date as the Parties may agree in writing, in the case of a non-material breach, failing which AngloGold will be entitled to immediately withdraw the right granted to Harmony Moab in terms of clause 14.2 above without further action or liability to AngloGold and Harmony Moab hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

32.4.
Upon receipt by AngloGold of an invoice from Eskom pursuant to the Eskom Agreements in relation to the VR Businesses, AngloGold shall provide a valid tax invoice to Harmony Moab for all costs incurred by AngloGold in relation to the supply of electricity to Harmony Moab in relation to the VR Businesses, including without limitation, Harmony Moab's pro rata portion of the cost of electricity plus VAT at the applicable rate. Harmony Moab undertakes to settle such invoice within 7 (seven) Business Days upon receipt from AngloGold of such invoice. For the avoidance of doubt, it is recorded and agreed that AngloGold supply Harmony Moab with electricity under the Eskom Agreements at cost and AngloGold charge no additional margin for this service.

32.5.
Harmony Moab hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the supply by AngloGold of electricity to Harmony Moab from the electricity AngloGold receives in terms of the Eskom Agreement in relation to the VR Businesses.

33.	WATER SUPPLY

33.1.
Harmony Moab shall, as soon as reasonably possible after the Signature Date, use its reasonable endeavours to negotiate and enter into a water supply agreement for the supply of water to Harmony Moab and for such water supply agreement to take effect on or as soon as reasonably possible after the Closing Date.

33.2.
It is recorded and agreed that, in the event that Harmony Moab has not entered into a water supply agreement by the Closing Date, then, subject to the prior written consent of the Water Supplier (VR) being obtained, for a period of 3 (three) months from the Closing Date or until such time as Harmony Moab has entered into a water supply agreement with the Water Supplier (VR), or any other water supplier, whichever is the earlier, AngloGold shall supply Harmony Moab, at cost, with such quantity of water as Harmony Moab may reasonably require, provided that AngloGold shall not be required to provide Harmony Moab with any quantity in excess of that which it receives in respect of the VR Businesses in the ordinary and regulator prior to the Closing Date, from the water AngloGold receives in terms of existing water supply agreements. AngloGold hereby undertakes to use all reasonable endeavours to obtain the consent of the Water Supplier (VR) in this regard as soon as reasonably possible after the Signature Date, provided that any terms and conditions imposed by such the Water Supplier (VR) shall be for Harmony Moab's account and cost, including the costs of water. For the avoidance of doubt, to the extent that the Water Supplier's (VR) consent is subject to the provision of an additional guarantee or the like, Harmony Moab shall be required to provide same.

33.3.
AngloGold shall supply Harmony Moab with water on the same terms and conditions contained in its existing water supply agreements with the Water Supplier (VR) (the provisions of which apply to the supply of electricity by AngloGold to Harmony Moab mutatis mutandis) as well as on any additional terms and conditions imposed by the Water Supplier (VR). Harmony Moab hereby warrants, represents and undertakes that it is aware of the provisions of the relevant existing water supply agreements with the Water Supplier (VR) and that it will, at all times in all respects: (a) adhere to and comply with the provisions of such agreements; and (b) if AngloGold has breached a provision of such agreements as a result of any action or omission of Harmony Moab, that it will rectify and cure such breach within: (i) a reasonable time period stipulated by AngloGold, or such later date as the Parties may agree in writing, in the case of a material breach; or (ii) 20 (twenty) Business Days of its occurrence, or such later date as the Parties may agree in writing, in the case of a non-material breach, failing which AngloGold will be entitled to immediately withdraw the right granted to Harmony Moab in terms of clause 33.2 above without further action or liability to AngloGold and Harmony Moab hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

33.4.
Upon receipt by AngloGold of an invoice from the Water Supplier (VR), AngloGold shall provide a valid tax invoice to Harmony Moab for all costs incurred by AngloGold in relation to the supply of water to Harmony Moab in relation to the VR Businesses, including without limitation,

Harmony Moab's pro rata portion of the cost of water plus VAT at the applicable rate. Harmony Moab undertakes to settle such invoice within 7 (seven) Business Days upon receipt from AngloGold of such invoice. For the avoidance of doubt, it is recorded and agreed that AngloGold supplies Harmony Moab with water under the existing water supply agreements with the Water Supplier (VR) at cost and AngloGold charge no additional margin for this service.

33.5.
Harmony Moab hereby indemnifies and holds AngloGold, harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the supply by AngloGold of water to Harmony Moab from the water AngloGold receives in terms of its existing water supply agreements with the Water Supplier in relation to the VR Businesses.

Part C3: VR PURCHASE CONSIDERATION

34.	CONSIDERATION AND PAYMENT

34.1.	Purchase Price (VR)

34.1.1.
The aggregate purchase price (the "Purchase Price (VR)") payable by Harmony and Harmony Moab for the VR Package is: (a) an amount equal to the ZAR equivalent of US$20 000 000 (twenty million Dollars) (calculated in terms of the Spot Rate as at the date falling 2 (two) Business Days immediately prior to the Closing Date) (the "Cash Portion (VR)"); plus (b) an amount equal to the face value of the Sale Liabilities (VR) (or as such Sale Liabilities (VR) are otherwise accounted for in accordance with IFRS) (the "Sale Liability Portion (VR)"), which Purchase Price (VR) will be apportioned as follows:

34.1.1.1.
to the FUSA Sale Claims, an amount equal to the ZAR equivalent of US$1 (one Dollar) (calculated in terms of the Spot Rate as at the date falling 2 (two) Business Days immediately prior to the Closing Date);

34.1.1.2.
to the FUSA Sale Shares, an amount equal to the ZAR equivalent of US$1 (one Dollar) (calculated in terms of the Spot Rate as at the date falling 2 (two) Business Days immediately prior to the Closing Date); and

34.1.1.3.	to the VR Remaining Business, the Purchase Price (VR) less the aggregate of the amounts contemplated in clauses 34.1.1.1 and 34.1.1.2 (the "Remaining Purchase Price (VR)").

34.1.2.	No amount will be allocated to the unknown and non-quantifiable Sale Liabilities (VR) or for other rights acquired, or obligations assumed, by Harmony Moab under this Agreement.

34.2.	Discharge of the Purchase Price (VR)
The Purchase Price (VR) shall be discharged as follows by Harmony and Harmony Moab (as applicable):

34.2.1.
in respect of the Sale Liability Portion, Harmony Moab shall assume the Sale Liabilities (VR) in accordance with the provisions of clause 29.1.6. It is specifically recorded that in consideration for assuming the Sale Liabilities (VR) by Harmony Moab, AngloGold transfers an equal amount of Sale Assets (VR) to Harmony Moab; and

34.2.2.
in respect of the balance of the Purchase Price (VR), being an amount equal to the ZAR equivalent of the Cash Portion (VR), shall be paid in ZAR on the Closing Date, by electronic funds transfer of same day immediately available funds, free of any deductions or set-off whatsoever, into a ZAR denominated bank account in South Africa nominated in writing by AngloGold no later than 5 (five) Business Days prior to the Closing Date.

34.3.	DMRE Effective Valuation

34.3.1.
Harmony Moab and AngloGold acknowledge that, given the nature of the VR Remaining Business, the Director General will be required, pursuant to the provisions of section 37 of the Income Tax Act, to determine the values as at the Closing Date (such valuation, the "DG Valuation (VR)") for the mining property and capital assets (as defined in section 37 of the Income Tax Act) forming part of the VR Remaining Business (the "s37 Valuation Property (VR)") and that this process will take place after the Closing Date.

34.3.2.
The Parties agree and acknowledge that the valuation of the s37 Valuation Property (VR) and related allocation, in each case as reflected in Annexure BB, is as at the Closing Date. The Parties agree and acknowledge that the aforesaid values and allocations, as they relates to the s37 Valuation Property (VR), are for purposes of assisting the Parties to calculate any amount of Tax in the event that the DG Valuation (VR) is not finalised by the time that the Parties need to pay any amount of Tax following the Closing Date. The Parties acknowledge that these values will be updated to accord with the decision of the Independent Valuer.

34.3.3.
In order to assist with obtaining the DG Valuation (VR), Harmony Moab and AngloGold hereby agree to appoint, as soon as possible after the Signature Date, George Lennox, or, if George Lennox is not willing or is unable to accept the mandate, another suitably qualified independent valuer (agreed between Harmony Moab and AngloGold or failing such agreement, within 10 (ten) Business Days after Harmony Moab or AngloGold requests such agreement on written notice to the other of them, selected and appointed by the auditor of AngloGold on written request by Harmony Moab and AngloGold) as an independent valuer in respect of the valuation of mining property and associated capital assets (the "Independent Valuer") to undertake a valuation of the s37 Valuation Property (VR)     (the "s37 Supporting Valuation (VR)") as at the Closing Date for purposes of allocation of the Net Purchase Price (VR). The Independent Valuer shall determine the s37 Supporting Valuation (VR) and such allocation in the Independent Valuer’s discretion duly exercised and his determination shall be final and binding on the Parties. Harmony Moab and AngloGold undertake to use their reasonable endeavours to assist the Independent Valuer in this regard.

34.3.4.
Once the s37 Supporting Valuation (VR) and allocation is complete, and following the Closing Date, Harmony Moab and AngloGold shall apply to the Director General for the DG Valuation (VR) and will provide the s37 Supporting Valuation (VR) to the Director General. Harmony Moab and AngloGold undertake to use their reasonable endeavours to assist the Director General in this regard and shall make appropriate submissions to the effect that the effective value of the s37 Valuation Property is as determined by the Independent Valuer in terms of clause 34.3.3.

34.3.5.
The DG Valuation (VR) will be final and binding on Harmony Moab and AngloGold for the purposes of section 37 of the Income Tax Act. If the DG Valuation (VR) results in allocations which differ from those allocated in Annexure BB, the relevant amounts and percentages allocated in Annexure BB will be adjusted automatically to accord with those in the DG Valuation (VR), and Annexure BB updated accordingly.

34.3.6.
To the extent that applicable Law requires that: notice of the s37 Supporting Valuation (VR) and the DG Valuation (VR) must be provided to SARS; approval must be obtained from SARS or SARS must be consulted in relation to anything set out in this clause 34.3.6, then AngloGold and Harmony Moab shall comply with such requirement.

34.4.	Securities Transfer Tax
Harmony shall be liable for any securities transfer tax which arises as a consequence of the transactions contemplated in clause 26.1 of this Agreement.

35.	VALUE ADDED TAX

35.1.	AngloGold and Harmony Moab agree that the VR Remaining Business is disposed of as a going concern and, for the purposes of section 11(1)(e) of the VAT Act, agree that:

35.1.1.	the VR Remaining Business constitutes, as at the Signature Date, and will constitute as at the Closing Date, an income-earning activity and will be transferred as such;

35.1.2.	the transfer of the VR Remaining Business constitutes the sale of an enterprise which is capable of separate operation;

35.1.3.	the assets which are necessary for carrying on such VR Remaining Business have been disposed of by AngloGold to Harmony Moab in terms of this Agreement; and

35.1.4.	the Purchase Price (VR) payable in respect of the VR Remaining Business as contemplated in clause 34.1.1.3 is inclusive of VAT at the rate of 0% (zero per cent).

35.2.	AngloGold and Harmony Moab each warrant that they will, at the Closing Date, be registered vendors under the VAT Act.

35.3.
If, notwithstanding the aforegoing or for any other reason, VAT is payable in respect of the VR Remaining Business or any of the assets sold in terms hereof at a rate exceeding 0% then the Purchase Price (VR) in respect of the VR Remaining Business (or any of the assets sold in terms hereof) shall be deemed to be exclusive of VAT and Harmony Moab shall, within 10 (ten) Business Days after receiving a written demand from AngloGold for payment, pay such VAT to AngloGold.

35.4.
AngloGold and Harmony Moab undertake to furnish all such information as the Commissioner for SARS may require in terms of section 9(15) of the Transfer Duty Act No. 40 of 1949 in order to ensure that the disposal of the Sale Assets (VR) in respect of the VR Remaining Business is exempt from transfer duty.

36.	MINERAL ROYALTY

36.1.	AngloGold and Harmony Moab agree that the VR Remaining Business is disposed of as a going concern for the purposes of section 9(1) of the Mineral and Petroleum Resources Royalty Act.

36.2.	AngloGold and Harmony Moab agree that they are each "extractors" and are registered for royalties tax in accordance with the Mineral and Petroleum Resources Royalty Act.
Part C4: VR WARRANTIES, UNDERTAKINGS, INDEMNITIES AND LIMITATION OF LIABILITY

37.	INTERIM PERIOD

37.1.	AngloGold shall procure during the Interim Period: (a) that it shall, and shall procure that the VR Companies shall, carry on the VR Businesses in the ordinary and regular course of business in a manner consistent with past practice; and (b) that it shall not, in relation to the VR Companies and/or the VR Businesses, enter into any contract or commitment, whether or not conditional, or do anything (including as set out in this clause 37.1) which, in any such case, is out of the ordinary course of business. In particular, but without limitation to the generality of the aforegoing, and subject to clause 37.2, AngloGold undertakes that during the Interim Period it shall, and shall procure that the VR Companies shall, save as otherwise provided in this Agreement or as required to comply with applicable Laws:

37.1.1.	continue to maintain the VR Businesses as a going concern, without materially altering the nature or scope of any such businesses;

37.1.2.
preserve ownership of those Sale Assets (VR) which it owns as at the Signature Date (other than Sale Assets (VR) Disposed of in the ordinary and regular course) and continue to maintain development and capital expenditure levels in the ordinary and regular course so as to maintain a level of development mineable ore reserves consistent with past practice, at all times in compliance with all material applicable Laws;

37.1.3.
procure that existing insurance policies in relation to the VR Businesses shall be maintained (without material adverse or prejudicial modification) in force at all times, and not do or allow to be done anything which would render such insurance void or voidable;

37.1.4.
preserve ownership of the Sale Assets (VR) that it owns as at the Signature Date and use reasonable endeavours to: (a) maintain the Sale Assets (VR) in accordance with reasonable standards, in working condition for their purpose (fair wear and tear excepted) as required in the ordinary and regular course of business; and (b) remedy any structural or other material deficiencies or failings in any of the Tailings Storage Facilities (VR) to the extent that such Tailings Storage Facilities (VR) are in breach of any applicable Law and the COP;

37.1.5.	continue to manage the VR Businesses in accordance with its business and trading policies and practices up to the Signature Date, except as may be necessary to comply with any changes in Law;

37.1.6.	pay all creditors and Taxes of the VR Businesses in the ordinary course of business;

37.1.7.
maintain and/or use its reasonable efforts to apply for, obtain, amend or renew (as applicable) any and all material Governmental Approvals which the VR Businesses are obliged to have in place from time to time (including without limitation, Permits (VR), Surface Right Permits (VR) and all Environmental Approvals (VR)) and act promptly to rectify any non-compliance with any applicable Laws;

37.1.8.	not create, or agree or permit to be created, any Encumbrance over the whole or any part of the VR Remaining Businesses or any of the Sale Assets (VR);

37.1.9.	not alter any of the constitutional documents of any of the VR Companies in a manner prejudicial to the Purchaser’s Group;

37.1.10.	incur or assume, or agree to incur or assume, any new or increased material Sale Liabilities (VR), other than in the ordinary and regular course of business;

37.1.11.	not alter any of the rights attaching to any of the FUSA Sale Equity;

37.1.12.	not alter the number of any of the authorised or issued shares of any of the VR Companies, or create any obligation (contingent or otherwise) to do so;

37.1.13.
not, in respect of the VR Companies, acquire or enter into any agreement to acquire (whether by one transaction or a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other persons if and to the extent that such business, undertaking or asset would be material to the VR Companies;

37.1.14.
not Dispose of (or remove from the VR Region or any Immoveable Properties (VR), as applicable) or enter into any agreement to Dispose of (or remove from the VR Region or any Immoveable Properties (VR), as applicable) (whether by one transaction or by a series of transactions) any Sale Assets (VR) (other than, in relation to such Disposals, in the ordinary and regular course) or the whole or any substantial or material part of any of the VR Remaining Business;

37.1.15.	not incur or agree to incur any capital or operational expenditure other than in the normal and ordinary course of business of the VR Businesses in a manner consistent with past practice;

37.1.16.	not waive any material rights under any of the Contracts (VR);

37.1.17.
not enter into or commit to entering into any material transaction, agreement or arrangement in connection with the VR Businesses other than on arms' length terms and for full and proper consideration;

37.1.18.
(i) procure that each of the Transferring Employees (VR) transfers to Harmony Moab as at the Closing Date (other than in circumstances where such Transferring Employee (VR) resigns, or are dismissed with cause, during the Interim Period); and (ii) not terminate the employment of any Transferring Employees (VR) without cause, or otherwise change the terms of employment, remuneration or benefits of any of the Transferring Employees (VR);

37.1.19.
not enter into or agree to enter into any new death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of the Transferring Employees (VR) or make any amendment (including, but without limitation, any increase in the rates of contribution) to any such existing scheme;

37.1.20.
not clean any of the mills or replace any of the liners used in or relating to any Sale Assets (VR) or any of the VR Businesses other than in accordance with existing schedules in the ordinary and regular course of business;

37.1.21.	commence, compromise, discontinue, settle or agree to settle any Claim (other than routine debt collection) in connection with any Sale Assets (VR) or any of the Businesses;

37.1.22.
incur any new, additional or increased debt, borrowing, lending or other financing facilities or commitments (or similar arrangements) in whatsoever form, or relating to any of, the VR Companies, other than in accordance with the ordinary and regular course of business;

37.1.23.	not make any changes to the accounting policies and procedures of the VR Companies, unless required to do so under any applicable Laws or applicable accounting rules; and

37.1.24.
not declare, authorise, make or pay any dividend or other distribution (as such term is defined in the Companies Act) by any of the VR Companies, or reduce, purchase or redeem any share capital of any of the VR Companies.

37.2.	Clause 37.1 shall not apply in respect of and shall not operate so as to restrict or prevent:

37.2.1.	any act which relates to "Project Omega" as referred to in pages 16 and 18 of the management presentation provided to Harmony by AngloGold on or about 10 July 2019 and 25 October 2019;

37.2.2.	any act or omission or other matter as may be required to give effect to any provision of this Agreement or otherwise provided for in this Agreement;

37.2.3.	any action taken to comply with any order or obligation of any Governmental Entity;

37.2.4.	any act or matter listed in and/or ancillary to the matters listed in the business plan included in the Data Room under folders 1.3.1.1 and 1.3.1.2;

37.2.5.	any action taken to comply with AngloGold’s health, environmental or safety related legal obligations; or

37.2.6.
any other matter that is outside of the ordinary and regular course of business in respect of which the relevant Purchaser has given its prior written consent (such consent not to be unreasonably withheld or delayed), provided that prior to seeking any written consent from the relevant Purchaser, AngloGold shall obtain advice from South African legal counsel that the relevant action will not result in any Party acting in a manner which is contrary to Chapter 3 of the Competition Act, and as such, for the avoidance of doubt, any act or omission referred to in this clause 37.2 shall not constitute a breach of clause 37.1.

37.3.
Nothing in this clause 37 will compel or be construed as compelling AngloGold to do anything, or refrain from doing anything, which AngloGold may be advised by its legal advisors constitutes any act or omission in contravention of any anti-trust or competition legislation and, to the extent that AngloGold’s legal advisors do so advise, such provision in this clause 37 will be deemed to be pro non scripto.

37.4.	During the Interim Period, and without limiting the generality of clause 37.1, AngloGold undertakes to and shall:

37.4.1.
provide Harmony promptly with monthly management accounts in respect of each of the VR Businesses, provided that, to the extent that any of these documents and information referred to in this clause 37.3 contains any competitively sensitive and/or legally privileged information, such information will be redacted prior to such documents and information being provided to Harmony and its authorised representatives;

37.4.2.
prepare (or cause to be prepared) and deliver to Harmony Moab as soon as possible following the Signature Date and no later than the Closing Date: (a) the audited financial statements of Chemwes as at and in respect of the financial year ended 31 December 2019; (b) the unaudited financial statements of MWS as at and in respect of the financial year ended 31 December 2019; and (c) the unaudited financial statements of FUSA as at and in respect of the financial year ended 31 Decemeber 2019.

37.5.	Contracts (VR)

37.5.1.
Within a period of, and not later than, 5 (five) Business Days after the Signature Date, AngloGold (to the extent not already provided) shall provide to Harmony Moab, in addition to the contracts listed in Annexure J, a detailed list and copies of all contracts concluded by AngloGold on or before the Signature Date which, in AngloGold's opinion (acting reasonably) are material to the VR Businesses (and any other contracts relating to the VR Businesses which AngloGold would prefer Harmony Moab to take assignment of) (the "Proposed Contracts (VR)"), including without limitation all utility contracts and all material lease agreements which relate to any immovable property owned or used in connection with the VR Businesses (in each case, to the extent permitted under the Competition Act). Harmony Moab agrees that it shall be obliged to take assignment of all Contracts (VR) listed in Annexure J and all of the Lease Agreements listed in Annexure L and that the provisions of clause 29.1.1 shall apply thereto and that the remaining provisions of this clause 37.5 shall not apply thereto. Harmony Moab and AngloGold shall work together in good faith and use reasonable endeavours to:

37.5.1.1.
determine and agree in writing, in respect of each Proposed Contract (VR) contract to be provided to Harmony Moab in terms of clause 37.5.1, within a period of 40 (forty) Business Days following the later of: (a) the Signature Date; and (b) the date on which a copy of such contract is provided to Harmony Moab in terms of clause 37.5.1, whether Proposed Contract (VR) (and the rights and obligations contained therein) will: (i) be retained by AngloGold; (ii) be ceded, assigned and transferred to Harmony Moab with effect from the Closing Date; provided that (save for the Contracts (VR) listed in Annexure J) none of the Purchasers shall be required to accept any cession, assignment, delegation or transfer of any contract (or any rights or obligations relating thereto) unless it has expressly agreed in writing to such cession, assignment, delegation or transfer (as applicable); and

37.5.1.2.
implement the actions determined by: (a) Harmony Moab and AngloGold in accordance with clause 37.5.1.1; and (b) by Harmony Moab in accordance with clause 37.5.2 (including in such circumstances to procure the assignment, cession and delegation of such contracts to Harmony Moab with effect from the Closing Date, in which case the provisions of clause 29.1.1.1 shall apply), in each case as soon as reasonably possible after the Signature Date.

37.5.2.
Notwithstanding the aforegoing, in relation to any contracts which are material to the VR Businesses, Harmony Moab shall be entitled in its discretion, by notice in writing to AngloGold within 40 (forty) Business Days following the later of: (a) the Signature Date; and (b) the date on which the last of the copies of contracts to be provided to Harmony Moab in terms of clause 37.5.1 has been received by Harmony Moab, to determine whether such material contracts will be ceded, assigned and delegated to Harmony Moab with effect from the Closing Date.

37.5.3.	AngloGold shall notify Harmony Moab, and provide Harmony Moab with a copy, of any new contract entered into by AngloGold during the Interim Period which relates to the VR Businesses (each an "Interim Period Contract (VR)") (such copy to be provided within 10 (ten) Business Days after such Interim Period Contract (VR) has been entered into by AngloGold), and the Parties agree that clauses 37.5.1 and 37.5.2 shall apply mutatis mutandis; provided that no Purchaser shall be required to accept any cession, assignment, delegation or transfer of any Interim Period Contract (VR) (or any rights or obligations relating thereto) unless it has expressly agreed in writing to such cession, assignment, delegation or transfer (as applicable).

37.5.4.
Notwithstanding any provision in this clause 37.5, should any contract to which this clause 37.5 relates contain a confidentiality undertaking such that AngloGold is only entitled to disclose such contract to Harmony Moab following obtaining approval from any third party (a "Confidential Contract (VR)"), AngloGold will use reasonable endeavours to obtain all such approvals as soon as reasonably possible after the Signature Date.

37.6.	VR Environmental Authorisation Application

37.6.1.
At any time during the Interim Period, AngloGold shall co-operate and use its reasonable endeavours to assist Harmony to procure the appointment by MWS of an environmental assessment practitioner ("EAP") nominated in writing by Harmony and at Harmony’s cost to prepare the VR EA Application.

37.6.2.
AngloGold and Harmony acknowledge that, pursuant to clause 37.6.1, AngloGold shall co-operate and use its reasonable endeavours to procure that, at any time during the Interim Period, MWS allows the EAP to access the relevant sites and locations in order to prepare the VR EA Application for submission after the Closing Date.

37.6.3.	The Parties agree that neither AngloGold nor MWS is required to, nor shall (without Harmony Moab’s prior written consent), file the VR EA Application at any time prior to the Closing Date.

37.6.4.
Notwithstanding anything to the contrary in this clause 37.6above, AngloGold undertakes in consultation with Harmony to engage with the Chief Director: Mineral Regulation, Western Regions and, in consultation with Harmony, take all reasonable measures necessary to uplift or withdraw, prior to the Closing Date, the approval granted on 24 May 2018 by the Chief Director to AngloGold in respect of the Sale Assets (VR).

37.7.	Observer

Subject to all applicable Laws, Harmony shall, during the Interim Period, be entitled to appoint 2 (two) appropriate representatives employed by Harmony (the "Observers (VR)"), who have the authority, right and power to act for and on its behalf, to observe the affairs and the day‑to‑day activities of the VR Businesses in order to plan the integration of the VR Businesses into the Purchaser’s Group after the Closing Date, and to monitor compliance with the obligations of AngloGold contained in this Agreement. Those Observers (VR) shall:

37.7.1.	be entitled to conduct telephone discussions and/or hold meetings with the management of AngloGold in respect of the VR Businesses on a monthly basis; and

37.7.2.	be entitled, upon reasonable written request, to have reasonable access (during normal business hours) to, ‑

37.7.2.1.
and retain copies of, any and all documents and information relating to the VR Businesses and their affairs; provided that, in the event that the VR Transaction lapses due to the non-fulfilment of any Condition Precedent or is cancelled or terminated for any other reason whatsoever, Harmony shall destroy and/or erase or procure the destruction and/or erasing of all electronic and/or printed versions or copies of any information in its possession or control pursuant to this clause 19.6.2, and shall not retain any copies, extracts or other reproductions, in whole or in part, of such information;

37.7.2.2.	the premises and areas on which the VR Businesses are conducted, subject at all times to AngloGold policies and procedures; and

37.7.2.3.	the officers and senior employees of the VR Businesses,
provided that the Observers (VR) shall not be entitled to receive commercially sensitive or legally privileged information if such information cannot be shared with Harmony prior to the Closing Date in compliance with applicable Law.

37.8.	Integration Meetings

37.8.1.
Subject to all applicable Laws, Harmony shall be entitled to appoint 2 (two) appropriate representatives employed by Harmony ("Purchaser's Integration Representatives (VR)"), who each have the authority, right and power to act for and on Harmony's behalf in respect of all the matters contemplated under clauses 37.8.1 to 37.8.10 (both inclusive).

37.8.2.	AngloGold shall be entitled to appoint 2 (two) appropriate representatives employed by Harmony ("Seller's Integration Representatives (VR)") who each have the authority, right and power to act for and on AngloGold's behalf in respect of all the matters contemplated under clauses 37.8.1 to 37.8.10 (both inclusive).

37.8.3.
Harmony or AngloGold may change their respective representatives at any time and from time to time provided (a) it gives prior written notice to the other Party of such change and (b) such change is acceptable to the other Party (acting reasonably).

37.8.4.
During the Interim Period until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Purchaser’s Integration Representatives (VR) shall meet once each calendar month, or at any other time as reasonably requested by any Purchaser’s Integration Representative (VR) (on an exception only basis), (each an "Integration Meeting (VR)") with the Seller’s Integration Representatives (VR) (or other appropriate persons) at which meetings AngloGold and Harmony shall co-operate and work together in good faith, and provide the necessary resources, to agree, oversee and manage the preparation of an overall operational migration plan and timetable (with appropriate milestone deliverables) to enable the complete implementation of the overall integration, migration and transition of the VR Remaining Business to the relevant Purchasers, by no later than the Closing Date, limited to the following operational migration work streams (each an "Integration Work Stream (VR)"): operational finance; human resources and payroll (including administration); procurement and logistics (including warehousing); information technology (all systems, hardware and software); mining, metallurgy, reserves, resources and engineering (underground and surface); transport; financial and management accounting; taxation; legal and regulatory; electricity access and supply; water access and supply; communication; health, safety and medical; environmental; social and labour; and housing and accommodation, as well as any additional operational migration work streams AngloGold agrees to, acting reasonably.

37.8.5.
The first Integration Meeting (VR) shall be held within 14 (fourteen) calendar days following the Signature Date. The Parties hereby agree that no competitively sensitive information and/or legally privileged information will be shared with the Purchaser’s Integration Representatives (VR) at any Integration Meeting (VR).

37.8.6.
To the extent that Harmony requires AngloGold's assistance with the preparation and implementation of the operational migration plan and the Integration Work Streams (VR), AngloGold undertakes to use reasonable endeavours, at Harmony's cost, to provide any assistance reasonably requested by Harmony, provided that such assistance does not place any unreasonable resource constraints on AngloGold’s ability to run its business and operations during the Interim Period.

37.8.7.
To the extent that AngloGold incurs any costs in this regard, not relating to time spent, it will provide a valid tax invoice to Harmony for such costs plus VAT at the applicable rate. Harmony undertakes to settle such invoice within 30 (thirty) calendar days upon receipt from AngloGold of such invoice.

37.8.8.
Each request for an Integration Meeting (VR) will be accompanied by a clear and ascertainable agenda that will be delivered to AngloGold at least 10 (ten) Business Days prior to the relevant Integration Meeting (VR). For the avoidance of doubt, Harmony shall not be entitled to materially deviate from the agenda for each Integration Meeting (VR) once same has been delivered to AngloGold.

37.8.9.
The Purchaser’s Integration Representatives (VR) may from time to time ask the Seller's Integration Representatives (VR) questions in relation to, or request information from the Seller's Integration Representatives (VR) regarding matters related to the VR Remaining Business to the extent that it reasonably requires same in order to plan the integration of the VR Remaining Business into the Purchaser's Group with effect from the Closing Date by submitting such requests in writing to the Seller's Integration Representatives ("Information Requests (VR)").

37.8.10.
The Seller's Integration Representatives (VR) shall use reasonable endeavours to obtain responses to any Information Request (VR) as soon as practicable and such responses shall be forwarded to the Purchaser’s Integration Representatives (VR) as soon as practicable, provided that no competitively sensitive and/or legally privileged information will be shared with the Purchaser’s Integration Representatives (VR) or with any other representatives of Harmony.

37.8.11.
Notwithstanding anything to the contrary contained herein, Harmony acknowledges that AngloGold has a business to conduct and agree that Information Requests (VR) shall be reasonable and shall not be unnecessarily overbearing or frequent.

37.9.	Integration Work Streams

37.9.1.
Harmony shall nominate 1 (one) person as its representative for each Integration Work Stream (VR) (each a "Purchaser’s Integration Work Stream Representative (VR)") who shall each have the authority, right and power to act for and on Harmony's behalf in respect of all the matters contemplated under this clause 37.9 in relation to such Integration Work Stream (VR).

37.9.2.
AngloGold shall nominate 1 (one) person as its representative for each Integration Work Stream (VR) (each a "Seller’s Integration Work Stream Representative (VR)") who each have the authority, right and power to act for and on AngloGold's behalf in respect of all the matters contemplated under this clause 37.9 in relation to such Integration Work Stream (VR).

37.9.3.
Harmony or AngloGold may change their respective representatives at any time and from time to time provided (a) it gives prior written notice to the other Party of such change; and (b) such change is acceptable to the other Party (acting reasonably).

37.9.4.
Harmony and AngloGold shall use reasonable endeavours to ensure that the Purchaser’s Integration Work Stream Representative (VR) and the Seller’s Integration Work Stream Representative (VR) nominated for each Integration Work Stream shall meet every two weeks during the Interim Period or more frequently subject to AngloGold's consent (which consent cannot be unreasonably withheld or delayed) and use reasonable endeavours to oversee, manage, prepare and effect the implementation of the components of the operational migration plan and timetable that relate to the relevant Integration Work Stream (VR) (including where appropriate, by conducting a gaps analysis and assessment of AngloGold’s systems against those of Harmony and the relevant Purchaser, implementing a solution to address any such gaps identified and installing any systems to the extent reasonably required to ensure a smooth transition with effect from the Closing Date, and provide regular updates to the Seller’s Integration Representatives (VR) and the Purchaser’s Integration Representatives (VR) (including by providing formal feedback at each Integration Meeting (VR)) in reasonable detail such that such Persons can reasonably monitor and oversee the implementation of the relevant Integration Work Stream (VR) against the overall operational migration plan and timetable (with appropriate milestone deliverables) agreed in terms of clause 37.8.4.

37.9.5.
Harmony and AngloGold shall use reasonable endeavours to ensure that, as soon as reasonably possible following the Signature Date, but in no event later than 1 (one) calendar month following the Signature Date, the Purchaser’s Integration Work Stream Representative (VR) and the Seller’s Integration Work Stream Representative of each Integration Work Stream (VR) have (a) agreed on a transition plan (including a timetable (with appropriate milestone deliverables)) setting out all of the material steps necessary to ensure the complete integration and transition of the VR Remaining Business to the relevant Purchasers, by no later than the Closing Date, with respect to the specific responsibilities of the respective Integration Work Stream (VR) and (b) provided such agreed transition plan to the Purchaser’s Integration Representatives (VR) and the Seller’s Integration Representatives (VR). Harmony and AngloGold shall use reasonable endeavours to ensure the complete and timely implementation of the relevant transition plan for each Integration Work Stream (VR), as may be amended jointly from time to time in writing by the Purchaser’s Integration Work Stream Representative (VR) and the Seller’s Integration Work Stream Representative (VR) relating to such Integration Work Stream (VR), by no later than the Closing Date.

38.	PURCHASER WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS
The Purchasers hereby warrant, represent and undertake in favour of AngloGold that it shall not, without AngloGold's prior written consent, amend any of the Purchasers’ names in such a manner so as to incorporate any, or a combination, of the following words: "AngloGold Ashanti", "Ashanti", "AngloGold" and/or "Anglo".

39.	RELEASE FROM GUARANTEES, SURETYSHIPS AND INDEMNITIES

39.1.
The relevant Purchaser shall, as soon as practicable after the Closing Date, procure the release of AngloGold as well as any of its Affiliates (as applicable), from their obligations under all of the guarantees, suretyships and indemnities given by AngloGold and/or its relevant Affiliates (as applicable) for, or in relation to, the VR Package. Without limiting anything in this clause 39, the relevant Purchaser shall furnish any substitute guarantees, suretyships, indemnities and undertakings necessary or reasonably required to procure such release and discharge of AngloGold and its Affiliates.

39.2.	The relevant Purchaser shall indemnify AngloGold and each of its Affiliates, with effect from the Closing Date, against:

39.2.1.	any liabilities which AngloGold or the relevant Affiliate may incur under any such guarantee, suretyship or indemnities in question; and

39.2.2.
all costs, losses, liabilities, Claims, demands, damages, fines and expenses reasonably and necessarily incurred by AngloGold and/or the relevant Affiliate in connection with any such liability or Claim, including costs awarded against it.

39.3.
This clause 39 constitutes a stipulatio alteri in favour of each relevant Affiliate of AngloGold capable of acceptance in writing at any time by such Affiliate on written notice to the relevant Purchaser.

40.	WARRANTIES AND UNDERTAKINGS

40.1.	AngloGold gives to each of the Purchasers:

40.1.1.	the Warranties in Annexure B1 in respect of the FUSA Sale Equity;

40.1.2.	the Warranties in Annexure B2 in respect of the Chemwes;

40.1.3.	the Warranties in Annexure B3 in respect of the MWS; and

40.1.4.	the Warranties in Annexure B4 in respect of the VR Remaining Business, in each case on the basis that each Warranty –

40.1.5.	is a separate Warranty and is not limited or restricted by reference to or inference from the terms of any other Warranty;

40.1.6.	save where any Warranty is expressly limited to a particular date, is given as at the Signature Date, CP Fulfilment Date and Closing Date.

40.1.7.	shall continue and remain in force notwithstanding the completion of one or more of the Transactions.

40.2.
Any Warranty given in terms of this Agreement as at the Signature Date or the CP Fulfilment Date (as the case may be) which is breached as at the Signature Date or the CP Fulfilment Date (as the case may be) shall (subject to and without limiting, the rights of the Purchaser at any time (whether before or after the CP Fulfilment Date) to terminate in terms of clause 50.4.3), nevertheless, be deemed not to have been breached if it is not breached as at the Closing Date,

40.3.
AngloGold’s liability for any Claim by any of the Purchasers in respect of any Warranty under this Agreement, is limited and qualified to the extent to which disclosure of any fact or circumstance concerning such Claim has been made in –

40.3.1.	this Agreement;

40.3.2.	the Data Room Documents;

40.3.3.	the Disclosure Schedule (VR) in Annexure E;

40.3.4.
any other document or written material provided by AngloGold, any member of the Group, any of the Purchasers and/or any of the Purchaser's Representatives before 05:00 (South African time) on 12 February 2020, that forms part of the Data Room Documents;

40.3.5.	any written presentation made to Harmony or any of the Purchaser’s Representatives before the Signature Date; and

40.3.6.
any written responses provided by AngloGold, any member of the Group, and/or any of their officers, employees, agents or advisers to any queries raised by Harmony or any of the Purchaser’s Representatives during the course of the Due Diligence Investigation (VR), provided that, in each case, no fact, circumstance or information disclosed as referred to in any of the clauses 40.3.1 to 40.3.6 (both inclusive) shall be regarded as constituting an exception to, or limitation or qualification of, any of the Warranties under this Agreement, unless it is sufficiently detailed in such manner and detail so as to enable a reasonable buyer to make an informed and accurate assessment (from the information being disclosed and not form other sources) of the matter concerned..

40.4.	.AngloGold’s liability in respect of any Warranty (VR) under this Agreement is further limited and qualified by -

40.4.1.	anything which arises as a result of any change in any applicable Law or its interpretation; and/or

40.4.2.	anything to the extent that it is within the actual knowledge of Harmony, the relevant Purchaser and/or any of the Purchaser's Representatives as at the Signature Date.

40.5.
Save for those warranties or indemnities expressly given or made by AngloGold in this Agreement or in Annexure B1, Annexure B2, Annexure B3 or Annexure B4 hereto, (a) no other warranties or indemnities and no representations whatsoever are given or made by AngloGold in respect of either the VR Package or otherwise, whether express, tacit or implied, and (b) the VR Package is sold on a voetstoots basis.

41.	LIMITATION OF LIABILITY

41.1.
In addition to the limitations set out below and elsewhere in this Agreement, AngloGold's liability is in respect of a Warranty (VR) is further limited by the limitations set out in Annexure C in respect of the VR Transaction and the VR Package.

41.2.	Reductions
Any Claim by any of the Purchasers in respect of a Warranty (VR) under this Agreement shall be reduced by the aggregate of –

41.2.1.
any amount recovered by the Purchasers, the Purchaser's Affiliates and/or the VR Companies from any third party in respect thereof, less: (a) any portion thereof that the VR Companies, the Purchasers and/or the Purchaser's Affiliates may, in terms of any insurance contract, be obliged to pay to any insurer; (b) any reasonable out of pocket expenses incurred by the Purchasers, the Purchaser's Affiliates and/or the VR Companies in recovering the sum; and (c) any Tax attributable to or suffered in respect of the sum recovered; and

41.2.2.
any amount by which the Purchasers, the Purchaser’s Affiliates or the VR Companies have otherwise been compensated for without cost to the Purchasers, the Purchaser's Affiliates and/or the VR Companies.

41.3.	Contingent liabilities
AngloGold shall not be liable for any Claim in respect of a Warranty (VR) which is contingent unless and until such contingent claim becomes an actual Claim and is due and payable provided that the Purchasers shall not be precluded by anything in this clause 41 or Annexure C if any Purchaser has: (a) prior to the expiry of the relevant Claims period referred to in paragraph 1.1 of Annexure C given AngloGold written notice of the existence of such potential Claim; and (b) instituted legal or arbitration proceedings in respect of such Claim within 6 (six) months of providing written notice of the existence of such potential Claim.

41.4.	Losses
AngloGold shall not be liable in respect of a Warranty (VR) under this Agreement in respect of indirect, special or consequential losses.

41.5.	Matters Arising
AngloGold shall not be liable in respect of a Warranty (VR) under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance or any losses arising therefrom, to the extent that it is a result of:

41.5.1.	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchasers;

41.5.2.	any act, omission or transaction of the Purchasers or the VR Companies or each of their respective directors, officers, employees or agents or successors in title, after the Closing Date;

41.5.3.
the passing of, or any change in, after the Signature Date, any Law or administrative practice of any Governmental Entity (and in the case of any Environmental Law or mining Law, any change in any generally accepted interpretation or application thereof) including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the Signature Date;

41.5.4.	any change in internationally accepted accounting policy, bases or practice introduced or having effect after the Signature Date.

41.6.	Mitigation of losses
Nothing in this Agreement shall in any way diminish the Purchasers’ common law obligation to mitigate its loss.

41.7.	No double recovery
Notwithstanding anything to the contrary contained in this Agreement, a Claim by a Purchaser arising out of any breach by AngloGold of any of the Warranties given by it shall not entitle the Purchasers to make a Claim against AngloGold in respect of more than one such breach where such additional breach or Claim arises from or is attributable to the same cause of action, such that no Purchaser shall obtain reimbursement or restitution from AngloGold more than once in respect of the same breach or Claim.

41.8.	Fraud
None of the limitations contained in this clause 41 or in Annexure C shall apply to any Claim in respect of a Warranty (VR) under this Agreement to the extent that the Claim (or the delay in discovery of it) arises from or is the consequence of, or is increased as a consequence of, any fraud by AngloGold. For the avoidance of doubt, where a Claim is increased as a consequence of any fraud, the relevant Purchaser will only be entitled to a Claim in respect of such increase.

41.9.	Projections, Forward Looking Statements and Financial Estimates
AngloGold shall not be liable in respect of a Warranty (VR) under this Agreement for any projections, forward looking statements or financial estimates provided.

41.10.	Financial provisions
AngloGold shall not be liable under this Agreement for failing to make adequate financial provisions for the remediation of any Environmental damage to the Immoveable Properties (VR) or arising from the conduct of the VR Businesses or the construction and maintenance of the Infrastructure (VR).

41.11.	Environmental Approvals (VR)
Subject to the Warranties, AngloGold shall not be liable under this Agreement:

41.11.1.
if the relevant Purchaser requires the transfer and/or use of any Environmental Approvals (VR) in respect of the VR Businesses which has not been dealt with in this Agreement and such Environmental Approval (VR) is not valid and subsisting in full force and effect or has been suspended, cancelled, revoked, varied or surrendered in favour of any third party; or

41.11.2.
on the basis that the Environmental Approvals (VR) issued to AngloGold in relation to the VR Businesses do not adequately cover the operations conducted by the VR Businesses or the operations to be conducted by the relevant Purchaser.

42.	INDEMNITIES

42.1.	Environmental Obligations (VR)

42.1.1.
Notwithstanding anything to the contrary contained herein, AngloGold, Harmony and Harmony Moab record and agree that, by virtue of the fact that Harmony and Harmony Moab are acquiring the VR Package, Harmony or Harmony Moab as applicable, shall become liable for the embedded Environmental Obligations (VR) in relation thereto in accordance with Environmental Law.

42.1.2.
The Parties record and agree that Harmony and Harmony Moab shall, as applicable, with effect from the Closing Date, duly assume or punctually pay, satisfy, discharge, perform or fulfil (as the case may be) all of the Environmental Obligations (VR) and that AngloGold shall have no further obligation in respect of the Environmental Obligations (VR).

42.1.3.
Harmony hereby, with effect from the Closing Date, indemnifies AngloGold (and any of its Affiliates, directors, and/or senior management) (collectively the "AngloGold Indemnified Persons (VR)") against and holds it harmless from any and all: (a) Claims of whatsoever nature (including legal costs on the scale as between attorney and own client) that may be made against the AngloGold Indemnified Persons (VR) as a result of Harmony or Harmony Moab’s failure, as applicable, to comply with its obligations in terms of clause 42.1.2; and (b) Environmental Obligations (VR) , as applicable (an "Environmental Indemnified Liability Loss (VR)").

42.1.4.
Harmony shall be obliged to pay the AngloGold Indemnified Person (VR) the amount of any Environmental Indemnified Liability Loss (VR), as applicable, suffered or incurred as soon as: (a) the AngloGold Indemnified Person (VR) is obliged to pay the amount thereof (in the case of any Environmental Indemnified Liability Loss (VR) which involves a payment by the AngloGold Indemnified Person (VR) to any third party) or the AngloGold Indemnified Person (VR) incurs the Environmental Indemnified Liability Loss (VR) (in the case of an Environmental Indemnified Liability Loss (VR) which does not involve a payment by the AngloGold Indemnified Person (VR) to any third party); and (b) Harmony has received a written notice from the AngloGold Indemnified Person (VR) demanding payment with respect to an Environmental Indemnified Liability Loss (VR).

42.2.	Sale Liabilities (VR) indemnity by Harmony Moab

42.2.1.
Harmony Moab hereby, with effect from the Closing Date, indemnifies each of the relevant AngloGold Indemnified Person (VR) and holds them harmless against all Sale Liabilities (VR) and all and any Losses incurred or suffered by the AngloGold Indemnified Person (VR) (including all reasonable disbursements and fees of legal advisors incurred in connection with the investigation of, preparation for, defence and/or settlement of, any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not the AngloGold Indemnified Person (VR) is a party) by reason of, or arising directly or indirectly out of, or in connection with the Sale Liabilities (VR) (the "Indemnified Liability Loss (VR)").

42.2.2.
Harmony Moab shall be obliged to pay to the AngloGold Indemnified Person (VR) the amount of any Indemnified Liability Loss (VR) incurred or suffered by the AngloGold Indemnified Person (VR) as soon as: (a) the AngloGold Indemnified Person (VR) is obliged to pay the amount thereof (in the case of any Indemnified Liability Loss (VR) that involves a payment by the AngloGold Indemnified Person (VR)), or as soon as the AngloGold Indemnified Person (VR) incurs or suffers the Indemnified Liability Loss (VR) (in the case of an Indemnified Liability Loss (VR) that does not involve a payment by the AngloGold Indemnified Person (VR)); and (b) the Purchaser has received a written notice from the AngloGold Indemnified Person (VR) demanding payment with respect to an Indemnified Liability Loss (VR).

42.2.3.
Should any Party fail to discharge any of the liabilities for which it indemnifies any other Party in terms of clause 42.1 or 42.2 (as applicable) (the "Relevant Liabilities (VR)") as and when they fall due for payment and the other indemnified Party is held liable therefor, such indemnified Party shall, when it becomes aware thereof, without prejudice to its other rights in applicable Law or in terms of this Agreement, be entitled ‑

42.2.3.1.	to require the relevant indemnifying Party, which will be obliged, to immediately settle such Relevant Liabilities (VR); or

42.2.3.2.
should the relevant indemnifying Party fail to settle any of the Relevant Liabilities (VR), to settle such Relevant Liabilities (VR) and to recover the amount of any such Relevant Liabilities (VR) so settled on behalf of the indemnified Party, and all reasonable costs incurred in so doing, from the relevant indemnifying Party in terms of clause 42.1 or 42.2 (as the case may be).

42.2.4.
The provisions of this clause 42 shall constitute a stipulatio alteri in favour of each of the AngloGold Indemnified Persons (VR), which shall be capable of acceptance by the AngloGold Indemnified Persons (VR) at any time on written notice to Harmony Moab.

43.	STEP IN RIGHTS

43.1.
AngloGold shall, in respect of any Claim by it (of any other person constituting an AngloGold Indemnified Person (VR) under any of the indemnities in clauses 42.1 or 42.2, and each of the Purchasers shall, in respect of any Claim by it or under a breach of any of the Warranties contemplated in this Agreement, (AngloGold or the relevant Purchaser, as aforesaid, being the "Indemnified Party (VR)") shall promptly notify the other of AngloGold or the relevant Purchaser (as the case may be) (the "Indemnifying Party (VR)") in writing of the Claim in question (the "Indemnified Claim (VR)") within a reasonable time of the Indemnified Party (VR) becoming aware thereof, to enable the Indemnifying Party (VR) to take steps to contest it.

43.2.
The Indemnifying Party (VR) shall have the right, at its sole option and expense, within 10 (ten) Business Days after the receipt of written notice under clause 43.1, to elect in writing to contest (which shall include an appeal) any Indemnified Claim (VR) and shall be entitled to control the defence against, negotiate, settle or otherwise deal with the Indemnified Claim (VR) provided that:

43.2.1.
it delivers a written indemnity to the Indemnified Party (VR), indemnifying the Indemnified Party (VR) against all charges and all legal costs which may be incurred or awarded as a consequence of such steps;

43.2.2.
the Indemnifying Party (VR) shall defend the Indemnified Claim (VR) on the same basis as it would act in circumstances where it were defending a dispute in its own name and shall at all stages and in all respects act in the best interests of the Indemnified Party (VR) (as if the relevant indemnity contemplated in this clause 43 did not exist) when defending the Indemnified Claim (VR), taking into account, without limitation, the effect of the dispute on the Indemnified Party (VR), the Indemnified Party’s (VR) reasonable input and the advice of the Indemnified Party’s (VR) and the Indemnifying Party’s (VR) professional advisers;

43.2.3.
the Indemnified Party (VR) shall give all reasonable assistance and information to the Indemnifying Party (VR) in the efforts of the Indemnifying Party (VR) to defend the Indemnified Claim (VR). The Indemnified Party (VR) will allow the Indemnifying Party’s (VR) authorised representatives reasonable access to its accounts, documents and records limited to the issues concerned to the extent that they are available, on the basis that all relevant copies may be made by the Indemnifying

Party (VR) of the documents concerned so as to enable it to pursue any course of action appropriately;

43.2.4.
the Indemnifying Party (VR) shall deliver to the Indemnified Party (VR) all correspondence and court documents relating to the dispute prior to submitting same and shall consider all reasonable comments of the Indemnified Party (VR) in relation to the content and sending of any written communications in respect of the Indemnified Claim (VR);

43.2.5.
the Indemnified Party (VR) shall be entitled on reasonable notice to meet or have calls with the Indemnifying Party (VR) and its professional advisers when it deems fit in order to obtain an update on the progress in respect of the Indemnified Claim (VR);

43.2.6.
the Indemnifying Party (VR) may not concede, settle, compromise and/or abandon the Indemnified Claim (VR) without the prior written approval of the Indemnified Party (VR) (not to be unreasonably withheld or delayed), provided that where: (a) the Indemnifying Party (VR) has recommended that the Indemnified Party (VR) concede, settle, compromise and/or abandon the Indemnified Claim (the "Recommendation (VR)"); and (b) the Indemnified Party (VR) does not approve the Recommendation (VR), and thereafter the matter proceeds, the liability of Indemnifying Party (VR) in respect of the Indemnified Claim (VR) shall be proportionately reduced in respect of any amount of actual Loss suffered by the Indemnified Party (VR) which it can be established would not have been suffered had the Indemnified Party (VR) approved the Recommendation (VR); and

43.2.7.
the Indemnifying Party (VR) shall not be liable to the extent that the relevant liability arises as a result of or is increased by any action or omission by the Indemnified Party (VR) or the management of the Indemnified Party (VR). For the avoidance of doubt, to the extent that the relevant liability does not arise as a result of any action or omission by the Indemnified Party (VR) or the management of the Indemnified Party (VR) and is only increased by such action or omission, the Indemnifying Party (VR) shall remain liable in respect of the relevant liability but shall not be liable in respect of such increase.

43.3.
If the Indemnifying Party (VR) elects not to control the defence against, negotiate, settle or otherwise deal with any Indemnified Claim (VR) (including by not delivering to the Indemnified Party (VR) the necessary written election within the 10 (ten) Business Day period contemplated in clause 43.2), which relates to any matter indemnified against by it or any matter in relation to which it has provided any Warranties under this Agreement, the Indemnified Party (VR) may control the defence against, negotiate, settle or otherwise deal with such Indemnified Claim (VR), provided that the Indemnified Party (VR) shall take all reasonable steps to ensure that:

(a) any such defence, negotiation, settlement or other dealings shall be conducted at all times by the Indemnified Party (VR) in joint consultation with the Indemnifying Party (VR); and that (b) all material decisions and actions in relation to any such defence, negotiation, settlement or other dealings are taken with the prior consent of the Indemnifying Party (VR) (such consent not to be unreasonably withheld or delayed). If the Indemnified Party (VR) elects in such circumstances to defend against, negotiate, settle or otherwise deal with such Indemnified Claim (VR), the Indemnified Party (VR) shall deal with all such matters as expeditiously as is reasonably practicable. The Indemnifying Party’s (VR) election not to defend against, negotiate, settle or otherwise deal with any Indemnified Claim (VR), shall not absolve the Indemnifying Party (VR) from its liability in respect of any such Indemnified Claim (VR).

Part D.	GENERAL PROVISIONS

44.	GENERAL WARRANTIES
Each of the Parties represents and warrants to the other Parties that as at the Signature Date and the Closing Date:

44.1.
it has the necessary power and legal capacity to enter into and perform its obligations under this Agreement and all matters contemplated herein, to sue and be sued in its own name, to carry on the business which it conducts and to own its assets;

44.2.	it has taken all necessary corporate and/or internal action to authorise the execution and performance of this Agreement;

44.3.
the provisions of this Agreement are and shall remain legally binding on it and the obligations imposed on it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their terms; and

44.4.	the execution of this Agreement and performance of its obligations hereunder does not and shall not:

44.4.1.	contravene any Law or regulation to which it is subject; or

44.4.2.	contravene any provision of its constitutional documents; or

44.4.3.
conflict with, or result in a breach of any of the terms of, or constitute a default under any agreement or other instrument to which it is a party, or any licence or other authorisation to which it is subject, or by which it or any of its property or revenues are bound, so as to prevent it from performing its obligations under this Agreement.

45.	PAYMENTS AND INTEREST

All payments due by one Party to another Party in terms of or arising out of this Agreement shall be made by electronic funds transfer in immediately available funds, free of any deductions or set-off whatsoever, in ZAR, into a ZAR denominated bank account in South Africa nominated in writing by the Party receiving payment and, unless paid on the due date therefor, shall bear interest from the due date to the date of payment. Such interest shall be calculated at the Prime Rate plus 200 basis points and capitalised monthly in arrears on the balance due.

46.	SECTION 34 NOTICE

46.1.
The Parties hereby agree that notice of the sale of the Sale Package contemplated in this Agreement will not be published in terms of section 34 of the Insolvency Act. In consideration for the Purchasers agreeing to this, AngloGold hereby indemnifies the Purchasers and holds them harmless against any loss or damage of whatsoever nature which may be sustained or incurred by the Purchasers as a result of the provisions of section 34 of the Insolvency Act being invoked by any creditor of AngloGold.

46.2.	AngloGold hereby, in addition to any other warranties given by AngloGold under this Agreement, warrants in favour of the Purchasers that –

46.2.1.	as at the Signature Date, so far as AngloGold is aware, no person has instituted any proceedings of whatsoever nature against AngloGold as contemplated in section 34(3)(b) of the Insolvency Act; and

46.2.2.
as at the Signature Date, so far as AngloGold is aware, no such proceedings are proposed to be instituted against AngloGold during the Interim Period and, so far as AngloGold is aware, if any such proceedings are instituted during the Interim Period, they will not be in respect of any valid or legitimate claim.

46.3.
AngloGold undertakes, in the event that proceedings contemplated in clause 46.2 are instituted against AngloGold during the Interim Period, as soon as reasonably practicable to furnish the Purchasers with written details of –

46.3.1.	the name of the party instituting such proceedings ("Claimant");

46.3.2.	the nature and basis of the Claimant's claim;

46.3.3.	the name, address and telephone number of the Claimant's attorney;

46.3.4.	the case number applicable to the proceedings; and

46.3.5.	copies of any and all court and other papers served on AngloGold in respect of such claim and/or in terms of which such claim has been instituted,

together with any other information or further documents reasonably requested by the Purchasers (which other information and/or documents will be furnished by AngloGold as soon as reasonably practicable after same are requested by the Purchasers).

46.4.
If any proceedings contemplated in section 34(3) of the Insolvency Act are instituted against AngloGold before the Closing Date, then AngloGold hereby agrees and undertakes to: (a) discharge the claim/s made against it in those proceedings; or (b) if AngloGold wishes to defend those proceedings, it shall make such arrangements as may be reasonably required by the Purchasers in all the circumstances to secure the payment of the claim/s in question, in either case so as to ensure that this Agreement shall not become void against the claimant/s in those proceedings.

47.	INDIVISIBILITY
The Transaction (and for the avoidance of doubt, the sales and cession referred to in clauses 8.1 9.1, 10.1, 26.1 and 27.1) shall constitute one indivisible transaction. Notwithstanding anything to the contrary in this Agreement, the Parties agree that all of the matters to be completed pursuant to clauses 10.1, 10.2, 11.1 to 11.14 (both inclusive) and 16.2 (in relation to the WW Transaction) and pursuant to clauses 26.1, 27.1, 28.1, and 29.1 to 29.10 (both inclusive) and 34.2 (in relation to the VR Transaction), shall be deemed to have been completed simultaneously and none of them shall be deemed to have been completed unless all of them have been completed in accordance with the terms and conditions of this Agreement, unless it is specifically provided in the aforegoing clauses that such matters are to be completed post the Closing Date, in which case such matters shall be deemed to have been completed simultaneously in the Closing Date for the purposes of this clause 47.

48.	PARENT COMPANY GUARANTEE
Harmony hereby irrevocably and unconditionally and on AngloGold’s first demand guarantees (as a principal and primary obligation, and not as surety) to AngloGold the due and punctual observance and performance by each of the Purchasers (other than Harmony) of all of its obligations under this Agreement and promises to pay to AngloGold on first demand any amounts due and payable (but unpaid) by such Purchaser under or pursuant to the provisions of this Agreement, or on account of any breach thereof or event of default (howsoever described or defined) occurring thereunder, including without limitation, all and any damages and losses payable to AngloGold in terms thereof.

49.	EXPERT DETERMINATION
Where certification or determination is required by any Expert under clause 7 of this Agreement, the matter shall be referred to an Expert on the following basis:

49.1.
the Expert shall be Marsh, or if Marsh is not willing or able to accept the mandate, Snowdon Consulting Limited or if the Snowden Consulting Limited is not willing or able to accept the mandate such other expert agreed in writing by AngloGold and the Purchaser, or, failing such agreement (within 5 Business Days after either of them requesting such agreement in writing), such expert as is selected and appointed (on written request of AngloGold or the Purchaser) by the President for the time being of the South African Institute of Chartered Accountants;

49.2.	the Expert shall act as an expert and not as an arbitrator;

49.3.	the Expert shall be entitled to determine the quantum of his charges, which quantum shall be paid on demand, in the amounts and manner determined by the Expert;

49.4.	the Expert shall be entitled to determine such methods and processes as he may, in his sole discretion, deem appropriate in the circumstances;

49.5.
the Expert shall consult with the Parties prior to rendering a determination. The Expert shall afford the Parties the opportunity to make such written, or at its discretion, oral representations as the Parties wish, subject to such reasonable time and other limits as the Expert may prescribe and the Expert shall have regard to any such representations but not be bound by them;

49.6.	the Parties shall fully co-operate with the Expert and do all such things as may be necessary to assist the Expert with his determination;

49.7.
having regard to the sensitivity of any confidential information, the Expert shall be entitled to take advice from any person considered by him to have expert knowledge with reference to the matter in question;

49.8.
having considered the Parties’ respective representations as contemplated in clause 49.5, the Expert shall make his determination in as short a time as is reasonably possible in the circumstances and further must acknowledge that he will do so in his mandate; and

49.9.	in the absence of manifest error, the Expert’s determination will be final and binding on the Parties.

50.	BREACH AND TERMINATION

50.1.
If a Party (the "Defaulting Party") commits any breach of this Agreement and fails to remedy such breach (subject to clause 50.2) within 20 (twenty) Business Days (the "Notice Period") of written notice requiring the breach to be remedied by the expiry of the Notice Period, then the Party giving the notice (the "Aggrieved Party") will be entitled, at its option, to:

50.1.1.	claim immediate specific performance by the Defaulting Party of the obligations which it has breached, with or without claiming damages; or

50.1.2.
subject to clause 50.4, cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the date on which the notice is given, provided that no Party shall be entitled to cancel this Agreement unless the breach is a breach of a material term going to the root of this Agreement.

50.2.
If the Notice Period would, but for this clause 50.2, expire after the Closing Date, then the Closing Date shall be extended to the last Business Day of the month immediately succeeding the month in which the Closing Date would have occurred but for this clause 50.2.

50.3.
The Aggrieved Party’s remedies in terms of this clause 50 are, subject to the other provisions of this clause 50, without prejudice to any other remedies to which the Aggrieved Party may be entitled in Law.

50.4.	This Agreement may be terminated prior to the Closing Date by any of the Purchasers:

50.4.1.	in accordance with clause 7;

50.4.2.
if AngloGold, any of the WW Companies or any of the VR Companies is provisionally or finally liquidated or becomes subject to any other statutory business rescue process (or any application is launched in that regard, save for frivolous or vexatious applications);

50.4.3.
if the Purchasers become aware that there is a breach of any one or more of the Warranties given by AngloGold under this Agreement, or any combination of them, provided that it is reasonably likely that the Purchasers (individually or collectively, in aggregate) will suffer a Loss, in aggregate, of at least USD60 000 000 (sixty million Dollars) if the transactions contemplated under this Agreement were implemented on the Closing Date, and AngloGold does not cure such breach or breaches within the Notice Period.

50.5.	This Agreement may be terminated by AngloGold prior to the Closing Date if:

50.5.1.
any of the Purchasers are provisionally or finally liquidated or becomes subject to any other statutory business rescue process (or any application is launched in that regard, save for frivolous or vexatious applications); or

50.5.2.
AngloGold becomes aware that there is a breach of any one or more of the warranties given by the Purchasers under this Agreement, or any combination of them, provided that it is reasonably likely that AngloGold will suffer a Loss, in aggregate, of at least USD60 000 000 (sixty million Dollars) if the transactions contemplated under this Agreement were implemented on the Closing Date, and the Purchasers do not cure such breach or breaches within the Notice Period.

50.6.	At any time prior to the Closing Date, any Party shall inform the other of the happening of any matter, thing or event which occurs or arises, or may become known to it which is, or could reasonably result in, a termination event as contemplated in clauses 50.4.3 or 50.5.2 within 10 (ten) Business Days from becoming aware of same.

50.7.
In the event of termination of this Agreement pursuant to clause 7.3, 50.4 or 50.5 by the Purchasers or AngloGold, as the case may be, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Sale Package hereunder shall be abandoned, without further action by the Purchasers or AngloGold.

50.8.
In the event that this Agreement is validly terminated in accordance with clause 7.3, 50.4 or 50.5, each of the Parties shall be relieved of its respective duties and obligations arising under this Agreement from and after the date of such termination, and such termination shall be without liability to the Purchasers or AngloGold; provided that no such termination shall relieve any Party from liability (including any liability for damages) for any breach of this Agreement or other liability arising prior to termination hereof; and provided further that the provisions and obligations of the Parties set out in clauses 1, 2 and 50 to 62 (both inclusive) shall survive any such termination and shall be enforceable under this Agreement.

50.9.	Notwithstanding the aforegoing, no Party shall be entitled to cancel this Agreement after Closing on the Closing Date.

50.10.	No Purchaser shall be entitled to any remedies under or in respect of this Agreement as a result of a breach by the other of them.

51.	ARBITRATION

51.1.
Save as specifically provided to the contrary in this Agreement, any disputes or claims arising out of or in connection with this Agreement or its subject matter, formation or validity (including non-contractual disputes or claims) shall be submitted to and decided by arbitration in accordance with the commercial rules of AFSA.

51.2.	That arbitration shall be held in Sandton, South Africa.

51.3.
It is the intention that the arbitration shall, where possible, be held and concluded as soon as reasonably possible after it has been demanded. The Parties shall use their best endeavours to procure the expeditious completion of the arbitration.

51.4.	There shall be 3 (three) arbitrators who shall, if the question in issue is:

51.4.1.	primarily an accounting matter, each be an independent chartered accountant with not less than 10 (ten) years’ experience as a chartered accountant;

51.4.2.	primarily a legal matter, each be a practising senior counsel or, alternatively, a retired judge; or

51.4.3.	any other matter, suitably qualified persons,
provided that, if there is any dispute as to the nature of the question in issue, that question shall be deemed to be a legal matter.

51.5.
The Parties shall agree the appointment of the arbitrators in writing or, failing agreement by the Parties within 5 (five) Business Days after the request for arbitration, the arbitrators shall be appointed in accordance with the commercial rules of AFSA.

51.6.
The Parties shall keep the evidence in the arbitration proceedings and any award made by the arbitrators confidential save only to the extent necessary to enable that award to be made an order of any court of competent jurisdiction.

51.7.	The arbitrators shall be obliged to give their award in writing supported by reasons.

51.8.
The Parties irrevocably agree that the decision of the arbitrators shall be final and binding on the Parties to the dispute, shall be carried into effect and may be made an order of any court of competent jurisdiction.

51.9.	No Party to the arbitration may appeal the decision of the arbitrators.

51.10.	The provisions of this clause are severable from the rest of this Agreement and shall remain in effect even if this Agreement is terminated or declared invalid for any reason.

51.11.
Nothing in this clause shall preclude any Party from applying to a duly constituted court of competent jurisdiction for urgent interim relief (including but not limited to): (a) to compel arbitration; (b) to obtain interim measures of protection prior to or pending arbitration; (c) to seek such injunctive relief as may be necessary and appropriate, and to this end, the Parties hereby consent to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng, Local Division)

52.	CONFIDENTIALITY

52.1.
Any information obtained by any Party in terms, or arising from the implementation, of this Agreement as well as the existence and terms of this Agreement shall be treated as confidential by the Parties and shall not be used, divulged or permitted to be divulged to any person not being a Party to this Agreement, without the prior written consent of the other Party save that:

52.1.1.
each Party shall be entitled to disclose such information to its employees, and to its directors, shareholders, professional advisors and funders, in each case who have a need to know for purposes of implementing the transactions contemplated by this Agreement and who have been directed by the disclosing Party to keep such information confidential and have undertaken to keep such information confidential;

52.1.2.
each Party shall be entitled to disclose any information which is required to be furnished by Law or regulation or by any recognised stock exchange (in the case of a recognised stock exchange, the provisions of clause 52.3 shall apply);

52.1.3.	no Party shall be precluded from using or divulging such information in order to pursue any legal remedy available to it;

52.1.4.
each Party shall be entitled to disclose such information if such information is or becomes generally available to the public other than by the negligence or default of such Party or by the breach of this Agreement by such Party;

52.1.5.	each Party shall be entitled to disclose such information if the Party which disclosed same confirms in writing that it is disclosed on a non-confidential basis;

52.1.6.
each Party shall be entitled to disclose such information if such information has lawfully become known by or come into the possession of such Party on a non-confidential basis from a source other than the Party having the legal right to disclose same.

52.2.	In the event that a Party is required to disclose information as contemplated in clause 52.1.2, such Party will:

52.2.1.	advise any Party/ies in respect of whom such information relates (the "Relevant Party/ies") in writing prior to disclosure, if possible;

52.2.2.	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

52.2.3.	afford the Relevant Party/ies a reasonable opportunity, if possible, to intervene in the proceedings;

52.2.4.	comply with the Relevant Party/ies’ reasonable requests as to the manner and terms of such disclosure; and

52.2.5.	notify the Relevant Party/ies of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it was made.

52.3.
The Parties understand and agree that Parties are listed on one or more recognised stock exchanges and may be required, in terms of the laws of South Africa and/or the requirements of any such stock exchange, as applicable, to issue a public announcement outlining the terms of this Agreement following the Signature Date, and that the transactions contemplated in this Agreement will be made public. Each Party shall make a copy of such public announcement available to the other Party prior to making such announcement with a view to the Parties agreeing the content of same within 3 (three) Business Days after receipt of same, or such shorter period as may be required by the relevant Law or the relevant listing requirements.

52.4.
The Parties shall use reasonable endeavours to procure that their respective directors, employees, shareholders, professional advisors and funders observe a corresponding obligation of confidence to that set out in clauses 52.1 to 52.3 (both inclusive) in relation to the Parties themselves.

53.	DOMICILIA CITANDI ET EXECUTANDI

53.1.
The Parties choose as their domicilia citandi et executandi for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature (including the exercise of any option), the following addresses:

53.1.1.	the Purchasers:

Physical:	Randfontein Office Park
Cnr Main Reef Road and Ward Avenue
Randfontein
Email:        companysecretariat@harmony.co.za

For the attention of the Company Secretary

53.1.2.	AngloGold:

Physical:	76 Rahima Moosa Street
Newtown
Johannesburg
2001
Email:    rsanz@anglogoldashanti.com

For the attention of: Ria Sanz

53.2.	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing, provided that:

53.2.1.
it shall not be competent to give notice by email only, unless receipt of such email has been acknowledged by the recipient thereof (it being recorded and agreed that an automatic email response shall not be deemed to be acknowledged); and

53.2.2.
in respect of any notice delivered by hand, an email is also sent to the chosen email address stipulated in clause 53.1 relating to the subject matter thereof, irrespective of whether or not such email has been received or acknowledged by the recipient thereof.

53.3.
Each Party may by notice to the other Parties change the physical address or email address chosen as its domicilium citandi et executandi vis-à-vis that Party to another physical address or email address, provided that the change shall become effective vis-à-vis that addressee on the 10th (tenth) Business Day from the receipt of the notice by the addressee.

53.4.
Any notice to a Party delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the day of delivery.

53.5.
Any notice to a Party sent by email to the chosen email address stipulated in clause 53.1 shall (subject to clause 53.2) be deemed to have been received on the date of dispatch (unless the contrary is proved).

53.6.
Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

54.	GOVERNING LAW

54.1.
This Agreement and the rights and obligations of the Parties arising under or in connection with this Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa.

54.2.
For purposes of applying for urgent relief and in respect of any matters which cannot be resolved in accordance with clause 51, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng Local Division, Johannesburg) in any dispute arising from or in connection with this Agreement.

55.	COSTS
Otherwise than as provided elsewhere in this Agreement, each Party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

56.	SEVERABILITY
Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability and shall be treated as if it had never been written (pro non scripto) and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the legality, validity or enforceability of such provision in any other jurisdiction.

57.	WHOLE AGREEMENT, NO AMENDMENT

57.1.
This Agreement, together with the WW Business Deferred Consideration Agreements, constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any other discussions, agreements and/or understandings regarding the subject matter hereof.

57.2.
No addition to, novation, amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver, relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the Parties (or in the case of an extension of time, waiver or relaxation or suspension, signed by the Party granting such extension, waiver, relaxation or suspension). Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given. The Parties agree that email correspondence between them shall not give effect to any addition to, novation, amendment or consensual cancellation of this Agreement.

57.3.	No oral pactum de non petendo shall be of any force or effect.

57.4.
No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate neither as an estoppel against any Party in respect of its rights under this Agreement, nor so as to preclude such Party (save as to any extension, waiver or relaxation actually given) thereafter from exercising its rights strictly in accordance with this Agreement.

57.5.
To the extent permissible by law no Party shall be bound by any express or implied or tacit term, representation, warranty, promise or the like not recorded herein, whether it induced a Party to enter into the Agreement and/or whether it was negligent or not.

58.	NO CESSION OR ASSIGNMENT
Except as expressly provided to the contrary in this Agreement, no Party shall be entitled to cede, assign, transfer or delegate all or any of its rights, obligations and/or interest in, under or in terms of this Agreement to any third party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

59.	STIPULATIO ALTERI

59.1.
Without derogating from any other provisions in this Agreement which expressly provide that they constitute a stipulatio alteri in favour of any persons who are not a Party to this Agreement (the "Grantees"), the provisions of clauses 21 and 39 shall constitute a stipulatio alteri to and in favour of Affiliates of each member of the Purchaser’s Group and AngloGold, respectively, who are not a Party which shall be capable of express acceptance at a time, in writing, by any such Affiliate who may then enforce the relevant provisions of this Agreement as though it were a signatory hereto. Notwithstanding the foregoing, the consent of any Grantee or any Affiliate of each member of the Purchaser’s Group or AngloGold who is not a Party shall not be needed in respect of any amendment or termination of this Agreement.

59.2.
Subject to clause 59.1, no part of this Agreement shall constitute a stipulatio alteri in favour of any person who is not a Party unless the provision in question expressly provides that it does constitute a stipulatio alteri.

60.	FURTHER ASSURANCES
The Parties shall co-operate with each other and execute and deliver to the other Party’s such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights.

61.	REMEDIES
Unless otherwise expressly provided for in this Agreement, no remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at Law. Each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at Law. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.

62.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
SIGNED by the Parties on the following dates and at the following places respectively:
Remainder of page intentionally left blank – signature page follows

{Signature page to the Sale Agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited, Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limited}

For:	ANGLOGOLD ASHANTI LIMITED
Signature:	/s/ Pierre Chenard
who warrants that he / she is duly authorised thereto
Name:	Pierre Chenard
Date:	12/2/2020
Place:	Sandton

{Signature page to the Sale Agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited, Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limited}

For:	HARMONY GOLD MINING COMPANY LIMITED
Signature:	/s/ Peter Steenkamp
who warrants that he / she is duly authorised thereto
Name:	Peter Steenkamp
Date:	12/2/2020
Place:	Sandton

Signature:	/s/ Frank Abbott
who warrants that he / she is duly authorised thereto
Name:	Frank Abbott
Date:	12/2/2020
Place:	Sandton

{Signature page to the Sale Agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited, Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limited}

For:	HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED
Signature:	/s/ Herman Perry
who warrants that he / she is duly authorised thereto
Name:	Herman Perry
Date:	12/2/2020
Place:	Sandton

Signature:	/s/ Phillip Tobias
who warrants that he / she is duly authorised thereto
Name:	Phillip Tobias
Date:	12/2/2020
Place:	Sandton

{Signature page to the Sale Agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited, Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limited}

For:	GOLDEN CORE TRADE AND INVEST PROPRIETARY LIMITED
Signature:	/s/ Neil Terblanche
who warrants that he / she is duly authorised thereto
Name:	Neil Terblanche
Date:	12/2/2020
Place:	Sandton

Signature:	/s/ Melanie Naidoo-Vermaak
who warrants that he / she is duly authorised thereto
Name:	Melanie Naidoo-Vermaak
Date:	12/2/2020
Place:	Sandton

Annexure A	Warranties (WW)
Introduction
For purposes of this Annexure A, unless the context indicates differently or otherwise stated:

1.	references to “the Agreement” shall be references to the sale agreement to which this Annexure A is attached;

2.	words and expressions defined in the Agreement shall bear the same meaning in this Annexure A;

3.	the warranties contained in this Annexure A are given by AngloGold in relation to the WW Package on the basis set out in clause 22 of the Agreement; and

4.
where a warranty is qualified with "so far as {an entity} is aware", or any similar expression (whether that entity is AngloGold or any of the WW Companies), it shall mean the actual knowledge of each or any of the following persons in relation to the relevant Warranties: Cindy Chater, Shawn Snell, Johann Snyman, Yusuf Kharbhai, Charl Human, Durant Archery, Raymond Ranta, Moses Modondo, George Trollipe, Gelishan Naidoo, Richard Mack and Vaughn Chamberlain.

Annexure A1: Covalent Warranties

1.	Corporate Information

1.1.	AngloGold –

1.1.1.
is the sole legal and beneficial owner of the Covalent Sale Shares and the Covalent Sale Claims and is reflected as the sole registered holder of the Covalent Sale Shares in the securities register of Covalent, and no person has any right to obtain an order for the rectification of such register;

1.1.2.	is entitled to Dispose of the Covalent Sale Shares and the Covalent Sale Claims to the Purchaser; and

1.1.3.	has the right to exercise all voting and other rights over the Covalent Sale Shares.

1.2.	Covalent is duly incorporated in South Africa as a profit company with limited liability, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act.

1.3.	Covalent has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

1.4.	The Covalent Sale Shares comprise 100% (one hundred percent) of the total issued and allotted shares of Covalent, have been properly and validly issued and allotted and are each fully paid.

1.5.
Other than as set out in the memorandum of incorporation of Covalent, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, Covalent under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.6.	There are no Encumbrances on the Covalent Sale Shares or the Covalent Sale Claims.

1.7.	Covalent has no Subsidiaries and does not hold any equity in any other entity.

2.	Constitutional Documents, Corporate Registers and Minute Books

2.1.
The memorandum of incorporation, certificate to commence business and certificate of incorporation of Covalent in the Data Room are true, accurate and up to date copies and include all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act and there have not been and are not any breaches by Covalent of its constitutional documents which would have a material adverse effect on the Covalent Business.

2.2.
The registers, statutory books, minute books and books of account required to be maintained by Covalent under applicable Law are, in all material respects, up to date; in the possession of Covalent in terms of section 25 of the Companies Act; and are properly completed in accordance with the applicable Law.

2.3.	All filings, publications, registrations and other formalities required by applicable Law to be delivered or made by Covalent in South Africa have been duly delivered.

3.	Accounts
As at the Signature Date, the Covalent Accounts –

3.1.	show a true and fair view of Covalent's trading transactions and its financial, contractual and trading position;

3.2.	comply with the requirements of the Companies Act, to the extent applicable to management accounts; and

3.3.	are accurate in all material respects.

4.	No Undisclosed Liabilities
Covalent does not have any material liabilities of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described in the Covalent Accounts in accordance with IFRS and were not so reflected, reserved against or described.

5.	Extraordinary and exceptional items
The results shown by the profit and loss account of Covalent for each of the past 3 (three) financial years of Covalent have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

6.	Financial Obligations

Other than in the ordinary and regular course, including for financial provision for the rehabilitation of the Environment, there is no outstanding guarantee, indemnity, suretyship or security given by Covalent and Covalent is not party to any loans (other than Covalent Sale Claims), overdraft, indebtedness or other financial facilities.

7.	Taxes

7.1.	All returns that may have become due by Covalent from time to time under any Law administered by the SARS Commissioner have been duly made.

7.2.	During the 3 (three) year period prior to the Signature Date, the SARS Commissioner has not reopened any existing Tax assessment in respect of Covalent.

7.3.
Covalent is not: (i) and has not at any time during the 3 (three) year period prior to the Signature Date, been in material breach of any Law relating to Tax; or (ii) liable to pay any penalty or interest in connection with any claim for Tax.

8.	Assets

8.1.	All assets included or reflected in the Covalent Accounts:

8.1.1.	are legally (save to the extent otherwise indicated in the Covalent Accounts) and beneficially owned by Covalent; and

8.1.2.
are, where capable of possession, in the possession or under the control of Covalent and, so far as AngloGold is aware, there are no circumstances which might result in any Governmental Entity expropriating any such assets.

8.2.
None of the assets contemplated in paragraph 8.1.1 are the subject of any factoring arrangement, conditional sale, instalment, lease, hire-purchase or credit agreement and all such assets are free of any and all Encumbrances.

8.3.
No person has any right (whether pursuant to any option, preferential right or right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of or used in any of the assets of the Covalent Business.

8.4.
The assets relating to the Covalent Business and reflected in the Covalent Accounts comprise all the assets which: (i) are owned by Covalent and used in the Covalent Business, except to the extent replaced with an equivalent asset owned by Covalent or no longer material for the Covalent Business, and (ii) are necessary to carry on and continue the Covalent Business as it is carried on by Covalent and AngloGold, as applicable, as at the Signature Date and the 12 (twelve) months preceding the Signature Date. The Covalent Business does not materially depend on the use of any assets owned by, or facilities provided by, AngloGold or any Affiliate, or any other third party, which are not being acquired by the Purchasers under this Agreement.

8.5.
The material assets, as reflected in the Covalent Accounts, or to the extent replaced, an equivalent asset, relating to the Covalent Business, have been maintained in accordance with reasonable standards, are in working condition for their purpose (fair wear and tear excepted) and are used exclusively in connection with the WW Businesses.

9.	Data Room
AngloGold has taken reasonable steps to ensure that all material information uploaded in the Data Room in relation to Covalent and/or the Covalent Business is, at the time of being uploaded, true, accurate and complete in all material respects.

10.	Contracts

10.1.	Covalent is not a party to or subject to any contract in respect of which the consideration payable or receivable will exceed US$1 000 000 (one million Dollars).

10.2.	Covalent is not a party to or subject to any contract, agreement, dealings or similar arrangements with a Designated Party.

10.3.
There are no agreements or arrangements (other than agreements or arrangements referred to or contemplated in this Agreement) between AngloGold or any of its Affiliates, on the one hand, and Covalent on the other.

10.4.	Covalent is not in breach of any material terms of the contracts contemplated in paragraph 10.1 above.

10.5.	Covalent is not a party to any forward sale agreements which endure for a period longer than 12 (twelve) months.

10.6.
For so long as AngloGold has held an equity interest in Covalent, no other material contracts are required for the running of the Covalent Business other than the contracts to which Covalent is a party.

11.	Joint Ventures etc.
Covalent is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which Covalent has no liability or obligation except for the payment of annual subscription or membership fees) which is material to the Covalent Business.

12.	Covalent Employees

12.1.	The spreadsheet contained in folder 1.2.3.2.1.0.5 of the Data Room contains materially complete, accurate and up to date details of –

12.1.1.
the total number of Covalent’s employees including those who are on maternity or other statutory leave or other long-term leave of absence and who have or may have a right to return to work for Covalent;

12.1.2.
the name, date of start of employment, period of continuous employment, salary, bonus entitlements, grade, age of each of Covalent’s employees, and the immigration controls applicable to each of Covalent’s employees;

12.1.3.	the leave pay accrued to each of Covalent’s employees at the Closing Date; and

12.1.4.	the hypothetical severance pay amounts that would have been payable to Covalent’s employees had they been retrenched by AngloGold on the Closing Date.

12.2.	No Covalent employee is subject to any secondment arrangements.

12.3.	No Covalent employee is employed by any Affiliate of AngloGold or any third party.

12.4.
None of Covalent’s employees will become entitled by virtue of their contract of service to any enhancement in or improvement to their remuneration, benefits or terms and conditions of service only by reason of the execution of this Agreement or the completion of the sale and purchase of the Covalent Sale Equity under or pursuant to this Agreement.

12.5.	Covalent owes no amount to any of its employees which has not been disclosed in the spreadsheet listed in folder 1.2.3.2.1.0.5 of the Data Room.

12.6.
Covalent has maintained up to date, full and accurate records regarding employment of each of its employees (including, without limitation, details of terms of employment, training records, payments of statutory or other payments, income tax and other contributions, disciplinary, grievance, medical or health records and health and safety matters) and termination of employment and all such records will be delivered in accordance with clause 10.1.2 on or before the Closing Date.

12.7.	Termination of Employment

12.7.1.
During the 90 (ninety) calendar day period prior to the Signature Date, Covalent has not received written notice of the intention of any employee of Covalent who holds the role of head of department or any more senior position in respect of the Covalent Business (the "Covalent Key Employees") to terminate his or her employment or provision of services.

12.7.2.	During the 90 (ninety) calendar day period prior to the Signature Date, Covalent has not issued written notification to terminate the employment or provision of services of any Covalent Key Employees.

12.8.	Employee Representative Bodies

12.8.1.	The Data Room lists all trade unions and employee representative bodies with which Covalent habitually deals and formally recognises in respect of the Covalent Business.

12.8.2.
As at the Signature Date, AngloGold is not involved in and, so far as AngloGold is aware, no fact or circumstance exists which is likely to give rise to a dispute with a trade union or employee representative body representing any of Covalent’s employees.

12.9.	Collective Bargaining Agreements etc.
Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and other relevant agreements forming part of the Data Room Documents are the only material agreements between Covalent and any trade unions or representative bodies in respect of the Covalent Business.

12.10.	Bonus or other Profit-related Schemes
All share incentive, share option, profit sharing, bonus or other incentive arrangements applicable to Covalent’s employees form part of the Data Room Documents.

12.11.	Compliance with Employment Laws

12.11.1.
So far as AngloGold is aware, there is no investigation or enquiry outstanding by any Governmental Entity or regulatory body in connection with Covalent’s employees or any former employees or consultants of the Covalent Business.

12.11.2.
Covalent, in connection with the Covalent Business, is not involved in any active, pending or threatened court, tribunal or arbitration proceedings in respect of any of its employees or their dependants other than in the ordinary course of business or in relation to the Silicosis Class Action Settlement Agreement.

12.12.	Employee Benefits

12.12.1.
Covalent has made all contributions which it is obliged to make in respect of the MineWorkers Provident Fund, the Sentinel Retirement Fund and the Old Mutual Superfund Pension Fund as the case may be ("Retirement Funds") in respect of Covalent’s employees. In respect of those Covalent employees that are primary members of a medical scheme arising out of their employment with Covalent (but specifically excluding those of Covalent’s employees that are dependants belonging to their spouses’ medical scheme), Covalent has made all contributions which it is obliged to make to the Discovery Health Medical Scheme or Bonitas Medical Fund, as the case may be ("Medical Funds").

12.12.2.	All Covalent employees are members of at least one of the Retirement Funds.

12.12.3.
The Retirement Funds and the Medical Funds (collectively referred to as the "Funds") are the only schemes to which Covalent makes, or is liable to make, payments of contributions or premiums for providing retirement, death, disability or life assurance benefits or medical benefits in respect of Covalent’s employees and Covalent has not provided or promised to provide any such benefits in respect of any such employees except under the Funds.

12.12.4.
As at the Signature Date and so far as AngloGold is aware, there are no pending, existing or threatened disputes, actions, claims or litigation against Covalent regarding any actual or alleged non-compliance with applicable Law or actual or alleged breach of contract in respect of any benefit payable under the Funds in respect of any Covalent employees and there are no circumstances known to AngloGold which might give rise to any such dispute, action, claims or litigation.

12.12.5.	Except for the CAWMS Liability and the Post-Retirement Medical Aid Promise:

12.12.5.1.
as at the Closing Date there is no unfunded deficit in respect of any future liability of the Funds or any other contractual or post termination benefits to which an employee or former employee of Covalent is entitled;

12.12.5.2.
Covalent has no obligation to pay or contribute towards or otherwise fund in any way the payment of post-retirement medical aid benefits for any of the Covalent employees nor will this transaction trigger or vest any such obligation; and

12.12.5.3.	no Covalent employee is entitled or may become entitled before the Closing Date to any form of subsidisation of medical aid contributions or medical expenses upon the termination of their employment for any reason whatsoever.

12.13.	Outstanding undischarged liabilities in relation to Covalent employees

12.13.1.
There is no outstanding undischarged liability to pay any Governmental Entity in any jurisdiction any contribution, taxation or other duty arising in connection with the employment or engagement of any of Covalent’s employees, other than in the ordinary and regular course.

12.13.2.	As at the Signature Date, Covalent has, in connection with the Covalent Business, no outstanding liability for breach or termination of an employment contract between it and Covalent employees.

12.14.	Employee Loans
Save for loans granted in terms of the policies relating to pay advances and study loans, as disclosed in the Data Room, there are no loans owed by Covalent’s employees to Covalent as at the Signature Date.

13.	Compliance with Laws
So far as AngloGold is aware –

13.1.
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which Covalent is defendant and which is outstanding and is not subject to a further right of appeal or review and which will, or could reasonably, have a material adverse effect upon the Covalent Business;

13.2.	Covalent is in substantial compliance in all material respects with all applicable Laws which are material to the Covalent Business; and

13.3.
Covalent has not received any written notice, during the 12 (twelve) month period prior to the Signature Date, from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation on the part of Covalent, or requiring it to take or omit any action which in any case will have an effect on the Covalent Business.

14.	Environment
So far as AngloGold is aware –

14.1.
Covalent has not received written notice from any Environmental Authority during the 12 (twelve) calendar month prior to the Signature Date of any material non-compliance (including, without limitation, conduct or incidents that potentially threatened, in a significant manner, the

Environment or human health or safety) with Environmental Law that is outstanding as at the Signature Date; and

14.2.
all material Environmental Approvals required by Covalent for the carrying on or conduct of the Covalent Business (i) have been duly obtained in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such material Environmental Approvals (WW) have been and are complied with by Covalent, and, as at the Signature Date, AngloGold has no knowledge of any reason why, any Environmental Approval (WW) should be suspended, cancelled, revoked or adversely varied.

15.	Insurance

15.1.	As at the Signature Date, all insurance policies in respect of Covalent have been uploaded to the Data Room.

15.2.	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

16.	Litigation

16.1.
So far as AngloGold is aware, Covalent is not a party to any claims, actions, demands, written proceedings, litigation, summons or subpoena or arbitration (other than as claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on Covalent.

16.2.	As at the Signature Date and so far as AngloGold is aware, Covalent is not a party to any investigation which will, or could reasonably, have a material adverse effect on Covalent.

16.3.
Covalent is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

16.4.
So far as AngloGold is aware, Covalent has not been charged with, nor has Covalent committed, any crime (which crime carries a minimum fine of ZAR 5 000 000 (five million Rand) or a penalty of imprisonment without the option of a fine) or been subject to any criminal investigation in respect of such a crime.

16.5.	As at the Signature Date and so far as AngloGold is aware, no such Claim that would fall within paragraphs 16.1, 16.2, 16.3 and 16.4 above is pending or threatened in writing by or against Covalent.

17.	Insolvency
Other than frivolous or vexatious proceedings, there are no current or pending proceedings, and no petition has been presented or resolution passed or order granted or other step taken in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning Covalent.

18.	Disclosure
AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to Covalent, which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position (and collectively having all of the skills, knowledge and expertise) of the Purchasers, of the Covalent Sale Equity.

Annexure A2: AngloGold Security Services Warranties

1.	Corporate Information

1.1.	AngloGold –

1.1.1.
is the sole legal and beneficial owner of the AngloGold Security Services Sale Shares and is reflected as the sole registered holder of the AngloGold Security Services Sale Shares in the securities register of AngloGold Security Services, and no person has any right to obtain an order for the rectification of such register;

1.1.2.	is entitled to Dispose of the AngloGold Security Services Sale Shares to the Purchaser; and

1.1.3.	has the right to exercise all voting and other rights over the AngloGold Security Services Sale Shares.

1.2.
AngloGold Security Services is duly incorporated in South Africa as a profit company with limited liability, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act.

1.3.	AngloGold Security Services has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

1.4.
The AngloGold Security Services Sale Shares comprise 100% (one hundred percent) of the total issued and allotted shares of AngloGold Security Services, have been properly and validly issued and allotted and are each fully paid.

1.5.
Other than as set out in the memorandum of incorporation of AngloGold Security Services, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, AngloGold Security Services under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.6.	There are no Encumbrances on the AngloGold Security Services Sale Shares.

1.7.	AngloGold Security Services has no Subsidiaries and does not hold any equity in any other entity.

2.	Constitutional Documents, Corporate Registers and Minute Books

2.1.
The memorandum of incorporation, certificate to commence business and certificate of incorporation of AngloGold Security Services in the Data Room are true, accurate and up to date copies and include all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act and there have not been and are not any breaches by AngloGold Security Services of its constitutional documents which would have a material adverse effect on the AngloGold Security Services Business.

2.2.
The registers, statutory books, minute books and books of account required to be maintained by AngloGold Security Services under applicable Law are, in all material respects, up to date; in the possession of AngloGold Security Services in terms of section 25 of the Companies Act; and are properly completed in accordance with the applicable Law.

2.3.	All filings, publications, registrations and other formalities required by applicable Law to be delivered or made by AngloGold Security Services in South Africa have been duly delivered.

3.	Accounts
As at the Signature Date, the AngloGold Security Services Accounts –

3.1.	show a true and fair view of AngloGold Security Services' trading transactions and its financial, contractual and trading position;

3.2.	comply with the requirements of the Companies Act, to the extent applicable to management accounts; and

3.3.	are accurate in all material respects.

4.	No Undisclosed Liabilities
AngloGold Security Services does not have any material liabilities of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described in the AngloGold Security Services Accounts in accordance with IFRS and were not so reflected, reserved against or described.

5.	Extraordinary and exceptional items

The results shown by the profit and loss account of AngloGold Security Services for each of the past 3 (three) financial years of AngloGold Security Services have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

6.	Financial Obligations
Other than in the ordinary and regular course, there is no outstanding guarantee, indemnity, suretyship or security given by AngloGold Security Services and AngloGold Security Services is not party to any loans, overdraft, indebtedness or other financial facilities.

7.	Taxes

7.1.	All returns that may have become due by AngloGold Security Services from time to time under any Law administered by the SARS Commissioner have been duly made.

7.2.	During the 3 (three) year period prior to the Signature Date, the SARS Commissioner has not reopened any existing Tax assessment in respect of AngloGold Security Services.

7.3.
AngloGold Security Services is not: (i) and has not at any time during the 3 (three) year period prior to the Signature Date, been in material breach of any Law relating to Tax; or (ii) liable to pay any penalty or interest in connection with any claim for Tax.

8.	Assets

8.1.	All assets included or reflected in the AngloGold Security Services Accounts:

8.1.1.	are (save to the extent otherwise indicated in the AngloGold Security Services Accounts) legally and beneficially owned by AngloGold Security Services; and

8.1.2.
are, where capable of possession, in the possession or under the control of AngloGold Security Services and, so far as AngloGold is aware, there are no circumstances which might result in any Governmental Entity expropriating any such assets.

8.2.
None of the assets contemplated in paragraph 8.1.1 are the subject of any factoring arrangement, conditional sale, instalment, lease, hire-purchase or credit agreement and all such assets are free of any and all Encumbrances.

8.3.
No person has any right (whether pursuant to any option, preferential right or right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of or used in any of the assets of the AngloGold Security Services Business.

8.4.
The assets relating to the AngloGold Security Services Business and reflected in the AngloGold Security Services Accounts comprise all the assets which: (i) are owned by AngloGold Security Services and used in the AngloGold Security Services Business, except to the extent replaced with an equivalent asset owned by AngloGold Security Services or no longer material for the AngloGold Security Services Business, and (ii) are necessary to carry on and continue the AngloGold Security Services Business as it is carried on by AngloGold Security Services and AngloGold, as applicable, as at the Signature Date and the 12 (twelve) months preceding the Signature Date. The AngloGold Security Services Business does not materially depend on the use of any assets owned by, or facilities provided by, AngloGold or any Affiliate, or any other third party, which are not being acquired by the Purchasers under this Agreement.

8.5.
The material assets, as reflected in the AngloGold Security Services Accounts, or to the extent replaced, an equivalent asset, relating to the AngloGold Security Services Business, have been maintained in accordance with reasonable standards, are in working condition for their purpose (fair wear and tear excepted) and are used exclusively in connection with the WW Businesses.

9.	Data Room
AngloGold has taken reasonable steps to ensure that all material information uploaded in the Data Room in relation to AngloGold Security Services and/or the AngloGold Security Services Business is, at the time of being uploaded, true, accurate and complete in all material respects.

10.	Contracts

10.1.	AngloGold Security Services is not a party to or subject to any contract in respect of which the consideration payable or receivable will exceed US$5 000 000 (five million Dollars).

10.2.	AngloGold Security Services is not a party to or subject to any contract, agreement, dealings or similar arrangements with a Designated Party.

10.3.
There are no agreements or arrangements (other than agreements or arrangements referred to or contemplated in this Agreement) between AngloGold or any of its Affiliates, on the one hand, and AngloGold Security Services on the other.

10.4.	AngloGold Security Services is not in breach of any material terms of the contracts contemplated in paragraph 10.1 above.

10.5.	AngloGold Security Services is not a party to any forward sale agreements which endure for a period longer than 12 (twelve) months.

10.6.	No other material contracts are required for the running of the AngloGold Security Services Business other than the contracts to which AngloGold Security Services is a party.

11.	Joint Ventures etc.
AngloGold Security Services is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which AngloGold Security Services has no liability or obligation except for the payment of annual subscription or membership fees) which is material to the AngloGold Security Services Business.

12.	AngloGold Security Services Employees
AngloGold Security Services currently has no employees. Those employees of the Group working in the AngloGold Security Services Business are AngloGold employees.

13.	Compliance with Laws
So far as AngloGold is aware –

13.1.
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which AngloGold Security Services is defendant and which is outstanding and is not subject to a further right of appeal or review and which will, or could reasonably, have a material adverse effect upon the AngloGold Security Services Business;

13.2.	AngloGold Security Services is in substantial compliance in all material respects with all applicable Laws which are material to the AngloGold Security Services Business;

13.3.
AngloGold Security Services has not received any written notice, during the 12 (twelve) month period prior to the Signature Date, from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation on the part of AngloGold Security Services, or requiring it to take or omit any action which in any case will have an effect on the AngloGold Security Services Business; and

13.4.
save for the Government Approvals uploaded to the Data Room, there are no other Government Approvals required by AngloGold Security Services for the carrying on or conduct of the AngloGold Security Services Business.

14.	Litigation

14.1.
So far as AngloGold is aware, AngloGold Security Services is not a party to any claims, actions, demands, written proceedings, litigation, summons or subpoena or arbitration (other than as claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on AngloGold Security Services.

14.2.
As at the Signature Date and so far as AngloGold is aware, AngloGold Security Services is not a party to any investigation which will, or could reasonably, have a material adverse effect on AngloGold Security Services.

14.3.
AngloGold Security Services is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

14.4.
So far as AngloGold is aware, AngloGold Security Services has not been charged with, nor has AngloGold Security Services committed, any crime (which crime carries a minimum fine of ZAR5 000 000 (five million Rand) or a penalty of imprisonment without the option of a fine) or been subject to any criminal investigation in respect of such a crime.

14.5.
As at the Signature Date and so far as AngloGold is aware, no such Claim that would fall within paragraphs 16.1, 16.2, 16.3 and 16.4 above is pending or threatened in writing by or against AngloGold Security Services.

15.	Insolvency
Other than frivolous or vexatious proceedings, there are no current or pending proceedings, and no petition has been presented or resolution passed or order granted or other step taken in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning AngloGold Security Services.

16.	Disclosure
AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to AngloGold Security Services which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position (and collectively having all of the skills, knowledge and expertise) of the Purchasers, of the AngloGold Security Services Sale Shares.

Annexure A3: Masakhisane Warranties

1.	Corporate Information

1.1.	AngloGold –

1.1.1.
is the sole legal and beneficial owner of the Masakhisane Sale Shares and is reflected as the sole registered holder of the Masakhisane Sale Shares in the securities register of Masakhisane, and no person has any right to obtain an order for the rectification of such register;

1.1.2.	is entitled to Dispose of the Masakhisane Sale Shares to the Purchaser; and

1.1.3.	has the right to exercise all voting and other rights over the Masakhisane Sale Shares.

1.2.
Masakhisane is duly incorporated in South Africa as a profit company with limited liability, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act.

1.3.	Masakhisane has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

1.4.	The Masakhisane Sale Shares comprise 100% (one hundred percent) of the total issued and allotted shares of Masakhisane, have been properly and validly issued and allotted and are each fully paid.

1.5.
Other than as set out in the memorandum of incorporation of Masakhisane, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, Masakhisane under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.6.	There are no Encumbrances on the Masakhisane Sale Shares.

1.7.	Masakhisane has no Subsidiaries and does not hold any equity in any other entity.

2.	Constitutional Documents, Corporate Registers and Minute Books

2.1.
The memorandum of incorporation, certificate to commence business and certificate of incorporation of Masakhisane in the Data Room are true, accurate and up to date copies and include all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act and there have not been and are not any breaches by Masakhisane of its constitutional documents which would have a material adverse effect on the Masakhisane Business.

2.2.
The registers, statutory books, minute books and books of account required to be maintained by Masakhisane under applicable Law are, in all material respects, up to date; in the possession of Masakhisane in terms of section 25 of the Companies Act; and properly completed in accordance with the applicable Law.

2.3.	All filings, publications, registrations and other formalities required by applicable Law to be delivered or made by Masakhisane in South Africa have been duly delivered.

3.	Accounts
As at the Signature Date, the Masakhisane Accounts –

3.1.	show a true and fair view of Masakhisane's trading transactions and its financial, contractual and trading position;

3.2.	comply with the requirements of the Companies Act, to the extent applicable to management accounts; and

3.3.	are accurate in all material respects.

4.	No Undisclosed Liabilities
Masakhisane does not have any material liabilities of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described in the Masakhisane Accounts in accordance with IFRS and were not so reflected, reserved against or described.

5.	Extraordinary and exceptional items
The results shown by the profit and loss account of Masakhisane for each of the past 3 (three) financial years of Masakhisane have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

6.	Financial Obligations
Other than in the ordinary and regular course, there is no outstanding guarantee, indemnity, suretyship or security given by Masakhisane and Masakhisane is not party to any loans, overdraft, indebtedness or other financial facilities.

7.	Taxes

7.1.	All returns that may have become due by Masakhisane from time to time under any Law administered by the SARS Commissioner have been duly made.

7.2.	During the 3 (three) year period prior to the Signature Date, the SARS Commissioner has not reopened any existing Tax assessment in respect of Covalent.

7.3.
Masakhisane is not: (i) and has not at any time during the 3 (three) year period prior to the Signature Date, been in material breach of any Law relating to Tax; or (ii) liable to pay any penalty or interest in connection with any claim for Tax.

8.	Assets

8.1.	All assets included or reflected in the Masakhisane Accounts:

8.1.1.	are (save to the extent otherwise indicated in the Masakhisane Accounts) legally and beneficially owned by Masakhisane; and

8.1.2.
are, where capable of possession, in the possession or under the control of Masakhisane and, so far as AngloGold is aware, there are no circumstances which might result in any Governmental Entity expropriating any such assets.

8.2.
None of the assets contemplated in paragraph 8.1.1 are the subject of any factoring arrangement, conditional sale, instalment, lease, hire-purchase or credit agreement and all such assets are free of any and all Encumbrances.

8.3.
No person has any right (whether pursuant to any option, preferential right or right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of or used in any of the assets of the Masakhisane Business.

8.4.
The assets relating to the Masakhisane Business and reflected in the Masakhisane Accounts comprise all the assets which: (i) are owned by Masakhisane and used in the Masakhisane Business, except to the extent replaced with an equivalent asset owned by Masakhisane or no longer material for the Masakhisane Business, and (ii) are necessary to carry on and continue the Masakhisane Business as it is carried on by Masakhisane and AngloGold, as applicable, as at the Signature Date and the 12 (twelve) months preceding the Signature Date. The Masakhisane Business does not materially depend on the use of any assets owned by, or facilities provided by, AngloGold or any Affiliate, or any other third party, which are not being acquired by the Purchasers under this Agreement.

9.	Data Room
AngloGold has taken reasonable steps to ensure that all material information uploaded in the Data Room in relation to Masakhisane and/or the Masakhisane Business is, at the time of being uploaded, true, accurate and complete in all material respects.

10.	Contracts

10.1.	Masakhisane is not a party to or subject to any contract in respect of which the consideration payable or receivable will exceed US$1 000 000 (one million Dollars).

10.2.	Masakhisane is not a party to or subject to any contract, agreement, dealings or similar arrangements with a Designated Party.

10.3.
Other than in the ordinary and regular course of business, there are no agreements or arrangements (other than agreements or arrangements referred to or contemplated in this Agreement) between AngloGold or any of its Affiliates, on the one hand, and Masakhisane on the other.

10.4.	Masakhisane is not in breach of any material terms of the contracts contemplated in paragraph 10.1 above.

10.5.	No other material contracts are required for the running of the Masakhisane Business other than the contracts to which Masakhisane is a party.

11.	Joint Ventures etc.
Masakhisane is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which Masakhisane has no liability or obligation except for the payment of annual subscription or membership fees) which is material to the Masakhisane Business.

12.	Masakhisane Employees
Masakhisane currently has no employees. Those employees of the Group working in the Masakhisane Business are AngloGold employees.

13.	Compliance with Laws
So far as AngloGold is aware –

13.1.
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which Masakhisane is defendant and which is outstanding and is not subject to a further right of appeal or review and which will, or could reasonably, have a material adverse effect upon the Masakhisane Business;

13.2.	Masakhisane is in substantial compliance in all material respects with all applicable Laws which are material to the Masakhisane Business;

13.3.
Masakhisane has not received any written notice, during the 12 (twelve) month period prior to the Signature Date, from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation on the part of Masakhisane, or requiring it to take or omit any action which in any case will have an effect on the Masakhisane Business; and

13.4.	no Government Approvals are required by Masakhisane for the carrying on or conduct of the Masakhisane Business.

14.	Litigation

14.1.
So far as AngloGold is aware, Masakhisane is not a party to any claims, actions, demands, written proceedings, litigation, summons or subpoena or arbitration (other than as claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on Masakhisane.

14.2.	As at the Signature Date and so far as AngloGold is aware, Masakhisane is not a party to any investigation which will, or could reasonably, have a material adverse effect on Masakhisane.

14.3.
Masakhisane is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

14.4.
So far as AngloGold is aware, Masakhisane has not been charged with, nor has Masakhisane committed, any crime or been subject to any criminal investigation (which crime carries a minimum fine of ZAR 5 000 000 (five million Rand) or a penalty of imprisonment without the option of a fine) or been subject to any criminal investigation in respect of such a crime.

14.5.
As at the Signature Date and so far as AngloGold is aware, no such Claim that would fall within paragraphs 14.1, 14.2, 14.3 and 14.4 above is pending or threatened in writing by or against Masakhisane.

15.	Insolvency
Other than frivolous or vexatious proceedings, there are no current or pending proceedings, and no petition has been presented or resolution passed or order granted or other step taken in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning Masakhisane.

16.	Disclosure
AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to Masakhisane which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position (and collectively having all of the skills, knowledge and expertise) of the Purchasers, of the Masakhisane Sale Shares.

Annexure A4: WW Mining Business Warranties

1.	Title

1.1.	AngloGold –

1.1.1.	is the sole legal and beneficial owner of the Sale Assets (WW); and

1.1.2.
has full and unrestricted right, title and authority to Dispose of all of the full legal and beneficial rights, title and interests of and to the Sale Assets (WW) to the Purchaser, to the exclusion of all others, on and with effect from the Closing Date.

1.2.	No person has any present or future right or option or right of first refusal over all or any part of the WW Mining Business other than the WW Mining Sale Assets.

1.3.	No person has any present or future right or option or right of first refusal over all or any part of the material WW Mining Sale Assets.

1.4.	As at Closing Date, there will not be any Encumbrance over all or substantially all of the Sale Assets (WW);

1.5.	None of the Sale Assets (WW), other than the WW Mining Sale Assets, are the subject of any factoring arrangement, conditional sale or credit agreement.

1.6.	None of the material WW Mining Sale Assets is the subject of any factoring arrangement, conditional sale or credit agreement.

1.7.	All material Sale Assets (WW) are free of any and all Encumbrances.

1.8.
So far as AngloGold is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the Disposal of the WW Mining Business, any of the material Sale Assets (WW) (other than the WW Mining Sale Assets) or any other security giving rise to a right or Encumbrance over, or an interest in, the assets of the WW Mining Business other than the WW Mining Sale Assets under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.9.
So far as AngloGold is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the Disposal of any of the material WW Mining Sale Assets or any other security giving rise to a right or Encumbrance over, or an interest in, any of the material WW Mining Sale Assets under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.10.
As at the Signature Date, there are no Claims pending or, so far as AngloGold is aware, threatened that are reasonably likely to prohibit or restrain the ability of AngloGold to enter into this Agreement or consummate the transactions contemplated hereby.

2.	Accounts
The AGA Accounts in accordance with the basis of preparation as stated therein:

2.1.	give a true and fair view of the state of affairs of the WW Mining Business and of the profit and loss of the WW Mining Business for the period to which the AGA Accounts relate; and

2.2.
have been prepared in accordance with SAICA Financial Reporting Guides as issued by the Accounting Practices Committee and Financial Reporting Pronouncements as issued by the Financial Reporting Standards Council.

3.	Books and records
The accounting and other records of the WW Mining Business –

3.1.	have been prepared and maintained as required by Law, and will be so kept to the Closing Date, in all material respects;

3.2.	are accurate in all material respects;

3.3.	in respect of the accounting records, show a true and fair view of its trading transactions and its financial, contractual and trading position; and

3.4.	are in the possession or under the control of AngloGold.

4.	Taxes
No Encumbrance in favour of SARS or any Taxation authority is outstanding over all or any part of the WW Mining Business, and no circumstances exist which allow, or could allow, any Tax authority to exercise any power of sale, mortgage, confiscation, compulsory transfer or other appropriation in respect of all or any part of the WW Mining Business or which could lead to any such charge or security arising in the future.

5.	Financial Obligations

As at the Closing Date and other than in the ordinary course of business and those listed in the AGA Accounts, the Data Room and the Disclosure Schedule, there is no outstanding guarantee, indemnity, suretyship or security given by AngloGold in respect of the WW Mining Business.

6.	Business and Assets

6.1.	General

6.1.1.
The Sale Assets (WW) include all rights (including without limitation, real rights, limited real rights, personal or contractual rights, or otherwise), properties, assets, facilities and services which are held by AngloGold, or to which AngloGold is entitled if and to the extent that they are: (a) used in the WW Mining Business; and (b) necessary for the effective carrying on and continuation of the WW Mining Business as it is carried on by AngloGold as at the Signature Date and the 12 (twelve) months preceding the Signature Date.

6.1.2.	Following Closing, AngloGold will have no rights or interests in any contract with any Qualifying Employee in respect of the WW Package.

6.1.3.
None of the Immoveable Properties (WW) are subject to, nor is there agreement to create, any Encumbrance apart from the servitudes, real rights, personal rights and restrictive conditions of title registered against the title deeds of the Immoveable Properties (WW) on Signature Date, and the surface right permits registered in the Mining Titles Office that pertains to the Immoveable Properties (WW) on Signature Date.

6.1.4.
As at the Signature Date, no notice has been received by AngloGold of the intention of any Governmental Entity to expropriate any of the Immoveable Properties (WW) or any portion/s thereof nor, so far as AngloGold is aware, is there any intention to expropriate any of the Immoveable Properties (WW) or any portion/s thereof by any such Governmental Entity.

6.1.5.
So far as AngloGold is aware, as at the Signature Date, no claims are pending, nor are any claims intended, under the Restitution of Land Rights Act, No. 22 of 1944, as amended, against any of the Immoveable Properties (WW) or any portion/s thereof.

6.1.6.
The Sale Assets (WW) have been maintained in accordance with reasonable standards, are in working condition for their purpose (fair wear and tear excepted) and are used exclusively or primarily in connection with the WW Mining Business.

6.1.7.	AngloGold has not for the period of 12 (twelve) months prior to the Signature Date, other than in the ordinary and regular course of business, sold or otherwise

Disposed of any asset owned or held by AngloGold which is critical to the operation of the WW Mining Business, except to the extent replaced with an equivalent asset.

6.1.8.	So far as AngloGold is aware, the Immoveable Properties (WW) and Infrastructure (WW) comprise of all the land and buildings owned by AngloGold in respect of the WW Mining Business.

6.1.9.	The MOD (WW) and the Tailings Storage Facilities (WW) were created prior to 1 May 2004.

6.2.	Title to the Immoveable Properties (WW) and Sale Assets (WW)

6.2.1.
AngloGold is the registered owner of and is entitled to occupy the Immoveable Properties (WW), save in relation to land and buildings forming part of the Immoveable Properties (WW) which are leased to third parties in terms of the lease agreements uploaded to the Data Room and in respect of which the relevant third parties to such lease agreements have the right to occupy same. All lease agreements to which AngloGold is a party as at the Signature Date in respect of the Immoveable Properties (WW) form part of the Data Room Documents.

6.2.2.	None of the Sale Assets (WW) are owned by any Affiliate of AngloGold or any third party.

6.2.3.
AngloGold has not Disposed of any of the Immoveable Properties (WW) or Sale Assets (WW), nor has it granted to any third party the right to acquire, either by way of option or right of pre-emption, any of the Immoveable Properties (WW) or Sale Assets (WW) or any right or interest therein.

6.2.4.
The Immoveable Properties (WW) are not subject to any servitude, whether personal or praedial, other than the servitudes recorded against the title deeds of the relevant Immoveable Properties (WW), and no agreement will have been entered into whereby any restrictive condition or servitude is to be attached to any of the Immoveable Properties (WW), excluding any servitudes, rights of way, access or similar rights granted in favour of the Purchaser and/or as may be granted by the Purchaser or provided for pursuant to the Agreement or an SLA (WW).

6.2.5.
The use of the freehold residential properties listed in Annexure Q are not subject to any restrictions imposed as a result of the presence of a major hazard installation (as defined in the Occupational Health and Safety Act, No 85 of 1993).

6.2.6.
AngloGold has in a manner consistent with past practice, and/or in accordance with the terms and conditions of any settlement, set off or other payment arrangements entered into with the relevant local authority, made all payments in respect of municipal and/or other assessment rates, taxes and other imposts of whatsoever nature in respect of the Immoveable Properties (WW), and all charges in respect of water, sewerage, gas and electricity supplied to or consumed on the Immoveable Properties (WW).

6.2.7.
No person has any right (including any option, preferential right or right of first refusal) to acquire or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of any of the Immoveable Properties (WW) or Sale Assets (WW) other than in terms of the Lease Agreements (WW).

6.2.8.
So far as AngloGold is aware, the freehold residential properties listed in Annexure Q and all buildings and erections thereon comply in every material respect with all material Governmental Entities’ requirements relating thereto. So far as AngloGold is aware, it is not under any obligation in terms of any Laws or Governmental Entities' requirements to make any alterations, repairs or additions to the freehold residential properties listed in Annexure Q or to any buildings or erections thereon.

6.2.9.	AngloGold is the owner of and is entitled to occupy the Immoveable Properties (WW); and sell the Immoveable Properties (WW) to the Purchaser under the Agreement.

7.	Data Room
AngloGold has taken reasonable steps to ensure that all information uploaded in the Data Room in relation to the WW Mining Business is, at the time being uploaded, true, accurate and complete in all material respects.

8.	Contracts

8.1.	AngloGold is not in breach of any material terms of any material contract in respect of the WW Mining Business.

8.2.	AngloGold is not bound to any exclusivity, right of first refusal, restraint of trade or similar arrangement in respect of any contract in respect of the WW Mining Business.

9.	WW Mining Business employees and employee benefits

9.1.	Transferring Employees (WW)

9.1.1.	As at the Signature Date, the spreadsheet contained in folders 1.2.3.2.11.0.2 and 1.2.3.2.11.0.3 of the Data Room contains materially complete, accurate and up to date details of –

9.1.1.1.
the total number of the Transferring Employees (WW) including those who are on maternity or other statutory leave or other long-term leave of absence and who have or may have a right to return to work in the WW Mining Business;

9.1.1.2.
the name, date of start of employment, period of continuous employment, salary, bonus entitlements, grade, age of each Transferring Employee (WW), and the immigration controls applicable to each Transferring Employee (WW);

9.1.1.3.	the leave pay accrued to the Transferring Employees (WW) at the Closing Date; and

9.1.1.4.	the hypothetical severance pay amounts that would have been payable to the Transferring Employees (WW) had they been retrenched by AngloGold on the Closing Date.

9.1.2.
All contracts of service of any of the Transferring Employees (WW) are terminable on not more than 3 (three) months’ notice without compensation, other than compensation payable in accordance with the Basic Conditions of Employment Act, No. 75 of 1997, as amended.

9.1.3.	No Transferring Employee (WW) is subject to any secondment arrangements.

9.1.4.	No Transferring Employee (WW) is employed by any Affiliate of AngloGold or any third party.

9.1.5.
None of the Transferring Employees (WW) will become entitled by virtue of their contract of service to any enhancement in or improvement to their remuneration, benefits or terms and conditions of service only by reason of the execution of this Agreement or the completion of the sale and purchase of the VR Remaining Business under or pursuant to this Agreement.

9.1.6.	As at 3 February 2020, AngloGold owes no amount to any of the Transferring Employees (WW) which has not been disclosed in the spreadsheet contained in folder 1.2.3.2.1.0.7.

9.1.7.
AngloGold has maintained up to date, full and accurate records regarding employment of each of the Transferring Employees (WW) (including, without limitation, details of terms of employment, training records, payments of statutory or other payments, income tax and other contributions, disciplinary, grievance, medical or health records and health and safety matters) and termination of employment and all such records will be delivered in accordance with clause 11.1.4 on or before the Closing Date.

9.1.8.
As at the Signature Date: (a) all of the persons listed in Annexure O are Qualifying Employees in respect of the WW Businesses; and (b) there are no Qualifying Employees in respect of the WW Businesses who are not listed in Annexure O and Annexure JJ.

9.2.	Termination of Employment

9.2.1.
During the 90 (ninety) calendar day period prior to the Signature Date, AngloGold has not received written notice of the intention of any employee of AngloGold who holds the role of head of department or any more senior position in respect of the WW Mining Business (the "Key Employees (WW)") to terminate his or her employment or provision of services.

9.2.2.	During the 90 (ninety) calendar day period prior to the Signature Date, AngloGold has not issued written notification to terminate the employment or provision of services of any Key Employees (WW).

9.3.	Employee Representative Bodies

9.3.1.	The Data Room lists all trade unions and employee representative bodies with which AngloGold habitually deals and formally recognises in respect of the WW Mining Business.

9.3.2.
As at the Signature Date, AngloGold is not involved in and, so far as AngloGold is aware, no fact or circumstance exists which is likely to give rise to a dispute with a trade union or employee representative body representing any of the Transferring Employees (WW).

9.4.	Collective Bargaining Agreements etc.
Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and other relevant agreements forming part of the Data Room Documents are the only material agreements between AngloGold and any trade unions or representative bodies in respect of the WW Mining Business.

9.5.	Bonus or other Profit-related Schemes

All share incentive, share option, profit sharing, bonus or other incentive arrangements applicable to the Transferring Employees (WW) of the WW Mining Business form part of the Data Room Documents.

9.6.	Employee Benefits

9.6.1.
AngloGold has made all contributions which it is obliged to make in respect of the MineWorkers Provident Fund, the Sentinel Retirement Fund and the Old Mutual Superfund Pension Fund ("Retirement Funds") in respect of the Transferring Employees (WW). In respect of those Transferring Employees (WW) that are primary members of a medical scheme arising out of their employment with AngloGold (but specifically excluding those Transferring Employees (WW) that are dependants belonging to their spouses’ medical scheme), AngloGold has made all contributions which it is obliged to make to the Discovery Health Medical Scheme or Bonitas Medical Fund, as the case may be ("Medical Funds").

9.6.2.	All Transferring Employees (WW) are members of at least one of the Retirement Funds.

9.6.3.
The Retirement Funds and the Medical Funds (collectively referred to as the "Funds") are the only schemes to which AngloGold makes, or is liable to make, payments of contributions or premiums for providing retirement, death, disability or life assurance benefits or medical benefits in respect of the Transferring Employees and AngloGold has not provided or promised to provide any such benefits in respect of any such Transferring Employees (WW) except under the Funds.

9.6.4.
As at the Signature Date and so far as AngloGold is aware, there are no pending, existing or threatened disputes, actions, claims or litigation against AngloGold regarding any actual or alleged non-compliance with applicable Law or actual or alleged breach of contract in respect of any benefit payable under the Funds in respect of any Transferring Employee (WW) and there are no circumstances known to AngloGold which might give rise to any such dispute, action, claims or litigation.

9.6.5.	Save as disclosed under Annexure D and except for the CAWMS Liability and the Post-Retirement Medical Aid Promise:

9.6.5.1.
as at the Closing Date, there is no unfunded deficit in respect of any future liability of the Funds or any other contractual or post termination benefits to which an employee or former employee of AngloGold is entitled;

9.6.5.2.
AngloGold has no obligation to pay or contribute towards or otherwise fund in any way the payment of post-retirement medical aid benefits for any of the Transferring Employees (WW) nor will this transaction trigger or vest any such obligation; and

9.6.5.3.
no Transferring Employee (WW) is entitled or may become entitled before the Closing Date to any form of subsidisation of medical aid contributions or medical expenses upon the termination of their employment for any reason whatsoever.

9.7.	Outstanding undischarged liabilities in relation to the Transferring Employees (WW)

9.7.1.
There is no outstanding undischarged liability to pay any Governmental Entity in any jurisdiction any contribution, taxation or other duty arising in connection with the employment or engagement of any of the Transferring Employees (WW), other than in the ordinary and regular course.

9.7.2.	As at the Signature Date, AngloGold has no outstanding liability for breach or termination of an employment contract between it and the Transferring Employees (WW).

9.8.	Employee Loans
Save for loans granted in terms of the policies relating to pay advances and study loans, as disclosed in the Data Room, there are no loans owed by the Transferring Employees (WW) to AngloGold as at the Signature Date.

9.9.	Compliance with employment Laws

9.9.1.
So far as AngloGold is aware, there is no investigation or enquiry outstanding by any Governmental Entity or regulatory body in connection with the Transferring Employees (WW) or any former employees or consultants of the WW Mining Business.

9.9.2.
AngloGold, in connection with the WW Mining Business, is not involved in any active, pending or threatened court, tribunal or arbitration proceedings in respect of the Transferring Employees (WW) or any former employees or consultants of AngloGold or their dependants other than in the ordinary and regular course or in relation to the Silicosis Class Action Settlement Agreement and so far as AngloGold is aware, there are no facts or circumstances that are likely to give rise to such proceedings, save as aforesaid.

10.	WW Mining Rights

10.1.
On the Closing Date, AngloGold is the lawful holder and sole beneficial owner of the WW Mining Rights which is duly executed, have been registered in the Mining Titles Office, is valid, enforceable and in good standing.

10.2.
No other person has claimed to be entitled to a mining right in respect of all or part of the areas covered by the WW Mining Rights and there is no dispute between AngloGold, the DMRE or Minister or any third party regarding the grant of any of the WW Mining Rights. AngloGold knows no reason that would make the Mining Titles Office refuse to register the Notarial Deeds of Cession.

10.3.	None of the WW Mining Rights have been offered as security to any person nor are they the subject of an Encumbrance which would in any way limit the ability of AngloGold to enter into this Agreement.

10.4.
AngloGold is not aware of, nor has any notice been given of, any actions, suits or legal, administrative or other proceedings or investigations, pending or threatened before any court, agency or other tribunal in respect of the WW Mining Areas or the WW Mining Rights which might adversely affect the WW Mining Areas or the WW Mining Rights.

10.5.
AngloGold is not aware of any pending or contemplated or threatened suspension or cancellation of the WW Mining Rights and is not aware of any facts or circumstances which may give rise to a suspension or cancellation of the WW Mining Rights.

10.6.
As at the Signature Date, AngloGold is not aware of any pending or contemplated or threatened suspension or cancellation of the WW Mining Rights and is not aware of any facts or circumstances which may give rise to a suspension or cancellation of the WW Mining Rights.

10.7.	No notice to suspend, cancel or revoke the WW Mining Rights has been received by AngloGold.

11.	Surface Right Permits
So far as AngloGold is aware, no landowner of any property over which the Surface Right Permits (WW) are held, has denied access to AngloGold to conduct the WW Mining Business, or to construct any structures or buildings necessary to carry out these operations and related activities and to carry on and continue the WW Mining Business.

12.	Compliance with Laws
So far as AngloGold is aware –

12.1.	AngloGold has filed all reports and returns which it is required to submit in terms of the MPRDA or in terms of the conditions of the WW Mining Rights and is not in any breach of any condition or requirements of the WW Mining Rights, the MPRDA and the Mineral and Petroleum Resources Royalty (Administration) Act, 2008, among others;

12.2.
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which AngloGold is defendant and which is outstanding, and which will have a material adverse effect upon the WW Mining Business;

12.3.
as at the Signature Date, AngloGold does not know of any material non-compliances with, or material contraventions of, nor has it received during the 24 (twenty four) months period prior to the Signature Date written notice from any regulatory authority or Governmental Entity that the premises on and from which AngloGold carries on the WW Mining Business does not materially comply with, any material applicable Laws;

12.4.	AngloGold is in compliance in all material respects with all applicable Laws which are material in respect of the WW Mining Business;

12.5.	no written notice to suspend or revoke any of AngloGold’s Governmental Approvals in respect of the WW Mining Business has been received by AngloGold;

12.6.
AngloGold has not received any written notice during the 12 (twelve) month period preceding the Signature Date from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law, regulation or requiring it to take or omit any action which in any case would have a material adverse effect on the WW Mining Business;

12.7.
neither AngloGold nor any member of the Group is a party to any agreement, arrangement, understanding or practice in respect of the WW Mining Business, whether or not legally enforceable which infringes, or has infringed, any applicable competition Law; and

12.8.	no bribe or other corrupt payment was made by any member of the Group or any other Affiliate to any Government Official or any other person during the course of the conduct of the WW Mining Business.

13.	Environment

13.1.
So far as AngloGold is aware, AngloGold has not received written notice from any Environmental Authority during the 12 (twelve) month period prior to the Signature Date, of any material non-compliance with Environmental Law in respect of the WW Mining Business that is outstanding as at the Signature Date.

13.2.	AngloGold is conducting the WW Mining Business in material compliance with all Environmental Laws, and in particular, AngloGold:

13.2.1.
has taken all reasonable measures to prevent and/or remediate any significant pollution or significant degradation of the Environment occurring as a result of the mining operations or emanating from the WW Region; and

13.2.2.
other than closure rehabilitation obligations, does not have any outstanding obligations under any Environmental Law to remedy any Environmental harm, remediate any land, demolish any buildings or structures or to make any alterations, repairs or additions to any immovable property.

13.2.3.
all Environmental Approvals (WW): (i) have been duly obtained in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such licences, certificates and permits have been and are complied with by AngloGold and AngloGold has no knowledge of any reason why any of them should be suspended, cancelled, revoked or adversely varied.

14.	Insurance

14.1.	All insurance policies in respect of the WW Mining Business have been uploaded to the Data Room.

14.2.	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

15.	Litigation

15.1.
So far as AngloGold is aware, AngloGold is not a party to any litigation, mediation, expropriation or arbitration proceedings (other than as a claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on the WW Mining Business.

15.2.
So far as AngloGold is aware, AngloGold has not been charged with, nor has AngloGold committed, any crime or been subject to any criminal investigation which would be likely to have a material adverse effect on the WW Mining Business.

15.3.
AngloGold is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

15.4.
As at the Signature Date and so far as AngloGold is aware, no such litigation, mediation, expropriation or arbitration that would fall within paragraph 14.1 above is pending or threatened in writing by or against all or any part of the WW Mining Business.

16.	Insolvency

The WW Mining Business is not subject to any proceedings in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning the WW Mining Business.

17.	Disclosure
AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to the WW Mining Business, which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position of (and collectively having all of the skills, knowledge and expertise of) the Purchasers, of the WW Mining Business.

Annexure B	Warranties (VR)
Introduction
For purposes of this Annexure B, unless the context indicates differently or otherwise stated:

1.	references to “the Agreement” shall be references to the sale agreement to which this Annexure B is attached;

2.	words and expressions defined in the Agreement shall bear the same meaning in this Annexure B;

3.	the warranties contained in this Annexure B are given by AngloGold in relation to the VR Package on the basis set out in clause 40 of the Agreement; and

4.
where a warranty is qualified with "so far as {an entity} is aware", or any similar expression (whether that entity is AngloGold or any of the WW Companies), it shall mean the actual knowledge of each of any of the following persons in relation to the relevant Warranties: Cindy Chater, Shawn Snell, Johann Snyman, Yusuf Kharbhai, Charl Human, Durant Archery, Raymond Ranta, Moses Modondo, George Trollipe, Gelishan Naidoo, Richard Mack and Vaughn Chamberlain.

Annexure B1: FUSA Warranties

1.	Corporate Information

1.1.	AngloGold –

1.1.1.
is the sole legal and beneficial owner of the FUSA Sale Shares and the FUSA Sale Claims and is reflected as the sole registered holder of the FUSA Sale Shares in the securities register of FUSA, and no person has any right to obtain an order for the rectification of such register;

1.1.2.	is entitled to Dispose of the FUSA Sale Shares and the FUSA Sale Claims to the Purchaser; and

1.1.3.	has the right to exercise all voting and other rights over the FUSA Sale Shares.

1.2.	FUSA is duly incorporated in South Africa as a profit company with limited liability, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act.

1.3.	FUSA has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

1.4.	The FUSA Sale Shares comprise 100% (one hundred percent) of the total issued and allotted shares of FUSA, have been properly and validly issued and allotted and are each fully paid.

1.5.
Other than as set out in the memorandum of incorporation of FUSA, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in FUSA under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.6.	There are no Encumbrances on the FUSA Sale Shares or the FUSA Sale Claims.

2.	Constitutional Documents, Corporate Registers and Minute Books

2.1.
The memorandum of incorporation, certificate to commence business and certificate of incorporation of FUSA in the Data Room are true, accurate and up to date copies and include all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act and there have not been and are not any breaches by FUSA of its constitutional documents which would have a material adverse effect on the FUSA Business.

2.2.	The registers, statutory books, minute books and books of account required to be maintained by FUSA under applicable Law are, in all material respects, up to are up to date; in the possession of FUSA in terms of section 25 of the Companies Act; and properly completed in accordance with the applicable Law.

2.3.	All filings, publications, registrations and other formalities required by applicable Law to be delivered or made by FUSA in South Africa have been duly delivered.

3.	Accounts
As at the Signature Date, the FUSA Accounts –

3.1.	show a true and fair view of FUSA's trading transactions and its financial, contractual and trading position;

3.2.	comply with the requirements of the Companies Act, to the extent applicable to management accounts; and

3.3.	are accurate in all material respects.

4.	No Undisclosed Liabilities
FUSA does not have any material liabilities of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described in the FUSA Accounts in accordance with IFRS and were not so reflected, reserved against or described.

5.	Extraordinary and exceptional items
The results shown by the profit and loss account of FUSA for each of the past 3 (three) financial years of FUSA have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

6.	Financial Obligations
Other than in the ordinary and regular course, including for financial provision for the rehabilitation of the Environment, there is no outstanding guarantee, indemnity, suretyship or security given by FUSA and FUSA is not party to any loans (other than FUSA Sale Claims), overdraft, indebtedness or other financial facilities.

7.	Taxes

7.1.	All returns that may have become due by FUSA from time to time under any Law administered by the SARS Commissioner have been duly made.

7.2.	During the 3 (three) year period prior to the Signature Date, the SARS Commissioner has not reopened any existing Tax assessment in respect of FUSA.

7.3.
FUSA is not: (i) and has not at any time during the 3 (three) year period prior to the Signature Date, been in material breach of any Law relating to Tax; or (ii) liable to pay any penalty or interest in connection with any claim for Tax.

8.	Assets

8.1.	All assets included or reflected in the FUSA Accounts:

8.1.1.	are (save to the extent otherwise indicated in the FUSA Accounts) legally and beneficially owned by FUSA; and

8.1.2.
are, where capable of possession, in the possession or under the control of FUSA and, so far as AngloGold is aware, there are no circumstances which might result in any Governmental Entity expropriating any such assets.

8.2.
None of the assets contemplated in paragraph 8.1.1 are the subject of any factoring arrangement, conditional sale, instalment, lease, hire-purchase or credit agreement and all such assets are free of any and all Encumbrances.

8.3.
No person has any right (whether pursuant to any option, preferential right or right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of or used in any of the assets of the FUSA Business.

8.4.
The assets relating to the FUSA Business and reflected in the FUSA Accounts comprise all the assets which: (i) are owned by FUSA and used in the FUSA Business, except to the extent replaced with an equivalent asset owned by FUSA or no longer material for the FUSA Business, and (ii) are necessary to carry on and continue the FUSA Business as it is carried on by Covalent and AngloGold, as applicable, as at the Signature Date and the 12 (twelve) months preceding the Signature Date. The FUSA Business does not materially depend on the use of any assets owned by, or facilities provided by, AngloGold or any Affiliate, or any other third party, which are not being acquired by the Purchasers under this Agreement.

9.	Data Room
AngloGold has taken reasonable steps to ensure that all material information uploaded in the Data Room in relation to FUSA and/or the FUSA Business is, at the time of being uploaded, true, accurate and complete in all material respects.

10.	Contracts

10.1.	FUSA is not a party to or subject to any contract in respect of which the consideration payable or receivable will exceed US$5 000 000 (five million Dollars).

10.2.	FUSA is not a party to or subject to any contract, agreement, dealings or similar arrangements with a Designated Party.

10.3.
There are no agreements or arrangements (other than agreements or arrangements referred to or contemplated in this Agreement) between AngloGold or any of its Affiliates, on the one hand, and FUSA on the other.

10.4.	FUSA is not in breach of any material terms of the contracts contemplated in paragraph 10.1 above.

10.5.	FUSA is not a party to any forward sale agreements which endure for a period longer than 12 (twelve) months.

10.6.	No other material contracts are required for the running of the FUSA Business other than the contracts to which FUSA is a party.

11.	Joint Ventures etc.
FUSA is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which FUSA has no liability or obligation except for the payment of annual subscription or membership fees) which is material to the FUSA Business.

12.	FUSA Employees
FUSA currently has no employees. Those employees of the Group working in the FUSA Business are AngloGold employees.

13.	Compliance with Laws
So far as AngloGold is aware –

13.1.	there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which FUSA is defendant and which is outstanding and is not subject to a further right of appeal or review and which will, or could reasonably, have a material adverse effect upon the FUSA Business;

13.2.	FUSA is in substantial compliance in all material respects with all applicable Laws which are material to the FUSA Business;

13.3.
FUSA has not received any written notice, during the 12 (twelve) months period prior to the Signature Date, from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation on the part of FUSA, or requiring it to take or omit any action which in any case will have an effect on the FUSA Business; and

13.4.
all material Governmental Approvals required by FUSA for the carrying on or conduct of the FUSA Business: (i) have been duly obtained and continue to be held by FUSA in accordance with all applicable Laws; and (ii) are valid and subsisting in full force and effect.

14.	Insurance

14.1.	As at the Signature Date, all insurance policies in respect of FUSA have been uploaded to the Data Room.

14.2.	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

15.	Litigation

15.1.
So far as AngloGold is aware, FUSA is not a party to any claims, actions, demands, written proceedings, litigation, summons or subpoena or arbitration (other than as claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on FUSA.

15.2.	As at the Signature Date and so far as AngloGold is aware, FUSA is not a party to any investigation which will, or could reasonably, have a material adverse effect on FUSA.

15.3.
FUSA is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

15.4.
So far as AngloGold is aware, FUSA has not been charged with, nor has FUSA committed, any crime or been subject to any criminal investigation (which crime carries a minimum fine of ZAR 5 000 000 (five million Rand) or a penalty of imprisonment without the option of a fine) or been subject to any criminal investigation in respect of such a crime.

15.5.	As at the Signature Date and so far as AngloGold is aware, no such Claim that would fall within paragraphs 16.1, 16.2, 16.3 and 16.4 above is pending or threatened in writing by or against FUSA.

16.	Insolvency
Other than frivolous or vexatious proceedings, there are no current or pending proceedings, and no petition has been presented or resolution passed or order granted or other step taken in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning FUSA.

17.	Disclosure
AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to FUSA and which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position of (and collectively having all of the skills, knowledge and expertise of) the Purchasers, of the FUSA Sale Equity.

Annexure B2: MWS

1.	Corporate Information

1.1.	FUSA –

1.1.1.
is the sole legal and beneficial owner of 100% (one hundred percent) of the total issued and allotted shares of MWS, which have been properly and validly issued and allotted and are each fully paid (the "MWS Shares");

1.1.2.	is reflected as the sole registered holder of the MWS Shares in the securities register of MWS, and no person has any right to obtain an order for the rectification of such register; and

1.1.3.	has the right to exercise all voting and other rights over the MWS Shares.

1.2.	MWS is duly incorporated in South Africa as a profit company with limited liability, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act.

1.3.	MWS has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

1.4.	The MWS Shares comprise 100% (one hundred percent) of the total issued and allotted shares of MWS, have been properly and validly issued and allotted and each fully paid.

1.5.
Other than as set out in the memorandum of incorporation of MWS, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in MWS under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.6.	There are no Encumbrances on the MWS Shares.

1.7.	Other than Chemwes, MWS has no Subsidiaries and does not hold any equity interest in any other entity.

2.	Constitutional Documents, Corporate Registers and Minute Books

2.1.
The memorandum of incorporation, certificate to commence business and certificate of incorporation of MWS in the Data Room are true, accurate and up to date copies and include all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act and there have not been and are not any breaches by MWS of its constitutional documents which would have a material adverse effect on the MWS Business.

2.2.
The registers, statutory books, minute books and books of account required to be maintained by MWS under applicable Law are, in all material respects, up to date, in the possession of MWS in terms of section 25 of the Companies Act; and properly completed in accordance with the applicable Law.

2.3.	All filings, publications, registrations and other formalities required by applicable Law to be delivered or made by MWS in South Africa have been duly delivered.

3.	Accounts
As at the Signature Date, the MWS Accounts –

3.1.	show a true and fair view of MWS's trading transactions and its financial, contractual and trading position;

3.2.	comply with the requirements of the Companies Act to the extent applicable to management accounts; and

3.3.	are accurate in all material respects.

4.	No Undisclosed Liabilities
MWS does not have any material liabilities of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described in the MWS Accounts in accordance with IFRS and were not so reflected, reserved against or described.

5.	Extraordinary and exceptional items
The results shown by the profit and loss account of MWS for each of the past 3 (three) financial years of MWS have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

6.	Financial Obligations
Other than in the ordinary and regular course, including for financial provision for the rehabilitation of the Environment, there is no outstanding guarantee, indemnity, suretyship or security given by MWS and MWS is not party to any loans (other than FUSA Sale Claims), overdraft, indebtedness or other financial facilities.

7.	Taxes

7.1.	All returns that may have become due by MWS from time to time under any Law administered by the SARS Commissioner have been duly made.

7.2.	During the 3 (three) years period prior to the Signature Date, the SARS Commissioner has not reopened any existing Tax assessment in respect of MWS.

7.3.
MWS is not: (i) and has not at any time during the 3 (three) years period prior to the Signature Date been in material breach of any Law relating to Tax; or (ii) liable to pay any penalty or interest in connection with any claim for Tax.

8.	Assets

8.1.	So far as AngloGold is aware, MWS’s only assets are the shares it holds in Chemwes and the following licences (the "MWS Licences"), namely:

8.1.1.	the NEMA Authorisation, as amended, contained in folder 1.3.5.4.1 of the Data Room; and

8.1.2.	the NNRA Certificate contained in folder 1.3.5.6.2 of the Data Room.

8.2.
The MWS Licences: (i) have been duly obtained in accordance with all applicable Laws; and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such licences, certificates and permit have been and are complied with by AngloGold and AngloGold has no knowledge of any reason why, any of them should be suspended, cancelled, revoked or adversely varied.

8.3.	All assets included or reflected in the MWS Accounts:

8.3.1.	are legally and beneficially owned by MWS; and

8.3.2.
are, where capable of possession, in the possession or under the control of MWS and, so far as AngloGold is aware, there are no circumstances which might result in any Governmental Entity expropriating any such assets.

8.4.
None of the assets contemplated in paragraph 8.3 are the subject of any factoring arrangement, conditional sale, instalment, lease, hire-purchase or credit agreement and all such assets are free of any and all Encumbrances.

8.5.
No person has any right (whether pursuant to any option, preferential right or right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of or used in any of the assets of the MWS Business.

8.6.
The assets relating to the MWS Business and reflected in the MWS Accounts comprise all the assets which: (i) are owned by MWS and used in the MWS Business, except to the extent replaced with an equivalent asset owned by MWS or no longer material for the MWS Business, and (ii) are necessary to carry on and continue the MWS Business as it is carried on by MWS and AngloGold, as applicable, as at the Signature Date and the 12 (twelve) months preceding the Signature Date. The MWS Business does not materially depend on the use of any assets owned by, or facilities provided by, AngloGold or any Affiliate, or any other third party, which are not being acquired by the Purchasers under this Agreement.

9.	Data Room
AngloGold has taken reasonable steps to ensure that all material information uploaded in the Data Room in relation to MWS and/or the MWS Business is, at the time of being uploaded, true, accurate and complete in all material respects.

10.	Contracts

10.1.	MWS is not a party to or subject to any contract in respect of which the consideration payable or receivable will exceed US$5 000 000 (five million Dollars).

10.2.	MWS is not a party to or subject to any contract, agreement, dealings or similar arrangements with a Designated Party.

10.3.
There are no agreements or arrangements (other than agreements or arrangements referred to or contemplated in this Agreement) between AngloGold or any of its Affiliates, on the one hand, and MWS on the other.

10.4.	MWS is not in breach of any material terms of the contracts contemplated in paragraph 10.1 above.

10.5.	MWS is not a party to any forward sale agreements which endure for a period longer than 12 (twelve) months.

10.6.	No other material contracts are required for the running of the MWS Business other than the contracts to which MWS is a party.

11.	Joint Ventures etc.
MWS is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which MWS has no liability or obligation except for the payment of annual subscription or membership fees) which is material to the MWS Business.

12.	MWS Employees
MWS currently has no employees. Those employees of the Group working in the MWS Business are AngloGold employees.

13.	Compliance with Laws
So far as AngloGold is aware –

13.1.
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which MWS is defendant and which is outstanding and is not subject to a further right of appeal or review and which will, or could reasonably, have a material adverse effect upon the MWS Business;

13.2.	MWS is in substantial compliance in all material respects with all applicable Laws which are material to the MWS Business;

13.3.
MWS has not received any written notice, during the 12 (twelve) month period prior to the Signature Date, from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation on the part of MWS, or requiring it to take or omit any action which in any case will have an effect on the MWS Business; and

13.4.
all material Governmental Approvals (including, without limitation, from DWS) required by MWS for the carrying on or conduct of the MWS Business (i) have been duly obtained and continue to be held by MWS in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect.

14.	Environment
So far as AngloGold is aware –

14.1.
MWS has not received written notice from any Environmental Authority during the 12 (twelve) month period prior to the Signature Date of any material non-compliance (including, without limitation, conduct or incidents that potentially threatened, in a significant manner, the Environment or human health or safety) with Environmental Law that is outstanding as at the Signature Date; and

14.2.
all material Environmental Approvals required by MWS for the carrying on or conduct of the MWS Business (i) have been duly obtained in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such material Environmental Approvals (VR) have been and are complied with by MWS, and, as at the Signature Date, AngloGold has no knowledge of any reason why, any Environmental Approval (VR) should be suspended, cancelled, revoked or adversely varied.

15.	Insurance

15.1.	As at the Signature Date, all insurance policies in respect of MWS have been uploaded to the Data Room.

15.2.	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

16.	Litigation

16.1.
So far as AngloGold is aware, MWS is not a party to any claims, actions, demands, written proceedings, litigation, summons or subpoena or arbitration (other than as claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on MWS.

16.2.	As at the Signature Date and so far as AngloGold is aware, MWS is not a party to any investigation which will, or could reasonably, have a material adverse effect on MWS.

16.3.
MWS is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

16.4.
So far as AngloGold is aware, MWS has not been charged with, nor has MWS committed, any crime or been subject to any criminal investigation (which crime carries a minimum fine of ZAR 5 000 000 (five million Rand) or a penalty of imprisonment without the option of a fine) or been subject to any criminal investigation in respect of such a crime.

16.5.	As at the Signature Date and so far as AngloGold is aware, no such Claim that would fall within paragraphs 16.1, 16.2, 16.3 and 16.4 above is pending or threatened in writing by or against MWS.

17.	Insolvency
Other than frivolous or vexatious proceedings, there are no current or pending proceedings, and no petition has been presented or resolution passed or order granted or other step taken in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning MWS.

18.	Disclosure

AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to MWS which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position of (and collectively having all of the skills, knowledge and expertise of) the Purchasers, of the MWS Shares.

Annexure B3: Chemwes

1.	Corporate Information

1.1.	MWS –

1.1.1.
is the sole legal and beneficial owner of 100% (one hundred percent) of the total issued and allotted shares of Chemwes, which have been properly and validly issued and allotted and are each fully paid (the "Chemwes Shares");

1.1.2.	is reflected as the sole registered holder of the Chemwes Shares in the securities register of Chemwes, and no person has any right to obtain an order for the rectification of such register; and

1.1.3.	has the right to exercise all voting and other rights over the Chemwes Shares.

1.2.	Chemwes is duly incorporated in South Africa as a profit company with limited liability, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act.

1.3.	Chemwes has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

1.4.	The Chemwes Shares comprise 100% (one hundred percent) of the total issued and allotted shares of Chemwes, have been properly and validly issued and allotted and are each fully paid.

1.5.
Other than as set out in the memorandum of incorporation of Chemwes, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of Chemwes under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.6.	There are no Encumbrances on the Chemwes Shares.

1.7.	Chemwes has no Subsidiaries and does not hold any equity in any other entity.

2.	Constitutional Documents, Corporate Registers and Minute Books

2.1.
The memorandum of incorporation, certificate to commence business and certificate of incorporation of Chemwes in the Data Room are true, accurate and up to date copies and include all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act and there have not been and are not any breaches by Chemwes of its constitutional documents which would have a material adverse effect on the Chemwes Business.

2.2.
The registers, statutory books, minute books and books of account required to be maintained by Chemwes under applicable Law, in all material respects, are up to date, in the possession of Chemwes in terms of section 25 of the Companies Act; and properly completed in accordance with the applicable Law.

2.3.	All filings, publications, registrations and other formalities required by applicable Law to be delivered or made by Chemwes in South Africa have been duly delivered.

3.	Accounts
As at the Signature Date, the Chemwes Accounts –

3.1.	show a true and fair view of Chemwes's trading transactions and its financial, contractual and trading position;

3.2.	comply with the requirements of the Companies Act, to the extent applicable to management accounts; and

3.3.	are accurate in all material respects.

4.	No Undisclosed Liabilities
Chemwes does not have any material liabilities of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described in the Chemwes Accounts in accordance with IFRS and were not so reflected, reserved against or described.

5.	Extraordinary and exceptional items
The results shown by the profit and loss account of Chemwes for each of the past 3 (three) financial years of Chemwes have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

6.	Financial Obligations
Other than in the ordinary and regular course, including for financial provision for the rehabilitation of the Environment, there is no outstanding guarantee, indemnity, suretyship or security given by Chemwes and Chemwes is not party to any loans (other than FUSA Sale Claims), overdraft, indebtedness or other financial facilities.

7.	Taxes

7.1.	All returns that may have become due by Chemwes from time to time under any Law administered by the SARS Commissioner have been duly made.

7.2.	During the 3 (three) year period prior to the Signature Date, the SARS Commissioner has not reopened any existing Tax assessment in respect of Chemwes.

7.3.
Chemwes is not: (i) and has not at any time during the 3 (three) year period prior to the Signature Date, been in material breach of any Law relating to Tax; or (ii) liable to pay any penalty or interest in connection with any claim for Tax.

8.	Assets

8.1.	All assets included or reflected in the Chemwes Accounts:

8.1.1.	are legally (save to the extent otherwise indicated in the Chemwes Accounts) and beneficially owned by Chemwes; and

8.1.2.
are, where capable of possession, in the possession or under the control of Chemwes and, so far as AngloGold is aware, there are no circumstances which might result in any Governmental Entity expropriating any such assets.

8.2.
None of the assets contemplated in paragraph 8.1.1 are the subject of any factoring arrangement, conditional sale, instalment, lease, hire-purchase or credit agreement and all such assets are free of any and all Encumbrances.

8.3.
No person has any right (whether pursuant to any option, preferential right or right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of or used in any of the assets of the Chemwes Business.

8.4.
The assets relating to the Chemwes Business and reflected in the Chemwes Accounts comprise all the assets which: (i) are owned by Chemwes and used in the Chemwes Business, except to the extent replaced with an equivalent asset owned by Chemwes or no longer material for the Chemwes Business, and (ii) are necessary to carry on and continue the Chemwes Business as it is carried on by Chemwes and AngloGold, as applicable, as at the Signature Date and the 12 (twelve) months preceding the Signature Date. The Chemwes Business does not materially depend on the use of any assets owned by, or facilities provided by, AngloGold or any Affiliate, or any other third party, which are not being acquired by the Purchasers under this Agreement.

8.5.	The material assets, as reflected in the Chemwes Accounts, or to the extent replaced, an equivalent asset, relating to the Chemwes Business have been maintained in accordance with reasonable standards, are in working condition for their purpose (fair wear and tear excepted) and are used exclusively in connection with the Chemwes Business.

9.	Data Room
AngloGold has taken reasonable steps to ensure that all material information uploaded in the Data Room in relation to Chemwes and/or the Chemwes Business is, at the time of being uploaded, true, accurate and complete in all material respects.

10.	Contracts

10.1.	Chemwes is not a party to or subject to any contract in respect of which the consideration payable or receivable will exceed US$5 000 000 (five million Dollars).

10.2.	Chemwes is not a party to or subject to any contract, agreement, dealings or similar arrangements with a Designated Party.

10.3.
There are no agreements or arrangements (other than agreements or arrangements referred to or contemplated in this Agreement) between AngloGold or any of its Affiliates, on the one hand, and Chemwes on the other.

10.4.	Chemwes is not in breach of any material terms of the contracts contemplated in paragraph 10.1 above.

10.5.	Chemwes is not a party to any forward sale agreements which endure for a period longer than 12 (twelve) months.

10.6.	No other material contracts are required for the running of the Chemwes Business other than the contracts to which Chemwes is a party.

11.	Joint Ventures etc.
Chemwes is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which Chemwes has no liability or obligation except for the payment of annual subscription or membership fees) which is material to the Chemwes Business.

12.	Chemwes Employees
Chemwes currently has no employees. Those employees of the Group working in the Chemwes Business are AngloGold employees.

13.	Compliance with Laws
So far as AngloGold is aware –

13.1.
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which Chemwes is defendant and which is outstanding and is not subject to a further right of appeal or review and which will, or could reasonably, have a material adverse effect upon the Chemwes Business;

13.2.	Chemwes is in substantial compliance in all material respects with all applicable Laws which are material to the Chemwes Business;

13.3.
Chemwes has not received any written notice, during the 12 (twelve) month period prior to the Signature Date, from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation on the part of Chemwes, or requiring it to take or omit any action which in any case will have an effect on the Chemwes Business; and

13.4.
all material Governmental Approvals (including, without limitation, from DWS) required by Chemwes for the carrying on or conduct of the Chemwes Business (i) have been duly obtained and continue to be held by Chemwes in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect.

14.	Environment
So far as AngloGold is aware –

14.1.
Chemwes has not received written notice from any Environmental Authority during the 12 (twelve) month period prior to the Signature Date of any material non-compliance (including, without limitation, conduct or incidents that potentially threatened, in a significant manner, the Environment or human health or safety) with Environmental Law that is outstanding as at the Signature Date; and

14.2.
all material Environmental Approvals required by Chemwes for the carrying on or conduct of the Chemwes Business (i) have been duly obtained in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such material Environmental Approvals (VR) have been and are complied with by Chemwes, and, as at the Signature Date, AngloGold has no knowledge of any reason why, any Environmental Approval (VR) should be suspended, cancelled, revoked or adversely varied.

15.	Insurance

15.1.	As at the Signature Date, all insurance policies in respect of Chemwes have been uploaded to the Data Room.

15.2.	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

16.	Litigation

16.1.
So far as AngloGold is aware, Chemwes is not a party to any claims, actions, demands, written proceedings, litigation, summons or subpoena or arbitration (other than as claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on Chemwes.

16.2.	As at the Signature Date and so far as AngloGold is aware, Chemwes is not a party to any investigation which will, or could reasonably, have a material adverse effect on Chemwes.

16.3.
Chemwes is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

16.4.
So far as AngloGold is aware, Chemwes has not been charged with, nor has Chemwes committed, any crime or been subject to any criminal investigation (which crime carries a minimum fine of ZAR 5 000 000 (five million Rand) or a penalty of imprisonment without the option of a fine) or been subject to any criminal investigation in respect of such a crime.

16.5.	As at the Signature Date and so far as AngloGold is aware, no such Claim that would fall within paragraphs 16.1, 16.2, 16.3 and 16.4 above is pending or threatened in writing by or against Chemwes.

17.	Insolvency
Other than frivolous or vexatious proceedings, there are no current or pending proceedings, and no petition has been presented or resolution passed or order granted or other step taken in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning Chemwes.

18.	Disclosure
AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to Chemwes which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position of (and collectively having all of the skills, knowledge and expertise of) the Purchasers, of the Chemwes Shares.

1.1.1
Annexure B4: VR Remaining Business Warranties

1.	Title

1.1.	AngloGold –

1.1.1.	is the sole legal and beneficial owner of the Sale Assets (VR); and

1.1.2.
has full and unrestricted right, title and authority to Dispose of all of the full legal and beneficial rights, title and interests of and to the Sale Assets (VR) to the Purchaser, to the exclusion of all others, on and with effect from the Closing Date.

1.2.	No person has any present or future right or option or right of first refusal over all or any part of the VR Remaining Business other than the VR Remaining Sale Assets.

1.3.	No person has any present or future right or option or right of first refusal over all or any part of the material VR Remaining Sale Assets.

1.4.	As at Closing Date, there will not be any Encumbrance over all or substantially all of the Sale Assets (VR);

1.5.	None of the Sale Assets (VR), other than the VR Remaining Sale Assets, are the subject of any factoring arrangement, conditional sale or credit agreement.

1.6.	None of the material VR Remaining Sale Assets is the subject of any factoring arrangement, conditional sale or credit agreement.

1.7.	All material Sale Assets (VR) are free of any and all Encumbrances.

1.8.
So far as AngloGold is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the Disposal of the VR Remaining Business, any of the material Sale Assets (VR) (other than the VR Remaining Sale Assets) or any other security giving rise to a right or Encumbrance over, or an interest in, the assets of VR Remaining Business other than the VR Remaining Sale Assets under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.9.
So far as AngloGold is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the Disposal of any of the material VR Remaining Assets or any other security giving rise to a right or Encumbrance over, or an interest in, any of the material VR Remaining Assets under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.10.
As at the Signature Date, there are no Claims pending or, so far as AngloGold is aware, threatened that are reasonably likely to prohibit or restrain the ability of AngloGold to enter into this Agreement or consummate the transactions contemplated hereby.

2.	Accounts
The AGA Accounts in accordance with the basis of preparation as stated therein:

2.1.	give a true and fair view of the state of affairs of the VR Remaining Business and of the profit and loss of the VR Remaining Business for the period to which the AGA Accounts relate; and

2.2.
have been prepared in accordance with SAICA Financial Reporting Guides as issued by the Accounting Practices Committee and Financial Reporting Pronouncements as issued by the Financial Reporting Standards Council.

3.	Books and records
The accounting and other records of the VR Remaining Business –

3.1.	have been prepared and maintained as required by Law, and will be so kept to the Closing Date, in all material respects;

3.2.	are accurate in all material respects;

3.3.	in respect of the accounting records, show a true and fair view of its trading transactions and its financial, contractual and trading position; and

3.4.	are in the possession or under the control of AngloGold.

4.	Taxes
No Encumbrance in favour of SARS or any Taxation authority is outstanding over all or any part of the VR Remaining Business, and no circumstances exist which allow, or could allow, any Tax authority to exercise any power of sale, mortgage, confiscation, compulsory transfer or other appropriation in respect of all or any part of the VR Remaining Business or which could lead to any such charge or security arising in the future.

5.	Financial Obligations
As at the Closing Date, and other than in the ordinary course of business and those listed in the AGA Accounts, the Data Room and the Disclosure Schedule, there is no outstanding guarantee, indemnity, suretyship or security given by AngloGold in respect of the VR Remaining Business.

6.	Business and Assets

6.1.	General

6.1.1.
The Sale Assets (VR) include all rights (including without limitation, real rights, limited real rights, personal or contractual rights, or otherwise), properties, assets, facilities and services which are held by AngloGold, or to which AngloGold is entitled, if and to the extent that they are: (a) used in the VR Remaining Business; and (b) necessary for the effective carrying on and continuation of the VR Remaining Business as it is carried on by AngloGold as at the Signature Date and the 12 (twelve) months preceding the Signature Date.

6.1.2.	Following Closing, AngloGold will have no rights or interests in any contract with any Qualifying Employee in respect of the VR Package.

6.1.3.
None of the Immoveable Properties (VR) are subject to, nor is there agreement to create, any Encumbrance apart from the servitudes, real rights, personal rights and restrictive conditions of title registered against the title deeds of the Immoveable Properties (VR) on Signature Date, and the surface right permits registered in the Mining Titles Office that pertains to the Immoveable Properties (VR) on Signature Date.

6.1.4.
As at the Signature Date, no notice has been received by AngloGold of the intention of any Governmental Entity to expropriate any of the Immoveable Properties (VR) or any portion/s thereof nor, so far as AngloGold is aware, is there any intention to expropriate any of the Immoveable Properties (VR) or any portion/s thereof by any such Governmental Entity.

6.1.5.
So far as AngloGold is aware, as at the Signature Date, no claims are pending, nor are any claims intended, under the Restitution of Land Rights Act, No. 22 of 1944, as amended, against any of the Immoveable Properties (VR) or any portion/s thereof.

6.1.6.
The Sale Assets (VR) have been maintained in accordance with reasonable standards, are in working condition for their purpose (fair wear and tear excepted) and used exclusively or primarily in connection with the VR Remaining Business.

6.1.7.
AngloGold has not for the period of 12 (twelve) month period prior to the Signature Date, other than in the ordinary and regular course of business, sold or otherwise Disposed of any asset owned or held by AngloGold which is critical to the operation of the VR Remaining Business, except to the extent replaced with an equivalent asset.

6.1.8.	So far as AngloGold is aware, the Immoveable Properties (VR) and Infrastructure (VR) comprise of all the land and buildings owned by AngloGold in respect of the VR Remaining Business.

6.1.9.	The MOD (VR) and the Tailings Storage Facilities (VR) were created prior to 1 May 2004.

6.2.	Title to the Immoveable Properties (VR) and Sale Assets (VR)

6.2.1.
AngloGold is the registered owner of and is entitled to occupy the Immoveable Properties (VR), save in relation to land and buildings forming part of the Immoveable Properties (VR) which are leased to third parties in terms of the lease agreements uploaded to the Data Room and in respect of which the relevant third parties to such lease agreements have the right to occupy same. All lease agreements to which AngloGold is a party as at the Signature Date in respect of the Immoveable Properties (VR) form part of the Data Room Documents.

6.2.2.	None of the Sale Assets (VR) are owned by any Affiliate of AngloGold or any third party.

6.2.3.
AngloGold has not Disposed of any of the Immoveable Properties (VR) or Sale Assets (VR), nor has it granted to any third party the right to acquire, either by way of option or right of pre-emption, any of the Immoveable Properties (VR) or Sale Assets (VR) or any right or interest therein.

6.2.4.
The Immoveable Properties (VR) are not subject to any servitude, whether personal or praedial, other than the servitudes recorded against the title deeds of the relevant Immoveable Properties (VR), and no agreement will have been entered into whereby any restrictive condition or servitude is to be attached to any of the Immoveable Properties (VR), excluding any servitudes, rights of way, access or similar rights granted in favour of the Purchaser and/or as may be granted by the Purchaser or provided for pursuant to the Agreement or an SLA (VR).

6.2.5.
The use of the freehold residential properties listed in Annexure R are not subject to any restrictions imposed as a result of the presence of a major hazard installation (as defined in the Occupational Health and Safety Act, No 85 of 1993).

6.2.6.
AngloGold has in a manner consistent with past practice, and/or in accordance with the terms and conditions of any settlement, set off or other payment arrangements entered into with the relevant local authority, made all payments in respect of municipal and/or other assessment rates, taxes and other imposts of whatsoever nature in respect of the Immoveable Properties (VR), and all charges in respect of water, sewerage, gas and electricity supplied to or consumed on the Immoveable Properties (VR).

6.2.7.
No person has any right (including any option, preferential right or right of first refusal) to acquire or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of any of the Immoveable Properties (VR) or Sale Assets (VR) other than in terms of the Lease Agreements (VR).

6.2.8.
So far as AngloGold is aware, the freehold residential properties listed in Annexure R and all buildings and erections thereon comply in every material respect with all material Governmental Entities’ requirements relating thereto. So far as AngloGold is aware, it is not under any obligation in terms of any Laws or Governmental Entities' requirements to make any alterations, repairs or additions to the freehold residential properties listed in Annexure R or to any buildings or erections thereon.

6.2.9.	AngloGold is the owner of and is entitled to occupy the Immoveable Properties (VR) and sell the Immoveable Properties (VR) to the Purchaser under the Agreement.

7.	Data Room
AngloGold has taken reasonable steps to ensure that all information uploaded in the Data Room in relation to the VR Remaining Business is, at the time of being uploaded, true, accurate and complete in all material respects.

8.	Contracts

8.1.	AngloGold is not in breach of any material terms of any material contract in respect of the VR Remaining Business.

8.2.	AngloGold is not bound to any exclusivity, right of first refusal, restraint of trade or similar arrangement in respect of any contract in respect of the VR Remaining Business.

9.	VR Remaining Business employees and employee benefits

9.1.	Transferring Employees (VR)

9.1.1.	As at the Signature Date, the spreadsheet contained in folders 1.3.3.2.11.0.1 and 1.2.3.2.11.0.2 of the Data Room contains materially complete, accurate and up to date details of –

9.1.1.1.	the total number of the Transferring Employees (VR) including those who are on maternity or other statutory leave or other long-term leave of absence and who have or may have a right to return to work in the VR Remaining Business;

9.1.1.2.
the name, date of start of employment, period of continuous employment, salary, bonus entitlements, grade, age of each Transferring Employee (VR), and the immigration controls applicable to each Transferring Employee (VR);

9.1.1.3.	the leave pay accrued to the Transferring Employees (VR) at the Closing Date; and

9.1.1.4.	the hypothetical severance pay amounts that would have been payable to the Transferring Employees (VR) had they been retrenched by AngloGold on the Closing Date.

9.1.2.
All contracts of service of any of the Transferring Employees (VR) are terminable on not more than 3 (three) months’ notice without compensation, other than compensation payable in accordance with the Basic Conditions of Employment Act, No. 75 of 1997, as amended.

9.1.3.	No Transferring Employee (VR) is subject to any secondment arrangements.

9.1.4.	No Transferring Employee (VR) is employed by any Affiliate of AngloGold or any third party.

9.1.5.
None of the Transferring Employees (VR) will become entitled by virtue of their contract of service to any enhancement in or improvement to their remuneration, benefits or terms and conditions of service only by reason of the execution of this Agreement or the completion of the sale and purchase of the VR Remaining Business under or pursuant to this Agreement.

9.1.6.	As at 3 February 2020, AngloGold owes no amount to any of the Transferring Employees (VR) which has not been disclosed in the spreadsheet contained in folder 1.2.3.2.1.0.7.

9.1.7.
AngloGold has maintained up to date, full and accurate records regarding employment of each of the Transferring Employees (VR) (including, without limitation, details of terms of employment, training records, payments of statutory or other payments, income tax and other contributions, disciplinary, grievance, medical or health records and health and safety matters) and termination of employment and all such records will be delivered in accordance with clause 11.1.4 on or before the Closing Date.

9.1.8.
As at the Signature Date, (i) all of the persons listed in Annexure P are Qualifying Employees in respect of the VR Businesses, and (ii) there are no Qualifying Employees in respect of the VR Businesses who are not listed in Annexure P and Annexure II.

9.2.	Termination of Employment

9.2.1.
During the 90 (ninety) calendar day period prior to the Signature Date, AngloGold has not received written notice of the intention of any employee of AngloGold who holds the role of head of department or any more senior position in respect of the VR Remaining Business (the "Key Employees (VR)") to terminate his or her employment or provision of services.

9.2.2.	During the 90 (ninety) calendar day period prior to the Signature Date, AngloGold has not issued written notification to terminate the employment or provision of services of any Key Employees (VR).

9.3.	Employee Representative Bodies

9.3.1.	The Data Room lists all trade unions and employee representative bodies with which AngloGold habitually deals and formally recognises in respect of the VR Remaining Business.

9.3.2.
As at the Signature Date, AngloGold is not involved in and, so far as AngloGold is aware, no fact or circumstance exists which is likely to give rise to a dispute with a trade union or employee representative body representing any of the Transferring Employees (VR).

9.4.	Collective Bargaining Agreements etc.
Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and other relevant agreements forming part of the Data Room Documents are the only material agreements between AngloGold and any trade unions or representative bodies in respect of the VR Remaining Business.

9.5.	Bonus or other Profit-related Schemes
All share incentive, share option, profit sharing, bonus or other incentive arrangements applicable to the Transferring Employees (VR) of the VR Remaining Business form part of the Data Room Documents.

9.6.	Employee Benefits

9.6.1.	AngloGold has made all contributions which it is obliged to make in respect of the MineWorkers Provident Fund, the Sentinel Retirement Fund and the Old Mutual

Superfund Pension Fund ("Retirement Funds") in respect of the Transferring Employees (VR). In respect of those Transferring Employees (VR) that are primary members of a medical scheme arising out of their employment with AngloGold (but specifically excluding those Transferring Employees (VR) that are dependants belonging to their spouses’ medical scheme), AngloGold has made all contributions which it is obliged to make to the Discovery Health Medical Scheme or Bonitas Medical Fund, as the case may be ("Medical Funds").

9.6.2.	All Transferring Employees (VR) are members of at least one of the Retirement Funds.

9.6.3.
The Retirement Funds and the Medical Funds (collectively referred to as the "Funds") are the only schemes to which AngloGold makes, or is liable to make, payments of contributions or premiums for providing retirement, death, disability or life assurance benefits or medical benefits in respect of the Transferring Employees and AngloGold has not provided or promised to provide any such benefits in respect of any such Transferring Employees (VR) except under the Funds.

9.6.4.
As at the Signature Date and so far as AngloGold is aware, there are no pending, existing or threatened disputes, actions, claims or litigation against AngloGold regarding any actual or alleged non-compliance with applicable Law or actual or alleged breach of contract in respect of any benefit payable under the Funds in respect of any Transferring Employee (VR) and there are no circumstances known to AngloGold which might give rise to any such dispute, action, claims or litigation.

9.6.5.	Save for as disclosed under Annexure E and except for the CAWMS Liability and the Post-Retirement Medical Aid Promise:

9.6.5.1.
as at the Closing Date there is no unfunded deficit in respect of any future liability of the Funds or any other contractual or post termination benefits to which an employee or former employee of AngloGold is entitled;

9.6.5.2.
AngloGold has no obligation to pay or contribute towards or otherwise fund in any way the payment of post-retirement medical aid benefits for any of the Transferring Employees (VR) nor will this transaction trigger or vest any such obligation; and

9.6.5.3.
no Transferring Employee (VR) is entitled or may become entitled before the Closing Date to any form of subsidisation of medical aid contributions or medical expenses upon the termination of their employment for any reason whatsoever.

9.7.	Outstanding undischarged liabilities in relation to the Transferring Employees (VR)

9.7.1.
There is no outstanding undischarged liability to pay any Governmental Entity in any jurisdiction any contribution, taxation or other duty arising in connection with the employment or engagement of any of the Transferring Employees (VR), other than in the ordinary and regular course.

9.7.2.	As at the Signature Date, AngloGold has no outstanding liability for breach or termination of an employment contract between it and the Transferring Employees (VR).

9.8.	Employee Loans
Save for loans granted in terms of the policies relating to pay advances and study loans, as disclosed in the Data Room, there are no loans owed by the Transferring Employees (VR) to AngloGold as at the Signature Date.

9.9.	Compliance with employment Laws

9.9.1.
So far as AngloGold is aware, there is no investigation or enquiry outstanding by any Governmental Entity or regulatory body in connection with the Transferring Employees (VR) or any former employees or consultants of the VR Remaining Business.

9.9.2.
AngloGold, in connection with the VR Remaining Business, is not involved in any active, pending or threatened court, tribunal or arbitration proceedings in respect of the Transferring Employees (VR) or any former employees or consultants of AngloGold or their dependants other than in the ordinary and regular course or in relation to the Silicosis Class Action Settlement Agreement and so far as AngloGold is aware, there are no facts or circumstances that are likely to give rise to such proceedings, save as aforesaid.

10.	Surface Right Permits
So far as AngloGold is aware, no landowner of any property over which the Surface Right Permits (VR) are held, has denied access to AngloGold to conduct the VR Remaining Business or to construct any structures or buildings necessary to carry out these operations and related activities and to carry on and continue the VR Remaining Business.

11.	Compliance with Laws
So far as AngloGold is aware –

11.1.
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which AngloGold is defendant and which is outstanding and which will have a material adverse effect upon the VR Remaining Business;

11.2.
as at the Signature Date, AngloGold does not know of any material non-compliances with, or material contraventions of, nor has it received during the 24 (twenty four) month period prior to the Signature Date written notice from any regulatory authority or Governmental Entity that the premises on and from which AngloGold carries on the VR Remaining Business does not materially comply with, any material applicable Laws;

11.3.	AngloGold is in compliance in all material respects with all applicable Laws which are material in respect of the VR Remaining Business;

11.4.	no written notice to suspend or revoke any of AngloGold’s Governmental Approvals in respect of the VR Remaining Business has been received by AngloGold;

11.5.
AngloGold has not received any written notice during the last 12 (twelve) month period preceding the Signature Date from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law, regulation or requiring it to take or omit any action which in any case would have a material adverse effect on the VR Remaining Business;

11.6.
neither AngloGold nor any member of the Group is a party to any agreement, arrangement, understanding or practice in respect of the VR Remaining Business, whether or not legally enforceable which infringes, or has infringed, any applicable competition Law; and

11.7.
no bribe or other corrupt payment was made by any member of the Group or any other Affiliate to any Government Official or any other person during the course of the conduct of the VR Remaining Business.

12.	Environment

12.1.
So far as AngloGold is aware, AngloGold has not received written notice from any Environmental Authority during the 12 (twelve) month period prior to the Signature Date, of any material non-compliance with Environmental Law in respect of the VR Remaining Business that is outstanding at the Signature Date.

12.2.	AngloGold is conducting the VR Remaining Business in material compliance with all Environmental Laws, and in particular, AngloGold:

12.2.1.
has taken all reasonable measures to prevent and/or remediate any significant pollution or significant degradation of the Environment occurring as a result of the mining operations or emanating from the VR Region; and

12.2.2.
other than closure rehabilitation obligations, does not have any outstanding obligations under any Environmental Law to remedy any Environmental harm, remediate any land, demolish any buildings or structures or to make any alterations, repairs or additions to any immovable property.

12.2.3.
all Environmental Approvals (VR): (i) have been duly obtained in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such licences, certificates and permits have been and are complied with by AngloGold and AngloGold has no knowledge of any reason why, any of them should be suspended, cancelled, revoked or adversely varied.

13.	Insurance

13.1.	All insurance policies in respect of VR Remaining Business have been uploaded to the Data Room.

13.2.	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

14.	Litigation

14.1.
So far as AngloGold is aware, AngloGold is not a party to any litigation, mediation, expropriation or arbitration proceedings (other than as a claimant in the collection of debts arising in the ordinary and regular course) which would be likely to have a material adverse effect on VR Remaining Business.

14.2.
So far as AngloGold is aware, AngloGold has not been charged with, nor has AngloGold committed, any crime or, been subject to any criminal investigation (which crime carries a minimum fine of ZAR 5 000 000 (five million Rand) or a penalty of imprisonment without the option of a fine) or been subject to any criminal investigation in respect of such a crime.

14.3.
AngloGold is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

14.4.
As at the Signature Date and so far as AngloGold is aware, no such litigation, mediation, expropriation or arbitration that would fall within paragraph 14.1 above is pending or threatened in writing by or against all or any part of the VR Remaining Business.

15.	Insolvency
The VR Remaining Business is not subject to any proceedings in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning VR Remaining Business.

16.	Disclosure
AngloGold has disclosed to the Purchasers in writing (prior to the Signature Date) all material facts and circumstances relating to the VR Remaining Business and which, as at the Signature Date, AngloGold is aware of. For the purposes of the foregoing "material facts" shall mean those facts which would be material to a reasonable purchaser, in the position of (and collectively having all of the skills, knowledge and expertise of) the Purchasers, of the VR Remaining Business.

Annexure C	Limitations of Liability

1.	Time limitation for claims

1.1.
AngloGold shall not be liable for any Claim for a breach of any Warranty which breach has not been remedied by the relevant cure periods as provided for in the Agreement (the "Purchaser Claim"), unless the relevant Purchaser:

1.1.1.
has notified AngloGold in writing (the "Claim Notice") no later than 60 (sixty) calendar days after the relevant Purchaser first becomes aware of the circumstances giving rise to such Purchaser Claim, including the information required to be included in a Claim Notice in terms of paragraph 1.1.1.1 and 1.1.1.2. The Claim Notice must provide:

1.1.1.1.	reasonable detail of the Purchaser Claim, the specific grounds therefor and the amount of any loss and/or anticipated loss; and

1.1.1.2.	the specific breach under the Agreement in respect of which it is based; and

1.1.2.	delivers the Claim Notice to AngloGold within 18 (eighteen) months after the Closing Date.

1.2.
Upon receipt of a Claim Notice by AngloGold, AngloGold shall notify the Purchaser thereof within 2 (two) months of receipt of the relevant Claim Notice (the "Response Notice") to the extent that it accepts it is liable as contemplated under the Claim Notice. Pending the Response Notice, the Purchaser shall not be entitled to institute any further process in respect of the relevant Purchaser Claim. If the Response Notice is not delivered during the aforementioned 2 (two) month time period, then AngloGold shall be deemed to have disputed the relevant Purchaser Claim referred to in the Claim Notice and shall have no liability in respect of the relevant Purchaser Claim (the "Disputed Claim") unless the Purchaser has instituted legal or arbitration proceedings in respect of any Disputed Claim within: (a) 12 (twelve) months of the expiry of the aforementioned 2 (two) month time period if the relevant Purchaser Claim involves a third party claim asserted by any third party; or (b) 9 (nine) months of the expiry of the aforementioned 2 (two) month time period in any other case.

2.	Minimum Claims and Maximum Liability

2.1.	Notwithstanding the warranties and indemnities given by AngloGold, no liability shall attach to AngloGold in relation to any Purchaser Claims –

2.1.1.
which, taking into account any reduction in terms of clauses 23.2 and 41.2 of the Agreement, individually is less than an amount equal to USD500 000 (five hundred thousand Dollars), provided that when such individual Purchaser Claim exceeds the said amount, AngloGold shall, subject to paragraph 2.2, be liable for the full amount of such Purchaser Claim and not only for the amount in excess of the said amount;

2.1.2.
which, taking into account any reduction in terms of clauses 23.2 and 41.2 of the Agreement, are less than an amount equal to USD2 000 000 (two million Dollars), provided that when such aggregate Purchaser Claims exceed the said amount, AngloGold shall, subject to paragraph 2.2, be liable for the full amount of such Purchaser Claims and not only for the amount in excess of the said amount; and

2.1.3.	which:

2.1.3.1.
in relation to a breach by AngloGold of the warranties set out in paragraph 1.6 of Annexure A1, paragraph 1.4 of Annexure A4, paragraph 1.6 of Annexure B1, paragraph 1.6 of Annexure B2, paragraph 1.6 of Annexure B3, and paragraph 1.4 of Annexure B4 in aggregate exceed an amount equal to USD200 000 000 (two hundred million Dollars);

2.1.3.2.
save as contemplated in paragraph 2.1.3.1 above, in relation to a breach by AngloGold of any of the warranties set out in paragraphs 1.1.1, 1.1.2, 1.1.3, 1.4 and 1.5 of Annexure A1, paragraphs 1.1.1, 1.1.2, 1.2, 1.3, 1.6, 1.7, 1.9, 1.10 and 10.1 of Annexure A4, paragraphs 1.1.1, 1.1.2, 1.1.3, 1.3, 1.4 and 1.5 of Annexure B1, paragraphs 1.1.1, 1.1.2, 1.1.3, 1.4 and 1.5 of Annexure B2, paragraphs 1.1.1, 1.1.2, 1.1.3, 1.4 and 1.5 of Annexure B3, and paragraphs 1.1.1, 1.1.2, 1.2, 1.3, 1.6, 1.7, 1.9 and 1.10 of Annexure B4 in aggregate exceed an amount equal to USD100 000 000 (one hundred million Dollars); and

2.1.3.3.
save as contemplated in paragraph 2.1.3.1 and 2.1.3.2 above, in relation to a breach by AngloGold of any of the Warranties, in aggregate exceed an amount equal to USD60 000 000 (sixty million Dollars) of the Purchase Price.

2.2.
Under no circumstances will AngloGold’s liability in respect of breaches of Warranties and/or Interim Period Undertakings under the Agreement be in excess of USD100 000 000 (one hundred million Dollars), unless there is a breach of Warranty contemplated in paragraph 2.1.3.1, in which circumstances AngloGold’s liability for breaches of any of the Warranties and/or Interim Period Undertakings under the Agreement in aggregate will not exceed USD200 000 000 (two hundred million Dollars).

2.3.
Notwithstanding anything to the contrary contained herein, no liability shall attach to AngloGold in relation to any Purchaser Claims until Closing has occurred on the Closing Date and the relevant Purchaser has complied with its obligations under clauses 16.2.2 and 34.2.2.

Annexure D	Disclosure Schedule (WW)

1.	Introduction

1.1.	All words and expressions defined in the Agreement will, unless the context otherwise requires or the contrary is indicated, have the same meaning when used in this Disclosure Schedule (WW).

1.2.	If any inconsistency or conflict arises between the Agreement and this Disclosure Schedule (WW), this Disclosure Schedule (WW) shall prevail to the extent of such inconsistency or conflict.

1.3.
The disclosure of any matter in this Disclosure Schedule (WW) shall not be taken or construed in any way as an admission or evidence that the matter disclosed would otherwise give rise to any liability under the Agreement, or as a representation, warranty or undertaking not expressly given in the Agreement, nor as extending the scope of any warranty and/or undertaking given in the Agreement.

1.4.	All disclosures are made generally in relation to the Agreement and are not to be related to any particular warranty, undertaking, obligation or other matter.

2.	Disclosures

2.1.	In addition, by way of general disclosures, the following matters are disclosed to the Purchaser –

Item No.	Warranty Reference (without limitation)	Disclosure
ANNEXURE A1 - COVALENT
i.	Including, without limitation, paragraphs 4 and 6
Covalent is not a holder of a mining right in terms of the MPRDA and, as such, Covalent is not required to make financial provision in terms of NEMA. Accordingly, there are no rehabilitation obligations reflected in or described in the Covalent Accounts.

ii.	Including, without limitation paragraph 6
Covalent currently stands as a guarantor in favour of Eskom in terms of an electricity supply agreement entered into between (inter alia) Eskom and Covalent on 7 August 2018 terminable on 12 (twelve) calendar months’ notice in writing by either party, and which agreement is uploaded under folders 1.2.10.2.1.0.1, 1.2.10.2.1.0.2 and 1.2.10.2.1.0.3 of the Data Room. Please see a copy of the guarantee uploaded under folder 1.2.10.2.1.1.0.2 of the Data Room. Covalent will not be released from this guarantee by the Closing Date.

Item No.	Warranty Reference (without limitation)	Disclosure
iii.	Including, without limitation, paragraphs 8 and 13
Covalent operates at the 4 and 6 shafts of the historical Blyvooruitzicht Mine in relation to which Blyvoor Gold Capital (Pty) Ltd ("Blyvoor Gold Capital") currently holds a mining right in terms of the MPRDA. Covalent accesses and operates at the 4 and 6 shafts pursuant to a servitude granted to Covalent by the liquidators of Blyvooruitzicht Mine and in terms of the Covalent Water Directive. Covalent understands that Blyvoor Gold Capital may hold servitudes and/or usufructs over and/or around the areas on which the Covalent Business is conducted. Please see the documents uploaded under folders 1.2.12.5.1 and 1.2.5.5.2 of the Data Room.
Blyvoor Gold Capital has issued Covalent's employees with statutory appointments under the Mine Health and Safety Act No. 29 of 1996 to operate on the Blyvoor Gold mining area.
A new pipeline is in the process of being constructed for the purposes of rerouting water located at the Blyvoor Gold mining area from the water pumping infrastructure located at the Savuka Gold Plant area, which will result in costs savings of approximately R5 000 000.00 (five million Rand) per month. The pipeline will begin at the area over which the Covalent Business (the "Covalent Area") is conducted and end at the area over which the WW Mining Business is conducted. The pipeline will run through the property of a third party and thus a servitude agreement is in the purpose of being prepared.
Covalent has experienced various security incidents relating to illegal mining at the Covalent Area. Conductors for one of the electricity lines have been stolen at the Covalent Area resulting in short term supply. There are no backup generators at the Covalent Area to supply back-up power capacity.

iv.	Including, without limitation, paragraph 10
Covalent and AngloGold have entered into service level agreement in terms of which AngloGold provides services to Covalent for no consideration. This service agreement has been uploaded under folder 1.2.12.5.1.0.8 of the Data Room.
The above service agreement forms part of the Contracts (WW) and will be transferred, ceded and assigned by AngloGold to the WW Purchaser with effect from the Closing Date.

2.	Including, without limitation paragraph 12
Pursuant to an investigation conducted by AngloGold Security Services into illegal mining activity, Covalent initiated disciplinary procedures against AngloGold's 4 (four) employees on or about October 2019. But for one person, all disciplinary proceedings have been settled between the respective employees and Covalent. Details of the outstanding disciplinary proceeding has been uploaded under folder 1.2.3.2.10.0.2 of the Data Room.

3.	Including, without limitation paragraph 12
Covalent currently employs persons who are foreign nationals. Please see the documents uploaded under folder 1.2.3.2.1.0.5 of the Data Room for the material details regarding such employees. Covalent does not hold the requisite permit from the Department of Home Affairs which entitles Covalent to employ such foreign nationals as employees of Covalent. However, as Covalent cannot dismiss these employees due to their foreign national status, Covalent replaces such persons with South African nationals as and when such employees’ employment with Covalent terminates.

4.	Including, without limitation paragraph 12
In addition to the Medical Funds, 76 (seventy six) employees of Covalent who are classified as "category 4-8 employees (lower level employees)" utilise services provided by AngloGold / Life Facility ("Life Facility"). In respect of such employees, AngloGold pays a per capita fee per employee and Life Facility provides primary health care services to such employees (to the exclusion of their spouses and dependents).

5.	Including, without limitation 12	Japie Harmse, the General Manager of Covalent, is entitled to Post-Medical Aid Promise with effect from his retirement as an employee of Covalent.

Item No.	Warranty Reference (without limitation)	Disclosure
6.	Including, without limitation paragraph 13 and 14
Covalent does not hold or require a water use licence for its pumping operations and relies exclusively on the Covalent Water Directive as its authorisation to operate. Please see the documents uploaded under folder 1.2.5.5.2.0.1 of the Data Room.

A medium voltage (electrocution) accident occurred at Blyvooruitzicht Mine on Sunday, 09 February 2020. On that particular day, one employee was seriously injured and he is currently receiving medical treatment in hospital.

i.	Including without limitation paragraph 13 and 14
In August 2013, the Blyvooruitzicht Gold Mining Company Limited (which was located near the WW Mines) ("Blyvooruitzicht") was placed under provisional liquidation.  In response, AngloGold incorporated Covalent and procured that Covalent purchased the infrastructure and servitude rights of access to certain shafts (known as Blyvoor 4 and 6 shaft) to ensure that the underground water pumping continued at Blyvooruitzicht to reduce the risk of flooding to AngloGold's mines.
In June 2014, AngloGold met with the Department of Environmental Affairs (the "DEA"), who advised AngloGold that it was a suspect in a criminal investigation being conducted by the DEA into the water discharges from Blyvooruitzicht.  AngloGold made submissions to the DEA explaining why AngloGold was forced to take over the water pumping activities and provided water quality results in support thereto.  Neither Covalent nor any of its directors and/or employees were criminally charged by the DEA.
In November 2014, Covalent received the Covalent Water Directive, directing it to pump underground water from the Blyvoor 4 and 6 shafts.  AngloGold provided the DEA with a copy of the Covalent Water Directive.

ii.	Including, without limitation, paragraph 14	Please see the documents uploaded under folders 1.2.5.5.0.3 and 1.2.5.8 of the Data Room regarding the Regional Water Basin Discussion.
iii.	Including, without limitation, paragraphs 9 and 18
AngloGold has not uploaded into the Data Room: (a) copies of certain title deeds which were made available for the Purchasers review at the offices of AngloGold 22 and 25 October 2019; (b) certain title deeds which were not in the physical possession of AngloGold by virtue of them being lodged at a Governmental Entity or conveyancer; and (c) copies of documents which required third parties to consent to the disclosure of the document to the Purchasers and which consent was unable to be procured by AngloGold.

ANNEXURE A2 – ANGLOGOLD SECURITY SERVICES
iv.	Including, without limitation, paragraph 12	Those AngloGold employees working in the AngloGold Security Services Business are Transferring Employees (WW).
3. ANNEXURE A3 – MASAKHISANE
v.	Including, without limitation, paragraph 3	Masakhisane’s debtors book as at 31 December 2019 is uploaded under folder 1.2.13.3.0.11 of the Data Room.
vi.	Including, without limitation paragraphs 3, 4, 5 and 15
Masakhisane was an entity incorporated by AngloGold for the sole purposes of implementing a local economic development project pursuant to AngloGold's approved social and labour plan. Masakhisane is not a self-sufficient entity and is entirely and materially dependent on AngloGold for all services, infrastructure, facilities and/or funding required in order to operate and maintain the Masakhisane Business. Masakhisane operates the Masakhisane Business by AngloGold advancing on loan account all the funding that it requires to provide (inter alia) the interest free loans to small and medium enterprises. Accordingly, and as disclosed in the Masakhisane Accounts, Masakhisane is party to loan agreements with small and medium enterprises.

Item No.	Warranty Reference (without limitation)	Disclosure
vii.	Including, without limitation, paragraph 7	Please see the SARS correspondence uploaded under folder 1.2.11.2.3.4.1 of the Data Room regarding the revised 2017 tax assessment in respect of Masakhisane.
viii.	Including, without limitation, paragraph 8	Please see the documents uploaded under folder 1.2.11.2.1.3.0.3 of the Data Room.
ix.	Including, without limitation, paragraph 8 and 10
Masakhisane was an entity incorporated by AngloGold for the sole purposes of implementing a local economic development project pursuant to AngloGold's approved social and labour plan. Masakhisane is not a self-sufficient entity and is entirely and materially dependent on AngloGold for all services, infrastructure, facilities and/or funding required in order to operate and maintain the Masakhisane Business.
4.

x.	Including, without limitation paragraph 12	5. Those AngloGold employees working in the Masakhisane Business are Transferring Employees (WW).
xi.	Including, without limitation paragraph 14	6. Masakhisane issued a letter of demand to Tasnathrea Connexion (Pty) Ltd on 9 December 2019 for the repayment of approximately R165 064 (one hundred and sixty five thousand and sixty four Rand).
xii.	Including, without limitation, paragraph 14
AngloGold on 23 October 2019, received a letter from Mr Simeon Mighty Moloko ("Moloko"), a former employee of AngloGold and director of Masakhisane, in terms of which (inter alia) Moloko made various allegations against AngloGold and requests for action from AngloGold relating to Masakhisane. A copy of this letter was uploaded under folders 1.2.8.8.4.0.9, 1.2.8.8.4.0.10 and 1.2.8.8.4.0.11 of the Data Room. AngloGold considered it unnecessary to issue a response to the letter as the allegations made are denied by AngloGold and have no legal basis. Further, the DMRE did not raise any concerns regarding AngloGold's social and labour plan compliance pursuant to its full audit in respect thereof which was completed in July 2019 nor did the DMRE raise any concerns regarding the amounts loaned to small and medium enterprises by Masakhisane.
The DMRE unofficially provided AngloGold with correspondence dated 23 November 2019 from Moloko addressed to the DMRE. A copy of this correspondence is uploaded under folder 1.2.12.4.3.1.2.0.1 of the Data Room. As the DMRE did not officially provide AngloGold with this correspondence AngloGold, AngloGold was not requested by the DMRE to formally respond to this correspondence.

xiii.	Including, without limitation, paragraphs 9 and 16
AngloGold has not uploaded into the Data Room: (a) copies of certain title deeds which were made available for the Purchasers review at the offices of AngloGold 22 and 25 October 2019; (b) certain title deeds which were not in the physical possession of AngloGold by virtue of them being lodged at a Governmental Entity or conveyancer; and (c) copies of documents which required third parties to consent to the disclosure of the document to the Purchasers and which consent was unable to be procured by AngloGold.

7. Annexure A4 – WW Mining Business
xiv.	Including, without limitation, paragraphs 1and 6	The Immoveable Property (WW) is subject to leases, surface right permits, restrictive conditions and servitudes, copies of which have been uploaded under folder 1.2.9 of the Data Room.

Item No.	Warranty Reference (without limitation)	Disclosure
xv.	Including, without limitation, paragraphs 1and 6
Some consumables in the Consumables Stores (WW) are placed at the disposal of AngloGold on a pay as you use / consignment basis. Ownership does not transfer to AngloGold until such consumables are used.

xvi.	Including, without limitation, paragraphs 3 and 6
8.    As regards the WW Business properties, the electricity, water and rental arrears due to AngloGold is as follows (in total): (a) separated employees (whether retrenched or have concluded voluntary severance packages who occupy AngloGold-owned accommodation), R2 757 526.06 (two million seven hundred and fifty seven five hundred and twenty six Rand and six cents) and (b) commercial leases R1 696 919.19 (one million six hundred and ninety six thousand nine hundred and nineteen Rand and nineteen cents).

xvii.	Including, without limitation, paragraph 5
AngloGold currently stands as a guarantor in favour of Eskom in terms of an electricity agreement entered into between (inter alia) Eskom and AngloGold on 6 August 2007 terminable on 3 (three) calendar months’ notice in writing by either party, and which agreement has been uploaded under folders 1.2.10.2.1.0.1, 1.2.10.2.1.0.2 and 1.2.10.2.1.0.3 of the Data Room. Please see a copy of the guarantee uploaded under folder 1.2.10.2.1.1.0.1 of the Data Room. Covalent will not be released from this guarantee by the Closing Date.

Item No.	Warranty Reference (without limitation)	Disclosure
xviii.	Including, without limitation, paragraph 6
Land Claim:
A land claim against AngloGold was lodged by a Ms Mcekane in respect of a number of farms, including the Farm Elandsfontein 115 IQ, covering a substantial area of land. The claimant alleges that her grandparents were purportedly dispossessed of a sharecropping right in respect of the farms in 1958. The claim was lodged during the extended period for lodgement of restitution claims under the Restitution of Land Rights Act, 1994, which has since been declared unconstitutional by the courts. Accordingly, the land claims commissioner cannot process, publish or investigate such claim until such time that the Legislature has amended the offending sections of the Restitution of Land Rights Act, 1994. The land claims commissioner has advised AngloGold that pending legislative intervention, section 11(7) of the Restitution of Land Rights Act, 1994 will not apply in the circumstances.
Wedela Residential Properties:
AngloGold has disposed of 3 (three) residential properties in Wedela Township to beneficiaries and the properties are in the process of being transferred to the beneficiaries at the deeds office. The disposal of another residential property (Erf 1305) is subject to the conclusion of a sale agreement which is to be signed by the relevant beneficiary. As regards, 2 (two) further residential properties (Erf  5005 and Erf 5066 respectively), such properties were registered in the names of the incorrect beneficiaries and are thus required to be transferred back to AngloGold, whereafter they may be transferred to the correct beneficiaries.
Wedela Hive:
AngloGold owns 5 (five) immovable properties in Wedela Township that form part of a small business industrial workshop are knowns as the "Wedela Hive" which is currently occupied by 6 (six) various informal small businesses operating industrial-type operations. AngloGold has entered into discussions with the Merafong Municipality for purposes of donating the aforesaid properties to the Merafong Municipality. A draft deed of donation has been prepared however such draft is yet to be finalised or executed. The tenants are all in arrears with their rental and bulk services (water). Pre-paid electricity exists at each shop. A mandate was submitted to write-off all bad debt pending the successful donation of the building to the Merafong Municipality.
Blyvoor Channel Agreement:
The Blyvoor Channel Agreement (uploaded under folder 1.2.9.13 of the Data Room) and the servitudes (as listed under folder 1.2.9.6.0.1 of the Data Room) were ceded to AngloGold. These servitudes relate to the use of the land for purposes of the channel and providing for maintenance obligations. As the other parties to the Blyvoor Channel Agreement have fallen away, AngloGold is solely liable for the maintenance costs.
Cudomate Lease:
The lease agreement concluded with Cudomate (Pty) Ltd (which supplies AngloGold with meat for its residences under a separate agreement) ("Cudomate") in respect of that part of the Ekhayalihle Residence known as "The Kitchen" expired on 31 December 2019. Cudomate has indicated that it wishes to renew the lease and conduct a meat packaging plant (the "Cudomate") at the premises which will supply third parties. A draft lease agreement has been prepared and is subject to the granting of the requisite municipal land use consent. The draft lease agreement (which is yet to be signed by Cudomate because of AngloGold’s refusal to grant it a right of first refusal to acquire the property) provides (inter alia) that the lessee waives any claim of any nature in respect of any alterations effected to the premises. Pending the conclusion of the new lease, Cudomate has purportedly effected upgrades to the Plant of an amount of approximately R15 000 000.00 (fifteen million Rand).
Jocapari Trust Servitude:
AngloGold has agreed to grant the Jocapari Trust a water pipe line servitude over Remaining Extent of Portion 93 of the Farm Blyvooruitzicht No. 6 IQ (as uploaded under folder 1.2.9.6.0.2 and 1.2.9.6.0.3 of the Data Room) at the Jocapari Trust’s cost. A servitude agreement is in the process of being concluded between AngloGold and the Jocapari Trust.
Kraalkop Game Farm:
Portion 5 of Elandsfontein 115 IQ is currently being used as a game farm. Please refer to the document uploaded under folder 1.2.9.1 of the Data Room.
T Visser:
Since Blyvooruitzight Mine suspended its operations, potable water has been supplied by AngloGold to Mr T. Visser’s neighbouring property (free of charge) by way of a supply point at the Ekhayalihle Residence (which is located approximately 500m from Mr. T Visser’s property). It is noted that Mr. T Visser approached AngloGold for assistance and AngloGold agreed to assist on the basis that AngloGold had previously acquired property from Mr. T Visser and groundwater contained in the area over which Mr T Visser’s property is located was found to be an unsuitable source for potable water. There is no formal written agreement relating to the supply of water to Mr T Visser or the recovery thereof in place.
Mohales Hoek:
There is an informal settlement located adjacent to the area over which the WW Mining Business is conducted but not on any land owned by AngloGold. There may be some WW Mining Business employees residing there. AngloGold constantly monitors the perimeter fence for encroachments or invasions however, AngloGold is not responsible for any services to either the community or municipality in respect of that informal settlement.
Geo Technical Offices ("GTO") Lease:
The GTO core is not related to the WW Business and will not be disposed pursuant to the Sale Agreement. Accordingly, AngloGold will require at least 4 (four) months to move the data relating to the GTO core from the WW storage at Mponeng to the GTO lease area.
Trading Site Permit:
AngloGold is unable to source a copy of Permit No 29 in respect of Farm Elandsfontein 115 IQ (the site is abandoned and the building is derelict) which permit appears to be in favour of a third party.
Donations of Property:
AngloGold has resolved to donate various properties in the area over which the WW Mining Business is conducted. Such donations are currently in process. Mandates in respect of the donations have been uploaded under folder 1.2.9.11 of the Data Room.
Amohelang Bible Church Donation:
AngloGold seeks to donate a certain portion of Erf 1532 Wedela (previously a single quarters residence for WW Mining Business employees that was converted into a church) however, there is no internal mandate to effect such donation yet. The aforesaid property is in the process of being subdivided.
Occupancy Leases:
AngloGold has entered into residential leases with various employees of the WW Mining Business. Please refer to the schedule of documents uploaded under folder 1.2.9.2.0.23 of the Data Room.
Incorporation of West Wits Village:
As regards the Incorporation of West Wits Village into the municipal boundary and formal township establishment, several engagements have been held with the municipality including submission of the land use parameters, site visits conducted by the members of the mayoral committee and the incorporation workshop attended by mayoral committee members and HOD. All engineering master plans have been submitted to the municipality. Engagement with the municipality on the services master plan are in progress and remain ongoing.  AngloGold has recently received partial approval from the municipality in respect of the incorporation of some of the company assets, we are still awaiting feedback on some of the infrastructure elements ie stormwater and roads.  AngloGold is awaiting further engagement with the municipality on the outstanding issues.
Please see the documents uploaded under folder 1.2.9.12 of the Data Room.
Residential Properties:
AngloGold understands that there is a general approved master building plan for all residential properties in accordance with municipal custom where volumes of similar buildings are constructed. However, there are certain residential properties and all buildings and erections thereon that do not comply in every material respect with all material Governmental Entities’ requirements relating thereto.
Life Health Lease:
A head lease between AngloGold and Life Employee Health Solutions Proprietary Limited ("Life Health") has been negotiated for the accommodation of Life Health employees at approximately 6 (six) residential units at Carletonville, Fochville, Wedela, Oberholzer and the mine accommodation (Western Levels, Schoonplaas and Ekhalihle Residence) however, such agreement is yet to be signed.
Alpha Gardens:
In 1988, AngloGold made land located at Portion 4 of the Farm Blyvooruitzicht 116 IQ available to Mr. Hattingh to build a workshop (at his cost) if it complied with AngloGold standards. There is no written agreement / documents. Bulk services have been supplied by AngloGold to the building. There is a power meter and actual consumption by the building is measured however, on investigation, there is no water meter installed. There is currently no services agreement in place between AngloGold and Mr. Hattingh. Mr. Hattingh is currently operating an ice-making business from the premises. Mr. Hattingh has indicated that he is 77 (seventy seven) years old and intends to sell the building and equipment. Mr. Hattingh is prepared to enter into an arrangement with AngloGold to pay for the bulk services consumption. There is a SRP (water line) running through the area.
Merafong Litigation:
This litigation relates to the general municipal valuation rolls published by the Merafong Municipality for the period commencing on 1 July 2012 and ending on 1 July 2019.
In the general valuation roll that became effective 1 July 2012, the municipal valuer of the Merafong Municipality (using a dispute approach and method) valued 3 (three) particular immovable properties of the WW Business (the "Relevant Immovable Properties (WW)") at approximately R794 200 000.00 (seven hundred and ninety four million two hundred thousand Rand). AngloGold lodged objections to the aforesaid valuations and then lodged appeals to the valuation appeal board of the Merafong Municipality ("VAB"). The VAB determined the value of the Relevant Immovable Properties (WW) to be approximately R28 000 000.00 (twenty eight million Rand).
As a result of the VAB’s determination, rates in an amount of approximately R49 000 000.00 (forty nine million Rand) became repayable by the Merafong Municipality to AngloGold. That amount was part of an aggregate amount of approximately R320 000 000.00 (three hundred and twenty million Rand) (the "Valuation Repayment Amount") which was repayable by the Merafong Municipality to AngloGold, Randfontein Estates Limited ("Randfontein Estates") and Sibanye Gold Limited ("Sibanye Gold")) and which amount the Merafong Municipality failed to repay.
The Merafong Municipality applied to court for the review of the VAB’s determination and the declaration of certain sections of the Rates Act being unconstitutional, particularly, the provisions which provide for the exemption of mineral rights from municipal rates.
AngloGold, together with Randfontein Estates and Sibanye Gold (the "Mining Companies") filed a counter-application for the calculation and repayment (together with interest thereon) of, the Valuation Repayment Amount by the Merafong Municipality. The Mineral Council South Africa joined the proceedings as amicus curiae and made representations on the exemption of mineral rights from municipal rates.
Litigation is pending as the Merafong Municipality has not issued its replying affidavit yet. Nonetheless, the court’s pronouncement on the repayment by the Merafong Municipality of the Valuation Repayment Amount has become moot in light of the set-off arrangements entered into between the parties as follows:
Supplementary Valuation Roll 3
The Merafong Municipality caused supplementary valuations to be undertaken in respect of all the Mining Companies’ immovable properties and then published a Supplementary Valuation Roll 3. AngloGold lodged objections to the Supplementary Valuation Roll 3 and then lodged an appeal to the VAB. The Mining Companies were of the view that the municipal valuer and the Merafong Municipality erroneously applied the provisions of section 17(1)(f) of the Rates Act and that the Merafong Municipality would have been entitled to only levy municipal rates on the buildings in the hands of the holders of the mining rights with effective from date of publication of the Supplementary Valuation Roll 3 (being 1 August 2015), but for such erroneous application of the aforesaid section. As a gesture of goodwill, the Mining Companies proposed a settlement (which settlement was accepted by the Municipality) as follows:
•    the Merafong Municipality would cause a further supplementary roll to be prepared, which will set out the municipal rates payable in respect of those parts of the mining rights which are rateable (being the buildings, immovable structures and infrastructure above the surface of the properties used for mining purposes);
•    although the Mining Companies would only be liable to pay municipal rates (based on the valuations to be set out in the proposed supplementary roll) with effect from the date of publication of the proposed supplementary roll, the Mining Companies nevertheless agreed to be retrospectively liable for the payment of municipal rates with effect from 1 August 2015 (being the date on which the municipal rates would have become payable under the Supplementary Valuation Roll 3 but for the defective entries contained in such roll), in accordance with the valuation rolls in respect of those parts of the mining rights which are rateable in terms of the amended section 17(1)(f) of the Rates Act, to be set out in the proposed supplementary roll;
•    if and to the extent that there are any objections and/or appeals against the valuations to be set out in the proposed supplementary roll, the municipal rates payable by the Mining Companies (including (i) those payable for the period commencing on 1 August 2015 and ending on the effective date of the supplementary roll and (ii) those payable with effect from the effective date of the supplementary roll) would be in accordance with that which is determined during any such objections and/or appeals;
•    the Mining Companies’ obligation to pay municipal rates would be set-off against the Merafong Municipality’s obligation to repay the Valuation Repayment Amount (together with interest thereon); and
•    as regards the Supplementary Valuation Roll 3, VAB would be requested to confirm and rule upon the valuation of the Mining Companies’ immovable properties in a manner which is substantially similar to the valuations agreed between the Mining Companies and the Merafong Municipality. The VAB confirmed such valuations agreed between the Mining Companies and the Merafong Municipality as the valuations to be reflected in the Supplementary Valuation Roll 3.
Supplementary Valuation Roll 6
In 2018, the Merafong Municipality caused supplementary valuations to be undertaken in respect of all the Mining Companies’ immovable properties and then published a Supplementary Valuation Roll 6. The municipal valuer of the Merafong Municipality valued AngloGold’s properties (including the buildings, immovable structures and infrastructure above the surface of the properties used for mining purposes) at approximately R2 400 000 000.00 (two billion four hundred million Rand). AngloGold lodged objections to the Supplementary Valuation Roll 3 and proposed a counter value of approximately R122 000 000.00 (one hundred and twenty two million Rand).
The response of the municipal valuer remains outstanding and if, once issued, such response is unsatisfactory AngloGold, appeals to the VAB will be lodged by AngloGold.
As regards the Supplementary Valuation 6 Roll, it appeared that not only had the buildings, immovable structures and infrastructure above the surface of the properties used for mining purposes by the Mining Companies been entered for purposes of rating in terms of section 17(1)(f) of the Rates Act but the immovable properties in respect of which the VAB had already determined values had been entered as well. The latter immovable properties had been entered at values that differ from the values that had been ruled upon by the VAB. The villages and buildings etc. which enhanced the value of the land were valued by the municipal valuer as part of the mining right, which entailed a different valuation approach and methodology, resulting in substantially higher values being attributed to such villages and buildings.
Accordingly, the Mining Companies applied to court for the review and setting aside of those entries in the Supplementary Valuation 6 Roll (Case No. 59318/18). The hands of argument in respect of the aforesaid application are currently being filed, whereafter the matter will be set down for hearing.
The documents in respect of the litigation have been uploaded under folder 1.2.12.1.1 of the Data Room.

Item No.	Warranty Reference (without limitation)	Disclosure
xix.	Including without limitation paragraph 6
When the initial AngloGold employee home ownership scheme started, AngloGold became aware that banks in certain regions were not financing units containing asbestos material.
AngloGold then embarked on an asbestos assessment process. ENSA Environmental SA (Pty) Ltd ("ENSA") was appointed to assist with the inspection of the properties. These inspection are carried out by ENSA with consulting occupational hygienists.
The 1st assessment was conducted on the 12 July 2016 which determined that 62 (sixty two) properties contained more than 70% (seventy percent) asbestos material (ceilings, fascia’s, barge boards and/or wall panels). The 70% (seventy percent) asbestos homes are pre-fabricated homes.
The 2nd assessment was conducted on the 10 October 2016, which determined that 53 of the 58 properties assessed contained up to 40% (forty percent) asbestos material (ceilings, fascia’s and/or barge boards). The 40% (forty percent) asbestos houses are constructed of brick.
These two assessments indicated that the majority of the AngloGold properties contained some level of asbestos materials. The reason for this is that the use of asbestos materials in construction was extremely widespread in the 1960’s to the 1980’s when the AngloGold properties were built.
AngloGold has decided that the 70% (seventy percent) asbestos material homes will be demolished and/or will be vacated and no longer rented. When a 40% (forty percent) asbestos material home is identified (e.g. when it is to be sold to an employee), AngloGold remediates the home by having ENSA remove the asbestos material, whereafter AngloGold’s maintenance team replaces the items in question with other material. ENSA then issues an asbestos clearance certificate in respect of the home.
In terms of AngloGold’s findings, the properties containing asbestos materials are safe for continued habitation. The risk of harm arises when asbestos fibres become airborne, which could happen when an affected house is renovated or drilling of the affected materials takes place. No asbestos related claims have been made against AngloGold arising out of the occupation of the affected homes.
As at 10 February 2020, 590 employee apply-to-buy properties containing up to 40% asbestos material have been remediated at an average cost of R20,000 per unit. It is planned that the remainder of the phases will continue for all apply to buy units. Consequently, there are no pre-fabricated homes left.
9.    AngloGold believes it is very likely that the homes to be transferred to the relevant Purchasers under the Agreement which have not yet been assessed will have a similar asbestos material profile to the assessed homes discussed above, i.e. most of the homes will contain up to 40% (forty percent) asbestos material. In the event that the houses are remediated, the Purchaser will need to ensure compliance with the National Environmental Management: Waste Act, 2008 and the Regulations for prohibition over use, manufacturing, import and export of asbestos and asbestos containing material, 2008, which incorporate by reference the asbestos regulations, 2001 under OHSA.

xx.	Including, without limitation, paragraphs 6 and 15	Please see the documents uploaded under folder 1.2.12.1.2 of the Data Room which details the status of AngloGold's proceedings against Merafong in respect of the water tariff litigation.
xxi.	Including without limitation paragraphs 6 and 9
Some of the Transferring Employees (WW) are entitled to rights of use pursuant to:
•    the AngloGold employee ownership housing scheme; and
•    the commercial leases uploaded in the Data Room at folder 1.2.9.5.

Item No.	Warranty Reference (without limitation)	Disclosure
xxii.	Including without limitation paragraph 9
The following employees will cease to be employed by AngloGold with effective from on or about March 2020: K Craigen (Senior Human Resources Manager - Surface Ops and Closure Business), PR Botha (Security Manager - Central Services) and ES de Waal (Manager - Central Services).
In terms of AngloGold practice, employees may apply for an advance on salary up to a maximum of 50% (fifty percent) of the salary already accrued to the employee (generally up to one month’s salary).  These advances must be motivated to and authorised by AngloGold.  Few employees receive such advances.

xxiii.	Including without limitation paragraph 9	The health records in relation to the Transferring Employees (WW) will be transferred to the Purchaser but these records have been maintained and stored by AngloGold Ashanti Health (Pty) Ltd.
xxiv.	Including, without limitation, paragraph 9	10. Ramon Pienaar (Maintenance Control System Advisor) has been seconded to AngloGold's Obuasi Mine in Ghana. Ramon Pienaar's secondment will not have terminated by the Closing Date.
xxv.	Including, without limitation, paragraph 9
11.    Please see the documents uploaded under folder 1.2.3.2.10.0.3 of the Data Room in respect of disciplinary procedures instituted against senior employees which form part of the Transferring Employees (WW).

xxvi.	Including, without limitation, paragraph 9	12. 137 (one hundred and thirty seven) of the Transferring Employees (WW) do not belong to a Retirement Fund. Such employees consist of MOA Learners and fixed term employees.
xxvii.	Including, without limitation, paragraph 9 and 9	13. The details of employment-related matters which are currently being heard at the CCMA have been uploaded under folder 1.2.3.10.0.4 of the Data Room.
xxviii.	Including, without limitation, paragraph 9	14. The details regarding Moloko’s CCMA case have been uploaded under folder 1.2.3.2.10.0.3 of the Data Room.
xxix.	Including without limitation paragraph 9	The health records in relation to the Transferring Employees (WW) will be transferred to the Purchaser but these records have been maintained and stored by AngloGold Ashanti Health (Pty) Ltd.

Item No.	Warranty Reference (without limitation)	Disclosure
xxx.	Including without limitation paragraphs 8 and 10
The notices issued by the DMR during the period 2016 to 2020 in respect of the WW Mining Areas or the WW Mining Rights and WW Mining Right 11 MR have been uploaded in the Data Room at folder 1.2.12.4. AngloGold has not responded to the notice issued by the DMR dated 8 January 2020 uploaded in the Data Room at folder 1.2.12.4.0.1, which response is due on 15 March 2020.
Please see the documents uploaded under folder 1.2.12.4.3.1 of the Data Room for correspondence and documentation relating to the BEE Amendment Application submitted in response to the directive issued in terms of section 93 of the MPRDA and dated 25 February 2019.
Please see the documents uploaded under folder 1.2.12.4.2 of the Data Room for correspondence and documentation relating to monthly reports that AngloGold currently submits to the DMR as directed by the DMR in terms of section 52 of the MPRDA.
1991 Agreement:
An agreement was concluded in 1991 between Driefontein Consolidated Limited, Blyvooruitzicht Gold Mining Company Limited and Western Deep Levels Limited (the "1991 Agreement"). AngloGold is in dispute with Sibanye Gold Limited t/a Sibanye-Stillwater ("Sibanye-Stillwater") regarding the validity and enforceability of the 1991 Agreement in its entirety, and/or in part, insofar as it relates to Western Deep Levels Limited and/or AngloGold.
In the course of the bid process, AngloGold uploaded relevant documentation and information regarding the 1991 Agreement and the dispute between AngloGold and Sibanye-Stillwater. Notwithstanding the disclosure of relevant information and documentation regarding, amongst others, the dispute between AngloGold and Sibanye-Stillwater regarding the 1991 Agreement and/or the management of water, at the West Wits Operations, AngloGold makes no representations, warranties or commitments whatsoever regarding the validity and the enforceability of the 1991 Agreement entirely, or in part.
To the extent that AngloGold engages and/or negotiates the disposal of its South African operations, with any parties whatsoever, such engagements, negotiations, and, in the event that a commercial agreement is entered into, does not in any manner constitute an admission by AngloGold that it is bound by any provisions of the 1991 Agreement and its rights to dispute the validity and enforceability of the 1991 Agreement on any grounds whatsoever, are reserved.
Blyvoor Supply and Use of Water Agreement :
A draft Supply and Use of Water Agreement (which is yet to be signed) to be entered into between AngloGold and Blyvoor Gold Capital provides for underground processed water of up to 2Ml (two mega litres) per day at Savuka underground pumping infrastructure for dust suppression of the Blyvoor tailings storage facility ("TSF").
Blyvoor Offer to Acquire the Savuka Gold Plant and the Savuka TSF:
On or about 31 January 2019, AngloGold received an offer from Blyvoor Gold Capital to acquire the Savuka Gold Plant and the Savuka TSF ("Savuka Assets"). AngloGold has advised Blyvoor Gold Capital that the Savuka Assets form part of the WW Package to be disposed by AngloGold pursuant to the announcement published by AngloGold on 9 May 2019 and accordingly, Blyvoor should (if it wishes to acquire the Savuka Assets) approach the acquirer thereof once the sale process has been concluded.

Item No.	Warranty Reference (without limitation)	Disclosure
xxxi.	Including without limitation paragraph 12
AngloGold lodged an application with Gauteng Department of Agriculture and Rural Development ("GDARD") for renewal of the waste management licence Gaut 002/09 10/W0011 ("WML") on 9 July 2019. The WML relates to operation of the Mponeng waste disposal facility. GDARD issued AngloGold with a letter dated 12 August 2019 stipulating that the DMRE is now the competent authority for the renewal application. After consultation with the DMRE, AngloGold submitted the renewal application with the DMRE on 13 December 2019 which renewal application remains pending. AngloGold is currently operating the Mponeng waste disposal facility in accordance with the terms and conditions of the WML while the renewal is pending.

xxxii.	Including without limitation paragraphs 7 and 17
The physical due diligence on the title deeds in respect of the Immovable Properties (WW) was conducted by the relevant members of the Purchaser’s Group (and/or their representatives and/or their advisors) between 22-25 October 2019 at AngloGold premises.
AngloGold has not uploaded into the Data Room: (a) copies of certain title deeds which were made available for the Purchasers review at the offices of AngloGold 22 and 25 October 2019; (b) certain title deeds which were not in the physical possession of AngloGold by virtue of them being lodged at a Governmental Entity or conveyancer; and (c) copies of documents which required third parties to consent to the disclosure of the document to the Purchasers and which consent was unable to be procured by AngloGold.

Annexure E	Disclosure Schedule (VR)

1.	Introduction

1.1.	All words and expressions defined in the Agreement will, unless the context otherwise requires or the contrary is indicated, have the same meaning when used in this Disclosure Schedule (VR).

1.2.	If any inconsistency or conflict arises between the Agreement and this Disclosure Schedule (VR), this Disclosure Schedule (VR) shall prevail to the extent of such inconsistency or conflict.

1.3.
The disclosure of any matter in this Disclosure Schedule (VR) shall not be taken or construed in any way as an admission or evidence that the matter disclosed would otherwise give rise to any liability under the Agreement, or as a representation, warranty or undertaking not expressly given in the Agreement, nor as extending the scope of any warranty and/or undertaking given in the Agreement.

1.4.	All disclosures are made generally in relation to the Agreement and are not to be related to any particular warranty, undertaking, obligation or other matter.

2.	Disclosures

2.1.	In addition, by way of general disclosures, the following matters are disclosed to the Purchaser –

Item No.	Warranty Reference (without limitation)	Disclosure
ANNEXURE B1 - FUSA
i.	Including, without limitation, paragraph 10	Please see the documents uploaded under folders 1.3.10.1.1, 1.3.10.1.2.0.1 and 1.3.13.1.2.1 of the Data Room.
ii.	Including, without limitation, paragraph 10	Please see the agreement entered into with Franco – Nevada Corporation uploaded under folder 1.3.10.1.1.0.6 in the Data Room.
iii.	Including, without limitation paragraph 12	Those AngloGold employees working in the FUSA Business are Transferring Employees (VR).
iv.	Including, without limitation paragraphs 9 and 17
AngloGold has not uploaded into the Data Room: (a) copies of certain title deeds which were made available for the Purchasers review at the offices of AngloGold 22 and 25 October 2019; (b) certain title deeds which were not in the physical possession of AngloGold by virtue of them being lodged at a Governmental Entity or conveyancer; and (c) copies of documents which required third parties to consent to the disclosure of the document to the Purchasers and which consent was unable to be procured by AngloGold.

Annexure B2 - MWS
v.	Including, without limitation, paragraph 4 and 6
MWS is not a holder of a mining right in terms of the MPRDA and, as such, MWS is not required to make financial provision in terms of NEMA. Accordingly, there are no rehabilitation obligations reflected in or described in the MWS Accounts.

Item No.	Warranty Reference (without limitation)	Disclosure
vi.	Including, without limitation, paragraph 4
In terms of a notarial lease (Registration No. K5876/2009L) as amended (Registration No. K5876/2009L), MWS (as lessee) has rented from Wildebeestpan (Portion 9 and 10) Communal Property Association (as lessor) the Remaining Extent of the Farm Wildebeestpan 442 IP for a term of 99 (ninety years) years at an escalating rental. The lease may be terminated by the parties before the expiration of the term, provided that the lessee will be liable to pay a penalty (the terms of which to be agreed by the parties). Please see the documents uploaded under folders 1.3.9.4.1.0.3 and 1.3.9.4.1.0.2 of the Data Room.

vii.	Including, without limitation, paragraph 10	Please see the agreement entered into with Franco – Nevada Corporation uploaded under folder 1.3.10.1.1.0.6 in the Data Room.
viii.	Including, without limitation paragraph 12	Those AngloGold employees working in the MWS Business are Transferring Employees (VR).
ix.	Including, without limitation paragraph 14
The NEMA Authorisation is held in the name of MWS for purposes of the operations of the MWS Business and/or the Chemwes Business.
The NNR Certificate is held in the name of MWS for purposes of the operations of the MWS Business and/or the Chemwes Business.

x.	Including, without limitation paragraphs 9 and 18
AngloGold has not uploaded into the Data Room: (a) copies of certain title deeds which were made available for the Purchasers review at the offices of AngloGold on 22 and 25 October 2019; (b) certain title deeds which were not in the physical possession of AngloGold by virtue of them being lodged at a Governmental Entity or conveyancer; and (c) copies of documents which required third parties to consent to the disclosure of the document to the Purchasers and which consent was unable to be procured by AngloGold.

ANNEXURE B3 – Chemwes
xi.	3. Including, without limitation, paragraph 6
AngloGold currently stands as a guarantor in favour of Eskom in terms of an electricity supply agreement entered into between (inter alia) Eskom and Chemwes on 13 May 2011 terminable on 3 (three) calendar months’ notice in writing by either party, and which agreement is uploaded under folder 1.3.10.3.1.3.0.1 of the Data Room. Please see a copy of the guarantee uploaded under folder 1.3.10.3.1.1.0 of the Data Room. AngloGold will not be released from this guarantee by the Closing Date.

xii.	4. Including, without limitation, paragraph 7	5. Please see the settlement agreement entered into with SARS which is uploaded under folder 1.3.11.2.3.1.4.0.1 of the Data Room.

Item No.	Warranty Reference (without limitation)	Disclosure
xiii.	6. Including, without limitation, paragraphs 8 and 16
The Chemwes Property is subject to leases, surface right permits, restrictive conditions and servitudes copies of which have been uploaded in the Data Room.
Mrs Sally Barraclough:
There is an informal arrangement between Chemwes and Mrs Sally Barraclough, owner of the property south of Kareerand (Remaining Extents 3,16 and 17 of the Farm Kromdraai 420 IP) for winter grazing of cattle on the Remaining Extent of Portions 0 and 1 of the Farm Umfula 575 IP (which is owned by Chemwes). This a continuation of the informal agreement concluded between Chemwes and Mrs Sally Barraclough when a portion of the farm Kromdraai was purchased to construct the Kareerand Tailings Storage Facility.
Tailings and Mining Right Agreement:
The Tailings and Mining Right Agreement concluded between Buffelsfontein Gold Mines Limited ("BGM") and Chemwes in 2008 provides for servitudes in favour of Chemwes for purposes of transmitting tailings by means of pipelines over certain portions of BGM’s farm Hartebeestfontein No 422. A notarial deed of servitude has been prepared but has not been signed yet.
A notarial deed of abandonment ("Abandonment Deed") was executed by Buffelsfontein Gold Mine Limited on 4 April 2017 in terms of which Buffelsfontein Gold Mine Limited abandoned from the mining right (DMRE reference: 30/5/1/2/2/323 MR) the part of the mining area on which the following are located: Harties 5 & 6 TSF; Harties 1 and 2 TSF; Buffels 5 TSF; Buffels 1, 2, 3, and 4 TSF; Harties 7 TSF. The Abandonment Deed has not been lodged at the MPTRO.
Remaining Extent of Portion 31 of the Farm Stilfontein No 408:
A portion of the Remaining Extent of Portion 31 of the Farm Stilfontein No 408 (which forms part of the subdivided portions on which the national road is located (the "SANRAL Portion")) has been disposed by Chemwes to SANRAL. As Chemwes cannot register a servitude in its favour at the deeds office, a servitude has been granted by Chemwes in favour of MWS over the Remaining Extent of Portion 31 of the Farm Stilfontein No 408 (including the SANRAL Portion) in order to secure the pipeline servitude over the SANRAL Portion. A notarial deed of servitude will be lodged at the deeds office imminently.
Margaret Village:
At the time of acquisition of Portion 24 of the Farm Hartebeestfontein 422 IP by Chemwes sometime in 2012, a settlement known as the "Margaret Village" was located. Margaret Village is not a formal, legal township or development and as far as AngloGold is aware, the buildings were constructed in former years as part of a mining village by another mining entity, but have since fallen into disuse for mining purposes. Potable water, electricity and sewerage services have been supplied by Chemwes and/or MWS to Margaret Village. A majority of the buildings are derelict and a sinkhole (caused by the underground pipelines) has been identified in the area. AngloGold has considered various options to remedy the situation (including upgrading the village, resettlement and incorporation into the municipal boundary) however, no action has been taken. Please see the document uploaded under folder 1.3.8.5.5 of the Data Room.
Portion 57 of the Farm Hartebeestfontein:
Chemwes has acquired a portion of Portion 57 of the Farm Hartebeestfontein 422 (measuring 378,4068 hectares) from BGM. The requisite documents for the purposes of the transfer of the aforesaid portion have been prepared however, the lodging of such documents at the deeds office has been delayed due to tracing the existing bondholder (whose consent is required for the transfer) in respect of the aforesaid portion.
Margaret and Scott Rock Dumps Property:
The portions of land (Remaining Extent of Portion 24 of the Farm Hartebeestfontein 422 IP) on which the Margaret and Scott Rock Dumps are located (the "Margaret and Scott Rock Dumps Property") have been disposed by Chemwes to OMV Proprietary Limited ("OMV"). The subdivision and diagrams in respect of the Margaret and Scott Dumps Property have been approved and the requisite documents for the purposes of the transfer of the Margaret and Scott Rock Dumps Property have been prepared and will be lodged at the deeds office imminently, together with the registration of a servitude in favour of AngloGold and Chemwes for purposes of access, use and right of way over the Margaret and Scott Dumps Property. In addition, certain servitudes of right of way and engineering services will be reserved in favour of Chemwes. Please see the document uploaded under folder 1.3.12.4.1.1 of the Data Room.
Mr Pele:
A Mr Pele has been occupying a portion of Portion 25 of the Farm Stilfontein 408 IP for an undetermined period (apparently as a farmworker for the previous owner of the property) and also grazes his cattle there. External trespassers were recently removed from the property. Steps have commenced to identify the legal nature of Mr Pele’s informal rights (if any) thereafter, the way forward will be determined.
Tim’s Haven Community Water:
A servitude in favour of Portion 40 Kromdraai (Tim’s Haven community) has been registered for the purposes of a water pipeline (measuring 3m wide) over RE Portion 4 Kromdraai 420 IP. As far as AngloGold is aware, there is no servitude registered over Portion 40 Kromdraai.
Metrimix Sale:
The Remaining Extent of Portion 21 of the Farm Stilfontein 408 (measuring approximately 2,0234 (two comma zero two three four) hectares) and a certain portion of the Remaining Extent of Portion 33 of the Farm Stilfontein 408 (measuring approximately 1,0811 (one comma zero eight one one) hectares) have been disposed by Chemwes to Metrimix Proprietary Limited (a member of the OMV group). The consent for the subdivision of the property as well as the reinstatement agreement remain outstanding.
Wildebeestpan Servitude:
There is a historic servitude letter (since August 2010) in place between Chemwes and Wildebeestpan (Portions 9 and 10) Communal Property Association relating to a servitude in favour of Chemwes over the Remaining Extent of the Farm Wildebeestpan 442 IP for purposes of a road, pipeline and power cables. The consideration payable by Chemwes to Wildebeestpan CPA for the aforesaid arrangement is the construction of a house at a cost not exceeding R200 000.00 (two hundred thousand Rand). The servitude arrangement has not been implemented.
Rand Leases Servitude:
2 (two) servitudes in respect of the Remaining Extent of Portion 21 and the Remaining Extent of Portion 33 of the Farm Stilfontein 408 have been registered in favour of Chemwes (Registration No. K863/05S and Registration No. K864/05S respectively) and correctly endorsed against the servient properties of Rand Leases Properties Limited (which properties were subsequently transferred to the Klaas Goudriaan Familie Trust) in favour of certain areas over which the Chemwes Business is conducted. However, each of the deeds of servitude erroneously provide that the owner of the servient property grants the servitude in favour the servient property, whereas the deeds of servitude should reflect that the servitude is granted in favour of the dominant tenement. Accordingly, such error will be rectified by means of a notarial deed of amendment, with the co-operation of the Klaas Goudriaan Familie Trust.
Mr Muller Lease :
A lease agreement was concluded between Chemwes (as lessor) and Mr Muller (as lessee) in respect of a game farm located at certain portions of the Farm Buffelsfontein 443 IP on or about 2013. Notwithstanding the expiry of the written lease agreement and a failure to renew same, the parties continued with the lease on a month-to-month basis. Mr Muller has failed to pay rental since September 2016 but continues to occupy the leased premises. Chemwes has accordingly terminated the lease due to a breach thereof by Mr Muller and has commenced with proceedings against Mr Muller for eviction from the leased premises, payment of arrear rentals and damages. There are settlement discussions currently taking place between the parties however, no settlement has been reached yet. Please see the documents uploaded under folder 1.3.9.4.1 of the Data Room.

Item No.	Warranty Reference (without limitation)	Disclosure
xiv.	7. Including, without limitation, paragraph 10	Please see the documents uploaded under folders 1.3.10.1.2.0.2, 1.3.10.1.2.0.5, 1.3.10.1.2.0.6 and 1.3.10.1.2.0.7 of the Data Room.
xv.	Including, without limitation, paragraph 12	Those AngloGold employees working in the Chemwes Business are Transferring Employees (VR).
xvi.	Including, without limitation, paragraph 16
VR Remaining Business / Chemwes Business and Khuma Community Service Delivery Protests:
The VR Remaining Business / Chemwes Business is situated adjacent to various informal settlements and townships ("VR Communities") within the Matlosana Municipality. The Matlosana Municipality has been the source of many well-publicised service delivery protests by the VR Communities in recent years. Since 2017, one of the VR Communities, in particular, which is known as the "Khuma Community", has disrupted the operations of the VR Remaining Business / Chemwes Business. From time to time, different groups from the Khuma Community have overwhelmed contractors and staff of AngloGold at its various reclamation operations causing lengthy operational disruption by virtue of threat and intimidation. The Khuma Community claims ownership of AngloGold’s various waste rock dumps and demands employment opportunities. AngloGold is in the process of commencing interdict proceedings against the Khuma Community as a whole. AngloGold cannot guarantee, even if the interdict is awarded in favour of AngloGold, that all interference by the VR Communities will immediately and permanently cease.

xvii.	Including, without limitation, paragraph 18
AngloGold has only uploaded documents in the Data Room which either did not contain a confidentiality undertaking or where the counterparty to such document has consented to AngloGold uploading the document in question.

Annexure B4 – VR Remaining Business

Item No.	Warranty Reference (without limitation)	Disclosure
xviii.	Including, without limitation, paragraphs 1.4, 1.7, 6 and 14
The Immoveable Property (VR) is subject to leases, surface right permits, restrictive conditions and servitudes copies of which have been uploaded under folder 1.3.9 of the Data Room.

Pringle Reservoir:
In terms of a service level agreement concluded between AngloGold and Kopanang Gold Mining Company Proprietary Limited ("VMR"), AngloGold has granted a right of first refusal in favour of VMR in respect of a reservoir known as the "Pringle Reservoir". Please see the document uploaded under folder 1.3.12.4.2.0.4 of the Data Room.

VMR Right of First Refusal – Rail Link and Rolling Stock:
In terms of a service level agreement concluded between AngloGold and VMR, AngloGold granted a right of first refusal in favour of VMR in respect of the Rail Link and any component thereof. VMR relinquished the right of first refusal in respect of the Rail Link, which resulted in the conclusion of the Traxtion Agreement. VMR’s right of first refusal in respect of the rolling stock or any component thereof, has not yet been exercised. Please see the document uploaded under folder 1.3.12.4.2.0.4 of the Data Room.

VMR Right of First Refusal - Tailings:
In terms of a service level agreement concluded between AngloGold and VMR, AngloGold has granted a right of first refusal in favour of VMR in respect of the depositing of the tailings produced at West Gold Plant located at the West Complex and West Extension tailings storage facilities. Please see the document uploaded under folder 1.3.12.4.2.0.4 of the Data Room.

CAPM Surface Right Permits Agreement and CAPM Servitude Agreement:
A Surface Right Permit Agreement to be entered into between AngloGold, African Rainbow Minerals Gold Limited, the liquidators of Pamodzi Gold Orkney Proprietary Limited and CAPM African Precious Metals Proprietary Limited ("CAPM") has been prepared (but not signed yet), in terms of which (inter alia) (a) certain SRPs relating to CAPM’s operations] will be abandoned or partially abandoned and be replaced by servitudes and (b) 7 (seven) SRPs relating to CAPM’s operations will be transferred to CAPM.
It is recorded that (a) certain infrastructure located at certain areas over which the VR Remaining Business is conducted is required by CAPM for its operational purposes and AngloGold is thus required to register servitudes in favour of CAPM over such areas and (b) certain infrastructure located at certain areas over which CAPM’s business is conducted is required by AngloGold for its operational purposes and CAPM is thus required to register servitudes in favour of AngloGold over such areas. Accordingly, a servitude agreement has been negotiated and requires sketch plans to be finalised for signature whereafter, implementation thereof will be required.
Orkney Winze Area:
As regards the area located at a certain portion of Portion 4 of the Farm Witkop (the "Orkney Winze Area"), there used to be a CAPM vent shaft located on the Orkney Winze Area which vent shaft has since been closed by CAPM. Following an informal arrangement between AngloGold and Mr van Wyk, Mr van Wyk currently grazes his cattle on a certain portion of the Orkney Winze Area. In addition, there is a biodiversity as well as a heritage site located on the Orkney Winze Area.
The entrance to the Winze vent shaft is now utilised by illegal miners to access the underground workings of CAPM 6 Shaft. Several attempts to enclose the holing’s failed as the illegal miners continue to re-open the entrance to the Winze vent shaft. CAPM appointed a security company "Joint Effort Security" in an attempt to prevent illegal miners entering the holing.

Westvaal Hospital:
A sale agreement was concluded between (inter alia) AngloGold and Westvaal Hospital Proprietary Limited (the "Westvaal Hospital Company"), in terms of which (inter alia) AngloGold disposed of the Westvaal Hospital to the Westvaal Hospital Company, subject to the fulfilment of certain conditions precedent. Due to the non-fulfilment of certain conditions precedent, the sale agreement was never implemented and a lease agreement was thus concluded between AngloGold and Westvaal Hospital Company in respect of the Westvaal Hospital, pending the sourcing of funding by the Westvaal Hospital Company for purposes of acquiring the Westvaal Hospital. This lease agreement was cancelled by AngloGold due to a breach thereof by the Westvaal Hospital Company, which currently occupies the Westvaal Hospital and has refused to hand over possession of the Westvaal Hospital to AngloGold. Accordingly, AngloGold is in the process of instituting eviction proceedings against the Westvaal Hospital Company.
In term of the aforesaid lease (which has since been cancelled), the Westvaal Hospital company leased some of the private rooms to medical practitioners (such as occupational therapists and physiotherapists) (the "West Vaal Medical Practitioners"). Although AngloGold terminated its lease with the Westvaal Hospital Company AngloGold did not however terminate the leases with West Vaal Medical Practitioners nor does it intend to do so prior to the Closing Date.
It is noted that the movable assets of the Westvaal Hospital are owned by AGA Health Proprietary Limited (a wholly owned subsidiary of AngloGold). Further, 15 (fifteen) out of 23 (twenty three) houses in the area of the Westvaal Hospital are occupied by former employees of the Westvaal Hospital Company and thus short-term leases are in the process of being concluded between AngloGold and such former employees who are currently occupying the aforesaid houses . Some of the vacant houses have been vandalised. The houses have not been included in the potential sale of the Westvaal Hospital to RH Managers, as dealt with below.
AngloGold has received an offer from RH Managers to acquire the Westvaal Hospital, which offer has been accepted by AngloGold, subject to the payment by RH Managers of a deposit and the conclusion of a written sale agreement. The offer provides for the installation and linking of, the Westvaal Hospital property to municipal services prior to the registration of transfer. The sale will not be concluded and the Westvaal Hospital will accordingly form part of the VR Remaining Business Assets to be sold to Harmony Moab.
8.

Item No.	Warranty Reference (without limitation)	Disclosure

Orkney Flats:
AngloGold disposed the Orkney Flats located to VMR. Approximately 6 (six) units of the Orkney Flats are currently occupied by VR Remaining Business employees. A draft head lease agreement has been prepared however such draft is yet to be executed. Please see the documents uploaded under folders 1.3.12.4.2.0.17 and 1.3.12.4.2.0.18 of the Data Room.

Kopanang Gold Plant:
Pursuant to the sale agreement (the "Kopanang Gold Plant Area Agreement") concluded between AngloGold and VMR, the area on which the Kopanang Gold Plant is located (Portion 27 of the Farm Pretoriuskraal) (the "Kopanang Gold Plant Area") was sold to VMR, subject to the conclusion of a short-term written lease agreement between AngloGold (as lessee) and VMR (as lessor) in respect of the aforesaid property. A draft lease agreement has been prepared however such draft is yet to be executed.

There have been further discussions relating to the registration of a servitude of use and access in favour of AngloGold over the Kopanang Gold Plant Area as well as rights of access and use over the Kopanang Gold Plant Area roads and pipeline areas located on Portion 27 and Portion 6 of the Farm Pretoriuskraal. Accordingly, these servitude provisions have been incorporated into a draft third addendum to the Kopanang Gold Plant Area Agreement, which is yet to be executed. In addition, Portion 27 of the Farm Pretoriuskraal has not been transferred to VMR yet as a subdivision of the portion thereof (which was previously disposed by AngloGold to OMV) is required to be approved and registered.

Kopanang Hostel lease:
In terms of a lease agreement concluded between AngloGold and VMR, a number of Kopanang Gold Plant employees are accommodated in certain rooms at the VMR hostel. This lease agreement has been uploaded under folder 1.3.12.4.2.0.6 of the Data Room.

West Gold Plant:
Pursuant to the sale agreement concluded between AngloGold and VMR (the "West Gold Plant Agreement"), the West Gold Plant located on Portion 200 Nooitgedacht 438 IP was disposed by AngloGold to VMR. A short-term lease agreement has been concluded between AngloGold and VMR in respect of the aforesaid property (under folder 1.3.12.4.20.2 of the Data Room). VMR has requested a servitude in respect of the loading pad, the Million dam, the change house and the offices at WAFU, and the residue pump station. These servitude provisions have been incorporated into a draft third addendum to the West Gold Plant Agreement which is yet to be signed.

Item No.	Warranty Reference (without limitation)	Disclosure

Flatted Houses:
Harmony Moab acquired from AngloGold certain residential units, including the Flatted Houses, indicated as located on Portion 2 of Erf 2 Orkney, which property was transferred to Harmony Moab. However, the Flatted Houses are not located on Portion 2 of Erf 2 Orkney but are located on Erf 2871 Orkney which have also been duly sold and transferred to Harmony Moab. The 23 houses known as the "West Housing" that serve the Westvaal Hospital are in fact located on Portion 2 of Erf 2 Orkney, as well as part of the North West Tourism Board Hotels School premises. A rectification transfer was envisaged but will no longer be necessary, provided that Portion 2 of Erf 2 Orkney is included in the list of the Immovable Properties (VR) to be sold pursuant to the Agreement.

Midvaal Servitudes:
Midvaal pipelines traverse Immovable Properties (VR) but no servitudes have been registered. Awaiting Midvaal to take the registration process further. Please see the documents uploaded under folder 1.3.9.6.2.1 of the Data Room.

Ariston:
Following allegations of contaminated ground water in the area known as "Ariston Holdings", AngloGold acquired a number of the properties that could potentially be affected by contaminated ground water and demolished all improvements on those properties.
A water pipeline agreement was also concluded between AngloGold and Matlosana Municipality on 26 January 1988 with regard to the construction of a municipal water pipeline and the provision of water by the local authority to 8 (eight) portions of the Farm Nooitgedacht 434 (four hundred and thirty four) (which have subsequently been subdivided into more portions) in the area known as "Ariston", and AngloGold has acquired some of the aforesaid portions. In terms of the aforesaid agreement (which is terminable on 6 (six) calendar months’ notice), AngloGold also undertook to pay to the local authority the rates for the actual water consumed on those AngloGold properties, subject to a maximum of 50 (fifty) kilo litres per month. Please see the documents uploaded under folder 1.3.9.13 of the data Room.

Sometime in 2014, AngloGold made offers to 3 (three) Ariston Plot owners to acquire their properties which offers were rejected. In 2019 however, Mr B Williams (Portion 57 of Ariston) and JH Stehlick (Portion 215 of Ariston) approached AngloGold indicating their willingness to sell their properties. A revaluation of the properties is currently being undertaken however, no mandate or offer to purchase has been finalised.

Encroachment:
Mr Moleko, the owner of Erf 3347 Orkney has encroached on AngloGold’s Erf 3348
Orkney with the construction of his boundary wall plus gate and the building of his house within the building line restriction right up to the actual boundary. He has further encroached on AngloGold’s Erf 3346 Orkney with the construction of his boundary wall over AngloGold’s stand. Mr Moleko made certain proposals to have the matter rectified and valuations are awaited.

Donations:
AngloGold has resolved to donate various properties in the area over which the VR Remaining Business is conducted. Such donations are currently in process. Mandates in respect of the donations have been uploaded under folder 1.3.9.11 of the Data Room.

Occupancy Leases:
AngloGold has entered into residential leases with various employees of the VR Remaining Business. Please refer to the schedule of documents uploaded under folder 1.3.9.2.0.29 of the Data Room.

Residential Properties:
AngloGold understands that there is a general approved master building plan for all residential properties and buildings and erections in the area over which the VR Remaining Business is conducted in accordance with municipal custom where volumes of similar buildings are constructed. However, there are certain residential properties and all buildings and erections thereon that do not comply in every material respect with all material Governmental Entities’ requirements relating thereto.
Engagements have commenced for the disposal of the various recreation clubs, including Caravan Club, Boating Club, Gliding Club and Transawl Riverside Resort situated in the VR Region however, no mandates or work has commenced in this regard.

Moab Sale:
Draft Third Addendum has been prepared and would have been shared with Harmony Moab shortly. Amendments to the draft Third Addendum may be required following the Closing Date.

Item No.	Warranty Reference (without limitation)	Disclosure
xxi.	Including, without limitation, paragraphs 3 and 6
As regards the VR Remaining Business properties, the electricity, water and rental arrears due to AngloGold is as follows (in total):
•    Margaret Village, R1 657 736 (one million six hundred and fifty seven thousand seven hundred and thirty six Rand);
•    separated employees (whether retrenched or have concluded voluntary severance packages who occupy AngloGold-owned accommodation), R1 603 721 (one million six hundred and three thousand seven hundred and twenty one Rand); and
•    commercial leases, R4 173 611 (four million one hundred and seventy three thousand six hundred and eleven Rand).

xxii.	Including, without limitation, paragraph 5
AngloGold currently stands as a guarantor in favour of Eskom in terms of an electricity supply agreement entered into between (inter alia) Eskom and AngloGold on 28 February 2018 terminable on 12 (twelve) calendar months’ notice in writing by either party, and which agreement is uploaded under folder 1.3.10.3.1.2.0.2 of the Data Room. Please see a copy of the guarantee uploaded under folder 1.3.10.3.1.2.0 in the Data Room. AngloGold will not be released from this guarantee by the Closing Date.

Item No.	Warranty Reference (without limitation)	Disclosure
xxiii.	Including without limitation paragraph 6.2.5
When the initial AngloGold employee home ownership scheme started, AngloGold became aware that banks in certain regions were not financing units containing asbestos material. In response, AngloGold embarked on an asbestos assessment process. ENSA Environmental SA (Pty) Ltd ("ENSA") was appointed by AngloGold to assist with the inspection of the properties. These inspection are carried out by ENSA with consulting occupational hygienists.
The 1st assessment was conducted on the 12 July 2016 which determined that 62 (sixty two) properties contained more than 70% (seventy percent) asbestos material (ceilings, fascia’s, barge boards and/or wall panels). The 70% (seventy percent) asbestos homes are pre-fabricated homes.
The 2nd assessment was conducted on the 10 October 2016, which determined that 53 (fifty three) of the 58 (fifty eight) properties assessed contained up to 40% (forty percent) asbestos material (ceilings, fascia’s and/or barge boards). The 40% (forty percent) asbestos houses are constructed of brick.
These two assessments indicated that the majority of the AGA properties contained some level of asbestos materials. The reason for this is that the use of asbestos materials in construction was extremely widespread in the 1960’s to the 1980’s when the AGA properties were built.
AngloGold has decided that The 70% (seventy percent) asbestos material homes will be demolished and/or will be vacated and no longer rented. When a 40% (forty percent) asbestos material home is identified (e.g. when it is to be sold to an employee), AngloGold remediates the home by having ENSA remove the asbestos material, whereafter AngloGold’s maintenance team replaces the items in question with other material. ENSA then issues an asbestos clearance certificate in respect of the home.
In terms of AngloGold’s findings, the properties containing asbestos materials are safe for continued habitation. The risk of harm arises when asbestos fibres become airborne, which could happen when an affected house is renovated or drilling of the affected materials takes place. No asbestos related claims have been made against AngloGold arising out of the occupation of the affected homes.
As at 10 February 2020, 360 (three hundred and sixty) employee apply-to-buy properties containing up to 40% a (forty percent) sbestos material have been remediated at an average cost of R20,000 (twenty thousand Rand) per unit. It is planned that the next removal phase will continue for all apply to buy units. The pre-fabricated 70% (seventy percent) asbestos material properties have all been demolished. consequently, there are no pre-fabricated homes left.
AngloGold believes it is very likely that the homes to be transferred to the relevant Purchasers under the Agreement which have not yet been assessed will have a similar asbestos material profile to the assessed homes discussed above, i.e. most of the homes will contain up to 40% (forty percent) asbestos material. In the event that the houses are remediated, the Purchaser will need to ensure compliance with the National Environmental Management: Waste Act, 2008 and the Regulations for prohibition over use, manufacturing, import and export of asbestos and asbestos containing material, 2008, which incorporate by reference the asbestos regulations, 2001 under OHSA.

Item No.	Warranty Reference (without limitation)	Disclosure
xxiv.	Including without limitation paragraph 6
Some of the Transferring Employees (VR) are entitled to rights of use pursuant to:
•    the AngloGold employee ownership housing scheme; and
•    the commercial leases uploaded in the Data Room at folder 1.3.9.5.

xxv.	Including without limitation paragraphs 8 and 16
The physical due diligence on the title deeds in respect of the Immovable Properties (VR) was conducted by the relevant members of the Purchaser’s Group (and/or their representatives and/or their advisors) between 22 and 25 October 2019 at AngloGold premises.
AngloGold has not uploaded into the Data Room: (a) copies of certain title deeds which were made available for the Purchasers review at the offices of AngloGold on 22 and 25 October 2019; (b) certain title deeds which were not in the physical possession of AngloGold by virtue of them being lodged at a Governmental Entity or conveyancer; and (c) copies of documents which required third parties to consent to the disclosure of the document to the Purchasers and which consent was unable to be procured by AngloGold.

xxvi.	Including without limitation paragraph 9
In terms of AngloGold practice, employees may apply for an advance on salary up to a maximum of 50% (fifty per cent) of the salary already accrued to the employee (generally up to one month’s salary).  These advances must be motivated to and authorised by AngloGold.  Few employees receive such advances.

xxvii.	Including, without limitation, paragraph 9.1.3	Ramon Pienaar (Maintenance Control System Advisor) has been seconded to AngloGold's Obuasi Mine in Ghana. Ramon Piennar's secondment will not have terminated by the Closing Date.
xxviii.	Including, without limitation, paragraph 9
Please see the documents uploaded under folder 1.2.3.2.10.0.3 of the Data Room in respect of disciplinary procedures instituted against senior employees which form part of the Transferring Employees (VR).

xxix.	Including, without limitation, paragraph 9
On 25 October 2019, AngloGold issued final written warnings to 195 (one hundred and ninety five) of the Transferring Employees (VR) who participated in an unprotected strike at MWS. AngloGold anticipates such employees to dispute the issuance of final written warnings.

xxx.	Including, without limitation, paragraph 9.6.2
11 (eleven) of the Transferring Employees (VR) do not belong to a Retirement Fund as noted in the payroll documentation uploaded under folder 1.2.3.2.1.0.7 of the Data Room. Such employees consist of "MOA Learners" and fixed term employees.

xxxi.	Including, without limitation, paragraph 9	The details of employment-related matters which are currently being heard at the CCMA have been uploaded under folders 1.2.3.2.10.0.4 and 1.3.3.2.10.0.2 of the Data Room.
xxxii.	Including without limitation paragraph 9
The health records in relation to the Transferring Employees (VR) will be transferred to the Purchaser but these records have been maintained and stored by an outsourced healthcare provider (Laboransan Occupational Health (Pty) Ltd).

Item No.	Warranty Reference (without limitation)	Disclosure
xxxiii.	Including without limitation paragraphs 11 and 12
As part of the transfer of mining rights to Harmony Moab and VMR, the environmental management programme ("EMP") that related to the mining rights previously held by AngloGold was transferred to Harmony Moab and VMR. The DMRE issued AngloGold with an approval dated 24 May 2018 (see document uploaded folder 1.3.12.3.3.0.1 of the Data Room) relating, on the face of it, to some of the assets and infrastructure retained by AngloGold in the transaction that were previously dealt with under the EMP which was first provided by the DMRE to AGA via email on 1 November 2019. AngloGold has not taken a legal view on the validity of the approval

xxxiv.	Including without limitation paragraph 14
VR Remaining Business / Chemwes Business and Khuma Community Service Delivery Protests:
The VR Remaining Business / Chemwes Business is situated adjacent to various informal settlements and townships ("VR Communities") within the Matlosana Municipality. The Matlosana Municipality has been the source of many well-publicised service delivery protests by the VR Communities in recent years. Since 2017, one of the VR Communities, in particular, which is known as the "Khuma Community", has disrupted the operations of the VR Remaining Business / Chemwes Business. From time to time, different groups from the Khuma Community have overwhelmed contractors and staff of AngloGold at its various reclamation operations causing lengthy operational disruption by virtue of threat and intimidation. The Khuma Community claims ownership of AngloGold’s various waste rock dumps and demands employment opportunities. AngloGold is in the process of commencing interdict proceedings against the Khuma Community as a whole. AngloGold cannot guarantee, even if the interdict is awarded in favour of AngloGold, that all interference by the VR Communities will immediately and permanently cease.

Annexure F	WW Mining Sale Assets

1.	The following mines and related infrastructure (the "WW Mines"):

1.1.
the Mponeng Mine operated by AngloGold, being the mining operation and related infrastructure, in the municipalities of Merafong City Local Municipality, Gauteng, South Africa established to access and mine minerals per the WW Mining Rights, as depicted as such in Annexure W, comprising of the underground mining operation and associated infrastructure related thereto, including the shaft area, comprising all buildings, consumable and critical spares stores, fixed and movable mining equipment and associated fixtures and fittings located on the mines as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.2.11.2.2.0.6in the Data Room (the "Mponeng Mine");

1.2.
the Tau Tona Mine in preparation for orderly closure, being the mining operation and related infrastructure, in the municipalities of Merafong City Local Municipality, Gauteng, South Africa established to access and mine minerals per the WW Mining Rights, as depicted as such in Annexure W, including the shaft area and associated infrastructure related thereto (to the extent applicable), comprising all buildings, fixed and movable mining equipment and associated fixtures and fittings located on the mine as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.2.11.2.2.0.6 in the Data Room; and

1.3.
the Savuka Mine in preparation for orderly closure, being the mining operation and related infrastructure, in the municipalities of Merafong City Local Municipality, Gauteng, South Africa established to access and mine minerals per the WW Mining Rights, as depicted as such in Annexure W, comprising of water pumping infrastructure and equipment, including the shaft area and associated infrastructure related thereto (to the extent applicable), comprising all buildings, consumable and critical spares stores, fixed and movable equipment and associated fixtures and fittings including fixed and movable equipment and associated fixtures and fittings for the pumping of water located on the mine as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.2.11.2.2.0.6 in the Data Room.

2.
The Mponeng Gold Plant, as depicted as such in Annexure W, and all other fixed and movable equipment and infrastructure owned and used by AngloGold in or in connection with the Mponeng Gold Plant, as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.2.11.2.2.0.6 of the Data Room (the "WW Gold Plant").

3.
The Savuka Gold Plant, as depicted as such in Annexure W, and all other fixed and movable equipment and infrastructure owned and used by AngloGold in or in connection with the Savuka Gold Plant, as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.2.11.2.2.0.6 of the Data Room (the "Savuka Gold Plant").

4.
All of the buildings, training units and accommodation units / housing and all other fixed and moveable equipment and infrastructure owned and used by AngloGold, as at the Closing Date, which, as at the Closing Date, are situated in the WW Region (the "Infrastructure (WW)"), and include but are not limited to:

4.1.
the high density accommodation units which house employees working at the WW Mines and includes the Ntshongalanga Residence, the Motabeng Residence and the Ekhayalihle Residence, the details of which are set out in folder 1.2.11.2.2.0.6 of the Data Room and which are depicted in Annexure W and labelled thereon as "Ntshongalanga Residence", the "Motabeng Residence" and the "Ekhayalihle Residence";

4.2.	the West Wits Village which is depicted in Annexure W and labelled thereon as "West Wits Village";

4.3.
all infrastructure, as at the Closing Date, forming part of the WW Region district offices as situated on the WW Mining Areas, the details of which are set out in folder 1.2.11.2.2.0.6 of the Data Room;

4.4.
all of the buildings, training units and accommodation units / housing and all other fixed and moveable equipment and infrastructure located on the Kraalkop Game Reserve, which is depicted in Annexure W and labelled thereon as "Kraalkop Game Reserve", as well as all of the game animals which are listed under folder 1.2.9.14 of the Data Room;

4.5.
the WW Region compulsory training units, which include the ATDS Training Centres, the details of which are set out in folder 1.2.11.2.2.0.6of the Data Room and are depicted in Annexure W and labelled thereon as "ATDS Training Centres";

4.6.
all infrastructure and equipment (other than infrastructure and equipment owned by third parties) relating to security services relating directly to the WW Mines, the Mponeng Gold Plant and the Savuka Gold Plant, the details of which are listed under folder 1.2.11.2.2.0.6 of the Data Room;

4.7.	the South African Region Offices and the West Wits Regional Offices situated on the WW Mining Areas, as depicted in Annexure W; and

4.8.	any and all buildings and infrastructure required for mining purposes in terms of the WW Mining Rights.

5.	3 (three) armoured security vehicles with registration numbers ZPP702GP, ZHV568GP and ZHV480GP respectively.

6.	The WW Mining Right 11 MR and all operations conducted by AngloGold in the area referred to by AngloGold in its relevant plans and programmes as "Block 1C11".

7.	The firearms listed in folder 1.2.7.2.0.8 of the Data Room.

Annexure G	VR Remaining Sale Assets

1.
All of the buildings, training units and accommodation units / housing and all other fixed and moveable equipment and infrastructure owned and used by AngloGold, as at the Closing Date, which, as at the Closing Date, are situated in the VR Region (the "Infrastructure (VR)"), and include, but are not limited to:

1.1.
all infrastructure, as at the Closing Date, forming part of the VR Region district offices, the details of which are set out in folder 1.2.11.2.2.0.6 of the Data Room and which are depicted in Annexure X and labelled thereon as "Regional Offices";

1.2.	the primary healthcare centre located on the Kopanang Gold Plant as depicted in Annexure X;

1.3.
the Westvaal Hospital and all related buildings and infrastructure situated at 1 Hospital Road, Orkney, North West Province, South Africa on a portion of Remaining Extent of Portion 4 (a portion of Portion 1) of the farm Witkop 438 Registration Division IP North West Province (the "Westvaal Hospital") and all other fixed and moveable assets, equipment and infrastructure located, as at the Closing Date, at the Westvaal Hospital as depicted in Annexure X; and

1.4.
all infrastructure and equipment (other than infrastructure and equipment owned by third parties) relating to security services, the details of which are listed under folder 1.2.11.2.2.0.6 of the Data Room.

2.
The Kopanang Gold Plant, as depicted as “Kopanang Plant” in Annexure X, located on the VMR Portions, and all other fixed and movable equipment and infrastructure owned and used by AngloGold in or in connection with the Kopanang Gold Plant, as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.2.11.2.2.0.6 of the Data Room (the "Kopanang Gold Plant").

3.	The Airwing helicopter (Registration No. ZS - HFE) manufactured in 2010.

4.	3 (three) armoured security vehicles with registration numbers CHK101NW, DZV955NW and DVD917NW respectively.

5.	The firearms listed in folder 1.3.7.3.0.4 of the Data Room

Annexure H	SLAs (VR)

1.	AngloGold to Harmony Services Agreement entered into entered into between Harmony and AngloGold on 28 February 2018.

2.	Harmony to AngloGold Services Agreement entered into between Harmony and AngloGold on 28 February 2018.

3.	VMR SPV to AngloGold Services Agreement entered into between VMR and AngloGold on 21 February 2018.

4.	AngloGold to VMR SPV Services Agreement entered into between VMR and AngloGold on 21 February 2018.

5.	Supply of Rail Services Agreement entered into between AngloGold and Traxtion on 30 November 2018.

6.	Bulk Services Agreement entered into, or to be entered into, between AngloGold and SGS South Africa Proprietary Limited (a copy of which is uploaded under folder of 1.3.12.4.4.0.3 of the Data Room).

7.	Potable Water Supply Agreement entered into between AngloGold and CAPM, last signed on 1 March 2018 (a copy of which is uploaded under folder of 1.3.12.4.7.0.4 of the Data Room).

Annexure I	Contracts (WW)

Item No.	Contract (WW)	Data Room Reference (where applicable)
Sustainability MOUs
1.	Memorandum of Agreement concluded between Mining Qualification Authority and AngloGold on 5 March 2018 detailing the parties’ collaboration in relation to the management and disbursement of bursary funds to 30 students.	1.2.8.2.0.1
2.	Memorandum of Understanding concluded between AngloGold and with Merafong City Local Municipality on 09 June 2014 for establishment of an Enterprise Development Centre with the objective of developing community based entrepreneurs and employment opportunities are recorded on the further terms and conditions set out therein.	1.2.8.4.3.0.5
3.	Memorandum of Understanding concluded between AngloGold and with the West Rand District Municipality on or about 30 August 2011 detailing their agreement to coordinate development under AngloGold’s social and labour plan and the Municipality’s integrated development plan.	1.2.8.4.2.0.1
4.	Memorandum of Understanding concluded between AngloGold and with the OR Tambo District Municipality on or about 10 January 2012 detailing their agreement to coordinate development under AngloGold’s social and labour plan and the Municipality’s integrated development plan.	1.2.8.4.1.0.1
Memorandum of Agreement
5.	Memorandum of Agreement between AngloGold and Driefontein Consolidated Proprietary Limited ("DCP") on 28 July 2003 for the supply of non-potable water by DCP to AngloGold are recorded on the further terms and conditions set out therein.	1.2.10.2.2
6.	Amendment to the Memorandum of Agreement between AngloGold and DCP on 23 July 2004 for the extension of the term for the supply of non-potable water by DCP to AngloGold are recorded on the further terms and conditions set out therein	1.2.10.2.2
Home Ownership Scheme
7.	Memorandum of Understanding entered into between AngloGold and the National Union of Mineworkers, Association of Mineworkers Union, UASA and Solidarity on 5 November 2014 whereby AngloGold makes available for sale stands and houses in Matlosana and Merafong Municipalities to employees on the further terms and conditions set out therein.	1.2.9.9.0.2
Covalent
8.	Pipeline Agreement between AngloGold and Covalent for provision of water pumping operations for the benefit of AngloGold in order to prevent flooding AGA’s mines.	1.2.12.5.1.0.9
9.	Service Agreement between AngloGold and Covalent on 9 June 2014 provision of water pumping services for the benefit of AngloGold in order to prevent flooding on the further terms and conditions set out therein.	1.2.12.5.1.0.8
Western Deep Levels
10.	Agreement concluded between Western Deep Levels Limited, Blyvooruitzight Gold Mining Company Limited and Driefontein Consolidated Limited on 20 June 1991 for the pumping, removal and disposal of underground water emanating from 5 shaft-west complex (now called 10-shaft complex).	1.2.5.8.0.1

11.
Mining Services Participation Agreements concluded between Western Ultra Deep Levels Limited, Western Deep Levels Limited and Witwatersrand Deep Limited dated 1954 (as amended in 1963), 18 July 1975 and 11 July 1980.
1.2.12.2.2.0.1, 1.2.12.2.2.0.2, 1.2.12.2.2.0.3 and 1.2.12.2.2.0.9
12.	Agreement concluded between Western Deep Levels Limited, Blyvooruitzight Gold Mining Company Limited, Doornfontein Gold Mining Company Limited on 21 March 1968 for, inter alia, the maintenance of the Blyvoor Channel on the further terms and conditions set out therein.	1.2.9.13

Annexure J	Contracts (VR)

Item No.	Contract (VR)	Data Room Reference (where applicable)
Sustainability MOUs
1.	Memorandum of understanding entered into between AngloGold and Matlosana Municipality in or about 2011 in terms of which (inter alia) the parties thereto detailing their agreement in aligning the social and labour plan in the VR Region and the Matlosana Municipality’s integrated development plan on the further terms and conditions set out therein.	1.3.8.4.1.0.1
2.	Memorandum of Understanding concluded between AngloGold and with the OR Tambo District Municipality on or about 10 January 2012 detailing their agreement to coordinate development under AngloGold’s social and labour plan and the Municipality’s integrated development plan	1.3.8.4.2.0.1
Deeds of Donation
3.	Offer of Donation entered into between AngloGold and Matlosana Municipality on or about 6 July 2019 in terms of which (inter alia) the donation of Kanana SAPS Offices by AngloGold to Matlosana are recorded on the further terms and conditions set out therein.	1.3.9.11.0.4
4.	Deed of Donation entered into between AngloGold and the North West Tourism Board and the Provincial Government – North West Province: Tourism on 30 May 2018 in terms of which (inter alia) the donation of the Hotel School Properties are recorded on the further terms and conditions set out therein.	1.3.9.11.0.1
5.	Mandate Donation of entered into between AngloGold and 42 Burns Ave, Orkney Child Welfare 002-023 NPO on or about 31 July 2019 in terms of which (inter alia) the donation of the house located on Erf 118, Orkney) by AngloGold are recorded on the further terms and conditions set out therein.	1.3.9.11.0.6
Ariston Contracts
6.	Agreement entered into between the Town Council of Orkney and AngloGold (then named Vaal Reefs Exploration and Mining Company Limited) on 26 January 1988 in terms of which (inter alia) AngloGold agrees to assist Town Council of Orkney with the supply of water (installation of pipes) on the further terms and conditions set out therein.	1.3.9.13.0.1
7.	Memorandum of Agreement entered into between AngloGold (then named Vaal Reefs Exploration and Mining Company Limited), Daniel Jacobus Hanekon, Carel Lodewyk Pieterse and Willem Jacobus Bouwer in or about June 1975 in terms of which (inter alia) AngloGold agreed to supply potable water to various plot holders in the Ariston area on the further terms and conditions set out therein.	1.3.9.13.0.3
8.	Agreement entered into between AngloGold and the City Council Klerksdorp on 19 June 2003 for (inter alia) the supply of water (installation of pipes) to the area known as the "Ariston Plots" on the further terms and conditions set out therein.	1.3.9.13.0.6
Ellaton Dump
9.	Sale of Tailings Dump Agreement entered into between Shiva Uranium Proprietary Limited and AngloGold Ashanti Limited on 27 February 2013 in terms of which (inter alia) Shiva Uranium Proprietary Limited sold the Ellaton Tailings Dump to AngloGold on the further terms and conditions set out therein.	1.3.10.1.2.0.8

Kopanang Sale Agreement
10.	Sale Agreement entered into between AngloGold and VMR, previously named K2017449111 (Pty) Ltd, on or about 18 October 2017 in terms of which (inter alia) Kopanang Gold Plant and other Sale Assets were sold to VMR on the further terms and conditions set out therein ("Kopanang Sale Agreement").	1.3.12.4.2.0.19
11.	First Addendum to the Kopanang Sale Agreement between AngloGold and VMR on or about 23 February 2018.	1.3.12.4.2.0.20
12.	Second Addendum to the Kopanang Sale Agreement between AngloGold and VMR on or about 28 February 2018.	3.12.4.2.0.21
13.	Rock Dump Sale Agreement entered into between AngloGold and Village Main Reef (Pty) Ltd ("VMR Co") in terms of which (inter alia) VMR Co sold certain rock dumps to AngloGold on the further terms and conditions set out therein.	1.3.12.4.2.0.3
14.	Mispah Tailings Agreement between AngloGold, VMR, Coreland Property Investment Company Proprietary Limited and Harmony Gold Mining Company Limited on 18 October 2017 for (inter alia) sale and purchase of the Mispah Tailings Facility 7 on the further terms and conditions set out therein.	1.3.12.4.2.0.13
VR Laboratories Sale to SGS
15.	Sale Agreement entered into between AngloGold and SGS South Africa (Pty) Ltd on 31 October 2018 for (inter alia) the sale and purchase of Vaal River Laboratories on the further terms and conditions set out therein.	1.3.12.4.4.0.1
Rail Network Sale to Traxtion
16.	Sale Agreement entered into between AngloGold and Traxtion Sheltam Proprietary Limited on 27 November 2018 for (inter alia) the sale and purchase of the Rail Network as well as related movable assets and property (defined in this agreement) on the further terms and conditions set out therein.	1.3.12.4.5.0.1
CAPM
17.	Potable Water Supply Agreement between AngloGold and CAPM African Precious Metals Proprietary Limited (“CAPM”) on 1 March 2018 in terms of which AngloGold would supply water to CAPM employees on the further terms and conditions set out therein.	1.3.12.4.7.0.4
Finance
18.	Loan Recordal Agreement entered into between AngloGold and Chemwes on 25 April 2014 in terms of which (inter alia) AngloGold loaned and advanced to Chemwes on the further terms and conditions set out therein.	1.3.12.6.0.1
Home Ownership Scheme
19.	Memorandum of understanding entered into between AngloGold and the National Union of Mineworkers, Association of Mineworkers Union, UASA and Solidarity on 5 November 2014 whereby AngloGold makes available for sale stands and houses in Matlosana and Merafong Municipalities to employees.	1.3.9.9.0.2

Annexure K	Lease Agreements (WW)

Annexure L	Lease Agreements (VR)

Annexure M	MOD (WW)

WEST WITS MOD's
Legend
MOD
Pre-sinking
Savuka MOD
TauTona pre-sinking
Mponeng MOD
N
Google Earth
Image © 2020 Maxar Technologies

Annexure N	MOD (VR)

VAAL RIVER MOD's
Legend
MOD
MOD floor cleaning
pre-sinking
Harties 2 pre-sinking
Harties 2 MOD
Harties 7 pre-sinking
Harties 7 MOD
R502
Buffels MODs
MOD 5
MOD 5 pre-sinking
MOD 4 pre-sinking
MOD 4
R30
MOD 1
MOD 2 pre-sinking
MOD 3 pre-sinking
MOD 3
12
Anderson St
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Annexure O	Transferring Employees (WW)
The list of the Transferring Employees (WW) are uploaded under folder 1.2.3.2.11.0.2 and 1.2.3.2.11.0.3 of the Data Room.

Annexure P	Transferring Employees (VR)
The list of the Transferring Employees (WW) are uploaded under folder 1.3.3.2.11.0.2 and 1.2.3.2.11.0.3 of the Data Room.

Annexure Q	Immoveable Properties (WW)

Annexure R	Immoveable Properties (VR)

Annexure S	Servitudes (WW)

Annexure T	Servitudes (VR)

Annexure U	Sale Liabilities (WW)

1.
All obligations and liabilities, other than the Environmental Obligations (WW), in respect of, relating to or arising from the Sale Assets (WW) and whether contingent, existing or arising and whether arising before or after the Closing Date.

2.
All health and safety obligations and liabilities (but excluding any liability for which AngloGold is liable under the Silicosis Class Action Settlement Agreement) in respect of, relating to or arising from the Sale Assets (WW) and whether contingent, existing or arising and whether arising before or after the Closing Date.

3.	All employee obligations and liabilities relating to the Transferring Employees (WW), which obligations and liabilities shall include (without limitation):

3.1.
any benefit, contribution or payment made on behalf of or to any Transferring Employee (WW) who becomes entitled to receive such benefit, contribution or payment in respect of any post-retirement medical aid benefit or in respect of a Post-Retirement Medical Aid Promise (WW) or any liability of CAWMS (excluding all liabilities and obligations arising from, or relating to. the CAWMS Liability, which constitutes an Excluded Liability), after the Closing Date, which includes (but is not limited to) the Post-Retirement Medical Aid Promise (WW) amounts reflected in the schedule contemplated in clause 13.3.3 of the Agreement;

3.2.
any Claim, award, contribution, payment liabilities, expenses (including, but not limited to, legal costs), compensation, fines, actions and demands made on behalf of or by any Transferring Employee (WW) in relation to any Occupational Lung Disease (as defined in section 1 of the Occupational Diseases in Mines Works Act 78 of 1073) and of the diseases listed in section A2 and A3 of schedule 3 to the Compensation for Occupational Injuries and Diseases Act 130 of 1993, other than for any liability that AngloGold has undertaken to be liable for under the Silicosis Class Action Settlement Agreement (which constitutes an Excluded Liability);

3.3.	unpaid salary, pension, medical benefits, long service awards and any other applicable employee benefits not paid, pertaining to the Transferring Employees (WW) contemplated in clause 13.3.4, whether the aforesaid employees obligations and liabilities are contingent, existing or arising before or after the Closing Date.

4.
All contractual obligations and liabilities in respect of, relating to or arising from the Contracts (WW) and whether contingent, existing or arising and whether arising before or after the Closing Date.

5.
All obligations and liabilities for assessment rates for Immoveable Properties (WW) and Infrastructure (WW) whether contingent, existing or arising and whether arising before or after the Closing Date.

6.
All obligations and liabilities for industry charges (including without limitation refining charges, Mineral Council subscriptions, Ubank cash and recruitment services, SIMRAC levies, software licence fees, CPU Charges, GSMI, ODMWA levies), charged directly to or allocated to the Sale Assets (WW) whether contingent, existing or arising and whether arising before or after the Closing Date

Annexure V	Sale Liabilities (VR)

1.
All obligations and liabilities, other than the Environmental Obligations (VR), in respect of, relating to or arising from the Sale Assets (VR) and whether contingent, existing or arising and whether arising before or after the Closing Date.

2.
All health and safety obligations and liabilities (but excluding any liability for which AngloGold is liable under the Silicosis Class Action Settlement Agreement) in respect of, relating to or arising from the Sale Assets (VR) and whether contingent, existing or arising and whether arising before or after the Closing Date.

3.	All employee obligations and liabilities relating to the Transferring Employees (VR), which obligations and liabilities, shall include (without limitation)

3.1.
any benefit, contribution or payment made on behalf of or to any Transferring Employee (VR) who becomes entitled to receive such benefit, contribution or payment in respect of any post-retirement medical aid benefit or in respect of a Post-Retirement Medical Aid Promise (VR) or any liability of CAWMS (excluding all liabilities and obligations arising from, or relating to. the CAWMS Liability, which constitutes an Excluded Liability), the Closing Date, which includes (but is not limited to) the Post-Retirement Medical Aid Promise (VR) amounts reflected in the schedule contemplated in clause 31.3.8 of the Agreement;

3.2.
any Claim, award, contribution, payment, liabilities, expenses (including, but not limited to, legal costs), compensation, fines, actions and demands made on behalf of or by any Transferring Employee (VR) in relation to any Occupational Lung Disease (as defined in section 1 of the Occupational Diseases in Mines Works Act 78 of 1073) and of the diseases listed in section A2 and A3 of schedule 3 to the Compensation for Occupational Injuries and Diseases Act 130 of 1993, other than for any liability that AngloGold has undertaken to be liable for under the Silicosis Class Action Settlement Agreement (which constitutes an Excluded Liability);

3.3.	unpaid salary, pension, medical benefits, long service awards and any other applicable employee benefits not paid), pertaining to the Transferring Employees (VR) contemplated in clause 31.3.4, whether the aforesaid employees obligations and liabilities are contingent, existing or arising before or after the Closing Date.

4.
All contractual obligations and liabilities in respect of, relating to or arising from the Contracts (VR) and whether contingent, existing or arising and whether arising before or after the Closing Date.

5.
All obligations and liabilities for assessment rates for Immoveable Properties (VR) and Infrastructure (VR) whether contingent, existing or arising and whether arising before or after the Closing Date.

6.
All obligations and liabilities for industry charges (including without limitation refining charges, Mineral Council subscriptions, Ubank cash and recruitment services, SIMRAC levies, software licence fees, CPU Charges, GSMI, ODMWA levies), charged directly to or allocated to the Sale Assets (VR) whether contingent, existing or arising and whether arising before or after the Closing Date.

Annexure W	WW Region Plan

AngloGoldAshanti

WEST WITS

MINING & PROSPECTING RIGHTS

LEGEND

- GP 30/5/1/2/2/248MRC
- GP 30/5/3/2/2/01MR
- GP 30/5/3/2/2/11MR
- GP 30/5/1/3/2/174MP
- SRP's
- AGA MINING RIGHT BOUNDARY
- AGA LAND OWNERSHIP

AREAS	ha	km²
GP 30/5/1/2/2/248MRC	155,8316	1,5583
GP 30/5/3/2/2/01MR	6 477,3477	64,7734
GP 30/5/3/2/2/11MR	30,0318	0,3003
GP 30/5/1/3/2/174MP	258,1996	2,5819
TOTAL	6 962,3107	69,6231

WEST WITS MINING AND PROSPECTING RIGHTS

Annexure X	VR Region Plan

Annexure Y	Surface Right Permits (WW)

Item No.	Old Permit No.	New Permit No.	R.M.T.No.	Description
1.	C.7/61	3352/2005	478	A 3'6" electric mine railway on Driefontein 113 IQ, district Oberholzer
2.	C.42/62	3454/2005	658	A waste rock dump with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
3.	C.8/63	3350/2005	659	Compound with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
4.	C.13/63	3344/2005	680	1. Reservoir with fencing 2. 10' wide strip of land for water pipe lines on Blyvooruitzicht 116 IQ, district Oberholzer
5.	C.18/63	3361/2005	683	One inch water pipeline on Blyvooruitzicht 116 IQ and Elandsfontein 115 IQ, district Oberholzer
6.	C.22/63	3343/2005	686	A water pipe line on Blyvooruitzicht 116 IQ, district Oberholzer
7.	C.24/63	3357/2005	697 with C23/63	Underground electric cables on Blyvooruitzicht 116 IQ, district Oberholzer
8.	C.23/63	3357/2005	697	Underground electric cables and switch house on Blyvooruitzicht 116 IQ, district Oberholzer
9.	C.27/63	3358/2005	700 with 28/63
A strip of ground 40’ wide for mine road, overhead electric power lines, underground electric cables, water pipe lines , telephone lines, sewage pipe lines and storm water drains with fencing on Blyvooruitzicht 116 IQ, district Oberholzer

10.	C.28/63	3358/2005	700	A strip of land 40' wide for access road, water pipe lines , sewage Pipe lines , telephone lines, stormwater drain with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
11.	C.31/63	3353/2005	696	Extension to residential quarters with fencing on Blyvooruitzicht 116 IQ and Elandsfontein 115 IQ, districts Oberholzer and Potchefstroom
12.	C.36/63	3348/2005	713	Water pipe line on the farm Blyvooruitzicht No. 116 IQ, district Oberholzer
13.	C.37/63	3348/2005	711	Electric sub-station with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
14.	C.6/64	3356/2005	730	Electric sub-station with fencing on Blyvooruitzicht 116 IQ, district Oberholzer

15.	C.7/64	3346/2005	666
1. Mine Railway Line. 2. Marshalling yard. 3. Strip of ground fifty feet wide for private mine access road, telephone and communication lines, overhead electric power lines, underground electric cables, water pipe lines , sewage pipe lines and other line services incidental to mining operations, with fencing. 4. Strips of ground 40 feet wide, for private mine access roads, telephone and communication lines, overhead electric power lines, underground electric cables, water pipe lines, sewage pipe lines and other line services incidental to mining operations, with fencing on Blyvooruitzicht 116 IQ and Driefontein 113 IQ, district Oberholzer

16.	C.9/64	3345/2005	654	Reduction plant with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
17.	C.10/64	3360/2005	655	Residential quarters with fencing and recreational facilities with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
18.	C.14/64	3359/2005	734	Main administrative offices and gardens with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
19.	C.15/64	3351/2005	653	Slimes dam with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
20.	C.17/64	3355/2005	689	Storm water drain (10' wide) with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
21.	C.40/64	3347/2005	737	An area for shafts and shaft equipment with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
22.	C.42/64	2104/2005	660	1. Waste rock dump with fencing. 2. Disposal works with fencing. 3. Salvage yard with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
23.	C.43/64	2105/2005	747	Strip of ground 10 feet wide for canalisation of water with fencing, 10 inch water pipeline and area for dam and pump house with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
24.	C.44/64	1997/2005	736	Area for workshops and stores with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
25.	C.41/64	2480/2005	717	1. Married quarters with fencing. 2. Compound with fencing. 3. Hospital with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
26.	C.54/64	1998/2005	681	Sewage pipe line on Blyvooruitzicht 116 IQ, district Oberholzer
27.	C.57/64	2102/2005	761	Areas for shafts and shaft equipment with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
28.	C.58/64	2293/2005	677	Training centre with fencing Blyvooruitzicht 116 IQ, district Oberholzer

29.	C.2/65	2111/2005	762	Extensions to residential quarters with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
30.	C.17/65	2112/2005	793	Mine roads on Blyvooruitzicht 116 IQ, district Oberholzer
31.	C.20/65	2200/2005	735	Post Office with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
32.	C.22/65	2100/2005	816	Sewer pipe line on Blyvooruitzicht 116 IQ, district Oberholzer
33.	C.23/65	1999/2005	817	Water pipe lines on Blyvooruitzicht 116 IQ, district Oberholzer
34.	C.36/65	2107/2005	815	Core sheds, offices and garages with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
35.	C.37/65	2108/2005	814	Stormwater drain with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
36.	C.48/65	2109/2005	822	Residue pipe line on Blyvooruitzicht 116 IQ, district Oberholzer
37.	C.19/66	2110/2005	763	1. Water pipe lines 2. Underground cables, sewer-air-water and residue pipe lines with fencing 3. Reservoir with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
38.	C.31/66	2106/2005	811	Extension to compound with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
39.	C.16/67	2113/2005	871	1. Slimes dam with fencing 2. Evaporation dam with fencing 3. Strip of ground for drains with fencing and 4. 24" diameter water pipe line on Blyvooruitzicht 116 IQ, district Oberholzer
40.	C.21/67	2103/2005	883	Agriculture with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
41.	C.31/67	2126/2005	901	1. Diversion weir 2. 24" water pipe line on Blyvooruitzicht 116 IQ, district Oberholzer
42.	104/68	2125/2005	922	Timber yard with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
43.	125/68	2123/2005	032/68	Extension to area for dam with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
44.	130/68	2127/2005	011/68	Sportsfield with fencing on Elandsfontein 115 IQ, district Potchefstroom
45.	161/68	2124/2005	095/68	Water storage dams with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
46.	166/68	2120/2005	921	Extension to hospital with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
47.	182/68	2114/2005	065/68	Water pipe lines, reservoirs, pump house, pressure release tanks on Blyvooruitzicht 116 IQ, district Oberholzer
48.	47/69	2294/2005	0121/68	Railway tracks, bridge and a concrete drain on Blyvooruitzicht 116 IQ, district Oberholzer

49.	38/72	2115/2005	0.183/71	Underground electric cable, overhead powerlines and area for radio mast with fencing on Oog van Elandsfontein 114 IQ, and Blyvooruitzicht 116 IQ, district Oberholzer
50.	97/72	2116/2005	0.200/71	Area for training centre and married quarters for senior male employees on Blyvooruitzicht 116 IQ, district Oberholzer
51.	32/73	2117/2005	0.65/70	1. Underground electric cable and slimes pipe lines 2. Overhead electric powerline an Blyvooruitzicht 116 IQ, district Oberholzer
52.	51/73	2132/2005	0.186/72	Extension to residential quarters with fencing Blyvooruitzicht 116 IQ, district Oberholzer and Elandsfontein 115 IQ, district Potchefstroom
53.	75/74	2131/2005	0.29/74	1. Extensions to shaft equipment with fencing 2. Access road on Blyvooruitzicht 116 IQ, district Oberholzer
54.	153/74	2130/2005	0.224/74	Uranium plant with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
55.	13/75	2118/2005	0.195/74	Recreation with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
56.	14/75	2119/2005	0.110/74	Extension to slimes dam with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
57.	41/75	2129/2005	0.28/75	Residential quarters with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
58.	92/75	2122/2005	0.119/75	Store yard with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
59.	179/75	2121/2005	0.240/75	Extension to core sheds with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
60.	183/75	2128/2005	0.241/75	Extension to residential quarters with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
61.	200/75	3492/2005	0.286/75	Extension to hostel with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
62.	145/76	3493/2005	0.183/75	Extension to hostel with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
63.	28/77	3494/2005	0.100/76	Mine security police barracks with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
64.	202/77	3491/2005	0.215/77	1. Store yards with fencing 2. Access road on Blyvooruitzicht 116 IQ, district Oberholzer
65.	238/78	3495/2005	0.170/78	Mine road on Elandsfontein 115 IQ, district Potchefstroom
66.	10/79	3496/2005	0.465/77	Sewer pipe lines on Blyvooruitzicht 116 IQ, district Oberholzer
67.	80/79	3498/2005	0.162/78	Mine roads with fencing on Elandsfontein 115 IQ, district Potchefstroom

68.	110/79	3497/2005	0.440/77
1. Sportsfield for employees with fencing 2. Mine roads 3. Underground electric cables 4. Stormwater drains and sewer pipe with fencing 5. Mine road 6. Underground electric cables 7. Sewer pipe line on Blyvooruitzicht 116 IQ

69.	11/80	3490/2005	0.109/79	Mine roads with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
70.	54/80	3489/2005	0.64/79	Extension to hospital with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
71.	133/80	3505/2005	0.104/80	Uranium plant with fencing and extension to slimes dam on Blyvooruitzicht 116 IQ, district Oberholzer
72.	189/80	3500/2005	0.296/78	Fencing on Blyvooruitzicht 116 IQ, district Oberholzer
73.	36/81	2466/2005	0.13/81	Transit reception centre for male employees with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
74.	124/81	2467/2005	0.127/81	Residential quarters and Amenities incidental thereto with fencing on Elandsfontein 115 IQ, district Potchefstroom
75.	141/81	2468/2005	0.26/81	Recreation ground for employees with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
76.	164/81	2469/2005	0.183/81	General offices with fencing on Elandsfontein 115 IQ, district Potchefstroom
77.	46/82	2470/2005	0.188/81	Shaft equipment with fencing on Elandsfontein 115 IQ, district Potchefstroom
78.	66/82	2471/2005	0.45/82	Access road and off-loading bay with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
79.	101/82		0.102/82	Extension to residential quarters for employees with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
80.	6/83	2473/2005	0.127/82
Extension to mine security and police barracks and incidental amenities with fencing, shaft equipment with fencing, buried sewer pipe line, access road and access road with fencing on Blyvooruitzicht 116 IQ, district Oberholzer

81.	7/83	2474/2005	0.163/81	Extension to uranium plant with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
82.	10/83	2475/5002	0.131/82	Extension to residential quarters for employees with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
83.	123/86	2476/2005	0.116/86	Explosives magazines with fencing on Elandsfontein 115 IQ, district Potchefstroom
84.	31/87	2477/2005	0.135/86	Security barracks for employees with fencing on Elandsfontein 115 IQ, district Potchefstroom

85.	78/88	2478/2005	0.145/88	Post office building with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
86.	30/89	2479/2005	0.212/88	Roads and filling station for mine vehicles, with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
87.	61/89	1913/2005	0.172/88	Extension to residential quarters for employees with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
88.	70/89	1920/2005	0.70/89	Sewage disposal works with fencing on Elandsfontein 115 IQ, district Potchefstroom
89.	80/89	1911/2005	0.143/88	Administrative offices with fencing on Blyvooruitzicht 116 IQ and Elandsfontein 115 IQ, districts Oberholzer & Potchefstroom
90.	101/89	1905/2005	0.71/89	Slimes Pipe lines on Elandsfontein 115 IQ, district Potchefstroom
91.	135/89	1921/2005	0.95/89	Extension to area for shaft equipment with fencing on Elandsfontein 115 IQ, district Potchefstroom
92.	136/89	1919/2005	0.94/89	Reduction works with fencing on Elandsfontein 115 IQ, district Potchefstroom
93.	161/89	1909/2005	0132/89	Parking garages for mine vehicles, change houses and engagement centre, with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
94.	178/89	1908/2005	0.186/89	Stores and access road with fencing on Elandsfontein 115 IQ, district Potchefstroom
95.	215/89	1904/2005	0.77/88	Transport depot with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
96.	244/89	1906/2005	0.97/89	Mine nursery with fencing on Elandsfontein 115 IQ, district Potchefstroom
97.	371/89	1922/2005	0.132/88	Mine road and access road on Blyvooruitzicht 116 IQ, district Oberholzer
98.	455/89	1910/2005	0.169/89	Extension to area for security barracks for employees with fencing on Elandsfontein 115 IQ, district Potchefstroom
99.	33/90	1912/2005	0.58/90	Overhead electric powerline with underground electric cable on Elandsfontein 115 IQ, district Potchefstroom
100.	34/90	1914/2005	0.59/90	Visiting centre for wives of mine employees with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
101.	88/90	1915/2005	0.98/90	Extension to residential quarters for employees with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
102.	90/90	1918/2005	0.99/90	Extension to residential quarters for employees with fencing on Elandsfontein 115 IQ, district Potchefstroom

103.	219/90	1917/2005	0.198/90	Extension to shaft equipment area with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
104.	91/91	1916/2005	0.37/90	Mine road with fencing on Blyvooruitzicht 116 IQ, district Oberholzer
105.	121/93	1907/2005	0.123/92	Slimes dam with fencing on Doornfontein 118 IQ and Blyvooruitzicht 116 IQ, district Oberholzer
106.	211/89		0.141/89	Extension to residential quarters and incidental amenities, with fencing on Elandsfontein 115 IQ, district Potchefstroom

Annexure Z	Surface Right Permits (VR)

Item No.	Permit No.	Description	Farm	New No.	R.M.T. No.
1.	C15-52	Storage dam with fencing	Nooitgedacht [53] IP, district Klerksdorp	207/2006	175
2.	C2-54	No. 3 shaft equipment area	Nooitgedacht 434 IP, district Klerksdorp	Re-registered number not evident	216
3.	C17-57	Waste rock with fencing	Vaalkop 439 IP, district Klerksdorp	Re-registered number not evident	330
4.	C27-57	Uranium plant with fencing	Modderfontein [45] and Vaalkop [110] IP, district Klerksdorp	128/2006	340
5.	C34-57	Slimes dam with fencing	Modderfontein [45] IP, district Klerksdorp	204/2006	334
6.	C37-57	Agriculture with fencing	Vaalkop 439 IP, district Klerksdorp	156/2006	339
7.	C41-57	Slimes pipelines	Vaalkop [110] IP and Modderfontein [45] IP, district Klerksdorp	138/2006	345
8.	C42-57	Compressed air pipelines	Vaalkop 439 IP, district Klerksdorp	153/2006	48
9.	C2-58	Bantu compound with fencing	Vaalkop [110] IP, district Klerksdorp	199/2006	341
10.	C3-58	Bantu married quarters with fencing	Vaalkop 439 IP, district Klerksdorp		331
11.	C4-58	Administrative building with fencing	Vaalkop [110] IP, district Klerksdorp	198/2006	347
12.	C10-58	Railway line with fencing	Vaalkop [110] IP, district Klerksdorp	2072/2005	362
13.	C11-58	Bantu police camp with fencing	Vaalkop [110] IP, district Klerksdorp	152/2006	351

14.	C25-58	Uranium plant with fencing	Nooitgedacht 434 IP, district Klerksdorp	208/2006	390
15.	C1-59	Settling dams	Nooitgedacht 434 IP, district Klerksdorp	209/2006	375
16.	C22-59	Uranium plant effluent evaporation area	Witkop 438 IP and Vaalkop 439 IP, district Klerksdorp	134/2006	378
17.	C46-59	Extension to slimes dam with fencing	Modderfontein 440 IP, district Klerksdorp	183/2006	464
18.	C19-60	Water pipeline	Witkop 438 IP and Nooitgedacht 434 IP, district Klerksdorp	211/2006	444
19.	C32-60	Waste rock dump	Modderfontein 440 IP, district Klerksdorp		485
20.	C42-60	Compressed air pipelines and water pipeline	Modderfontein 440 and Vaalkop 439 IP, district Klerksdorp		490

21.	C48-60	Mine railway line and spurs	Modderfontein 440 and Vaalkop 439 IP, district Klerksdorp	201/2006	492
22.	C4-61	Sewer pipeline	Modderfontein 440 IP, district Klerksdorp	181/2006	486
23.	C6-61	European sportsfield with fencing, water pipeline and underground electric cable	Vaalkop 439 IP, district Klerksdorp Klerksdorp	Re-registered number not evident	491
24.	C19-61	1) Extension to shaft equipment area with fencing 2) Compressed air column	Nooitgedacht 434 IP, Witkop No 438 and Vaalkop 439 IP, district Klerksdorp	[Unclear]	489
25.	C52-61	1) Strip of land 50' wide for mine road, and overhead lighting cable, pilot cable 2) Overhead lighting cable and underground	Modderfontein 440 and Vaalkop No 439 IP, district Klerksdorp	Re-registered number not evident	502
26.	C61-61	Bantu cemetery with fencing	Vaalkop 439 IP, district Klerksdorp	173/2006	471
27.	C65-[65]	1) Mine road 20' wide 2) Compressed air column 3) Sewer pipeline 4) Underground electric cable 5) Water pipeline 6) Strip 50' wide for compressed air column, sewer pipeline and underground electric cable	Nooitgedacht 434, Witkop 438 and Vaalkop 439 IP, district Klerksdorp	212/2006	499

28.	C90-61	1) Uranium plant effluent disposal drain, 2) Evaporation dam with fencing	Nooitgedacht 434 IP and Witkop 438 IP, district Klerksdorp	213/2006	380
29.	C92-61	Bantu married quarters with fencing	Nooitgedacht 434 IP, district Klerksdorp	214/2006	578
30.	C95-61	An underground electric power cable	Witkop 438 IP, district Klerksdorp	238/2006	376
31.	C13-62	Bantu mine hospital with fencing	Witkop 438 IP, district Klerksdorp	231/2006	498
32.	C19-62	Extension to Bantu married quarters with fencing	Vaalkop 439 IP, district Klerksdorp		595
33.	C20-62	A slimes pipe column	Vaalkop 439, Nooitgedacht 434, Witkop 438 and Modderfontein 440 IP, district Klerksdorp	180/2006	609
34.	C25-62	Extension to Bantu compound with fencing	Vaalkop 439 IP, district Klerksdorp	174/2006	621

35.	C26-62	1) Sewerage pipeline 2) Algae dam with fencing	Vaalkop 439 IP, district Klerksdorp	175/2006	602
36.	C6-63	Bantu sportsfield with fencing	Vaalkop 439 IP, district Klerksdorp	125/2006	642
37.	C39-63	Bantu welfare facilities with fencing and extension to bantu compound with fencing	Vaalkop 439 IP, district Klerksdorp	126/2006	628
38.	C43-63	Boating club with fencing	Vaalkop 439 IP, district Klerksdorp	131/2006	712
39.	C6-65	Extension to bantu married quarters with fencing	Vaalkop 439 IP, district Klerksdorp	Re-registered number not evident	783
40.	C35-65	1) Bantu playing fields with fencing 2) Bantu children's playground with fencing 3) Bantu chapel and school with fencing	Nooitgedacht 434 IP, district Klerksdorp	206/2006	751
41.	C55-65	1) Sewerage pipeline 2) Mine railway line	Vaalkop [110] IP, district Klerksdorp	137/2006	830

42.	C62-65	1) Extension to waste rock dump 2) Extension to sewerage disposal works with fencing 3) Extension to shaft equipment with fencing	Vaalkop 439 IP, district Klerksdorp	139/2006	831
43.	C63-65	Timber storage yard with fencing	Goedgenoeg 433 and Nooitgedacht 434 IP, district Klerksdorp	194/2006	823
44.	C65-65	1) Mine railway line 2) Extension to reduction plant with fencing 3) Slimes pipe column 4) Sewer pipeline.	Vaalkop 439 IP, and Modderfontein 440 IP, district Klerksdorp	179/2006	832
45.	C24-66	Extension to waste rock dump and a mine road	Nooitgedacht 434 IP, district Klerksdorp	215/2006	843
46.	C37-67	Water catchment area with fencing 8" water pipeline	Modderfontein 440 IP, Vaalkop 439 IP district Klerksdorp	202/2006	910
47.	103-68	1) Waste rock dump, 2) Pipeline	Vaalkop 439 IP, Witkop 438 IP and Nooitgedacht 434 IP, district Klerksdorp	217/2006	917
48.	C18-67	Mine railways lines	Nooitgedacht 434 IP and Witkop 438 IP, district Klerksdorp	216/2006	861

49.	83-68	Aerodrome with fencing and 20' mine road situate	Goedgenoeg 433 IP and Witkop 438 IP, district Klerksdorp	Re-registered number not evident	729
50.	64-69	Compressed air column 5' wide	Nooitgedacht 434 IP and Witkop 438 IP, district Klerksdorp	218/2006	0.188/68
51.	111-69	Extension to bantu residential quarters with fencing	Vaalkop 439 IP, district Klerksdorp	135/2006	0.178/68
52.	133-69	Slimes dams, catchment dam and effluent drain	Modderfontein 440 IP, district Klerksdorp	195/2006	0.66/69
53.	153-69	Slimes and water pipelines	Modderfontein 440 IP, district Klerksdorp	171/2006	0.79/69
54.	65-70	1) Sewer pipeline and underground electric cable 2) Sewer pipeline, water pipeline and underground electric cable 3) Water pipeline 4) Road and water pipeline 5) Water pipeline	Nooitgedacht 434 IP, district Klerksdorp	241/2006	0.192/69
55.	139-71	Extension to waste rock dump area	Nooitgedacht 434 IP, district Klerksdorp	220/2006	0.212.71

56.	154-72	Mine railway siding and mine railway line	Witkop 438 and Nooitgedacht No 434 IP, district Klerksdorp	121/2006	0.216/71
57.	191-72	Slimes dam and water storage dam with fencing	Nooitgedacht 434 IP, Witkop 438 IP, district Klerksdorp	222/2006	0.214/71
58.	26-73	European sportsfield with fencing	on Witkop 438 IP, district Klerksdorp	234/2006	0.151/72
59.	56-73	1) Area for Bantu residential quarters 2) Area for incinerator with fencing 3) Road to bantu residential quarters	Nooitgedacht 434 IP, district Klerksdorp	219/2006	0.217/71
60.	89-75	Shaft equipment and waste rock dumps with fencing	Witkop 438 IP, district Klerksdorp	237/2006	0.245/74
61.	154-75	Sewer pipelines and water pipelines	Nooitgedacht 434 IP, district Klerksdorp	224/2006	0.68/75
62.	175-75	Uranium plant effluent disposal drain	Nooitgedacht 434 IP, district Klerksdorp	227/2006	0.223/75

63.	31-76	European recreation with fencing	Witkop 438 IP, district Klerksdorp	230/2006	0.68/76
64.	54-76	Extension to shaft equipment with fencing, compressed air and sludge pipelines	Vaalkop 439 IP and Witkop 438 IP	Re-registered number not evident	0.61/76
65.	114-76	Bantu cemetery with fencing	Nooitgedacht 434 IP, district Klerksdorp	225/2006	0.281/75
66.	118-76	Agriculture	Nooitgedacht 434 IP, district Klerksdorp	226/2006	0.282/75
67.	134-76	Underground electric cable	Witkop 438 IP, district Klerksdorp	186/2006	0.44/76
68.	210-76	Water pipelines and underground electric cables	Witkop 438 IP, district Klerksdorp	187/2006	0.377/76
69.	54-77	Mine road with fencing	Nooitgedacht 434 IP, district Klerksdorp	189/2006	0.176/71

70.	72-77	Sludge pipeline	Modderfontein 440 IP, district Klerksdorp	170/2006	0.76/77
71.	103-77	1) Mine railway and underground electric cable 2) Mine roads	Nooitgedacht 434 IP, Witkop 438 IP and Vaalkop 439 IP	249/2006	0.84/77
72.	112-77	1) Compressed air column, sludge pipe- line and underground electric cables 2) Sludge pipelines 3) Underground electric cables 4) Water pipelines 5) Compressed air column 6) Mine roads	Nooitgedacht 434 IP and Witkop 438 IP, district Klerksdorp	248/2006	0.82/77
73.	113-77	Access road, with fencing	Nooitgedacht 434 IP and Witkop 438 IP, district Klerksdorp	247/2006	0.42/75
74.	125-77	Bantu recreation ground with fencing, water pipeline	Nooitgedacht 434 IP, district Klerksdorp	Re-registered number not evident	0.79/77
75.	228-78	Extension to shaft equipment and waste rock dump	Modderfontein 440 IP, district Klerksdorp	Re-registered number not evident	0.272/78
76.	149-79	Mine police barracks for blacks with fencing	Vaalkop 439 IP, district Klerksdorp	142/2006	0.85/79

77.	311-79	Compressed air pipeline	Modderfontein 440 IP, district Klerksdorp	Re-registered number not evident	0.23/79
78.	66-80	Overhead electric powerline and pump station	Nooitgedacht 434 IP and Witkop 438 IP, district Klerksdorp	245/2006	0.60/80
79.	121-80	Mine road	Nooitgedacht 434 IP, district Klerksdorp	244/2006	0.172/80
80.	115-80	Agriculture	Nooitgedacht 434 IP, district Klerksdorp	243/2006	0.52/79
81.	31-80	Slimes dam	Modderfontein 440 IP, district Klerksdorp	166/2006	0.12/80
82.	179-80	Extension to timber yard	Goedgenoeg 433 IP, district Klerksdorp	129/2006	0.275/80
83.	4-81	Surface sewer pipeline and buried sewer pipeline	Modderfontein 440 IP, district Klerksdorp	165/2006	0.335/80

84.	218-80	Pollution control dams with fencing	Modderfontein 440 IP, district Klerksdorp	164/2006	0.184/80
85.	20-81	Mine railway, road, compressed air and sewer pipelines	Modderfontein 440 IP, district Klerksdorp	Re-registered number not evident	0.268/80
86.	49-81	Compressed air and sewer pipelines, mine roads and railway line	Modderfontein 440 IP, district Klerksdorp	163/2006	0.33/81
87.	119-81	Game reserve with fencing	Vaalkop 439 IP and Witkop 438 IP, district Klerksdorp	177/2006	0.81/81
88.	129-81	Extension to waste rock dump, sewage disposal works and rifle range all with fencing	Modderfontein 440 IP, district Klerksdorp	162/2006	0.91/81A
89.	133-81	Surface compressed air pipeline and buried water pipeline	Modderfontein 440 IP, district Klerksdorp	[2070/2005]	0.9/81
90.	173-81	1) Extension to residential quarters for Blacks with fencing 2) Extension to shaft equipment area with fencing 3) Mine roads	Nooitgedacht 434 IP, district Klerksdorp	250/2006	0.284/80

91.	174-81	Drains, water, compressed air and sludge pipelines, underground electric cables and extension to slimes dam	Modderfontein 440 IP, district Klerksdorp	161/2006	0.136/81
92.	34-82	Visiting centre for wives of black mine employees with fencing	Witkop 438 IP, district Klerksdorp	229/2006	0.27/82
93.	74-82	Recreation grounds for blacks with fencing	Nooitgedacht 434 IP, district Klerksdorp	190/2006	0.75/82
94.	84-82	Water pipeline and drain	Modderfontein 440 IP, district Klerksdorp	160/2006	0.78/82
95.	2-83	Extension to waste rock dump with fencing	Witkop 438 IP, district Klerksdorp	228/2006	0.128/82
96.	9-84	Hostel for contractor's Black employees with fencing	Vaalkop 439 IP, district Klerksdorp	146/2006	0.112/83
97.	52-84	Geophone site with fencing	Doornkom Oost 447	Re-registered number not evident	0.65/84

98.	61-84	Gold recovery plant with fencing	Pretoriuskraal 53, district Viljoenskroon	424/2006	0.50/84
99.	35-85	1) Extension to shaft equipment with fencing 2) Extension to waste rock dump	Vaalkop 439 IP, district Klerksdorp	147/2006	0.8/85
100.	41-85	Extensions to shaft equipment areas and store yard with fencing, water compressed air and sludge pipelines, railway and overhead telephone lines, bridge, roads and buried electric cables	Vaalkop 439 IP, district Klerksdorp	Re-registered number not evident	0.30/84
101.	6-86	Timber-storage yard with fencing	Vaalkop 439 IP, district Klerksdorp	149/2006	0.197/85
102.	75-86	1) Extension to residue dam 2) Extension to recreation grounds for blacks with fencing	Vaalkop 439 IP and Modderfontein 440 IP, district Klerksdorp	Re-registered number not evident	0.115/85
103.	79-86	Rifle range with fencing	Nooitgedacht 434 IP, district Klerksdorp	192/2006	0.141.85

104.	115-86	1) Mine security administration 2) Regional head offices with fencing	Vaalkop 439 IP, district Klerksdorp	150/2006	0.151/85
105.	9-87	Industrial Stand No. 1/86 for explosives factory and purposes incidental thereto	Modderfontein 440 IP, district Klerksdorp	205/2006	S.13/85
106.	106-87	Slimes dam with fencing	Witkop 438 IP, Vaalkop 439 IP and Nooitgedacht 434 IP, district Klerksdorp	188/2006	0.137/86
107.	77-88	Extension to rifle range with fencing	Nooitgedacht 434 IP, district Klerksdorp	191/2006	0.1/88
108.	109-89	Mine road, water pipelines, slimes pipe columns, underground electric cables and back-fill pacuka with fencing	Modderfontein 440 IP, district Klerksdorp	182/2006	0.61/89
109.	C25-57	Reduction plant with fencing	Modderfontein [45] and Vaalkop 439 IP, district Klerksdorp	Re-registered number not evident	335

110.	36-70	1) Extension to shaft equipment area with fencing 2) Extension to uranium plant with fencing 3) Effluent dam with fencing	Nooitgedacht 434 IP, district Klerksdorp	Re-registered number not evident	0.61/69
111.	C41-59	Extension to reduction plant with fencing	Nooitgedacht 434 IP, district Klerksdorp	210/2006	439
112.	37-70	Mine railway, mine roads and water pipelines	Nooitgedacht 434 and Witkop No 438 IP, district Klerksdorp	Re-registered number not evident	0.72/69
113.	40-75	Compressed air column, water supply pipeline and U/G electric cable	Nooitgedacht 434 IP, district Klerksdorp	223/2006	0.39/75
114.	129-77	Water pipelines, underground electric cables, sewer pipelines, compressed air pipelines	Nooitgedacht 434 IP, district Klerksdorp	Re-registered number not evident	0.93/77
115.	28-78	Water pipeline	Witkop No. 438 IP and Nooitgedacht 434 IP, district Klerksdorp	246/2006	0.351/77
116.	C39-67	1) Mine road 30' wide. 2) Extension to shaft equipment area with fencing	Modderfontein 440 IP, district Klerksdorp	184/2006	908

Annexure AA	WW Mining Business Purchase Price

Description of the Sale Assets (WW)	Allocation (with all items scaled (upwards or downwards) proportionally such that 1, 2, 3, 4, 5 and 6 aggregate to an amount equal to the Remaining Purchase Price (WW))
1. Deposits and prepayments	[●] (being the face value as at Closing Date)
2. Debtors	[●] (being the face value as at Closing Date)
3. Stores and consumables, critical spares, gold in lock up and gold in process	[●] (being the fair value as at Closing Date)
4. Contracts	R1.00
Thereafter, an amount equal to the Purchase Price (WW) less the amounts allocated under 1, 2, 3 and 4 above (the "Net Purchase Price (WW)") will be allocated as follows (for the avoidance of doubt, the WW Deferred Consideration will only be apportioned to Mining Property and Capital Assets):

5. Mining property:
5.1 Mining Rights	[●] (being an amount equal to 20% of the Net Purchase Price (WW) less any amount allocated to 5.4 and 5.6 below)
5.2 Mining Information	R1.00
5.3 Prospecting Information	R1.00
5.4 Immovable Property/ies	[●] (being the fair value as at Closing Date)
5.5 Transferable permits	R1.00
5.6 all other mining property of the same nature as those included in items 5.1 to 5.5 above relating to the Sale Assets (WW) which are delivered to the Purchaser	[●] (being the face value as at Closing Date)
scaled (upwards or downwards) proportionally such that 6.1 aggregate to an amount equal to the Net Purchase Price (WW) less the amounts allocated under 5
6. Capital assets:
6.1 Capital expenditure as contemplated in section 36(11) of the Income Tax Act No. 58 of 1962
[●]
(being the effective value as at Closing Date). In the event that the parties need to calculate their Tax following the Closing Date but before the DG Valuation has been received, the Parties will determine the effective value to be 80% of the Net Purchase Price (WW). The Parties acknowledge that this value will be updated to accord with the decision of the Independent Valuer.

Annexure BB	VR Remaining Business Purchase Price

Description of the Sale Assets (VR)	Allocation (with all items scaled (upwards or downwards) proportionally such that 1, 2, 3, 4, 5 and 6 aggregate to an amount equal to the Remaining Purchase Price (VR))
1. Deposits and prepayments	[●] (being the face value as at Closing Date)
2. Debtors	[●] (being the face value as at Closing Date)
3. Stores and consumables, critical spares, gold in lock up and gold in process	[●] (being the fair value as at Closing Date)
4. Contracts	R1.00
Thereafter, an amount equal to the Purchase Price (VR) less the amounts allocated under 1, 2, 3 and 4 above (the "Net Purchase Price (VR)") will be allocated as follows:
5. Mining property:
5.1 Mining Information	R1.00
5.2 Prospecting Information	R1.00
5.3 Immovable Property/ies	[●] (being the fair value as at Closing Date)
5.4 Transferable permits	R1.00
5.5 all other mining property of the same nature as those included in items 5.1 to 5.4 above relating to the Sale Assets (VR) which are delivered to the Purchaser	[●] (being the face value as at Closing Date)
scaled (upwards or downwards) proportionally such that 6.1 aggregate to an amount equal to the Net Purchase Price (VR) less the amounts allocated under 5
6. Capital assets:
6.1 Capital expenditure as contemplated in section 36(11) of the Income Tax Act No. 58 of 1962
[●]
(being the effective value as at Closing Date). In the event that the parties need to calculate their Tax following the Closing Date but before the DG Valuation has been received, the Parties will determine the effective value to be 100% of the Net Purchase Price (VR). The Parties acknowledge that this value will be updated to accord with the decision of the Independent Valuer.

Annexure CC	Template Share Transfer Form

Annexure DD	Template Director Resignation Letter

[—] (Registration No. [—])
(the "Company")
[—]

And to: The Commissioner
The Companies and Intellectual Property Commission of South Africa

Dear Sirs
LETTER OF RESIGNATION
I, the undersigned, [—] (Identity No./Passport No. [—]) hereby for the purposes of section 70(1)(b)(i) of the Companies Act, No. 71 of 2008 (as amended), resign as a [director/alternate director] of the Company with effect from the later of:

1.
the Closing Date (as defined in the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited, Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limited on or about [—]); and

2.	the appointment of any one of [—], [—] or [—] to the board of directors of the Company.
I hereby acknowledge that I have no claim for compensation for loss of office as director or for unfair or wrongful dismissal or redundancy or any other claim whatsoever against the Company, its servants, directors, officers, agents or employees, and to the extent any claims or rights of recourse exist, I hereby waive all such claims and rights of recourse. I acknowledge that there is no outstanding agreement or arrangement under which the Company has or could have any obligations to me.

Yours faithfully

Signature:____________________
Name: [•]
Date: [•]

Annexure EE	Template trustee resignation letter
[—] trust (Master's IT No. [—])
(the "Trust")
[—]

Dear Sirs
LETTER OF RESIGNATION
I, the undersigned, [—] (Identity No. [—]/Passport No. [—]) hereby resign as a trustee of the Trust with effect from the date on which the new letters of authority in respect of the Trust are to be issued in accordance with the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited, Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limited on or about [—]).
I hereby acknowledge that I have no claim for compensation for loss of office as trustee or any other claim whatsoever against the Trust, its servants, trustees, officers, agents or employees, and to the extent any claims or rights of recourse exist, I hereby waive all such claims and rights of recourse. I acknowledge that there is no outstanding agreement or arrangement under which the Trust has or could have any obligations to me.

Yours faithfully

Signature:____________________
Name: [•]
Date: [•]

Annexure FF	Template Board of Directors Resolution

[—] PROPRIETARY LIMITED
(Registration No. [—])
(the "Company")
_____________________________________________________________________________________
UNANIMOUS ROUND ROBIN RESOLUTIONS PASSED BY THE DIRECTORS OF THE COMPANY
______________________________________________________________________________________
CONSENT TO WAIVE NOTICE OF THE MEETING
All of the directors of the Company hereby consent to the resolutions being passed in terms of section 74 of the Companies Act No. 71 of 2008 (as amended) (the “Companies Act”) as well as the Company’s Memorandum of Incorporation (as defined in the Companies Act), and acknowledge having received notice of the matter to be decided in terms of these resolutions and, accordingly, to the extent required, waive the requirement to be given notice of the meeting.
WHEREAS:

1.
AngloGold Ashanti Limited (Registration No. 1944/017354/06) ("AngloGold") and [—] (the "Purchaser") have entered into an agreement in terms of which, inter alia, AngloGold has agreed to: (i) sell and transfer 100% (one hundred percent) of the issued shares of the Company (the "Sale Shares")[; and (b) sell, cede and transfer 100% (one hundred percent) of its claims on loan account against the Company (the "Sale Claims"),] to the Purchaser, on the terms and conditions contained therein (the "Agreement).

2.
[—], [—] and [—] shall resign as directors of the Company with effect from the later of: (a) the Closing Date (as defined in the Agreement); and (b) any one of [—], [—] or [—] being appointed as a director of the Company.

3.
The Company notes the appointment of [—], [—] and [—] as directors of the Company by the sole shareholder of the Company, with effect from the Closing Date (as defined in the Agreement). In this regard, the board of directors of the Company (the "Board") have received written letters of consent to serve as a director from each of [—], [—] and [—], as well as a written resolution signed by the sole shareholder of the Company electing [—], [—] and [—] for appointment as directors of the Company.

4.	An execution version of the Agreement has been circulated to the Board together with this round robin resolution and have been considered by the Board.
ACCORDINGLY THEREFORE THE BOARD UNANIMOUSLY RESOLVES:

1.	RESOLUTION NUMBER 1 – SALE OF [—] SALE EQUITY

RESOLVED THAT:

(i)
The sale, registration and transfer by AngloGold of the Sale Shares [and the sale and cession of the Sale Claims] to the Purchaser pursuant to the terms and conditions of the Agreement be and is hereby unconditionally approved and noted;

(ii)
the Purchaser’s name be duly entered in the Company’s securities register as the registered owner of the Sale Shares pursuant to the sale and transfer of the Sale Shares to it in terms of the Agreement;

(iii)	the existing share certificate/s which reflect AngloGold as the registered owner of the Sale Shares be cancelled;

(iv)	a new share certificate be issued to the Purchaser in respect of the Sale Shares pursuant to the implementation of the Agreement; and

(v)	any two directors of the Company (acting together) or the company secretary be and are hereby authorised to sign the share certificate referred to in resolution 1(iv) above.

2.	RESOLUTION NUMBER 2 – RESIGNATION OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of [—] as a director of the Company, with effect from the later of: (a) the Closing Date (as defined in the Agreement); and (b) any one of [—], [—] or [—] being appointed as a director of the Company, is noted and accepted.

3.	RESOLUTION NUMBER 3 – RESIGNATION OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of [—] as a director of the Company, with effect from the later of: (a) the Closing Date (as defined in the Agreement); and (b) any one of [—], [—] or [—] being appointed as a director of the Company, is noted and accepted.

4.	RESOLUTION NUMBER 4 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby noted and approved (if applicable).

5.	RESOLUTION NUMBER 5 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby noted and approved (if applicable).

6.	RESOLUTION NUMBER 6 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby noted and approved (if applicable).

7.	RESOLUTION NUMBER 7 – GENERAL AUTHORISATION AND RATIFICATION
RESOLVED THAT:

(i)
any 1 (one) director of the Company be and is hereby directed, authorised and empowered for and on behalf of the Company to sign and to do all such things and take all such things and take all such actions as may be necessary and/or required to give effect to and implement the resolutions above (including, but not limited to, any letters, addenda, documents, resolutions and company secretarial forms); and

(ii)
to the extent that anything referred to in the resolutions above has been done prior to the date of this resolution then the relevant such action (and the relevant director’s conduct in this regard) is hereby unconditionally and irrevocably ratified and approved.

These resolutions may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same resolution as at the date of signature of the director last signing one of the counterparts.

Director Name: [•] Date: [•]

Director Name: [•] Date: [•]

Annexure GG	Template Shareholder Resolution
[—] PROPRIETARY LIMITED
(Registration No. [—])
(the "Company")

RESOLUTIONS BY THE SOLE SHAREHOLDER OF THE COMPANY

IT IS NOTED THAT the Company has only one shareholder and, accordingly, the sole shareholder of the Company is entitled, pursuant to section 57(2) of the Companies Act No. 71 of 2008 as amended ("Companies Act") and the Company’s Memorandum of Incorporation (as defined in the Companies Act), to exercise the rights contained in this resolution without notice or compliance with any other internal formalities of the Companies Act.

IT IS FURTHER NOTED THAT the sole shareholder of the Company wishes to appoint [—], [—] and [—] as directors of the Company.

RESOLVED THAT:-

1.	ORDINARY RESOLUTION 1
[—] be and is hereby appointed as a director of the Company, with effect from the Closing Date (as defined in the agreement entered into between AngloGold Ashanti Limited, [—] and [•] on or about [—] (the "Agreement")).

2.	ORDINARY RESOLUTION 2
[—] be and is hereby appointed as a director of the Company, with effect from the Closing Date (as defined in the Agreement).

3.	ORDINARY RESOLUTION 3
[—] be and is hereby appointed as a director of the Company, with effect from the Closing Date (as defined in the Agreement).

4.	ORDINARY RESOLUTION 4
Any director, or any other person authorised by the board of directors, be and is hereby directed, authorised to take all such actions and steps and sign all such documents as he or she consider are necessary to implement the resolutions set out herein or incidental to give effect to the resolutions passed, and insofar as such signature or action occurred before the adoption of this resolution, such signature or action is hereby ratified and approved.

____________________________________
VOTED IN FAVOUR OF ADOPTING EACH OF
THE ABOVE RESOLUTIONS FOR AND ON
BEHALF OF ANGLOGOLD ASHANTI LIMITED
Date: [•]

Annexure HH	Template Trustee Resolution
[—] TRUST
(Master's IT No. [—])
(the "TRUST")
_____________________________________________________________________________________
UNANIMOUS RESOLUTIONS OF THE TRUSTEES OF THE TRUST
______________________________________________________________________________________
WHEREAS:

1.
[—], [—] and [—] wish to resign as trustees of the Trust with effect from the date on which the new letters of authority in respect of the Trust are to be issued in accordance with the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited, Harmony Moab Khotsong Operations Proprietary Limited and Golden Core Trade and Invest Proprietary Limted on or about [—] (the "Agreement").

2.	The Trust wishes to appoint [—] and [—] as trustees of the Trust with effect from the Closing Date (as defined in the Agreement).
ACCORDINGLY THEREFORE THE TRUSTEES UNANIMOUSLY RESOLVE AS FOLLOWS:

3.	RESOLUTION NUMBER 1 – RESIGNATION OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the resignation of [—] as a trustee of the Trust, with effect from the date on which the new letters of authority in respect of the Trust are to be issued in accordance with the Agreement, is noted and accepted.

4.	RESOLUTION NUMBER 2 – RESIGNATION OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the resignation of [—] as a trustee of the Trust, with effect from date on which the new letters of authority in respect of the Trust are to be issued in accordance with the Agreement , is noted and accepted.

5.	RESOLUTION NUMBER 3 – APPOINTMENT OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the appointment of [—] as a trustee of the Trust, effective as at the date on which the new letters of authority in respect of the Trust are to be issued in accordance with the Agreement, be and is hereby approved.

6.	RESOLUTION NUMBER 4 – APPOINTMENT OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the appointment of [—] as a trustee of the Trust, effective as at the date on which the new letters of authority in respect of the Trust are to be issued in accordance with the Agreement, be and is hereby approved.

7.	RESOLUTION NUMBER 5 – GENERAL AUTHORISATION AND RATIFICATION
RESOLVED THAT:

(i)
any 1 (one) trustee of the Trust be and is hereby directed, authorised and empowered for and on behalf of the Trust to sign and to do all such things and take all such things and take all such actions as may be necessary and/or required to give effect to and implement the resolutions above (including, but not limited to, any letters, addenda, documents, resolutions and company secretarial forms); and

(i)
to the extent that anything referred to in the resolutions above has been done prior to the date of this resolution then the relevant such action (and the relevant trustee's conduct in this regard) is hereby unconditionally and irrevocably ratified and approved.

These resolutions may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same resolution as at the date of signature of the trustee last signing one of the counterparts.

Trustee Name: [•] Date: [•]

Trustee Name: [•] Date: [•]

Trustee Name: [•] Date: [•]

Annexure II	Remaining Employees (VR)
The list of the Remaining Employees (VR) are uploaded under folder 1.3.3.2.11.0.1 of the Data Room.

Annexure JJ	Remaining Employees (WW)
The list of the Remaining Employees (WW) are uploaded under folder 1.2.3.2.11.0.1 of the Data Room.

Annexure KK	Index of Data Room Document